Exhibit 10.16

SUTOM, N. V.

                                                                              Landlord

TO

Newmark & Company Real Estate, Inc.

                                                                          Tenant

L E A S E

100 EAST 42ND STREET

NEW YORK, NEW YORK

As of May 6, 1994

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INDEX

(continued)

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INDEX

(continued)

EXHIBITS

Exhibit A	-	Description of Property

Exhibit B	-	Floor Plan(s)

Exhibit C	-	Rules and Regulations

Exhibit D	-	Definitions

Exhibit E	-	Cleaning Specifications

Exhibit F	-	Landlord’s Work Schedule

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LEASE, dated as of May 6, 1994, between SUTOM, N. V., a Netherlands-Antilles Corporation having an office c/o The Pyne Companies Ltd., 555 Madison Avenue, New York, New York 10022 (hereinafter called “Landlord”) and NEWMARK & COMPANY REAL ESTATE, INC. having an office at 477 Madison Avenue New York, New York 10022-5802 (hereinafter called “Tenant”).

ARTICLE 1

Demise, Premises, Term, Rents

1.01 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the premises hereinafter described, in the building known by the street address 100 East 42nd Street, located on the land described in Exhibit A annexed hereto (the “Land”) in the Borough of Manhattan, City and State of New York (the “Building”), on and subject to the conditions (including limitations, restrictions and reservations) and covenants hereinafter provided.

1.02 The premises hereby leased to Tenant are 40,778 square feet comprising the entire rentable area of the 11th & 12th floors of the Building, (the “Demised Premises”), as shown on the floor plan(s) annexed hereto as Exhibit B commencing on the date (the “Commencement Date”) that is the later of (i) the date of substantial completion of Landlord’s work, as defined and described in Section 3.03 or (ii) July 1, 1994 and shall end at noon on the last day of the calendar month in which the day which is 11 years and 6 months after the Commencement Date occurs.

1.03 Landlord shall give Tenant not less than ten days written notice of the Commencement Date.

1.04 The “rents” reserved under this lease, for the term thereof, shall be and consist of:

(a) “annual fixed rent” of $ 1,019,450 for the period commencing on the day that is 16 months after the Commencement Date (the “Rent Commencement Date”) and ending on the last day of the month in which the fifth anniversary of the Rent Commencement Date occurs and $1,101,006 for the balance of the term of this lease; provided, however, that (i) if Tenant shall have been discharged as managing agent of the Building without cause (as determined pursuant to the management agreement of even date herewith between Landlord and Tenant) or if Landlord shall retain an entity other than Tenant as the exclusive leasing agent for the Building on or prior to the second anniversary of the Rent Commencement Date, the annual fixed rent for the balance of the period ending on the fifth anniversary of the Rent Commencement Date shall be reduced by the sum of $81,556 and the annual fixed rent for the balance of the stated term of the lease shall be $1,019,450; and (ii) if such retention of another entity as exclusive leasing agent for the Building or discharge shall occur (x) with cause prior to the second anniversary of the Rent Commencement Date and without regard to the entity acting as exclusive leasing agent or (y) with or without cause thereafter, then the annual fixed rent shall be $1,019,450 during the last five years of the term of this lease or such portion thereof as shall remain after such discharge or retention, as the case may be.

(b) “additional rent” consisting of all such other sums of money as shall become due from and payable by Tenant to Landlord hereunder (for default in payment of which Landlord shall have the same remedies as for a default in payment of fixed rent), and shall be payable on demand, unless other payment dates are hereinafter provided.

1.05 Tenant agrees to pay the annual fixed rent and additional rent in lawful money of the United States of America. The fixed rent shall be paid in equal monthly installments in advance on the first day of each calendar month during the term of this lease commencing on the Rent Commencement Date, at the office of Landlord set forth above, or such other place as Landlord may designate, without any setoff or deduction whatsoever except as otherwise provided in this lease. If the Rent Commencement Date shall be other than the first day of a calendar month, the annual fixed rent shall be prorated for the month in which the Rent Commencement Date occurs and such prorated amount shall be payable on the first day of the first full calendar month thereafter.

1.06 The first month’s installment of fixed rent due under this lease shall be paid to Landlord by Tenant upon the execution of this lease.

ARTICLE 2

Use

2.01 Tenant shall use and occupy the Demised Premises for executive, administrative, sales (other than at retail) and/or general offices, and for no other purpose.

2.02 Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or any portion thereof, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy in effect for the Building on the date hereof.

2.03 Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or any portion thereof, as a commercial bank, trust company, savings bank, or savings and loan institution.

ARTICLE 3

Preparation Of The Demised Premises

3.01 Tenant has examined the Demised Premises and agrees to accept the same in their condition and state of repair existing as of the date hereof subject to latent defects and normal wear and tear, and agrees that Landlord shall not be required to perform any work to prepare the Demised Premises for Tenant’s occupancy, except as provided in Section 3.03.

3.02 Notwithstanding the provisions of Section 3.01 of this Lease to the contrary, Landlord shall pay on behalf of or reimburse Tenant for all costs incurred in preparing the Demised Premises for Tenant’s occupancy not exceeding $1,631,120. Tenant shall present to Landlord, not more often than monthly, a copy of all of the expenses incurred by Tenant, together with copies of bills therefor and receipted statements or other evidence of payment thereof reasonably satisfactory to Landlord if Tenant requests reimbursement, and Landlord shall, within ten days of the presentation of such bills together with proof of payment thereof, if Tenant requests reimbursement, pay on behalf of Tenant or reimburse Tenant for all such costs and expenses, subject to the limitation set forth in this Section 3.02. Tenant shall not be entitled to any payment or reimbursement for the cost of any furniture or furnishings.

3.03 Notwithstanding the provisions of Section 3.01, Landlord, at its expense, shall also perform the work on Exhibit F (“Landlord’s work”) prior to the Commencement Date. Tenant shall be provided access to the Demised Premises for the performance of Tenant’s work during the performance of Landlord’s work provided Tenant does not hinder or delay the performance of Landlord’s work.

ARTICLE 4

Adjustments Of Rent

4.01 Tax Escalation. For the purposes of this Article 4:

(a) “Taxes” shall mean the real estate taxes and assessments and special assessments imposed upon the Building and the Land, together with taxes assessed against Landlord in lieu of Taxes in the form of (i) a tax, assessment, levy, imposition or charge wholly or partially assessed against Landlord as a capital levy or otherwise on the rents received from the Building, or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Demised Premises and imposed upon Landlord, or (iii) a license fee measured by the rents payable by Tenant to Landlord. All such taxes, assessments, levies, impositions or charges, or the part thereof so measured or based, shall be deemed to be included within the term “Taxes” for the purposes hereof.

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(b) “Tax Base” shall mean Taxes which would be paid by Landlord for the calendar year 1994, assuming the respective tax rate in effect for the period January 1, 1994 to June 30, 1994 and for the period July 1, 1994 to December 31, 1994 and an assessed value of $34,878,000 for the Land and Building.

(c) “Tax Year” shall mean the fiscal year for which Taxes are levied by the governmental authority during the term hereof.

(d) “Tenant’s Proportionate Share” shall mean for purposes of Sections 4.01 through 4.04 of this lease and all calculations in connection therewith seven and sixty-eight one hundredths (7.68%) percent.

(e) “Tenant’s Projected Share of Taxes” shall mean the Tax Payment (as hereinafter defined) to be made by Tenant for the then current Tax Year divided by twelve (12) and payable monthly by Tenant to Landlord as additional rent.

4.02 If the Taxes for any Tax Year shall be more than the Tax Base, Tenant shall pay, as additional rent for such Tax Year, an amount equal to Tenant’s Proportionate Share of the amount by which the Taxes for such Tax Year are greater than the Tax Base (the amount payable by Tenant is herein called the “Tax Payment”). The Tax Payment shall be prorated, if necessary, to correspond with that portion of a Tax Year occurring within the term of this lease. The Tax Payment shall be payable by Tenant within twenty (20) days after receipt of a demand from Landlord therefor, but not sooner than thirty (30) days prior to the date Taxes are due and payable to the appropriate governmental authority. Such demand from Landlord shall include a copy of the relevant tax bill.

4.03 No decrease in Taxes shall result in any reduction of the annual fixed rent herein specified.

4.04 Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Land and/or Building. Landlord shall, after deducting its actual expenses, including without limitation, reasonable attorneys’ fees and disbursements in connection therewith, credit Tenant’s Proportionate Share of any rebate of Taxes against the next Tax Payment(s) due from Tenant, and refund any remaining excess at the expiration of the term hereof.

4. 05 Expense Escalation. For the purposes of this Article 4:

(a) “Operating Expenses” shall mean any or all expenses incurred by Landlord in connection with the operation of the Building, including: (i) salaries, wages, medical, surgical and general welfare benefits, (including group life insurance) pension payments and other fringe benefits of employees of Landlord engaged in the operation and maintenance of the Building; (ii) payroll taxes, worker’s compensation, uniforms and dry cleaning for the employees referred to in subdivision (i); (iii) the cost of all charges for steam, heat, ventilation, air conditioning and water (including sewer rental and taxes) furnished to the Building and/or used in the operation of all of the service facilities of the Building and the cost of all charges for electricity furnished to the public and service facilities of the Building including any taxes on any of such utilities, less actual costs for utilities whether or not directly metered to but payable, other than as a part of Operating Expenses, by any tenant; (iv) the cost of all charges for rent, hazard, casualty, war risk insurance (if obtainable from the United States government) and liability insurance for the Building carried by Landlord; (v) the cost of all building and cleaning supplies for the common areas of the building and charges for telephone for the Building; (vi) the cost of all charges for the management of the Building (if there is no managing agent for the Building, a sum in lieu thereof which is not in excess of the then prevailing rates for managing agents of other first class office buildings in Manhattan); (vii) the cost of all charges for

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window cleaning and service contracts with independent contractors for the common areas of the Building; (viii) the cost of compliance by Landlord with any federal, state, municipal or local ordinances hereafter enacted which affect the Land and/or the Building; (ix) the cost relating to the maintenance and operation of the elevators in the Building; (x) the cost relating to protection and security; (xi) the cost relating to lobby decorations and interior and exterior landscape maintenance; (xii) repairs, replacements and improvements which are appropriate for the continued operation of the Building; (xiii) painting of non-tenanted areas; (xiv) professional and consulting fees; and (xv) association fees or dues. Notwithstanding the foregoing. Operating Expenses shall not include (xv) the cost of painting and decoration for any tenant’s space or any leaseable space; (xvi) administrative wages and salaries, including executive compensation; (xvii) renting commissions; (xviii) franchise taxes or income taxes of Landlord; (xix) Taxes; (xx) the cost of providing overtime heat and air-conditioning to tenants of the Building to the extent that the same are not provided to all tenants or are payable by the tenants for whom such services are provided; (xxi) the cost of any work or service provided to any tenant of the Building that is not provided to Tenant; (xxii) debt service and amortization on mortgages; (xxiii) rent paid under superior leases; (xxiv) any expense to the extent Landlord is compensated or reimbursed through the proceeds of insurance or is otherwise compensated or reimbursed by any tenant (including Tenant) of the Building; (xxv) depreciation; (xxvi) transfer, gains, inheritance, estate, gift, franchise or income taxes imposed upon Landlord; (xxvii) financing and refinancing costs, including legal fees; (xxviii) costs and expenses incurred by Landlord in connection with the sale or the rental of the Land or the Building, or in connection with the purchase or sale of any “air” or “development” rights; (xxix) the cost of investment grade art; (xxx) the cost of electrical energy furnished directly to Tenant and other tenants of the Building and to any other leasable space in the Building; (xxxi) the cost of installations and decorations and all other costs and expenses incurred in connection with preparing or renovating space for a tenant and all contributions foe tenant improvement work; (xxxii) costs incurred to remove, encapsulate or otherwise abate asbestos, asbestos-containing materials or other hazardous materials in the Building; (xxxiii) capital expenses; (xxxiv) legal fees incurred in connection with any negotiations of, or disputes arising out of, any space lease in the Building, or for obtaining approvals from or otherwise dealing or negotiating with mortgagees or lessors or providing reports and information thereto or therefor; (xxxv) lease takeover costs incurred by Landlord in connection with entering into leases in the Building and costs incurred by Landlord to relocate tenants in the Building in order to consummate a specific lease or accomodate a specific tenant’s request; (xxxvi) costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Act or similar law; (xxxvii) the cost of any work or services performed or other expenses incurred in connection with the installation, operation and maintenance of a specialty facility at the Building such as an observatory, athletic or recreational club, broadcasting facility, child care or similar facility or luncheon club, cafeteria or dining facility; (xxxviii) any compensation paid to clerks, attendants or other persons in commercial concessions owned or operated by Landlord or its affiliates in the Building; (xxxix) costs, if any, incurred by Landlord for the benefit of retail tenants or any other similar group of tenants or any single tenant in the Building; (xl) governmental fines and penalties; (xli) the cost of maintaining, organizing or reorganizing the entity that is Landlord; (xlii) the cost of complying with any violation of any legal or insurance requirement existing on the date hereof. (xliii) the cost of rentals of capital equipment; (xliv) the cost of improvements made or equipment acquired by Landlord with respect to the maintenance and/or operation of the Land and/or Building, which, under generally accepted accounting principles would be amortized; (xlv) any utility services rendered to retail tenants in excess of those rendered to non-retail tenants of the Building.

(b) “Operational Year” shall mean each calendar year during the term hereof.

(c) “Operating Expense Base” shall mean the Operating Expenses for the calendar year 1994, adjusted to reflect the Operating Expenses that would have been incurred were the Building not less than 95% occupied.

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(d) “Tenant’s Projected Share of Operating Expenses” shall mean Tenant’s Operating Expense Payment, if any, for the then current Operational Year divided by twelve (12) and payable monthly by Tenant to Landlord as additional rent.

(e) “Tenant’s Proportionate Share” shall mean for the purposes of this lease and all calculations in connection with taxes of seven and sixty eight one hundredths (7. 68%) percent.

4.06 Within ninety (90) days after the expiration of each Operational Year, Landlord shall furnish Tenant a statement setting forth the aggregate amount of the Operating Expenses for such Operational Year. The statement furnished under this Section 4.06 is hereinafter called an “Operating Statement”.

4.07 If the Operating Expenses for any Operational Year after 1994, shall be more than the Operating Expense Base, Tenant shall pay, as additional rent for such Operational Year, an amount equal to Tenant’s Proportionate Share of the amount by which the Operating Expenses for such Operational Year are greater than the Operating Expense Base (an “Operating Expense Payment”) within thirty (30) days after receipt of the Operating Statement.

4.08 Commencing with the first Operational Year after Landlord shall be entitled to receive an Operating Expense Payment and annually thereafter, during the term of the lease, Tenant shall pay to Landlord, as additional rent for the then Operational Year, Tenant’s projected share of Operating Expenses for such Operational Year, in equal monthly installments on the first day of each month. If the Operating Statement furnished by Landlord to Tenant at the end of an Operational Year shall indicate that the payments made by Tenant for such Operational Year exceeded the Operating Expense Payment for such Operational Year, Landlord shall credit Tenant the amount of such excess against the next annual fixed rent and additional rent due hereunder and refund any remaining excess at the expiration of the term; if such Operating Statement furnished by Landlord to Tenant hereunder shall indicate that the Operating Expense Payment exceeded Tenant’s Projected Share of Operating Expenses, Tenant shall forthwith pay the amount of such excess to Landlord.

4.09 Every Operating Statement given by Landlord pursuant to Section 4.08 shall be conclusive and binding upon Tenant unless within 180 days after the receipt of such Operating Statement Tenant shall notify Landlord that it disputes the correctness of the Operating Statement, specifying the particular respects in which the Operating Statement is claimed to be incorrect. Notwithstanding such dispute, Tenant shall, within thirty (30) days after receipt of such Operating Statement, pay additional rent, if due, in accordance with the Operating Statement and such payment shall be without prejudice to Tenant’s position. If the dispute shall be determined in Tenant’s favor, Landlord shall credit Tenant the amount of any excess against the next payment(s) of annual fixed rent or additional rent due hereunder. Tenant shall have the right to audit Landlord’s books and records in connection with any such dispute.

4.10 Landlord’s failure during the lease term to prepare and deliver any of the tax bills, statements or notices set forth in this Article, or Landlord’s failure to make a demand for payment therefor, or Landlord’s preparation and delivery of any incorrect tax bills, statements or notices, shall not in any way cause Landlord to forfeit or surrender its rights to collect any of the foregoing items of additional rent which may have or are to become due during the term of this lease provided demand shall be made for such additional rent within three years after the applicable Tax Year or Operational Year, as the case may be.

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ARTICLE 5

Subordination, Notice To Lessors And Mortgagees

5.01 Provided Tenant and any mortgagee and superior lessor shall enter into a non-disturbance and attornment agreement in form reasonably satisfactory to each party, this lease, and all rights of Tenant hereunder, are and shall be subject and subordinate in all respects to all ground leases, overriding leases and underlying leases of the Land and/ or the Building now or hereafter existing and to all mortgages which may now or hereafter affect the Land and/or the Building, and to all renewals, modifications, replacements and extensions of such leases and such mortgages and spreaders and consolidations of such mortgages. In confirmation of such subordination, Tenant shall promptly execute and deliver any instrument that Landlord, the lessor of any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination.

5.02 If any party shall succeed to the rights of Landlord under this lease, whether through possession or foreclosure action or delivery of a new lease or deed, then Tenant shall attorn to and recognize such successor landlord as Tenant’s landlord under this lease. Such successor party, as landlord, shall not:

(a) be liable for any previous act or omission of Landlord under this lease, except as to any continuing act or ommission, in which event the successor shall only be liable to the extent such act or omission existed during its period as successor Landlord hereunder; provided Tenant shall have given any notice required by any non-disturbance and attornment agreement among Landlord, Tenant and such mortgagee or superior lessor;

(b) be subject to any offset, not expressly provided for in this lease, which shall have theretofore accrued to Tenant against Landlord, except as to any continuing act or ommission, in which event the successor shall only be liable to the extent such act or omission existed during its period as successor Landlord hereunder; provided Tenant shall have given any notice required by any non-disturbance and attornment agreement among Landlord, Tenant and such mortgagee or superior lessor; or

(c) be bound by any previous modification of this lease, not expressly provided for in this lease, or any previous prepayment of more than one (1) month’s fixed rent.

ARTICLE 6

Quiet Enjoyment

6.01 So long as Tenant pays all of the fixed rent and additional rent due hereunder and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises subject, nevertheless, to the obligations of this lease and, as provided in Article 5, to the superior leases and the superior mortgages, if any.

ARTICLE 7

Assignment And Subletting

7.01 Tenant shall have the right, during the term of this Lease, to assign its interest in this Lease or sublet all or any part of the Demised Premises, provided Tenant shall give written notice thereof to Landlord, which notice shall be accompanied by an original fully executed copy of the proposed assignment or sublease, the effective date for commencement of which shall be not less than 30 days after the giving of such notice. Such notice shall state the identity of the proposed assignee or subtenant, the nature of its business, and shall be accompanied by reasonable current financial information with respect to the proposed assignee or subtenant as shall have been provided to Tenant and which shall be reasonably satisfactory to Landlord for the purposes

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of determining the credit worthiness of the proposed assignee or subtenant. Landlord shall have 30 days within which to approve the terms, covenants and conditions of such assignment or subletting from the date Tenant gives notice of its intent, which prior written approval shall not be unreasonably withheld or delayed. No approval under this paragraph 7.01 or profit sharing under paragraph 7.02 shall be required if such assignment or subletting is (i) to an entity (x) controlled by (y) under common control with or (z) which controls Tenant, for so long as such control exists or (ii) by reason of a merger, consolidation or other reorganization of Tenant.

7.02 If Landlord shall approve the proposed assignee or subtenant, Landlord and Tenant shall enter into an agreement pursuant to which the proceeds of such assignment or subletting, net of the fixed rent and additional rent provided for in this lease and after recovery by Tenant of all costs and expenses incurred in connection with such assignment or subletting, including, without limitation, costs of altering all or any portion of the Demised Premises, brokerage commissions, legal fees and such other costs and expenses as Tenant shall have reasonably incurred in connection with such assignment or subletting, shall be shared equally between Landlord and Tenant. Any such sublease or assignment shall be expressly subject to all of the terms, covenants, conditions and provisions contained in this Lease. No assignment or subletting shall release or relieve Tenant from any obligation which Tenant may have under and pursuant to the terms, covenants, conditions and provisions of this Lease. Tenant shall pay the reasonable costs and expenses of counsel for Landlord as Landlord shall reasonably incur in connection with its review of such assignment or sublease. No approval shall be required for nor shall profit sharing result from occupancy of the Demised Premises by licensees of Tenant.

ARTICLE 8

Compliance With Laws and Requirements

Of Public Authorities

8.01 Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of public authority, and at Tenant’s expense Tenant shall comply with all laws and requirements of public authorities which shall, with respect to the Demised Premises or the use and/or occupation thereof, or the abatement of any nuisance therein, impose any violation, order or duty on Landlord or Tenant, arising from (i) Tenant’s use of the Demised Premises other than as permitted by law or this lease, (ii) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property in the Demised Premises, (iii) any cause or condition created by or at the instance of Tenant, including the performance of any work performed by Landlord for or on behalf of Tenant, or (iv) breach of any of Tenant’s obligations hereunder. Tenant shall not be required to make any structural or other substantial change in the Demised Premises unless the requirement arises from a cause or condition referred to in clause (ii) , (iii) or (iv) above.

ARTICLE 9

Insurance

9.01 Tenant shall not violate, or permit the violation of, any condition imposed by the standard fire insurance policy then issued for office buildings in the Borough of Manhattan, City of New York, and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises which would subject Landlord to any liability or responsibility for personal injury or death or property damage, or which would increase the fire or other casualty insurance rate on the Building or the property therein over the rate which would otherwise then be in effect (unless Tenant pays the resulting premium as provided in Section 9.03) or which would result in insurance companies of good standing refusing to insure the Building or any of such property in amounts reasonably satisfactory to Landlord.

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9.02 Tenant covenants to provide on or before the Commencement Date, and to keep in force during the term hereof, for the benefit of Landlord and Tenant, a comprehensive policy of liability insurance protecting Landlord and Tenant against any liability whatsoever occasioned by accident on or about the Demised Premises or any appurtenances thereto, such policy to be written by reputable insurance companies authorized to do business in the State of New York, reasonably satisfactory to Landlord with limits of liability thereunder of not less than Three Million ($3,000,000) Dollars combined single limit coverage on a per occurrence basis and One Million ($1,000,000) Dollars in respect of property damage.

9.03 Landlord shall maintain fire and extended coverage in an amount adequate to cover 90% of the cost of replacement of the Building. Landlord shall also carry public liability and property damage insurance as required by its fee mortgage.

9.04 A schedule or make up of rates for the Building or the Demised Premises, as the case may be, issued by the New York Fire Insurance Rating Organization or other similar body making rates for fire insurance and extended coverage for the premises concerned, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate with extended coverage then applicable to such premises.

9.05 Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each fire or extended coverage policy obtained by it and covering the Building, the Demised Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Demised Premises. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then, except as provided in the following two paragraphs, the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission.

In the event that Landlord shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, at Tenant’s option Landlord shall cause Tenant to be named in such policy or policies as one of the insureds, but if any additional premium shall be imposed for the inclusion of Tenant as such insured, Tenant shall pay such additional premium to Landlord promptly upon demand. In the event that Tenant shall have been named as one of the insureds in any of Landlord’s policies in accordance with the foregoing, Tenant shall endorse promptly to the order of Landlord, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or any other payment growing out of or connected with said policy and Tenant hereby irrevocably waives any and all rights in and to such proceeds and payments.

In the event that Tenant shall be unable at any time to obtain one of the provisions referred to above in any of its insurance policies, Tenant shall cause Landlord to be named in such policy or policies as one of the insureds, but if any additional premium shall be imposed for the inclusion of Landlord as such an insured, Landlord shall pay such additional premium upon demand or Tenant shall be excused from its obligations under this paragraph with respect to the insurance policy or policies for which such additional premiums would be imposed. In the event that Landlord shall have been named as one of the insureds in any of Tenant’s policies in accordance with the foregoing, Landlord shall endorse promptly to the order of Tenant, without recourse, any check, draft or order for the payment of money representing the proceeds of any such policy or any other payment growing out of or connected with said policy and Landlord hereby irrevocably waives any and all rights in and to such proceeds and payments.

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Subject to the waiver of subrogation being obtained or being named as an additional insured pursuant to the foregoing provisions of this Section 9.05, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the term of this lease.

ARTICLE 10

Rules and Regulations

10.01 Tenant and its employees and agents shall faithfully observe and comply with the Rules and Regulations annexed hereto as Exhibit C and made a part hereof, and such changes therein (whether by modification, elimination or addition) as Landlord at any time or times hereafter may make and communicate in writing to Tenant, which do not unreasonably affect the conduct of Tenant’s business in the Demised Premises except as required by any governmental law, rule, regulation, ordinance or similar decree; provided, however, that in case of any conflict or inconsistency between the provisions of this lease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this lease shall control.

10.02 Nothing in this lease contained shall be construed to impose upon Landlord any duty or obligation to Tenant to enforce the Rules and Regulations or the terms, covenants or conditions in any other lease, as against any other Tenant, and Landlord shall not be liable to Tenant in any manner for violation of the same by any other Tenant or its employees, agents or visitors.

ARTICLE 11

Tenant’s Changes

11.01 Tenant shall not make any alterations, additions, installations, substitutions or improvements (hereinafter collectively called “Tenant’s Changes”) other than the installation of furniture, furnishings, office equipment and decorations in and to the Demised Premises costing in excess of $100,000 or requiring a building department permit without the prior written approval of Landlord (which shall not be unreasonably withheld or delayed in each instance).

11.02 Tenant, at its expense, shall diligently procure the cancellation or discharge of all notices of violation arising from or otherwise connected with Tenant’s Changes which shall be issued by the Department of Buildings of the City of New York or any other public or quasi- public authority having or asserting jurisdiction. Tenant shall defend, indemnify and save harmless Landlord against any and all mechanic’s and other liens filed in connection with Tenant’s Changes, including the liens of any security interest in, conditional sales of, or chattel mortgages upon, any materials, fixtures or articles so installed in and constituting part of the Demised Premises and against all costs, expense and liabilities incurred in connection with any such lien, security interest, conditional sale or chattel mortgage or any action or proceeding brought thereon. Tenant, at its expense, shall procure the satisfaction or discharge of all such liens within thirty (30) days after Landlord makes written demand therefor.

11.03 Tenant shall be obligated, at its expense, to restore any openings made by or for the account of Tenant between floors at the expiration or sooner termination of this lease.

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ARTICLE 12

Tenant’s Property

12.01 All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the term of this lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall become Landlord’s property at the expiration or sooner termination of the term of this lease and shall not be removed by Tenant.

ARTICLE 13

Repairs and Maintenance

13.01 Tenant shall take good care of the Demised Premises and shall, at its sole cost and expense, promptly make all repairs, ordinary or extraordinary, interior or exterior, structural or otherwise, in and about the Demised Premises and the Building, as shall be required by reason of (i) the performance or existence of Tenant’s Changes, (ii) the installation, use or operation of Tenant’s property in the Demised Premises, (iii) the moving of Tenant’s property in or out of the Building, or (iv) the misuse or neglect of Tenant or any of its employees, agents or contractors; provided that any structural repairs so required shall be performed by Landlord or by contractors reasonably approved in writing by Landlord, at Tenant’s sole cost and expense. Tenant, at its sole cost and expense, shall replace all scratched, damaged or broken doors or other glass (excluding exterior windows) in or about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and, for the repair and maintenance of all lighting fixtures therein.

13.02 Except as expressly otherwise provided in this lease, Landlord shall have no liability to Tenant by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this lease, or required by law, to make in or to any portion of the Building or the Demised Premises, or in or to the fixtures, equipment or appurtenances of the Building or the Demised Premises. Landlord shall minimize interference with Tenant’s operations to the greatest extent possible without incurring charges for overtime work.

ARTICLE 14

Electricity

14.01 Tenant’s electricity consumption and demand in the Demised Premises shall be measured by meters to be installed by Landlord as part of Landlord’s work at the expense of Landlord. Tenant agrees to purchase such electricity from the public utility furnishing electricity to the Building. Landlord shall install, as part of Landlord’s work, at the expense of Landlord, a submeter to measure electricity consumption of Tenant for overtime air conditioning.

14.02 Any additional risers, feeders or other equipment or service proper or necessary to supply Tenant’s electrical requirements, upon written request of Tenant, will be installed by Landlord, at the sole cost and expense of Tenant, only if in Landlord’s reasonable judgment, the same are necessary and will not cause damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations, repairs or expense or unreasonably interfere with or disturb other Tenants or occupants. Tenant shall have allocated to it its proportionate share of, electrical riser shaft space for the Building and its proportionate share of electrical energy for the Building, but not less than eight watts on demand per square foot of usable area of the Demised Premises.

14.03 Landlord shall not in anyway be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur if either the quantity or character or electric service is changed or is no longer available or suitable for Tenant’s requirements, unless due to the negligent acts or omissions of Landlord.

14.04 In no event shall Tenant use or install any fixtures, equipment or machines the use of which in conjunction with other fixtures, equipment and machines in the Demised Premises would result in an overload of the electrical circuits servicing the Demised Premises or the Building.

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ARTICLE 15

Heat, Ventilation and Air-Conditioning

15.01 Landlord, at its expense, shall maintain and operate the heating, ventilating and air-conditioning systems (hereafter called the “systems”) and, subject to energy conservation requirements of governmental authorities, shall furnish heat, ventilating and air-conditioning (hereafter collectively called “air-conditioning service”) in the Demised Premises through the systems, in accordance with Landlord’s standard for the Building, during “regular hours” (that is between the hours of 8:00 A.M. and 6:00 P.M.) of “business days” (which term is used herein to mean all days except Saturdays, Sundays and days observed by the Federal or New York State government as legal holidays) throughout the year. If Tenant shall require heating, ventilating or air-conditioning service at any other time (hereinafter called “after hours”), Landlord shall furnish such after hours service upon reasonable advance notice from Tenant, and Tenant shall pay on demand Landlord’s reasonable actual out-of-pocket cost for providing condenser water. In the event the after hours service is shared by other tenants, the cost thereof shall be prorated among all such tenants. Electrical energy to provide overtime air-conditioning will be submetered to Tenant and Tenant shall pay Landlord’s actual out-of-pocket costs therefor.

15.02 Use of the Demised Premises, or any part thereof, in a manner which would result in the rearrangement of partitioning which interferes with normal operation of the heat, ventilation and air-conditioning in the Demised Premises or the Building, may require changes in the heat, ventilation and air-conditioning system servicing the Demised Premises. Such changes, so occasioned, shall be made by Tenant, at its expense, as Tenant’s Changes pursuant to Article 11.

ARTICLE 16

Landlord’s Other Services

16.01 Landlord, at its expense, shall provide public elevator service, passenger and freight, by not less than 8 elevators serving the floor(s) on which the Demised Premises are situated during regular hours of business days, and shall have at least one passenger elevator, that shall, except in an emergency, be used exclusively for passenger service, subject to call at all other times.

16.02 Landlord, at its expense, shall cause the Demised Premises to be cleaned in accordance with the specifications therefor annexed hereto as Exhibit E and made a part hereof. Tenant shall pay to Landlord on demand the costs incurred by Landlord for (a) extra cleaning work requested by Tenant and (b) removal from the Demised premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have after hours access to the Demised Premises and the free use of light, power and water in the Demised premises as reasonably required for the purpose of cleaning the Demised Premises in accordance with Landlord’s obligations hereunder.

16.03 Landlord, at its expense, shall furnish adequate hot and cold water to the Demised Premises for drinking, lavatory and cleaning purposes.

16.04 Landlord, at its expense, and on Tenant’s request, shall maintain the name of Tenant, and the names of its officers and employees on the Building directory, provided that the names so listed shall not take up more than one hundred (100) lines on the Building directory.

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16.05 Landlord reserves the right, without any liability to Tenant, to stop service of any of the heating, ventilating, air conditioning, electric, sanitary, elevator or other Building systems serving the Demised Premises, or the rendition of any of the other services required of Landlord under this lease, whenever and for so long as may be necessary, by reason of accidents, emergencies, strikes or the making of repairs or changes which Landlord is required by this lease or by law to make or in good faith deems necessary, or by reason of difficulty in securing proper supplies of fuel, steam, water, electricity, labor or supplies, or by reason of any other cause beyond Landlord’s reasonable control. If occupancy of the Demised Premises or a part thereof is interrupted for 5 consecutive business days by the act or omission of Landlord, as contrasted with that of the public utility servicing the Building or as provided in Section 19.03, Tenant shall be entitled to an abatement of all of the rent allocable to such space for the period of such interruption.

ARTICLE 17

Access, Changes in Building Facilities, Name

17.01 All portions of the Building except the inside surfaces of all walls, windows and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors and any core corridor entrance) and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purpose of operation, maintenance, decoration and repair, are reserved to Landlord.

17.02 Tenant shall permit Landlord to install, use, replace and maintain pipes, ducts and conduits within the demising walls, bearing columns and ceilings of the Demised Premises, provided the same are concealed. Landlord shall restore the Demised Premises after such installation.

17.03 Landlord or Landlord’s agent shall have the right, upon request (except in emergency under clause (ii) hereof) to enter and/or pass through the Demised Premises or any part thereof, at reasonable times during regular hours (i) to examine the Demised Premises and to show them to the fee owners, lessors of superior leases, holders of superior mortgages, or prospective purchasers, mortgagees or lessees of the Building as an entirety, and (ii) for the purpose of making such repairs or changes in or to the Demised Premises or in or its facilities, as may be provided for by this lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by law or in order to repair and maintain said structure or its fixtures or facilities. Landlord shall be allowed to take all materials into and upon the Demised premises that may be required for such repairs, changes, repairing or maintenance, without liability to Tenant. Landlord shall also have the right to enter on and/or pass through the Demised Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Demised Premises or said structure. If occupancy of the Demised Premises or a part thereof is interrupted for 5 consecutive business days by the act or omission of Landlord, Tenant shall be entitled to an abatement of all rent for such period, for the Demised Premises or such part as to which occupancy has been so interrupted.

17.04 During the period of twelve (12) months prior to the Expiration Date Landlord may exhibit the Demised Premises to prospective tenants, at reasonable times during regular hours upon request.

17.05 Landlord reserves the right, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators and stairways thereof, as may be necessary or desirable, provided that the same shall not adversely affect access to the Building or the Demised Premises, Tenant’s use of the Demised Premises or the elevator service provided thereto.

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17.06 Landlord may adopt any name for the Building and Landlord reserves the right to change the name or address of the Building at any time, provided Landlord shall not name the Building after a competitor of Tenant.

17.07 For the purposes of this Article, the term “Landlord” shall include lessors of superior leases and the holders of mortgages to which this lease is subject and subordinate as provided in Article 5.

ARTICLE 18

Notice Of Accidents

18.01 Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any accident in or about the Demised Premises for which Landlord might be liable, (ii) all fires in the Demised Premises, (iii) all damages to or defects in the Demised Premises, including the fixtures, equipment and appurtenances thereof, for the repair of which Landlord might be responsible, and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator and other systems located in or passing through the Demised Premises or any part thereof.

ARTICLE 19

Non-Liability And Indemnification

19.01 Neither Landlord nor any agent or employee of Landlord shall be liable to Tenant for any injury or damage to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any property of Tenant or of any other person, irrespective of the cause of such injury, damage or loss, unless caused by or due to the negligence of Landlord, its agents or employees it being understood that no property, other than such as might normally be brought upon or kept in the Demised Premises as incident to the reasonable use of the Demised Premises for the purpose herein permitted, will be brought upon or be kept in the Demised Premises.

19.02 Subject to Section 9.05 of this lease, Tenant shall indemnify and save harmless Landlord and its agents against and from any and all claims, costs or expenses (including, but not limited to reasonable counsel fees) arising from (x) the conduct or management of the Demised Premises or of any business therein, or (y) any work or thing whatsoever done, or any condition created (including work done by Landlord for Tenant’s account, if any) in or about the Demised Premises during the term of this lease.

19.03 Except as otherwise expressly provided in this lease, the obligations of Landlord or Tenant hereunder shall be in no wise affected, impaired or excused because either is unable to fulfill, or is delayed in fulfilling, any of its obligations under this lease by reason of strike, other labor trouble, governmental pre-emption or priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom, acts of God or other like cause beyond such party’s reasonable control, and Tenant shall have no right of offset against any fixed rent or additional rent due hereunder for any reason set forth in this Section 19.03; provided, however, that nothing herein contained shall excuse the non-payment of annual fixed rent or additional rent.

ARTICLE 20

Destruction Or Damage

20.01 If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or visitors (and if this lease shall not have been terminated as in this Article hereinafter provided) , Landlord shall repair the damage and restore and rebuild the Building and/or the Demised Premises, at its expense, with reasonable dispatch after notice to it of the damage or destruction.

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20.02 If the Building or the Demised Premises shall be partially damaged or partially destroyed by fire or other cause, the rents payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date the damage shall be repaired or restored.

20.03 If the Building or the Demised Premises shall be totally damaged or destroyed by fire or other cause, or if the Building shall be destroyed by fire or other cause (whether or not the Demised Premises are damaged or destroyed), then Landlord may terminate this lease by giving Tenant notice to such effect within one hundred eighty (180) days after the date of the casualty, provided such termination shall not be selective. Tenant shall have the right to cancel this lease if such damage or destruction is not repaired or restored within, or if the estimated time of restoration or repair exceeds, nine months of its occurrence or if it occurs during the last two years of the term and affects more than 35% of the Demised Premises.

20.04 No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article.

20.05 Landlord will not carry insurance of any kind on Tenant’s personal property and shall not be obligated to repair any damage thereto or replace the same.

20.06 The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Demised Premises by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

ARTICLE 21

Eminent Domain

21.01 If the whole of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi- public use or purpose, this lease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title in such taking (which date is hereinafter also referred to as the “date of the taking”), and the fixed rent and additional rent due hereunder shall be prorated and adjusted as of such date.

21.02 If only a part of the Building shall be so taken, this lease shall be unaffected by such taking, except that Tenant may elect to terminate this lease in the event of a partial taking, only if the remaining area of the Demised Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business.

21.03 Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Article without deduction therefrom for any estate vested in Tenant by this lease and Tenant shall receive no part of such award, except as hereinafter expressly provided in this Article. Tenant hereby expressly assigns to Landlord all of its right, title and interest in or to every such award. Nothing herein contained shall preclude Tenant from recovering relocation expenses or the value of fixtures and furnishings paid for by Tenant.

21.04 If a temporary taking of the Demised Premises or a portion thereof shall occur, Tenant shall not be relieved of its obligations under this lease, but shall be entitled to receive such portion of the award for such temporary taking as is attributable to such portion of the term of this lease.

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ARTICLE 22

Option To Renew

22.01 Tenant shall have the right (hereinafter called the “Extension Right”) to extend the term of this lease for two additional periods (hereinafter, each called an “Extension Period”) of five (5) years each, to commence on the day (the “Renewal Term Commencement Date”) next succeeding the expiration of the then term of this lease (including the first renewal term if Tenant shall exercise its option) and to expire at midnight on the day that shall be the day before the fifth (5th) anniversary of the Renewal Term Commencement Date, upon, and subject to, the following terms, covenants and conditions:

(a) Tenant shall send written notice (hereinafter called the “Extension Notice”) to Landlord by certified mail, return receipt requested, on or before the date that shall be one (1) year next preceding the Renewal Term Commencement Date, that Tenant desires to exercise the Extension Right; and

(b) this lease shall be in full force and effect both on the date that the Extension Notice is so sent and on the day next preceding the Renewal Term Commencement Date.

If both of the foregoing conditions shall be fulfilled (including the sending of a Extension Notice by Tenant within the time and in the manner hereinbefore provided), the term of this lease shall be deemed extended for the Extension Period for which the Extension Notice was given upon the terms, covenants and conditions hereinafter contained. If any of the foregoing conditions shall not be fulfilled (including failure to send a Extension Notice within the time and in the manner hereinabove provided), the Extension Right shall cease and terminate, and Tenant shall not have any further right to extend the term of this lease.

22.02 The Extension Period, if any, shall be upon, and subject to, all of the terms, covenants and conditions provided in this lease for the original term hereof, except that:

(a) any terms, covenants or conditions hereof that are expressly or by their nature inapplicable to the Extension Period (including those contained in Articles 3 and 22) shall not apply during the same;

(b) the annual fixed rent payable by Tenant during each Extension Period (hereinafter called the “Extension Rent”) shall, subject to adjustment as otherwise in this lease provided, be an amount equal to 95% of the fair market value of the Demised Premises, to be determined as provided in Section 22.03 and to be calculated as of the Renewal Term Commencement Date on the basis of a new letting of the Demised Premises for a term of five (5) years, and

(c) effective upon each Renewal Term Commencement Date, (i) the Base Tax Rate shall be deemed to be an amount equal to the Taxes for the Tax Year prior to the one in which each Renewal Term Commencement Date shall occur and (ii) the Operating Expense Base shall be deemed to be an amount equal to the Operating Expenses for the Operating Year prior to the one in which each Renewal Term Commencement Date shall occur.

22.03 In the event that both of the conditions set forth in Section 22.01 shall be fulfilled (including the sending of a Extension Notice by Tenant within the time and in the manner therein provided), the Extension Rent shall be determined jointly by Landlord and Tenant not later than the day (hereinafter called the “Rent Determination Date”) that shall be ninety (90) days next preceding the Renewal Term Commencement Date. If Landlord and Tenant agree upon the Extension Rent, such agreement shall be confirmed in a writing (hereinafter called the “Rental Confirmation Agreement”) to be executed by Landlord and Tenant in recordable form not later than the Rent Determination Date. In the event that Landlord and Tenant shall have failed to join in executing a Rental Confirmation Agreement on or before the Rent Determination Date, then the Extension Rent shall be determined by arbitration as follows, subject to the limitations contained in Section 22.04:

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(a) Landlord and Tenant shall each appoint an arbitrator by written notice given to the other party hereto not later than thirty (30) days after the Rent Determination Date. If either Landlord or Tenant shall have failed to appoint an arbitrator within such period of time and, thereafter, shall have failed to do so by written notice given within a period of five (5) days after notice by the other party requesting the appointment of such arbitrator, then such arbitrator shall be appointed by the American Arbitration Association or its successor (the branch office of which is located in or closest to the City, County and State of New York) upon request of either Landlord or Tenant, as the case may be;

(b) the two (2) arbitrators appointed as above provided shall attempt to reach an agreement as to the Extension Rent, and, in the event that they are unable to do so within thirty (30) days after their joint appointment, they shall appoint a third (3rd) arbitrator by written notice given to both Landlord and Tenant, and, if they fail to do so by written notice given within sixty (60) days after their appointment, such third (3rd) arbitrator shall be appointed as above provided for the appointment of an arbitrator in the event either party fails to do so;

(c) all of such arbitrators shall be real estate appraisers having not less than ten (10) years experience in appraising the value of interests in real estate similar to the Building located within the City of New York and whose appraisals are acceptable to savings banks or life insurance companies doing business in the State of New York; and

(d) the three arbitrators, selected as aforesaid, forthwith shall convene and render their decision in accordance with the then applicable rules of the American Arbitration Association or its successors, which decision shall be strictly limited to a determination of the Extension Rent, within thirty (30) days after the appointment of the third (3rd) arbitrator. The decision of such arbitrators shall be in writing, and the vote of the majority of them shall be the decision of all and, insofar as the same is in compliance with the provisions and conditions of this Section 22.03 and of Section 22.04, shall be binding upon Landlord and Tenant. Duplicate original counterparts of such decision shall be sent forthwith by the arbitrators by certified mail, return receipt requested, to both Landlord and Tenant. The arbitrators, in arriving at their decision, shall be entitled to consider all testimony and documentary evidence that may be presented at any hearing, as well as facts and data that the arbitrators may discover by investigation and inquiry outside of such hearings. If, for any reason whatsoever, a written decision of the arbitrators shall not be rendered within thirty (30) days after the appointment of the third (3rd) arbitrator, then, at any time thereafter before such decision shall have been rendered, either party may apply to the Supreme Court of the State of New York, New York County, or to any other court sitting in New York County and having jurisdiction and exercising functions similar to those now exercised by such court, by action, proceeding, or otherwise (but not by a new arbitration proceeding), as may be proper to determine the question in dispute consistently with the provisions of this lease. The cost and expense of such arbitration, action or proceeding shall be borne equally by Landlord and Tenant, but Landlord and Tenant shall each pay their own attorneys’ fees and disbursements.

22.04 Notwithstanding anything to the contrary contained in Section 22.03, the Extension Rent shall in no event be less than an amount (hereinafter called the “Extension Minimum Rent”) equal to the sum of (a) the annual fixed rent and (b) the result of (x) the aggregate of any Tax Payment and Operating Expense Payment payable by Tenant pursuant to the terms of Article 4 for the Tax Year and the Operational Year, respectively, immediately prior to the Tax Year and Operational Year in which each Renewal Term Commencement Date shall occur.

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22.05 Landlord and Tenant hereby agree that, if, on the Renewal Term Commencement Date, the Extension Minimum Rent cannot be determined pursuant to the terms of Section 22.04 because one or more of the components (hereinafter individually and collectively called a “Minimum Rent Component”) set forth therein shall not then be ascertainable for such period for the purposes of initially computing the Extension Minimum Rent, there shall be substituted, with respect to any Minimum Rent Component not then ascertainable, the corresponding Minimum Rent Component for the period next preceding the period set forth therein. Thereafter, when the previous unascertainable Minimum Rent Component(s) finally become ascertainable, the Extension Minimum Rent shall be recomputed with reference to the newly ascertainable Minimum Rent Component(s), with appropriate retroactive charges or credits to Landlord or Tenant, as the case may be.

22.06 In the event that both of the conditions set forth in Section 22.01 shall be fulfilled (including the sending of a Extension Notice by Tenant within the time and in the manner therein provided) and the Extension Rent shall not be finally determined pursuant to the terms of Section 22.03 on or before the Renewal Term Commencement Date, then:

(a) until the Extension Rent shall be so finally determined, the annual fixed rent payable by Tenant during the Extension Period shall be equal to the annual fixed and additional rent payable hereunder for the immediately preceding year; and

(b) when the Extension Rent shall be so finally determined, there shall be made, between Landlord and Tenant, appropriate retroactive charges or credits, as the case may be, to reflect the amount of any underpayment or overpayment of annual fixed and additional rent during such interim period.

22.07 In the event Landlord and Tenant do not agree on the Extension Rent within sixty (60) days of the giving of the Extension Notice by Tenant and, thereafter, the same is not determined by Arbitration, as provided in Section 22.03, not later than thirty (30) days thereafter, either party shall have the right to cancel and negate the Extension Notice if the Renewal Term Commencement Date has not occurred or, if it has occurred, to terminate this lease effective six (6) months after the date of such notice.

ARTICLE 23

Surrender

23.01 On the last day of the term of this lease, or upon any earlier termination of this lease as provided hereunder or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord in good order, condition and repair, except for ordinary wear and tear and damage by casualty for which Tenant is not otherwise responsible hereunder, and Tenant shall remove all of Tenant’s property therefrom except as otherwise expressly provided in this lease and shall restore the Demised Premises wherever such removal results in damage thereto.

23.02 In the event Tenant remains in possession of the Demised Premises, for more than sixty (60) days after the Expiration Date or the date of sooner termination of this lease, Tenant, shall be deemed to be occupying the Demised Premises as a holdover tenant from month-to-month, at a monthly rent equal to two (2) times the sum of (i) the monthly installment of fixed rent payable during the last month of the term of this lease, and (ii) one-twelfth (1/12th) of the additional rent payable during the last year of the term of this lease, subject to all of he other terms and obligations of this lease insofar as the same are applicable to a month-to-month tenancy.

ARTICLE 24

Conditions of Limitation

24.01 To the extent permitted by applicable law, this lease, and the term and estate hereby granted, are subject to the limitation that, whenever Tenant shall admit its inability to pay its debts generally as they become due, or shall make an assignment of the property of Tenant for the benefit of creditors,

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or shall consent to, or acquiesce in, the appointment of a liquidator, receiver, trustee, or other custodian of itself or the whole or any part of its properties or assets, or shall commence a voluntary case for relief under the United States Bankruptcy Code or file a petition or take advantage of any bankruptcy or insolvency act or applicable law of like import, or whenever an involuntary case under the United States Bankruptcy Code shall be commenced against Tenant, or if a petition shall be filed against it seeking similar relief under any bankruptcy or insolvency or other applicable law of like import, or whenever a receiver, liquidator, trustee, or other custodian of Tenant, or of, or for, substantially all of the property of, Tenant shall be appointed without Tenant’s consent or acquiescence, then, Landlord (a) at any time after receipt of notice of the occurrence of any such event, or (b) if such event occurs without the acquiescence of Tenant, at any time after the event continues for one hundred twenty (120) days, may give Tenant a notice of intention to end the term of this lease at the expiration of five (5) days from the date of service of such notice of intention, and, upon the expiration of said five (5) day period, this lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 26. As used in this Section 24.01, the term “Tenant” shall mean only the then owner and holder of the interest and estate of the tenant under this lease.

24.02 This lease and the term and estate granted are subject to the further limitation that:

(a) whenever Tenant shall have defaulted more than three times in any 12 consecutive month period in the payment of any installment of annual fixed rent, or in the payment of any additional rent or any other charge payable by Tenant to Landlord, on any day upon which the same ought to be paid, and such default shall continue for seven (7) days after notice; or

(b) whenever Tenant shall do or permit anything to be done, whether by action or inaction, contrary to any of Tenant’s obligations hereunder, and if such situation shall continue and shall not be remedied by Tenant within thirty (30) days after Landlord shall have give to Tenant a notice specifying the same, or in the case of a happening or default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination of any superior lease or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to duly institute all steps necessary to remedy such situation, (ii) duly institute within said thirty (30) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the same and (iii) complete such remedy within such time after the date of the giving of said notice of Landlord as shall reasonably be necessary, or

(c) whenever any event shall occur or any contingency shall arise whereby this lease or the estate hereby granted or the unexpired balance of the term hereof would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 7, or

(d) whenever Tenant shall abandon the Demised Premises (unless as a result of a casualty as provided hereunder), then in any of the cases set forth in the foregoing Subsections (a), (b) and (c) Landlord may give to Tenant a notice of intention to end the term of this lease at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days this lease and the term and estate hereby granted, whether or not the term shall theretofore have commenced, shall terminate with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as provided in Article 26.

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ARTICLE 25

Re-Entry By Landlord

25.01 If Tenant shall default in the payment of any installment of fixed rent, or of any additional rent, on any date upon which the same is to be paid, and if such default shall continue for seven (7) days after Landlord shall have given to Tenant a notice specifying such default, or if this lease shall expire as in Article 24 provided, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises again as and of its first estate and interest therein. The word re-enter, as herein used, is not restricted to its technical legal meaning. In the event of any termination of this lease under the provisions of Article 24 or if Landlord shall re-enter the Demised Premises under the provisions of this Article or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other legal proceeding or legal action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the fixed rent and additional rent payable by Tenant to Landlord up to the time of such termination of this lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 26.

25.02 In the event of a breach or threatened breach by Tenant or Landlord of any of its obligations under this lease, the other party to this lease shall also have the right of injunction. The special remedies to which Landlord or Tenant may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which either party may lawfully be entitled at any time and either party may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

25.03 If this lease shall terminate under the provisions of Article 24, or if Landlord shall re-enter the Demised Premises under the provisions of this Article, or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other legal proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all moneys, if any, paid by Tenant to Landlord, whether as advance fixed rent or additional rent, security or otherwise, but such moneys shall be credited by Landlord against any fixed rent or additional rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 26 or pursuant to law.

ARTICLE 26

Damages

26.01 If this lease is terminated under the provisions of Article 24, or if Landlord shall re-enter the Demised Premises under the provisions of Article 25, or in the event of the termination of this lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord as damages;

(a) a sum which at the time of such termination of this lease of at the time of any such re-entry of Landlord, as the case may be, represents the then value of the excess, if any, of

(1) the aggregate of the fixed rent and the additional rent payable hereunder which would have been payable by Tenant (conclusively presuming the additional rent to be the same as was payable for the year immediately preceding such termination) for the period commencing with such earlier termination of this lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, had this lease not so terminated or had Landlord not so re-entered the Demised Premises, over

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(2) the aggregate rental value of the Demised Premises for the same period, or

(b) sums equal to the annual fixed rent and the additional rent (as above presumed) payable hereunder which would have been payable by Tenant had this lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefore specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting any and all expenses incurred or paid by Landlord in terminating this lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including altering and preparing the Demised Premises for new tenants, brokers’ commissions, counsel fees and all other expenses properly chargeable against the Demised Premises and the rental therefrom; it being understood that any such reletting may be for a period shorter or longer than the remaining term of this lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis (for equivalent space) shall be made of the rent received from such reletting and of the expenses of reletting.

If the Demised Premises or any part thereof be relet by Landlord to a bonafide tenant for the unexpired portion of the term of this lease, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting.

26.02 Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this lease would have expired if it had not been so terminated under the provisions of Article 25, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of the termination of this lease or re-entry on the Demised Premises for the default of Tenant under this lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 26.01.

ARTICLE 27

Waivers

27.01 Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this lease or after the termination of this lease as herein provided.

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27.02 In the event that Tenant is in arrears in payment of fixed rent or additional rent hereunder, Tenant waives Tenant’s right, if any, to designate the item against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

27.03 Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought either against the other on any matter whatsoever arising out of or in any way connected with this lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, including any claim of injury or damage, or any emergency or other statutory remedy with respect thereto.

27.04 The provisions of Article 15 and 16 shall be considered express agreements governing the services to be furnished by Landlord, and Tenant agrees that any laws and/or requirements of public authorities, now or hereafter in force, shall have no application in connection with any enlargement of Landlord’s obligations with respect to such services unless Tenant agrees, in writing, to pay to Landlord, as additional rent, Landlord’s reasonable charges for any additional services provided.

ARTICLE 28

No Other Waiver Or Modifications

28.01 The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge terminate or effect an abandonment of this lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge or termination or effectuation of the abandonment is sought.

28.02 The following specific provisions of this Section 28.02 shall not be deemed to limit the generality of any of the foregoing provisions of this Article:

(a) No agreement to accept surrender of all or any part of the Demised Premises shall be valid unless in writing and signed by Landlord. The delivery of keys to an employee of Landlord or of its agent shall not operate as a termination of this lease or a surrender of the Demised Premises. If Tenant shall at any time request Landlord to sublet the Demised Premises for Tenant’s account, Landlord or its agents is authorized to receive said keys for such purposes without releasing Tenant from any of its obligations under this lease.

(b) The receipt by Landlord or payment by Tenant of rent with knowledge of a breach of any obligation of this lease shall not be deemed a waiver of such breach.

(c) No payment by Tenant or receipt by Landlord of a lesser amount than the correct fixed rent or additional rent due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment prejudice Landlord’s right to recover the balance or pursue any other remedy in this lease or at law provided.

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ARTICLE 29

Curing Tenant’s Defaults, Additional Rent

29.01 (a) If Tenant shall default in the performance of any of Tenant’s obligations under this lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice, in a case of emergency, and in any other case, only if such default continues after the expiration of the applicable grace period provided in Section 24.02 or elsewhere in this lease for cure of such default.

(b) If Tenant is late in making any payment due to Landlord under this lease for ten (10) or more days, then interest shall become due and owing to Landlord on such payment from the date when it was due computed at the rate of two (2%) percent per annum over the then prime rate of Citibank, N.A. but in no event in excess of the maximum lawful rate of interest chargeable to corporations in the State of New York.

29.02 Bills for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and bills for all costs, expenses and disbursements of every kind and nature whatsoever may be sent by Landlord to Tenant monthly, or immediately, at Landlord’s option, and, shall be due and payable in accordance with the terms of such bills. In the event of any litigation to enforce any of the terms, covenants or conditions of this lease or to collect the fixed rent or additional rent or any part thereof, the losing party shall pay all costs and expenses, including reasonable counsel fees, involved in instituting and prosecuting proceedings.

ARTICLE 30

Broker

30.01 Each of Landlord and Tenant covenants, warrants and represents that it had no negotiations or other dealings with any broker or finder concerning the renting of the Demised Premises. Each party agrees to hold the other harmless against any claims for a brokerage commission arising out of any negotiations or other dealings had by the indemnifying party with any broker or finder.

ARTICLE 31

Notices

31.01 Any notice, statement, demand or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this lease) and shall be deemed to have been properly given, rendered or made, only if sent by telefax or by registered or certified mail, return receipt requested, addressed to the other party at the address hereinabove set forth (except that after the Rent Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building) and shall be deemed to have been given, rendered or made on the day so faxed or 3 days after being mailed, unless mailed outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the expiration of the normal period of time for delivery of mail from the post- office of origin to the post-office of destination. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demand or other communications intended for it.

ARTICLE 32

Estoppel Certificate, Memorandum

32.01 Each party agrees, at any time and from time to time, as requested by the other party, upon not less than ten (10) days’ prior notice, to execute and deliver to the other a statement certifying (a) that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and whether any options granted to Tenant pursuant to the

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provisions of this lease have been exercised, (b) certifying the dates to which the fixed rent and additional rent have been paid and the amounts thereof, and stating whether or not, to the best knowledge of the signer, the other party is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

32.02 At the request of Landlord, or Tenant the other shall promptly execute, acknowledge and deliver a memorandum with respect to this lease sufficient for recording. Such memorandum shall not in any circumstances be deemed to change or otherwise affect any of the obligations or provisions of this lease.

ARTICLE 33

No Other Representations,

Construction, Governing Law, Consents

33.01 Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this lease and shall expressly refer to this lease. This lease and said other written agreement(s) made concurrently herewith are hereinafter referred to as the “lease documents”. It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in the lease documents, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the lease documents, made by the other.

33.02 If any of the provisions of this lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this lease shall be valid and enforceable to the fullest extent permitted by law.

33.03 This lease shall be governed by and construed, in accordance with the laws of the State of New York.

33.04 Wherever in this lease Landlord’s consent or approval is required, if Landlord shall refuse such consent or approval, Tenant in no event shall be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord unreasonably withheld or unreasonably delayed its consent or approval. Tenant’s sole remedy shall be an action or proceeding, including expedited arbitration in accordance with the rules of the American Arbitration Association to enforce any such provision or for specific performance or an injunction or declaratory judgment. If any legal action or proceeding shall have been instituted by either party, the prevailing party shall have its reasonable legal fees paid by the other.

33.05 If Landlord shall cause cable television to be provided to the Building, Tenant shall be given access thereto without additional charge by Landlord.

33.06 Tenant shall not be required to pay any fee to Landlord for moving into the Demised Premises or any fees in connection with its initial construction.

33.07 Landlord shall maintain all sprinkler systems throughout the Building, the cost of which shall be a part of Operating Expenses.

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33.08 Landlord shall furnish Tenant with an ACP-5, at Landlord’s cost prior to the Commencement Date.

ARTICLE 34

Parties Bound

34.01 The obligations of this lease shall bind and benefit the successors and assigns of the parties with the same effect as if mentioned in each instance where a party is named or referred to, except that no violation of the provisions of Article 7 shall operate to vest any rights in any successor or assignee of Tenant and that the provisions of this Article shall not be construed as modifying the conditions of limitation contained in Article 24. However, the obligations of Landlord under this lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building as owner or lessee thereof and in event of such transfer said obligations shall thereafter be binding upon each transferee of the interest of Landlord herein named as such owner or lessee of the Building, but only with respect to the period ending with a subsequent transfer within the meaning of this Article.

34.02 If Landlord shall be an individual, joint venture, tenancy in common, co-partnership, unincorporated association, or other unincorporated aggregate of individuals and/or entities or a corporation, Tenant shall look only to such Landlord’s estate and property in the Building (or the proceeds thereof) and, where expressly so provided in this lease, for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of such Landlord or any partner, member, officer or director thereof, disclosed or undisclosed shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises. No liability on officers, directors or shareholders of Tenant.

34.03 Landlord, in the event of a default by Tenant hereunder, shall only claim against Tenant, and not its officers, directors, employees or shareholders, for the satisfaction of its remedies hereunder for the collection of a judgment (or other judicial process) except where any such party has expressly assumed or agreed to be liable for any such obligations.

ARTICLE 35

Certain Definitions And Construction

35.01 For the purposes of this lease and all agreements supplemental to this lease, unless the context otherwise requires the definitions set forth in Exhibit D annexed hereto and made a part hereof shall be utilized.

35.02 The various terms which are italicized and defined in other Articles of this lease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and such Exhibits for all purposes of this lease and all agreements supplemental thereto, unless the context shall otherwise require.

ARTICLE 36

Adjacent Excavation - Shoring

36.01 If an excavation or other substructure work shall be made upon land adjacent to the Building, or shall be authorized to be made, Tenant shall afford access to Demised Premises for the purpose of doing such work as shall be necessary to preserve the wall of the Building from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent, except as otherwise provided herein.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this lease as of the day and year first above written.

SUTOM, N.V

NEWMARK & COMPANY REAL ESTATE, INC.

By:	/s/ [Authorized Representative]	By:	/s/ Jeffrey Gural
Its:		Its:

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EXHIBIT A

DESCRIPTION OF PROPERTY

All that certain plot, piece or parcel of land, situated, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southwesterly side of East 42nd Street with the southeasterly side of Park Avenue; running thence

SOUTHWESTERLY along the southeasterly side of Park Avenue, 197 feet 6 inches to the northeasterly side of East 41st Street; thence

SOUTHEASTERLY along the northeasterly side of East 41st Street, 125 feet 6 inches, more or less, to a point from which a line drawn northeasterly to the southwesterly side of East 42nd Street and parallel with Park Avenue and at right angles with said northeasterly side of East 41st Street would run through the center of the seventh row (reading southeasterly from Park Avenue) of column locations as shown by circular indications thereof upon map entitled “State of New York, Transit Construction Commissioners, Engineering Department, Route Number 43, Section 1, borough of Manhattan Map or plan showing property for resale east side of Park Avenue between East 41st Street and East 42nd Street, signed by D.L. Turner Chief Engineer dated February 4, 1920 (as revised May 25, 1920) and designated as drawing 175 filed Number 3801 and which map is annexed to deed made by the City of New York to the Pershing Square Building Corporation recorded in the Office of the Register of the County of New York; thence

NORTHEASTERLY along said line, 197 feet 6 inches to the southwesterly side of East 42nd Street; and thence

NORTHWESTERLY along the southwesterly side of East 42nd Street, 125 feet 6 inches, more or less, to the point or place of BEGINNING.

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EXHIBIT B

FLOOR PLAN(s)

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1200
EAST 42 ND STREET
EAST 41 ST STREET
PARK AVENUE

12TH FLOOR PLAN

ALBREATH ~ RIVERBANK L.P.	PERSHING SQUARE BUILDING 100 E. 42 nd ST. NEW YORK	RENTAL PLAN	VIJAY KALE ARCHITECTS

EXHIBIT C

RULES AND REGULATIONS

1. The rights of tenants in the entrances, corridors and elevators of the Building are limited to ingress to and egress from the tenants’ premises for the tenants and their employees, licensees and invitees, and no tenant shall use, or permit the use of, the entrances, corridors, or elevators for any other purpose. No tenant shall invite to the tenant’s premises, or permit the visit of, persons in such numbers or under such conditions as to interfere with the use and enjoyment of any of the entrances, corridors, elevators and other facilities of the Building by other tenants. Fire exits and stairways are for emergency use only, and they shall not be used for any other purpose by the tenants, their employees, licensees or invitees. No tenant shall encumber or obstruct, or permit the encumbrance or obstruction of any of the sidewalks, entrances, corridors, elevators, fire exits or stairways of the Building. The Landlord reserves the right to control and operate the public portions of the Building and the public facilities, as well as facilities furnished for the common use of the tenants, in such manner as it deems best for the benefit of the tenants generally.

2. The Landlord may refuse admission to the Building outside of ordinary business hours to any person not known to the watchman in charge or not having a pass issued by the Landlord or the tenant whose premises are to be entered or not otherwise properly identified, and may require all persons admitted to or leaving the Building outside of ordinary business hours to register. Any person whose presence in the Building at any time shall, in the reasonable judgment of the Landlord, be prejudicial to the safety, character, reputation and interests of the Building or of its tenants may be denied access to the Building or may be ejected therefrom. In case of invasion, riot, public excitement or other commotion, the Landlord may prevent all access to the Building during the continuance of the same, by closing the doors or otherwise, for the safety of the tenants and protection of property in the Building. The Landlord may require any person leaving the Building with any package or other object to exhibit a pass from the tenant from whose premises the package or object is being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on the Landlord for the protection of any tenant against the removal of property from the premises of the tenant. The Landlord shall, in no way, be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the tenant’s premises or the Building under the provisions of this rule. Canvassing, soliciting or peddling in the Building is prohibited and every tenant shall co-operate to prevent the same.

3. No tenant shall obtain or accept for use in its premises floor polishing, lighting maintenance, cleaning or other similar services from any persons not authorized by the Landlord in writing to furnish such services provided that the charges for such services by persons authorized by the Landlord are not excessive and, where appropriate and consonant with the security and proper operation of the Building, sufficient persons are so authorized for the same service to provide tenants with a reasonably competitive selection. Such services shall be furnished only at such hours, in such places within the tenant’s premises and under such reasonable regulations as may be fixed by the Landlord.

4. Subject to the provisions of the Lease, the cost of repairing any damage to the public portions of the Building or the public facilities or to any facilities used in common with other tenants, caused by a tenant or the employees, licensees or invitees of the tenant, shall be paid by such tenant.

5. No lettering, sign, advertisement, notice or object shall be displayed in or on the windows or doors, or on the outside of any tenant’s premises, or at any point inside any tenant’s premises where the same might be visible outside of such premises, except that the name of the tenant may be displayed on the entrance door of the tenant’s premises, and in the elevator

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lobbies of the floors which are leased entirely by any tenant. Listing of the name of the tenant on the directory boards in the Building shall be done by the Landlord at its expense; except as otherwise specified in the Lease, any other listing shall be in the discretion of the Landlord.

6. No awnings, air-conditioning units, fans, vents or other projections over or around the windows shall be installed by any tenant, and only such window blinds as are supplied or reasonably permitted by the Landlord shall be used in a tenant’s premises. Linoleum, tile or other floor covering shall be laid in a tenant’s premises only in a manner approved by the Landlord.

7. The Landlord shall have the right to reasonably prescribe the weight and position of safes and other objects of excessive weight, and no safe or other object whose weight exceeds the lawful load for the area upon which it would stand shall be brought into or kept upon a tenant’s premises. If, in the reasonable judgment of the Landlord, it is necessary to distribute the concentrated weight of any heavy object, the work involved in such distribution shall be done at the expense of Tenant and in such manner as the Landlord shall determine. The moving of safe and other heavy objects shall take place only outside of ordinary business hours upon previous notice to the Landlord, and the persons employed to move the same in and out of the Building shall be reasonably acceptable to the Landlord and, if so required by law, shall hold a Master Rigger’s license. Freight, furniture, business equipment, merchandise and bulky matter of any description shall be delivered to and removed from the premises only in the freight elevators and through the service entrances and corridors, and only during hours and in a manner reasonably approved by the Landlord. Arrangements will be made by the Landlord with any tenant for moving large quantities of furniture and equipment into or out of the building.

8. No machines or mechanical equipment of any kind, shall be so placed or operated as to disturb other tenants, Machines and mechanical equipment which are installed and used in a tenant’s premises shall be so equipped, installed and maintained by such tenant as to prevent any disturbing noise, vibration or electrical or other interference from being transmitted from such premises to any other area of the Building.

9. No noise, including the playing of any musical instruments, radio or television, which disturbs other tenants in the building, shall be made or permitted by any tenant, and no cooking (but heating of foods may be done) shall be done in the tenant’s premises, except as expressly approved by the Landlord. Nothing shall be done or permitted in any tenant’s premises, and nothing shall be brought into or kept in any tenant’s premises, which would impair or interfere with any of the Building services or the proper and economic heating, cleaning or other servicing of the building or the premises, or the use or enjoyment by any other tenant of any other premises, nor shall there be installed by any tenant any ventilating, air-conditioning, electrical or other equipment of any kind which, in the judgment of the Landlord, might cause any such impairment or interference. No dangerous or explosive object or material shall be brought into the Building by any tenant or with the permission of any tenant. Any cuspidors or similar containers or receptacles used in any tenant’s premises shall be cared for and cleaned by and at the expense of the tenant.

10. No acids, vapors or other materials shall be discharged or permitted to be discharged into the waste lines, vents or flues of the building which may damage them. The water and wash closets and other plumbing fixtures in or serving any tenant’s premises shall not be used for any purpose other than the purposes for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other foreign substances shall be deposited therein. No tenant in the Building, nor any tenant’s agents, employees, visitors or licensees shall at any time bring or keep upon the premises demised under any tenant’s lease, any flammable, combustible or explosive fluid, chemical or substance other than that normally used in commercial office buildings.

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11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows in any tenant’s premises and no lock on any door therein shall be changed or altered in any respect. Additional keys for a tenant’s premises and toilet rooms shall be procured only from the Landlord, which may make a reasonable charge therefor. Upon the termination of a tenant’s lease, all keys of the tenant’s premises and toilet rooms shall be delivered to the Landlord.

12. All entrance doors in each tenant’s premises shall be left locked and all windows shall be left closed by the tenant when the tenant’s premises are not in use. Entrance doors shall not be left open at any time.

13. Hand trucks not equipped with rubber tires and side guards shall not be used within the Building. No bicycles, vehicles or animals of any kind, except for seeing eye dogs, shall be brought into or kept by any tenant in the Building.

14. All windows in each tenant’s premises shall be kept closed and all blinds therein, if any, above the ground floor shall be lowered when and as reasonably required because of the position of the sun, during the operation of the Building air- conditioning system and no windows shall be opened so as to facilitate any cooking in or ventilating of the tenant’s premises. No article of any nature whatsoever may be placed on any exterior window sills by any tenants.

15. The Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary, desirable or proper for its best interest and for the best interests of the tenants, and no alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. The Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant of any of the rules and regulations at any time prescribed for the Building.

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EXHIBIT D

DEFINITIONS

(a) The term mortgage shall include an indenture of mortgage and deed of trust to a trustee to secure an issue of bonds, and the terms mortgagee shall include such a trustee.

(b) The terms include, including and such as shall each be construed as if followed by the phrase “without being limited to”.

(c) The term obligations of this lease, and words of like import, shall mean the covenants to pay rent and additional rent under this lease and all of the other covenants and conditions contained in this lease. Any provision in this lease that one party or the other or both shall do or not do or shall cause or permit or not cause or permit a particular act, condition, or circumstance shall be deemed to mean that such party so covenants or both parties so covenant, as the case may be.

(d) The term Tenant’s obligations hereunder, and words of like import, and the term Landlord’s obligations hereunder, and words of like import, shall mean the obligations of this lease which are to be performed or observed by Tenant, or by Landlord, as the case may be. Reference to performance of either party’s obligations under this lease shall be construed as “performance and observance”.

(e) Reference to Tenant being or not being in default hereunder, or words of like import, shall mean that Tenant is in default in the performance of one or more of Tenant’s obligations hereunder, or that Tenant is not in default in the performance of any of Tenant’s obligations hereunder, or that a condition of the character described in Section 25.01 has occurred and continues or has not occurred or does not continue, as the case may be, in each instance beyond the applicable grace period, if any.

(f) Reference to Landlord as having no liability to Tenant or being without liability to Tenant, shall mean that Tenant is not entitled to terminate this lease, or to claim actual or constructive eviction, partial or total, or except as provided in this lease, to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Demised Premises.

(g) The term laws and/or requirements of public authorities and words of like import shall mean laws and ordinances of any or all of the Federal, state, city, county and borough governments and rules, regulations, orders and/or directives of any or all departments, subdivisions, bureaus, agencies or offices thereof, or of any other governmental, public or quasi-public authorities, having jurisdiction in the premises, and/or the direction of any public officer pursuant to law.

(h) The term requirements of insurance bodies and words of like import shall mean rules, regulations, orders and other requirements of the New York Board of Fire Underwriters and/or the New York Fire Insurance Rating Organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance of the Building and/or the Demised Premises.

(i) The term repair shall be deemed to include restoration and replacement as may be necessary to achieve and/or maintain good working order and condition.

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(j) Reference to termination of this lease includes expiration or earlier termination of the term of this lease or cancellation of this lease pursuant to any of the provisions of this lease or to law. Upon a termination of this lease, the term and estate granted by this lease shall end at midnight of the date of termination as if such date were the date of expiration of the term of this lease and neither party shall have any further obligation or liability to the other after such termination (i) except as shall be expressly provided for in this lease, or (ii) except for such obligation as by its nature or under the circumstances can only be, or by the provisions of this lease, may be, performed after such termination, and, in any event, unless expressly otherwise provided in this lease, any liability for a payment which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this lease.

(k) The term Tenant shall mean Tenant herein named or any assignee or other successor in interest (immediate or remote) of Tenant herein named, while such Tenant or such assignee or other successor in interest, as the case may be, is in possession of the Demised Premises as owner of the Tenant’s estate and interest granted by this lease and also, if Tenant is not an individual or a corporation, all of the persons, firms and corporation then comprising Tenant.

(1) Words and phrases used in the singular shall be deemed to include the plural and vice versa, and nouns and pronouns used in any particular gender shall be deemed to include any other gender.

(m) The rule of ejusdem generis shall not be applicable to limit a general statement following or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned.

(n) All references in this lease to numbered Articles, numbered Sections and lettered Exhibits are references to Articles and Sections of this lease, and Exhibits annexed to (and thereby made part of) this lease, as the case may be, unless expressly otherwise designated in the context.

32

EXHIBIT E

CLEANING SPECIFICATIONS

NIGHTLY

Empty wastepaper baskets. Damp clean as required.

Remove wastepaper and normal office refuse to the designated trash area.

Dust all desks, office furniture and window sills, washing window sills, washing window sills when necessary.

Dust all low reach areas such as chair rails, baseboards, ledges and trim.

Clean all resilient and hard floor surfaces with an approved dust mop.

Vacuum clean or carpet sweep all carpets and rugs, moving light furniture and office equipment.

Sweep and dust or vacuum all private stairways.

Spot clean finger marks, dirt and smudges from painted or washable wall surfaces around light switches and doorknobs.

Clean and sanitize all drinking fountains.

Clean exterior of mail chutes as necessary.

Maintain public lobby and concourse level terrazzo surfaces.

Police all public stairwells, sweep, dust and mop as necessary.

Clean all elevator cabs.

Clean and polish stainless steel and public areas.

Clean and sanitize all mens’ and ladies’ lavatories.

Police and stock all mens’ and ladies’ lavatories twice each day.

After cleaning, all lights shall be extinguished, doors shall be locked and offices left in an orderly condition.

MONTHLY

Dust all heating and ventilating louvers.

Vacuum upholstered furniture.

Machine scrub all ceramic and stone floor surfaces.

Shampoo passenger elevator cab carpeting, or as required.

QUARTERLY

Dust in place all pictures, frames, charts, graphs and other wall hangings not reached in nightly cleaning.

Dust all vertical surfaces and walls, doors, door bucks, partitions and other surfaces not reached in nightly cleaning.

Clean marble and travertine.

Clean and polish the exterior doors, tracks and saddles of passenger elevators on all floors.

33

THREE TIMES YEARLY

Wash the interior and exterior of perimeter windows.

SEMI-ANNUALLY

Dust all Venetian blinds.

ANNUALLY

Dust ceiling surfaces other than acoustical.

Vacuum clean acoustical ceiling and similar surfaces.

Wash ceiling surfaces around air diffusers, or as required.

34

Exhibit F

LANDLORD’S WORK SCHEDULE

•	Landlord will provide all new windows as per 9th floor.

•	Landlord will demolish the entire premises slab to slab. The space will be delivered in a broom clean condition.

•	Landlord will provide telephone closets ready to accept Tenant’s equipment.

•	Landlord will provide two electrical closets on each floor with necessary distribution panels, in accordance with Tenant’s needs which will be provided.

•	Landlord to provide 6 watts per rentable square foot, exclusive of HVAC, on a demand load basis.

•	Landlord is to directly meter space to Con Edison and cooperate with Tenant to insure Tenant gets Con Edison rebates. Two pans and one meter shall be provided so that the two floors can be separately metered.

•	Landlord to provide additional condenser water of up to 20 tons for supplemental HVAC in multiple units for 24 hour use with no hook up charge and water charge.

•	Landlord will comply with all existing laws.

•	Interior of perimeter walls will be repaired and delivered ready for paint.

•	Elevator lobby (on 11th and 12th floors) will be renovated by Landlord.

•	All radiators will be repaired. All traps will be replaced. Temperature controls will be installed in each.

•	Landlord will provide continuous metal radiator enclosures with sound baffles between offices. They will be completed and painted with a primer.

•	All core doors will be changed to new ones and comply with ADA.

•	Landlord will provide a sprinkler loop of a size adequate for Tenant’s needs.

•	Floor will be level and ready for Tenant’s carpeting.

•	Landlord to construct new mens and ladies bathrooms on 11th and 12th floors, in full compliance with American Disabilities Act.

•	HVAC will be provided, operated and maintained by Landlord; distribution of HVAC will be the responsibility of Tenant.

•	HVAC units will have steam coil attached.

35

•	Remove spiral structures between 12th floor and next higher floor and seal floor openings.

•	Close wall through air conditioning openings on inside and seal wall.

•	Save lobby glass elevator doors for use by Tenant.

36

SUTOM N. V.

125 PARK AVENUE

NEW YORK, NEW YORK 10017

December 22, 1995

Newmark & Company Real Estate, Inc.

125 Park Avenue

New York, New York 10017

Attn: Jeffrey Gural

re:	Agreement of Lease dated

as of May 6, 1994 (the “Lease”)

Gentlemen:

Reference is made to the Lease governing your occupancy at 125 Park Avenue, New York, New York. With regard thereto and to resolve various disputes which have arisen with regard to the Lease, your Company and the undersigned have agreed:

1. The undersigned shall pay to Forest Electric the sum of $138,665.77 and shall pay to your Company the sum of $61,334.33 in full settlement of all claims of your Company relating to the installation of your HVAC and lobbies on the two floors occupied by your Company.

2. Your Company shall pay to the undersigned the sum of $75,000 representing electricity charges pursuant to the Lease for the calendar year 1995 and shall assume the Landlord’s obligation to install electric meters for both floors occupied by your Company, at a date not later than ninety (90) days after this Agreement. Electricity shall be charged at the 1995 rate until such meters are installed.

3. Annual fixed rent for the period October 1, 1995 to December 31, 1995 in the aggregate sum of $254,862.51 shall be paid on or before December 31, 1995.

4. Annual fixed rent for the space demised pursuant to the Lease for 1996 shall be the sum of $533,345.21 which shall be paid in ten (10) equal monthly installments of $53,334.52 commencing March 1, 1996 and ending on December 31, 1996. The annual fixed rent set forth in this Paragraph 4. is net of the debt of $61,334.33 referred to in Paragraph 1.

5. Invoices submitted by your Company to the undersigned in the sum of $58,568 have been approved by the undersigned and submitted to General Electric Capital Corporation for payment in accordance with the terms of the Lockbox Agreement. Such approval of the undersigned shall not be revoked or modified.

6. Each of us reserve the right to review the electrical charges hereinabove set forth for the calendar year 1995 and for the period until installation of electric meters, as provided in paragraph 2 above, at any time and from time to time within a one year period commencing with the completion of the installation of such electric meters.

Except as, modified by this letter agreement, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and the Lease and this Agreement shall be read as one except where the context of this letter provides otherwise.

Will you kindly confirm the foregoing by executing a copy of this letter at the foot thereof below the words “CONFIRMED AND AGREED TO”.

Very truly yours,

Sutom N. V.

         By: /s/ [Authorized Representative]

CONFIRMED AND AGREED TO:

Newmark & Company Real Estate, Inc.

By: /s/ Jeffrey Gural

SUTOM N.V.

125 Park Avenue

New York, New York 10017

September 12, 1996

Mr. Jeffrey Gural

Newmark & Company Real Estate, Inc.

125 Park Avenue

New York, New York 10017

Re:	Lease (the “Lease”) dated as of May 6, 1994

between Sutom N.V., as landlord, and Newmark &

Company Real Estate, Inc., as tenant, covering the

eleventh and twelfth floors at 125 Park Avenue,

New York, New York 10017

Dear Mr. Gural:

Reference is made to the Lease and to that certain letter agreement (the “Letter”) dated December 22, 1995 between us with respect to the Lease. Notwithstanding the Letter, certain disputes continue to exist between us regarding the Lease and certain additional disputes have arisen since the execution and delivery of the Letter. In an effort to resolve certain of those disputes:

1.	The undersigned hereby agrees to promptly pay to Forest Electric, against appropriate lien waivers, the sum of $138,665,77.

2.	Having already been released by you (pursuant to the Letter) of our obligation to install electric meters that measure the consumption of electricity in the Premises, we hereby acknowledge that you have properly installed same and paid us: (i) $75,000.00 in estimated electric charges due pursuant to the Lease for the calendar year 1995; and (ii) electric charges due under the Lease, per the letter, through the date hereof. It is further agreed that one (1) year after the meters have been installed either party can request an adjustment to the estimated electric payments made by tenant based on the actual meter readings during this period.

3.	The annual fixed rent for the period October 1, 1995 through December 31, 1995 in the aggregate sum of $254,862.51 has been paid in full by your Company.

4.	The 1996 annual fixed rent for the premises demised pursuant to the Lease shall be the sum of $533,345.21, which shall be paid in ten (10) equal monthly installments of $53,334.52 commencing March 1, 1996 and ending December 31, 1996. The annual fixed rent set forth in this Paragraph 4, is net of the debt of $61,334.33 refereed to in Paragraph 1 of the amendment to the Agreement of Lease dated December 22, 1995 (“First Amendment”). The undersigned hereby acknowledge and agree that payment of $266,672.30 representing full settlement of the fixed rent for the period January 1, 1996 through July 31, 1996 has been received prior to, or concurrent with the execution of this Agreement. The fixed rent obligation beginning August 1, 1996 remains $53,334.52 per month through December 31, 1996.

5.	As of January 1, 1997, the annual fixed rent of $1,019,450.00 specified in the Lease shall be payable in monthly installments, except that the previous prepayment of fixed rent by your Company shall be taken as a credit of $7,079.51 for each of the 12 months in the period January 1, 1997 through December 31, 1997 (12 x $7,079.51 = $84,954.11). Therefore, it is agreed that subject to the provisions of Paragraph 7 below, the fixed rent shall be $77,874.66 per month during 1997.

6.	Invoices submitted by your Company in the sum of $58,568.00 payable to Accord Construction, Inc. have been approved by the undersigned and will be submitted to General Electric Capital Corporation for payment as a Capital Funding request. Such approval of the undersigned shall not be revoked or modified. The undersigned expects payment will be made on or before December 31, 1996.

7.	If for any reason whatsoever: (i) Forest Electric has not received the $138,665.77 referred to in Paragraph 1 of the First Amendment; (ii) your contractors have not received the $58,568.00 payment referred to in Paragraph 6 of this Letter Agreement; and/or (iii) you have not received all of any part of the Meredith leasing commission specified on Schedule A annexed hereto and made a part hereof, you may set off and deduct all or any part of such amounts not satisfied in full by the undersigned in thirty (30) equal monthly installments from the rent otherwise payable under the Lease; as modified above, beginning January 1, 1997 and continuing the first day of each month thereafter through and including June 1, 1999.

8.

By our respective signatures at the foot of this letter, we mutually acknowledge and agree that: (i) the initial construction of the Premises has been completed and that once payments herein specified have been made neither of us will have any claims against the other for the cost of such construction; (ii) the Commencement Date of the Lease was November 1, 1994 and the Expiration Date thereof will be May 31, 2006; and (iii) each of us has satisfied its obligations to the other under Sections 3.02, 3.03 and 33.08 of the Lease and Exhibit F thereto. Nothing contained herein or otherwise shall be deemed a waiver of the other claims we have against one another or of any rights of set off, contribution or indemnity that either of us may have against the other.

Except as modified in this Letter Agreement (the “Second Amendment”) and the First Amendment (collectively the “Amendments”) all of the terms and conditions of the Lease shall be in full force and effect and the Lease and these Amendments shall be read as one except where the context of the Amendments provide otherwise.

Will you kindly confirm the foregoing by executing a copy of this letter at the foot thereof below the words “CONFIRMED AND AGREED TO”.

Very truly yours,

SUTOM, N.V.

By: /s/ [Authorized Representative]

        Managing Director

CONFIRMED AND AGREED TO:

NEWMARK & COMPANY REAL ESTATE, INC.

By: /s/ Jeffrey Gural

THIRD AMENDMENT TO LEASE

THIRD AMENDMENT TO LEASE (this “Amendment”) dated as of February 20, 1998, by and between WATCH HOLDINGS, LLC, a Delaware limited liability company, having an address c/o Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017, as Owner (“Owner”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation, having an office and place of business at 125 Park Avenue, New York, New York 10017, as Tenant (“Tenant”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain Lease dated as of May 6, 1994 between Sutom, N.V., Owner’s remote predecessor-in- interest, as landlord, and Tenant, as tenant, as amended by that certain letter dated December 22, 1995 and by that certain letter dated September 12, 1996 (such lease as so amended is hereinafter referred to as the “Lease”), Tenant presently leases and hires from Owner the entire rentable portion of the eleventh (11th) and twelfth (12th) floors (the “Original Premises”) in the building known as 125 Park Avenue, New York, New York, (the “Building”);

WHEREAS, Tenant desires to lease additional space in the Building and Owner is willing to accommodate Tenant in the manner and upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Owner and Tenant hereby agree that the Lease is hereby amended, modified and supplemented as follows:

1. All words, terms or phrases used herein and defined in the Lease shall have the meanings herein that are ascribed to them in the Lease unless herein otherwise expressly specified.

2. A. Effective from and after March 1, 1998 (the “Additional Space Date”) and continuing through and including May 31, 2006 (the “Expiration Date”): (i) Owner shall lease to Tenant, and Tenant shall hire from Owner, (in addition to the Original Premises) the portion of the third (3rd) floor of the Building indicated on Exhibit A annexed hereto and made a part hereof (the “Additional Space”) upon all of the terms, covenants and conditions set forth in the Lease except as modified herein; (ii) the Additional Space shall be and be deemed to be demised to Tenant such that the terms “premises”, “demised premises”, “Premises” and “Demised Premises” used in the Lease shall be deemed to include the Original Premises and the Additional Space; (iii) the number “40,778” which appears in Paragraph 1.02 of the Lease shall be deleted therefrom and the number “44,949” shall be substituted therefor; (iv) the words “and a portion of the third (3rd) floor” shall be inserted after the words “the and 12th floors” in Paragraph 1.02 of the Lease; and (v) Exhibit A annexed hereto and made a part hereof shall be deemed to be added to Exhibit B annexed to the Lease.

B. Effective from and after the Additional Space Date, Article 4 of the Lease shall be deemed amended as follows: (i) Subparagraph 4.01(d) shall be and be deemed to be deleted therefrom and the following shall be and be deemed to be substituted therefor: “‘Tenant’s Proportionate Tax Share’ shall mean 8.41% and ‘Tenant’s Proportionate Operating Share’ shall mean 8.47%.” ; (ii) the words “Tenant’s Proportionate Share” which, appear in Paragraphs 4.02 and 4.04 of the Lease shall be and be deemed to be deleted therefrom and the words “Tenant’s Proportionate Tax Share” shall be and be deemed to be substituted therefor; and (iii) the words “Tenant’s Proportionate Share” which appear in Paragraph 4.07 of the Lease shall be and be deemed to be deleted therefrom and the words “Tenant’s Proportionate Operating Share” shall be and be deemed to be substituted therefor.

3. Notwithstanding anything to the contrary contained in the Lease, effective from and after September 1, 1998, the fixed rent reserved under the Lease shall be at an annual rate of: (i) $1,123,725.00 per annum for the period commencing on September 1, 1998 and continuing through and including April 15, 2001; and (ii) $1,213,632.00 per annum for the period commencing on April 16, 2001 through and including the Expiration Date, and shall be payable in the same manner and on the same terms and conditions as in the Lease now contained.

4. A. As a material inducement for Owner to enter into this amendment, Tenant hereby agrees to improve, fixture and decorate the Additional Space (“Tenant’s Work”) at the commencement of the term of this amendment. In addition to and in supplementation of the provisions of Article 11 of the Lease, Tenant hereby agrees that prior to Tenant commencing Tenant’s Work, Tenant shall submit to Owner for its reasonable and expeditious approval four (4) sets of complete working plans, drawings and specifications (collectively, “Tenant’s Plans”), including, but not limited to, all mechanical, electrical, air conditioning and other utility systems and facilities for Tenant’s Work, prepared by an architect licensed as such in the State of New York (“Tenant’s Architect”). Promptly following Owner’s receipt of Tenant’s Plans, Owner shall review or cause the same to be reviewed and shall thereupon return to Tenant one (1) set of Tenant’s Plans with Owner’s approval or disapproval noted thereon, and if same shall be disapproved in any respect Owner shall state the reasons for such disapproval in reasonable detail. In the event Owner reasonably disapproves Tenant’s Plans, Tenant shall cause Tenant’s Architect to make such changes to Tenant’s Plans as Owner shall reasonably require and shall thereupon resubmit the same to Owner for Owner’s approval. Following the approval of Tenant’s Plans, as aforesaid, the same shall be final and shall not be changed by Tenant without the prior approval of Owner. Tenant acknowledges and agrees that Owner’s approval of Tenant’s Plans shall be conditioned upon Tenant employing licensed persons and firms (where required by law) and labor for the performance of Tenant’s Work which will not cause any jurisdictional or other labor disputes in the Building.

B. Promptly following Owner’s approval of Tenant’s Plans, Tenant shall secure or cause to be secured, at Tenant’s sole cost and expense, all necessary approvals of Tenant’s Plans from all governmental authorities having jurisdiction thereover and shall also secure or cause to be secured all permits and licenses necessary to perform Tenant’s Work and shall furnish Owner with two (2) copies of Tenant’s Plans as approved by such governmental authorities and two (2) copies of such permits and licenses; provided, however, that prior to Tenant or any contractor of Tenant’s filing any applications with any governmental authorities for such approval or for any permits or licenses required to perform Tenant’s Work, Tenant shall submit copies of such applications to Owner for Owner’s prior approval, which shall not be unreasonably withheld or delayed. Owner agrees to cooperate with Tenant at no cost, risk or expense to Owner to facilitate Tenant obtaining the requisite governmental approvals of Tenant’s Plans.

C. Following compliance by Tenant with Tenant’s obligations under Paragraphs A and B of this Article and after furnishing to Owner one (1) or more certificates evidencing that Tenant and Tenant’s contractor or construction manager have procured all of the insurance specified in this lease, Tenant shall promptly commence or cause to be commenced Tenant’s Work and shall complete or cause the same to be completed expeditiously in accordance with Tenant’s Plans, in a good and workerlike manner, in accordance with all applicable laws, statutes, ordinances, rules, directives, requirements and regulations of all governmental, quasi-governmental and insurance authorities, departments, boards, bureaus, agencies, offices, commissions and officers and with all requirements of the Board of Fire Underwriters (collectively, “Requirements”) and in accordance with Owner’s reasonable work regulations for the Building. All of Tenant’s Work shall be performed in a manner so as not to interfere with other contractors, if any, in the Building. Passenger elevators shall not be used by Tenant or Tenant’s contractors to transport construction material and/or workers to the Additional Space or any part thereof. At all times during the progress of Tenant’s Work, Tenant shall permit Owner, Owner’s architect and other representatives of Owner reasonable access to the Aditional Space for the purpose of inspecting same, verifying conformance of Tenant’s Work with Tenant’s Plans and otherwise viewing the progress of Tenant’s Work.

D. Tenant’s Work shall not entail any structural changes to the Additional Space or to the Building. All of Tenant’s Work shall be performed within the Additional Space. Tenant’s Work shall in no event interfere with or impair the use of other portions of the Building or its services, including, without limitation, the plumbing, heating, ventilating, air conditioning and electrical systems, by Owner or other occupants of the Building.

E. Tenant shall pay Tenant’s contractors, laborers, subcontractors, materialmen and suppliers in accordance with their respective agreements and shall not cause or suffer any mechanics’ liens, mortgages, chattel liens, or other title retention or security agreements to be placed on the Building, the demised premises or any improvements therein. All contracts or agreements made by Tenant with any third party or parties in connection with Tenant’s Work or any other alterations, improvements, changes, decorations or additions shall expressly provide that said third party or parties shall look solely to Tenant for any and all payments to be made pursuant to such contract or agreement and that Owner shall not have any responsibility or liability for the payment thereof.

F. (1) Subject to and in accordance with the provisions in this Paragraph set forth, and provided Tenant is not in default under the Lease as to which notice has been given, Owner shall reimburse Tenant or pay to third parties for Tenant’s account an amount equal to the lesser of: (i) Tenant’s actual out-of-pocket expense for the permanent leasehold improvements constituting part of Tenant’s Work (“Tenant’s Work Cost”), it being agreed that Tenant’s Work Cost shall not include any “soft costs,” “professional fees” or the cost of any cabling, moveable partitions, business or trade fixtures, furniture, furnishings or other articles of personalty in excess of $21,900.00; or (ii) $145,985.00 (“Owner’s Maximum Contribution”).

(2) From time to time during the prosecution of Tenant’s Work, but not more frequently than monthly, Tenant may submit to Owner a written statement (each, an “Interim Reimbursement Statement”) setting forth in reasonable detail the amount of Tenant’s Work Cost theretofore paid or then payable in respect of Tenant’s Work theretofore completed and requesting reimbursement or payment of a portion thereof up to the then Maximum Request Amount (which, for purposes hereof, shall mean at any time, the excess (if any) of: (a) the lesser of: (x) Tenant’s Work Cost theretofore paid or then payable in respect of the portion of Tenant’s Work theretofore completed; or (y) Owner’s Maximum Contribution; over (b) the aggregate amounts theretofore paid by Owner to or on behalf of Tenant pursuant to this Paragraph). Tenant shall include with each Interim Reimbursement Statement: (i) copies of all invoices in respect of all of Tenant’s Work theretofore performed; (ii) a certification from Tenant’s Architect certifying that the portion of Tenant’s Work relating to such Tenant’s Work Cost has been completed (which certification shall be on the standard AIA form); (iii) evidence reasonably satisfactory to Owner establishing that all sums due and owing to contractors, subcontractors and materialmen in respect of such portion of Tenant’s Work have been or will then be paid, including without limitation lien waivers from such contractors, subcontractors and materialmen; and (iv) a detailed computation of the Maximum Request Amount requested.

(3) Within thirty (30) days after Owner receives an Interim Reimbursement Statement, Owner shall, provided Tenant is not in monetary default under the Lease as to which notice has been given or other default beyond any applicable grace period set forth in the Lease, reimburse Tenant or pay to third parties for Tenant’s account the amount properly requested in the Interim Reimbursement Statement up to the then Maximum Request Amount.

(4) After Tenant has completed Tenant’s Work, Tenant shall submit to Owner: (i) an affidavit executed by Tenant’s chief financial officer or chief operating officer (“Tenant’s Work Statement”) certifying that Tenant’s Work has been completed and setting forth in reasonable detail Tenant’s Work Cost; (ii) copies of all invoices in respect of Tenant’s Work Cost not theretofore furnished to Owner; (iii) a certification from Tenant’s Architect certifying that Tenant’s Work has been completed (which certification shall be on the standard AIA form); and (iv) evidence reasonably satisfactory to Owner establishing that: (x) all sums due and owing to contractors, subcontractors and materialmen have been or will then be paid, including without limitation lien waivers from such contractors, subcontractors and materialmen; (y) all governmental authorities (including without limitation the New York City Department of Buildings) and fire underwriters have issued final approval of Tenant’s Work as built and the occupancy of the Additional Space; and (z) Tenant’s Work complies with all Requirements.

(5) Within thirty (30) days after Owner receives Tenant’s Work Statement and all of the other items specified in subparagraph (4) of this Paragraph, Owner shall, provided Tenant is not in monetary default under the Lease or other default beyond any applicable grace period set forth in the Lease, reimburse Tenant an amount equal to the excess of: (i) an amount equal to the lower of: (x) Tenant’s Work Cost; or (y) Owner’s Maximum Contribution; over (ii) the aggregate of all amounts paid by Owner to or on behalf of Tenant pursuant to this Paragraph.

(g) Nothing contained in this Article shall limit or qualify the terms, covenants, agreements, provisions and conditions of Article 11 of the Lease, except as expressly and specifically set forth in this Article. The terms, covenants, agreements, provisions and conditions of this Article are in addition to the terms, covenants, agreements, provisions and conditions contained in Article 11 of the Lease.

5. Tenant represents, warrants and confirms to and for the benefit of Owner that it has dealt with no broker in connection with this Amendment and the matters contemplated hereby. Tenant hereby agrees to indemnify and save Owner harmless of, from and against any and all claims (including all expenses and fees, including reasonable attorneys’ fees, related thereto) for commissions, fees or any other compensation made by any broker or entity against Owner by reason of Tenant’s breach of the representation and warranty made by Tenant in the first sentence of this Article. The provisions of this Article shall survive the Expiration Date.

6. Tenant acknowledges that Owner has made no representations to Tenant with respect to the condition of the Additional Space. Tenant further acknowledges and represents to Owner that it has thoroughly inspected and examined, or caused to be thoroughly inspected and examined, the Additional Space and that it is fully familiar with the physical condition and state of repair thereof and Tenant agrees to accept the Additional Space “as-is” in its existing condition and state of repair, subject to any and all defects and materials therein, other than latent, and agrees that, notwithstanding anything to the contrary contained herein or in the Lease, Owner shall have no obligation to alter, improve, decorate or otherwise prepare the Additional Space for Tenant’s occupancy except that Owner shall: (i) repair the slab opening; (ii) laminate the perimeter walls; and (iii) supply only three (3) fan power boxes.

7. If Owner is unable to give possession of the Additional Space on the Additional Space Date because of the holding over or retention of possession of any tenant, undertenant or occupants or for any other reason, Owner shall not be subject to any liability for failure to give possession on said date and the validity of this Amendment shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of the Lease, but the rent payable hereunder solely in respect of the Additional Space shall be abated (provided Tenant is not responsible for Owner’s inability to obtain possession) until after Owner shall have given Tenant written notice that the Additional Space is available for Tenant’s occupancy.

8. Except as expressly amended and modified hereby, the Lease and all covenants, agreements, terms and conditions thereof shall remain in full force and effect and are hereby in all respects ratified and confirmed. Tenant takes the occasion of the execution of this Amendment to confirm that: (i) Tenant has been in possession of the Original Premises for more than three (3) years; (ii) Tenant is satisfied with the condition of the Original Premises and Owner is not required to do any work to or in respect thereof; (iii) to the best of Tenant’s knowledge Owner has performed all of its obligations under the Lease; and (iv) Tenant has no claims or offsets against Owner thereunder or otherwise. Owner hereby confirms that: (a) to the best of its knowledge Tenant has performed all of its obligations under the Lease; and (b) it has no claims or offsets against Tenant thereunder or otherwise.

9. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors in interest and assigns (subject in any event to the limitations and prohibitions set forth in the Lease or Tenant’s right to assign its interest therein), and shall not be binding or effective for any purpose until mutually executed and delivered by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above set forth.

WATCH HOLDINGS, LLC

By:	GE Capital Realty Group, Inc., its servicer

	By:	/s/ BD Wheeless
Name: BD Wheeless
Title: VP

NEWMARK & COMPANY REAL ESTATE, INC.

	By:	/s/ Jeffrey Gural
Name: Jeffrey Gural
Title: President

EXHIBIT A

EAST 42ND STREET
A
C
D
B
E
EAST 41ST STREET
PARK AVENUE

SCALE:
0 4' 12' 24'

descon

ALL DIMENSIONS ARE APPROXIMATE AND ARE SUBJECT TO NORMAL BUILDING VARIANCES

125 PARK AVENUE
3RD FLOOR

NEWMARK
William G. Cohen
Executive Vice President
(212) 372-2233

Scott Klau
Managing Director
(212) 372-2244

FOURTH AMENDMENT TO LEASE

(Surrender of Licensed Premises and Addition of New Premises)

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is dated as of March 15, 2005, between SRI SIX 125 PARK, LLC, a Delaware limited liability company (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation (“Tenant”).

RECITALS

A. SUTOM, N.V., a Netherlands Antilles corporation (“Original Landlord”), and Tenant, entered into that certain Lease (the “Initial Lease”), dated as of May 6, 1994, as amended by that certain letter agreement, dated as of December 22, 1995, and by that certain letter agreement, dated as of September 12, 1996, for certain Premises located on the 11th and 12th floors (the “Initial Premises”) of the building located at 100 East 42nd Street, New York, New York (the “Building”). Watch Holdings, LLC, a Delaware limited liability company, successor to Original Landlord (“Successor Landlord”), and Tenant entered into that certain Third Amendment to Lease, dated February 20, 1998 (the “Third Amendment”), wherein additional premises located on the 3rd floor of the Building were added to the Initial Premises (the “Third Floor Premises”), and that certain Consent to Tenant’s Changes, dated as of August 30, 2001 (the “Consent”). Successor Landlord and Tenant entered into that certain License Agreement (the “License”), dated as of May 1, 2004, wherein Successor Landlord, as “Licensor”, licensed to Tenant, as “Licensee”, certain premises located on the 15th floor of the Building (the “Licensed Premises”), all as more particularly described in the License. The Initial Lease, as modified by the letter agreements, the Third Amendment and the Consent is hereinafter referred to as the “Lease”. The Initial Premises, as increased by the addition of the Third Floor Premises, is hereinafter collectively referred to as the “Existing Premises”. Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease.

B. The term of the Lease is presently scheduled to expire on May 31, 2006 (the “Expiration Date”). The initial term of the License expired on August 31, 2004 but has been extended on a month-to-month basis pursuant to the terms thereof.

C. Landlord and Tenant presently desire to amend the Lease (i) to provide for Tenant’s surrender of the Licensed Premises; (ii) to provide for the leasing by Tenant of certain space on the 14th floor of the Building upon and subject to the terms and conditions set forth herein; (iii) set forth the amount of annual fixed rent for the Additional Premises (as such term is defined in Paragraph 1, below); and (iv) provide for certain other modifications to the Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Additional Premises. Effective as of the Additional Premises Commencement Date (as defined below), and continuing to the Expiration Date, the space located on the fourteenth (14th) floor of the Building and shown outlined on the attached Exhibit A (the “Additional Premises”) shall be added to the premises covered by the Lease. Commencing on the Additional Premises Commencement Date, all references in the Lease and in this Amendment to the “Demised Premises” or otherwise to the premises demised thereunder shall be deemed to include the Additional Premises, and all terms, covenants and conditions of the Lease applicable to the Existing Premises shall apply to the Additional Premises, except as expressly set forth in this Amendment. Landlord and Tenant hereby stipulate for all purposes of the Lease that the Additional Premises contains 9,117 rentable square feet.

The “Additional Premises Commencement Date” shall mean the date on which Landlord shall deliver the Additional Premises to Tenant in its then as-is condition. Landlord shall have no obligation to make or pay for any improvements or renovations in or on the Additional Premises to prepare the Additional Premises for Tenant’s occupancy. Upon either party’s request after the Additional Premises Commencement Date and the Surrender Date (as such term is defined in Paragraph 5, below), the parties shall execute a letter confirming the Additional Premises Commencement Date and the Surrender Date substantially in the form attached hereto as Exhibit B. The anticipated Additional Premises Commencement Date is March 14, 2005.

2. Modification of Monthly Rent. Effective as of the Additional Premises Commencement Date, Tenant shall pay the amounts set forth below as annual fixed rent for the Additional Premises pursuant to Article 1 of the Lease:

Period	Annual Net Rent	Monthly Installment
Additional Premises Commencement Date – May 31, 2006	$364,680.00	$30,390.00

3. Taxes and Operating Expenses. Tenant shall not be obligated to pay any Taxes or Operating Expenses with respect to the Additional Premises.

4. Electricity. As soon as reasonably practical following the execution and delivery of this Amendment by Landlord and Tenant, Tenant shall install, at Tenant’s sole cost and expense, a submeter or submeters, for the purposes of measuring Tenant’s consumption of electricity at the Premises. The installation of the submeter shall be performed in accordance with the provisions of the Lease, including, without limitation, Article 11 thereof. Commencing on the later to occur of (i) the Additional Premises Commencement Date and (ii) the date on which the installation of the submeter(s) is completed (the “Submeter Date”), Tenant shall pay for electricity in the manner set forth in Section 14.01 of the Lease; provided, however, that, from and after the Submeter Date to and including the date of the expiration or earlier termination of the Lease, Tenant shall pay to Landlord, with payments of the monthly installments of annual fixed rent, an amount equal to five percent (5%) of the cost of the electricity consumed at the Additional Premises during the immediately prior month (or portion thereof if the Submeter Date occurs on a date other than the first day of any calendar month or if the term of the Lease expires on a date other than the last day of any calendar month) for each month of the term of the Lease. So long as Tenant is diligently prosecuting the installation of the submeter(s), Tenant shall not be obligated to pay for electricity consumed at the Additional Premises prior to the Submeter Date.

5. Surrender of Licensed Premises.

a. Surrender. On or before April 2, 2005, Tenant shall vacate the Licensed Premises and surrender the same to Landlord. The Licensed Premises shall be surrendered to Landlord vacant and broom clean, with all trade fixtures, furniture, office equipment, and other equipment and personal property of Tenant removed therefrom, and otherwise in the condition required by Paragraph 9 of the License, except ordinary wear and tear (with the same force and effect as if the Additional Premises Commencement Date were the “Expiration Date” under the License). Tenant acknowledges that time is of the essence with respect to Tenant’s obligation to timely surrender the Licensed Premises to Landlord in the condition required above. Tenant’s failure to timely so surrender the Licensed Premises shall constitute a breach of and a default under the License (and no notice, grace or cure period shall be applicable thereto) and a holdover of the Licensed Premises without Landlord’s consent and, during any period that Tenant remains in possession of the Licensed Premises after April 2, 2005, Tenant shall remain obligated to pay all rent and other amounts due under the License for the continued possession of the Licensed Premises. In addition, if the Licensed Premises shall not have been surrendered to Landlord in the condition required above, Landlord may, at its option and at Tenant’s expense, perform any or all work as shall be required to put the Licensed Premises in the condition required above (the “Restoration Work”); provided, however, that, before Landlord performs any Restoration Work, Landlord shall provide Tenant with notice of Tenant’s failure to properly surrender the Licensed Premises and five (5) business days to cure such failure before Landlord commences any Restoration Work. Landlord’s actual and reasonable costs of the Restoration Work shall be reimbursed by Tenant within ten (10) days after Landlord’s written demand, and Tenant’s failure to make such reimbursement when due shall constitute a breach of and a default under the License.

b. Release. The date on which Tenant shall surrender the Licensed Premises to Landlord in the condition required by this Paragraph 5 (or, if applicable, such later date as Landlord shall complete the Restoration Work) is referred to herein as the “Surrender Date”. Effective as of the Surrender Date, the Licensed Premises shall be deemed deleted from the License, and Tenant shall be released from its obligations thereafter arising under the License with respect to the Licensed Premises. Notwithstanding the foregoing, however, Tenant shall remain liable for its obligations with regard to the Licensed Premises that arise prior to the Surrender Date, and Tenant’s indemnification obligations under the License shall survive the deletion of the Licensed Premises from the License with regard to any events which occur prior to the Surrender Date.

6. Option to Renew. Effective as of the Additional Premises Commencement Date, the Additional Premises shall be included in the premises to which Tenant’s option to renew, as set forth in Article 22 of the Lease, applies such that any exercise of the option to renew shall include the Additional Premises, unless otherwise agreed in writing between Landlord and Tenant; provided, however, Tenant acknowledges that, as of the date of this Amendment, Meredith Corporation, an Iowa corporation (“Meredith”), has a pre-existing right to lease the 14th floor with the commencement date of any leasing of such floor to occur at some point in 2010 and that, therefore, any extension of the term of the Lease with respect to the Additional Premises shall be subject to Meredith’s (or its successors’ or assigns’) rights with respect to the 14th Floor and, as a result of such rights, any extended term of the Lease with respect to the Additional Premises may need to be shortened to a period of time that is less than the five (5) year extension term set forth in Article 22, and Tenant may not be able to exercise the second extension option with respect to the Additional Premises if Meredith has exercised its right to lease the 14th floor.

7. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Realty Services, L.P. (the “Broker”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same by any real estate broker or salesperson other than the Broker for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. Landlord shall pay any commission owing to the Broker pursuant to a separate agreement.

8. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

9. Authority. If Tenant is a limited liability company, corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full company, corporate, partnership, trust, association, or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents that Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations hereunder, and each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

10. Terms of this Amendment. Landlord and Tenant acknowledge and agree that the economic terms set forth in Paragraphs 2, 3 and 4 of this Amendment shall not be construed as an admission by either Landlord or Tenant of the fair market rental value for the Additional Premises. Landlord and Tenant also agree that Landlord and Tenant will not disclose the economic terms set forth in Paragraphs 2, 3 and 4 of this Amendment in any arbitration or similar proceeding to determine the fair market rental value of the Existing Premises or any portion thereof. Landlord’s or Tenant’s submission of this Amendment with the economic terms set forth in Paragraphs 2, 3 and 4 hereof redacted shall not be deemed a violation of the foregoing covenant.

11. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

LANDLORD:		TENANT:

SRI SIX 125 PARK, LLC, a Delaware limited liability company		NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation

By:	/s/ Ronnie E. Ragoff	By:	/s/ Joseph I. Rader
Name: Ronnie E. Ragoff		Name: Joseph I. Rader
Title: VP		Title: COO

"Additional Premises"
EAST 42ND STREET
EAST 41ST STREET
PARK AVENUE

125 Park Avenue
Floor 14
Exhibit A

EXHIBIT B

Form of Commencement Date Letter

Re:	Lease, dated as of May 6, 1994, as amended (the “Lease”), between Newmark & Company Real Estate, Inc. (“Tenant”), and SRI Six 125 Park, LLC, a Delaware limited liability company (“Landlord”), for premises (the “Premises”) located in the building located at 100 East 42nd Street, New York, New York.

Ladies and Gentlemen:

This letter will confirm the Additional Premises Commencement Date and the Surrender Date.

The Additional Premises Commencement Date (as defined in Paragraph I of that certain Fourth Amendment to Lease, dated as of                 , 2005 (the “Fourth Amendment”)), was                     2005. The Surrender Date (as defined in Paragraph 5 of the Fourth Amendment) was                     2005.

Please acknowledge Tenant’s agreement to the foregoing by executing both duplicate originals of this letter and returning one fully executed duplicate original to Landlord at the address on this letterhead.

If Landlord does not receive a fully executed duplicate original of this letter from Tenant evidencing Tenant’s agreement to the foregoing (or a written response selling forth Tenant’s disagreement with the foregoing) within fifteen (15) days of the date of this letter, Tenant will be deemed to have consented to the terms set forth herein.

Very truly yours,

SRI SIX 125 PARK, LLC, a Delaware limited liability company

By:
Name:
Its:

AGREED TO AND ACCEPTED as of this

        day of                , 2005 by:

NEWMARK & COMPANY REAL ESTATE, INC.,

a New York corporation

By:
Name:
Title:

FIFTH AMENDMENT TO LEASE

(Extension of Term)

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is dated as of Sept. 19, 2005 (the “Effective Date”) between SRI SIX 125 PARK, LLC, a Delaware limited liability company (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation (“Tenant”).

RECITALS

A. SUTOM, N.V., a Netherlands Antilles corporation (“Original Landlord”), and Tenant entered into that certain Lease (the “Initial Lease”), dated as of May 6, 1994, as amended by that certain letter agreement, dated as of December 22, 1995, and by that certain letter agreement, dated as of September 12, 1996, for certain Premises located on the 11th and 12th floors (the “Initial Premises”) of the building located at 100 East 42nd Street, New York, New York (the “Building”). Watch Holdings, LLC, a Delaware limited liability company, successor to Original Landlord (“Successor Landlord”), and Tenant entered into that certain Third Amendment to Lease, dated February 20, 1998 (the “Third Amendment”), wherein additional premises located on the 3rd floor of the Building (the “3rd Floor Premises”) were added to the Initial Premises, and that certain Consent to Tenant’s Changes, dated as of August 30, 2001 (the “Consent”). Successor Landlord and Tenant entered into that certain License Agreement (the “License”), dated as of May 1, 2004, wherein Successor Landlord, as “Licensor,” licensed to Tenant, as “Licensee,” certain premises located on the 15th floor of the Building (the “Licensed Premises”), all as more particularly described in the License. Landlord and Tenant subsequently entered into that certain Fourth Amendment to Lease, dated as of March 15, 2005 (the “Fourth Amendment”), wherein additional premises located on the fourteenth (14th) floor of the Building (the “14th Floor Premises”) were added to the Premises leased under the Lease. The Initial Lease, as modified by the letter agreements, the Third Amendment, the Fourth Amendment, and the Consent is hereinafter referred to as the “Lease.” Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease. The Initial Premises, the 3rd Floor Premises and the 14th Floor Premises are hereinafter collectively referred to as the “Premises.”

B. The term of the Lease is presently scheduled to expire on May 31, 2006 (the “Expiration Date”). The License has expired, and Tenant is no longer occupying the Licensed Premises.

C. Landlord and Tenant presently desire to amend the Lease (i) to provide for the extension of the term of the Lease with respect to the Initial Premises, the 3rd Floor Premises and the 14th Floor Premises through May 31, 2016, (ii) to provide Tenant with an allowance to improve the Premises, (iii) to set forth the amount of annual fixed rent for the Initial Premises, the 3rd Floor Premises and the 14th Floor Premises, and (iv) provide for certain other modifications to the Lease, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Extension of Term. The term of the Lease is hereby extended for a period (the “Extension Term”) of ten (10) years, commencing June 1, 2006 and ending May 31, 2016 (the “New Expiration Date”). Effective as of the Effective Date, all references in the Lease to the “expiration date,” “the last day of the term of this Lease” or otherwise to the expiration date of the Lease shall be deemed to be references to the New Expiration Date. During the Extension Term, all of the terms, covenants and conditions of the Lease shall be applicable, except as set forth herein and except for Paragraphs 1.04(a), 3.02, 3.03, 30.01, and Exhibit F of the Initial Lease, and Paragraphs 3 and 4.F. of the Third Amendment, which shall not be applicable during the Extension Term. Except as set forth in Paragraph 7 below, Tenant shall not have any option or right to extend the term of the Lease beyond the New Expiration Date.

[Remainder of Page Intentionally Blank.]

2. Annual Fixed Rent During the Extension Term. Tenant shall continue to pay annual fixed rent for the Premises in the amounts set forth in the Lease through the expiration of the initial term on May 31, 2006. Effective June 1, 2006, Tenant shall pay annual fixed rent for the Premises pursuant to the terms of the Lease and as follows:

Period	Initial Premises Monthly Installment of Annual Fixed Rent	14th Floor Premises Monthly Installment of Annual Fixed Rent	3rd Floor Premises Monthly Installment of Annual Fixed Rent	Total Monthly Installment
June 1, 2006 – December 31, 2006	Abated	$30,390.00	$14,303.33	$44,693.33
January 1, 2007 – May 31, 2011	$172,422.83	$30,390.00	$14,303.33	$217,116.16
June 1, 2011 – May 31, 2016	$192,472.00	$34,188.75	$14,303.33	$240,964.08

3. Square Footage of Premises; Taxes and Operating Expenses.

a. Square Footage of Premises. Landlord and Tenant acknowledge that, due to the remeasurement of certain portions of the Premises, the size of the Initial Premises and the 3rd Floor Premises has been changed. Accordingly, Landlord and Tenant hereby stipulate that the 3rd Floor Premises shall be deemed to contain 4,291 square feet for the purposes of the Lease and this Amendment and the 11th and 12th floor portions of the Initial Premises shall each be deemed to contain 24,059 square feet (for a total of 48,118 square feet) for the purposes of the Lease and this Amendment. The size of the 14th Floor Premises remains unchanged at 9,117 square feet. Accordingly, the Premises shall be deemed to contain a total of 61,526 square feet for the purposes of the Lease and this Amendment.

b. Taxes and Operating Expenses. Tenant shall continue to pay Taxes and Operating Expenses for the Premises pursuant to the terms of the Lease through May 31, 2006. Effective June 1, 2006 and continuing thereafter throughout the Extension Term, Tenant shall pay Taxes and Operating Expenses for the entire Premises (including, without limitation the 14th Floor Premises, notwithstanding Paragraph 3 of the Fourth Amendment) pursuant to the terms of the Lease and as follows: (i) the “Tax Base” shall be the Taxes paid by landlord for the fiscal tax year commencing July 1, 2006 and ending June 30, 2007 and, accordingly, effective June 1, 2006, Paragraph 4.01(b) of the Lease is hereby deleted in its entirety and replaced with the following: “(b) “Tax Base” shall mean Taxes which would be paid by Landlord for the fiscal tax year commencing July 1, 2006 and ending June 30, 2007.”; (ii) Tenant’s Proportionate Share of Taxes shall be 0.7565% for the 3rd Floor Premises, 8.4838% for the Initial Premises and 1.6100% for the 14th Floor Premises, and, accordingly, effective June 1, 2006, Paragraph 4.01(d) of the Lease is deleted in its entirety and replaced with the following: “(d) “Tenant’s Proportionate Share” shall mean for purposes of Sections 4.01 through 4.04 of this Lease and all calculations in connection therewith: (1) 0.7565% as to the 3rd Floor Premises (as such term is defined in the Fifth Amendment to Lease entered into between Landlord and Tenant in conjunction with this Lease (the “5th Amendment”)), (2) 8.4838% as to the Initial Premises (as such term is defined in the 5th Amendment), and (3) 1.6100% as to the 14th Floor Premises (as such term is defined in the 5th Amendment).”; (iii) the “Operating Expense Base” shall be changed to the calendar year 2006, and, accordingly, effective as of June 1, 2006, Paragraphs
4.05(c) and 4.07 of the Lease are amended by deleting the date “1994” and replacing it with “2006”; and (iv) Tenant’s Proportionate Share of Operating Expenses shall be 0.8104% for the 3rd Floor Premises, 9.0878% for the Initial Premises, and 1.7200% for the 14th Floor Premises, and, accordingly, effective as of June 1, 2006, Paragraph 4.05(e) of the Lease is deleted in its entirety and replaced with the following: “(e) “Tenant’s Proportionate Share” shall mean for the purposes of this Lease and all calculations in connection therewith: (1) 0.8104% as to the 3rd Floor Premises, (2) 9.0878% as to the Initial Premises, and (3) 1.7200% as to the 14th Floor Premises.”

4. Electricity. At all times during the remainder of the initial term of this Lease and the Extension Term, Tenant shall pay, pursuant to the terms of the Lease, for electricity consumed at the Premises.

5. Condition of Premises. Improvements shall be constructed in the Premises in accordance with this Paragraph 5. Except as otherwise expressly provided in this Paragraph 5, Tenant shall accept the Premises in their “as-is” condition and Landlord shall have no obligation to make or to pay for any improvements or renovations in or to the Premises.

a. Plans; Selection of General Contractor.

i. Plans. Prior to commencing construction of any Tenant’s changes Tenant shall furnish to Landlord, for Landlord’s reasonable approval, a detailed layout plan (the “Space Plan”), prepared by Tenant’s architect (as reasonably approved by Landlord) (“Tenant’s Architect”), for the improvements Tenant desires to have constructed in the Premises or portion thereof. The Space Plan shall also (i) show types of finishes for the improvements, (ii) separately note any proposed structural work or extraordinary electrical, plumbing or HVAC requirements, (iii) show improvements that conform to Landlord’s base building requirements, the “Tenant Construction Standards” and “Conditions for Construction”, if any, then applicable to the Building (collectively, the “Building Construction Standards”) and applicable building codes and other local, state or federal law, ordinance, rule, regulation, code, or order of any governmental entity or insurance requirement (collectively, “Legal Requirements”) now in force or which may hereafter be enacted, (iv) be in sufficient detail as would permit the selected contractor to obtain preliminary estimates of the cost of performing all work shown thereon and (v) be subject to Landlord’s reasonable approval. Landlord shall respond to the Space Plan within five (5) business days after Landlord’s receipt thereof. Tenant shall cause Tenant’s Architect to promptly revise the Space Plan to address any reasonable objections raised by Landlord and Tenant shall resubmit an appropriately revised Space Plan to Landlord within five (5) business days after receipt of Landlord’s objections. This procedure shall be followed until all objections have been resolved and the Space Plan approved by Landlord and Tenant. Tenant is responsible for providing a Space Plan that complies with all applicable building codes and other Legal Requirements, and Landlord’s aforementioned approval of the Space Plan merely indicates Landlord’s consent to the proposed work shown thereon. In no event shall such approval of the Space Plan by Landlord be deemed to constitute a representation by Landlord that the work called for in the Space Plan complies with applicable Legal Requirements nor shall such consent release Tenant from Tenant’s obligation to supply a Space Plan that conforms to applicable Legal Requirements. The Space Plan, as approved by Tenant and Landlord, is referred to hereinafter as the “Final Space Plan.”

Upon the approval by Tenant and Landlord of the Final Space Plan, Tenant shall cause Tenant’s Architect to prepare the working plans and specifications for the improvements Tenant desires to be constructed in the Premises or portion thereof. The working plans and specifications shall show improvements that conform to the Final Space Plan (subject to any deviation from the Final Space Plan that is mutually agreed to by Landlord and Tenant), comply with applicable building codes and other Legal Requirements and shall be in sufficient detail as to enable the selected contractor to obtain all necessary governmental permits for commencement of the improvements and to secure complete bids from qualified contractors to perform the work. Tenant shall deliver the completed working plans and specifications to Landlord for Landlord’s review and Landlord shall provide its reasonable approval or disapproval thereof within five (5) business days after its receipt thereof. Tenant shall cause Tenant’s Architect to revise the working plans and specifications to address any reasonable objections raised by Landlord and shall resubmit the revised working plans and specifications to Landlord within five (5) business days after receipt of Landlord’s objections. This procedure shall be followed until all objections have been resolved and the working plans and specifications approved. In no event shall such approval of the working plans and specifications by Landlord be deemed to constitute a representation by Landlord that the work called for in the working plans and specifications complies with applicable Legal Requirements nor shall such consent release Tenant from Tenant’s obligation to supply working plans and specifications which conform to applicable Legal Requirements. (The working plans and specifications, as approved in writing by Tenant and Landlord, are hereinafter called the “Final Plans” and the improvements to be performed in accordance with the Final Plans are hereinafter called the “Tenant Improvements”). In the event Tenant elects to improve portions of the Premises at different times and elects to prepare separate space plans and final plans for each project (as opposed to preparing a comprehensive space plan and final plans depicting all of the improvements Tenant desires and then phasing construction thereof), then Tenant shall prepare a space plan and final plans for each project in accordance with the provisions of this Paragraph 5.a.

b. Selection of General Contractor.

i. Selection of General Contractor. On or before the date that is thirty (30) days following the approval by Landlord and Tenant of the Final Plans, Tenant shall advise Landlord of the name of the contractor that Tenant desires to be the general contractor for the construction of the Tenant Improvements.

ii. Prior Approval. Tenant’s selected contractor shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.

iii. Qualifications. Tenant’s selected contractor shall (A) have substantial recent experience in the construction of tenant improvements in first class high-rise office buildings in Mid-Town Manhattan, (B) be licensed by the State of New York (as evidenced by Tenant’s submission to Landlord of Contractor’s state license number), and (C) have the capacity to be bonded by a recognized surety company to assure full performance of the construction contract for the work shown on the Final Plans (as evidenced by Tenant’s submission to Landlord of a commitment or other writing issued by a recognized surety company confirming that Contractor is bondable for construction projects having a contract price not less than the contract price under the construction contract for the Tenant Improvements). Tenant’s selected contractor, as approved by Landlord, is hereinafter referred to as the “Contractor”.

iv. Requirements. Tenant shall be responsible for Contractor, subcontractors, suppliers and materialmen (A) obtaining Landlord’s prior written approval of all subcontractors to be utilized in the performance of such construction work, (B) obtaining all necessary governmental permits and approvals in connection with the Tenant Improvements (and Landlord shall have no responsibility whatsoever in connection with obtaining the same), (C) furnishing to Landlord, prior to the commencement of any construction in the Premises, certificates of insurance evidencing insurance as required by the “Conditions for Construction”, if any, then applicable to the Building and (D) performing the construction work in such manner as to minimize, to the extent possible, disturbance of other tenants and occupants of the Building and, with respect to any work the sound levels or other effects of which would create a material disturbance of other tenants or occupants of the Building, performing such work during hours other than “regular hours” on “business days” (as such terms are defined in Paragraph 15.01 of the Lease). Landlord shall have no responsibility for furnishing any security services in or about the Building or Premises to safeguard the construction project or materials in connection therewith, other than that customarily provided in the Building for its use as an office/retail building. Tenant agrees not to employ any contractor for any work in the Premises which involves a type of labor which in the City of New York is typically provided by unionized laborers whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

v. Construction; Changes. Following the approval by Landlord and Tenant of the Final Plans, Tenant shall promptly enter into a contract with Contractor for construction of the Tenant Improvements. At the earliest reasonable date thereafter, Tenant shall cause Contractor to promptly commence and diligently pursue to completion the Tenant Improvements in accordance with the Final Plans. If Tenant requests any change, addition or alteration in or to the Space Plan, or, once approved, the Final Plans, Tenant shall cause Tenant’s Architect to prepare additional plans implementing such change and such additional plans shall be submitted to Landlord for Landlord’s prior written approval. The architectural fees in connection with any such change to the Space Plans or Final Plans shall be added to the cost of the Tenant Improvements. Contractor shall comply with the then applicable Building Construction Standards, if any, and with all applicable Legal Requirements regarding the performance of the work. Following Substantial Completion (as defined herein below) of the Tenant Improvements, Tenant shall cause Contractor to complete any and all identified punch list items as soon as reasonably possible. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have, in Landlord’s reasonable judgment, been completed in accordance with the Final Plans, subject only to correction or completion of “Punch List” items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that they do not materially interfere with or impair Tenant’s use of the Premises for Tenant’s business. The definition of “Substantially Completed” shall also apply to the terms “Substantial Completion” and “Substantially Complete”.

vi. Access. In no event shall Contractor be given access to the Premises for purposes of constructing the Tenant Improvements until Tenant has delivered to Landlord the insurance certificates required pursuant to Paragraph 5.b.iv. above.

c. Cost of Tenant Improvements. The cost of the design, construction and installation of the Tenant Improvements shall be borne as follows:

i. Landlord’s Allowance. Landlord shall contribute toward the cost of the design, construction and installation of the Tenant Improvements (including, without limitation, the fee for Contractor and Landlord’s Costs (as defined in Paragraph 5.c.iii. below)) to be constructed in the Premises an amount not to exceed One Million Six Hundred Forty-Four Thousand Six Hundred Sixty Dollars ($1,644,660) (“Landlord’s Allowance”); provided, however that not more than One Hundred Eighty-Four Thousand Five Hundred Seventy-Eight Dollars ($184,578.00) of Landlord’s Allowance may be applied to Tenant’s reasonable architectural and engineering costs for the design of the Tenant Improvements for the Premises; and provided, further, that not more than Four Hundred Thirty-Five Thousand Five Hundred Twenty-Eight Dollars ($435,528.00) of Landlord’s Allowance may applied to the costs of work stations, carpeting, wall coverings, and data/telecommunications cabling/wiring for the Premises. No portion of Landlord’s Allowance may (A) be applied to the cost of any other equipment or furniture, or trade fixtures, moving expenses, or signage (B) be applied to any portion of the Premises which is then the subject of a sublease, or (C) be used to prepare any portion of the Premises for a proposed subtenant or assignee. Notwithstanding anything to the contrary in this Paragraph 5.c.i., but subject to Paragraph 5.c.ii., below, Landlord’s Allowance shall be available for disbursement pursuant to the terms hereof only until May 31, 2007 (the “Forfeit Date”). Accordingly, if any portion of Landlord’s Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) on or before the Forfeit Date, then, subject to Paragraph 5.c.ii., below, such unused portion shall be forfeited by Tenant. If Tenant elects to purchase work stations using the proceeds of the Landlord’s

Allowance, then (i) Landlord shall have the option of requiring Tenant, upon (the expiration or earlier termination of the Lease, to transfer title of the work stations to Landlord and to leave the work stations at the Premises, (ii) Tenant shall maintain insurance on such work stations for the full replacement value thereof, (iii) Tenant shall keep and maintain the work stations in good working order, condition and repair, and (iv) Tenant shall not allow any lien or other security interest to attach to or be placed upon such work stations at any time during the term of this Lease, and, in that regard, Tenant shall not offer the work stations as collateral for any loan or other financing Tenant may obtain.

ii. Application of Portions of Allowance to Annual Fixed Rent. Tenant shall be entitled to apply up to Six Hundred Fifteen Thousand Two Hundred Sixty Dollars ($615,260.00) of the Landlord’s Allowance described in Paragraph 5.c.i., above toward the annual fixed rent due for the Premises during the period commencing June 1, 2008 and ending May 31, 2010 (the “Rent Period”). Within thirty (30) days after Substantial Completion of the Tenant Improvements and provided that there remain unused Landlord Allowance dollars from the Landlord’s Allowance, Tenant shall inform Landlord in writing of Tenant’s desire to apply such unused amounts to annual fixed rent in accordance with the provisions of this Paragraph 5.c.ii. Tenant’s failure to provide such notice shall be deemed Tenant’s election not to use any such remaining portion of the Allowance for free rent.

iii. Distribution of Landlord’s Allowance; Landlord’s Costs.

With respect to any costs of construction of the Tenant Improvements that Tenant incurs (and to which the Landlord’s Allowance may be applied) prior to June 1, 2006, Landlord shall disburse LandLoard’s Allowance directly to Tenant upon the later to occur of (i) not more than thirty (30) days after Landlord’s receipt of (A) invoices of Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of New York law) and (ii) February 15, 2006.

With respect to any costs of construction of the Tenant Improvements that Tenant incurs (and to which the Landlord’s Allowance may be applied) on or after June 1, 2006, Landlord shall disburse Landlord’s Allowance directly to Contractor and/or to the applicable subcontractors, as Landlord shall determine, on a monthly basis, within thirty (30) days after receipt of (A) invoices of Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional lien waivers executed by Contractor and the persons and entities performing the work or supplying the materials covered by landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of New York law).

No payment will be made for materials or supplies not located in the Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts of subcontracts until expiration of the applicable Lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of New York law) from Contractor and all subcontractors and suppliers involved in the Tenant Improvements; provided, however, that the foregoing shall not be deemed to require Landlord to disburse any portion of the Landlord’s Allowance applicable to work performed before June 1, 2006 prior to the time set forth in the first paragraph of this Section 5.c.iii. If the cost of the design and construction of the Tenant Improvements exceeds the Landlord’s Allowance, then Tenant shall pay all such excess costs (after the full amount of the Landlord’s Allowance has been disbursed hereunder) directly to Contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require.

Notwithstanding the foregoing, Landlord shall be entitled to retain from the Landlord’s Allowance, the reasonable expenses and fees of the Landlord’s construction manager that are attributable to such manager’s involvement with the construction of the Tenant Improvements and the out-of-pocket costs actually incurred by Landlord in connection with the Tenant improvements, including, without limitation, the costs and fees of third-party architects, engineers and consultants (collectively, the “Landlord’s Costs”). At such time as the Landlord’s Allowance has been entirely disbursed, Tenant shall, within ten (10) business days after written demand, pay to Landlord any Landlord’s Costs not yet paid to Landlord.

d. Construction of Interconnecting Stairs and of Connection to 110 East 42nd Street. Landlord acknowledges that Tenant desires to install interconnecting stairs between the Initial Premises, i.e., between the 12th and 14th floors (the “Stairs”). Subject to Landlord’s review and approval of plans and specifications therefor, as more particularly set forth in Paragraph 5.a., above, Landlord hereby approves of the installation of the Stairs. Such installation shall be performed in accordance with the provisions of this Paragraph 5. Landlord reserves the right to require Tenant, at the expiration or sooner termination of the Lease (including, without limitation, upon the Termination Date, as defined in Paragraph 6 of this Amendment), to remove the Stairs and to restore the Premises, and other parts of the Building affected by the installation of the Stairs, to their condition prior to the installation of the Stairs. In the event Landlord so elects, Tenant shall perform and complete such removal and restoration at Tenant’s sole cost and expense prior to the expiration or sooner termination of the term of the Lease (including, without limitation, upon the Termination Date, as defined in Paragraph 6 of this Amendment). Landlord also acknowledges that Tenant desires to breakthrough the exterior wall of the Building in the 11th floor portion of the Initial Premises to gain access through such breakthrough to the building (the “Adjacent Building”) commonly known as 110 East 42nd Street, New York, New York (the “Breakthrough”). Landlord acknowledges that Tenant performed a similar breakthrough on the 12th floor portion of the Initial Premises pursuant to the terms of the Consent. Subject to Landlord’s review and approval of plans and specifications for the Breakthrough, as more particularly set forth in Paragraph 5.a., above, Landlord hereby consents to the Breakthrough. The Breakthrough shall be performed in accordance with the provisions of this Paragraph and the Lease; provided, however, that in the event of a conflict between the provisions of this Amendment and the Lease with respect thereto, the provisions of this Lease shall prevail. In addition, the Breakthrough shall be performed in accordance with the provisions of the Consent, as incorporated herein, and, in that regard, all of the terms and provisions of Paragraphs 1-20 of the Consent are incorporated herein, including, without limitation, Paragraph 11 thereof, which requires Tenant to close the Breakthrough and perform certain restoration work with respect to the Breakthrough prior to the expiration or sooner termination of the Lease, and shall apply as between Landlord and Tenant with respect to the Breakthrough (and references in the Consent to the term “Opening” shall mean the Breakthrough and references in the Consent to “Demised Premises” shall mean the Premises), except as follows: (i) the date “August 30, 2001” in Paragraph 1 of the Consent is hereby deleted and replaced with the following “the date that is sixty (60) days after the date on which Landlord received written notice of Tenant’s desire to perform the Breakthrough”; (ii) references in the Consent to the word “Plans” shall mean the Final Plans for the Breakthrough prepared by Tenant and approved by Landlord pursuant to Paragraph 5.a., above; and (iii) the number “10” in Paragraphs 12 and 13 of the Consent is hereby deleted and replaced with the number “11.” In the event of a conflict between the Consent, as incorporated herein and modified hereby, and this Amendment, the terms of the Consent shall apply.

6. Potential Deletion of 14th Floor Premises; Leasing of Alternative Space. Tenant acknowledges that, as of the date of this Amendment, Meredith Corporation, an Iowa corporation (“Meredith”), has a pre-existing right to lease the 14th floor of the Building with the commencement date of any leasing of such floor to occur at some point in 2010 and that, therefore, Tenant’s leasehold interest in and right to occupy the 14th Floor Premises may be terminated by Landlord in the event Meredith exercises its right to lease the 14th floor of the Building. In the event Meredith makes such an election, Landlord shall promptly notify Tenant (the “Meredith Notice”) of such election. Landlord shall specify in such notice the date on which such termination of the Lease as to the 14th Floor Premises shall be effective (the “Termination Date”) and whether Landlord has identified for Tenant an alternative space in the Building of approximately the same size as the 14th Floor Premises but, in any event, within a range of approximately 7,000 to 11,000 square feet in size, for Tenant as substitute space for the 14th Floor Premises (the “Alternative Space”) or whether Landlord does not have an Alternative Space available for Tenant. In the event Landlord does not have an Alternative Space, then the Lease as to the 14th Floor Premises shall terminate as of the Termination Date and the size of the Premises shall be reduced as a result of the loss of the 14th Floor Premises. In the event Landlord has identified Alternative Space in the Meredith Notice, then Tenant shall have the option to lease such space in its “as-is” condition at a per square foot rental rate equal to the per square foot rate that would have been in effect for the 14th Floor Premises on the date on which the Lease commences with respect to the Alternative Space with any increases in such rental rate on the same schedule as would have applied to the 14th Floor Premises pursuant to Paragraph 2 of this Amendment and with any adjustments in the calculation of Tenant’s share of operating expenses or taxes (as more particularly described in Paragraph 3.b., above) based on the size of the Alternative Space and otherwise on the terms and conditions set forth in the Lease. If Tenant desires to so lease the Alternative Space, then, within ten (10) days after the date of the Meredith Notice, Tenant shall provide Landlord with written notice of Tenant’s desire to lease the Alternative Space (the“Alternative Space Election Notice”). If Tenant fails to provide the Alternative Space Election Notice or notifies Landlord that Tenant does not desire to lease the Alternative Space, then Tenant shall have elected not to lease the Alternative Space and the Lease as to the 14th Floor Premises shall terminate as of the Termination Date and the size of the Premises shall be reduced as a result of the loss of the 14th Floor Premises. If Tenant elects to lease the Alternative Space by providing the Alternative Space Election Notice, then the Lease, with respect to the Alternative Space, shall commence on the later to occur of (i) the date on which Landlord delivers possession of the Alternative Space to Tenant in its then “as-is”

condition (and Landlord shall have no obligation to make or to pay for any alterations, improvements,, renovations, or additions to the Alternative Space or to otherwise prepare the space for Tenant’s use) and (ii) the Termination Date (the “Alternative Space Commencement Date”) and shall expire on the Expiration Date. Landlord shall provide Tenant with early access to the Alternative Space for a period of thirty (30) days prior to the Alternative Space Commencement Date in order to provide Tenant with time to fit-up the Alternative Space; provided, however, that Landlord does not guarantee that the Alternative Space will be available prior to the Termination Date for such early access, if the then-existing occupants of the Alternative Space shall hold over, or delivery is delayed for any other reason beyond Landlord’s reasonable control. Such period of early access shall be rent-free but shall otherwise be subject to all of the provisions of the Lease. In the event that Landlord is unable to provide such early access, then Tenant shall be entitled to occupy the Alternative Space rent-free after the Alternative Space Commencement Date until the earlier to occur of (i) Tenant’s commencing to conduct business in the Alternative Space or (ii) the expiration of a period of time equal to thirty (30) days less any days of early access provided prior to the Alternative Space Commencement Date. In the event of a reduction of the size of the Premises due to the loss of the 14th Floor Premises and no available Alternative Space or Tenant’s declining to lease the Alternative Space as set forth in this Paragraph 6, Landlord and Tenant shall promptly enter into an amendment to the Lease reducing the Premises and making commensurate adjustments to the Annual Fixed Rent and Tenant’s shares of operating expenses and taxes. In the event Landlord has Alternative Space available and Tenant elects to lease such space as set forth in this Paragraph 6, Landlord and Tenant shall promptly enter into an amendment to the Lease substituting the Alternative Space for the 14th Floor Premises on all of the terms and conditions set forth in this Paragraph 6. Tenant shall vacate and surrender the 14th Floor Premises on the Termination date in the condition required under this Amendment and the Lease as if such Termination Date were the expiration date of the Lease, and Tenant’s failure to do so shall be deemed a holdover, and Tenant shall be required to pay holdover rent for the 14th Floor Premises at the rate set forth in Paragraph 23.02 (without the benefit of 60-day grace period set forth in Paragraph 23.02, which shall be deemed inapplicable to such holdover).

7. Option to Renew. Effective as of the Effective Date, Article 22 of the Lease, entitled “Option to Renew” is hereby deleted in its entirety and replaced with the following:

ARTICLE 22

Option to Renew

22.01 Option to Renew. Tenant shall have the option to renew this Lease for one (1) additional term of five (5) years, commencing upon the expiration of the Extension Term (as such term is defined in the 5th Amendment). The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than twelve (12) months prior to expiration of the Extension Term of this Lease. Notwithstanding the foregoing, at Landlord’s election, the renewal option shall be null and void and Tenant shall have no right to renew this Lease pursuant thereto if on the date Tenant exercises the option or on the date immediately preceding the commencement of the renewal period (i) the Tenant originally named in this Lease is not in occupancy of the entire Demised Premises then demised hereunder (which Demised Premises, the parties acknowledge, consists of space on the 3rd floor, the 14th floor and all of the 11th and 12th floors, as of the date of that certain Fifth Amendment to Lease entered into between Landlord and Tenant in conjunction with this Lease) or such Tenant does not intend to continue to occupy the entire Demised Premises (but intends to assign this Lease or sublet the space in whole or in part), or (ii) Tenant is in default of any of its obligations under this Lease.

22.02 Terms and Conditions. If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the Demised Premises during the initial term shall apply during such renewal term, except that (i) Tenant shall have no further right to renew this Lease, (ii) Tenant shall take the Demised Premises in their then “as-is” state and condition, (iii) the annual fixed rent payable by Tenant for the Demised Premises shall be equal to ninety-five percent (95%) of the then fair market rent for the Demised Premises based upon the terms of this Lease, as renewed, (iv) the Operating Expense Base for the Demised Premises shall be the calendar year in which the renewal term commences, and (v) the Tax Base shall be the fiscal tax year in which the renewal term commences. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the space will be covered by the Lease. For purposes of this Article 22, the term “fair market rent” shall mean the rental rate for comparable space under primary lease (and not sublease) to new tenants, taking into consideration the unique quality and prestige of the Building and such amenities as existing improvements, view, floor on which the Demised Premises are situated and the like, situated in first-class, reputable, established high-rise office buildings in comparable locations in Mid-town Manhattan, in comparable physical and economic condition, taking into consideration the then prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g., not offering extraordinary rental, promotional deals and other concessions to tenants which deviate from what is the then prevailing ordinary practice in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Exhibit A of the 5th Amendment.

8. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Realty Services, L.P., representing Landlord, and Tenant, representing itself (the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. Landlord shall pay any commission owing to the Brokers pursuant to a separate agreement.

9. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

10. Authority. If Tenant is a limited liability company, corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full company, corporate, partnership, trust association, or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents that Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations hereunder, and each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

11. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

LANDLORD:		TENANT:

SRI SIX 125 PARK, LLC, a Delaware limited liability company		NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation

By:	/s/ Ronnie Ragoff	By:	/s/ Jeffrey Gural
Name: Ronnie Ragoff		Name: Jeffrey Gural
Title: VP		Title: Chairman

EXHIBIT A

Appraisal Procedure

Within fifteen (15) days after the expiration of the thirty (30)-day period set forth in Article 22 of this Lease, for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market monthly rental. The brokers each shall have at least ten (10) years’ experience with leases in first-class high-rise office buildings in Mid-town Manhattan and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market monthly rental. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market monthly rental. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market monthly rental. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market monthly rent, and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties. After having initialed a paper on which his determination of fair market monthly rent is set forth, the third broker shall place his determination of the fair market monthly rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market monthly rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two (2) determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the (2) two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market monthly rent shall be the fair market monthly rent. If such is not the case, fair market monthly rent shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of fair market monthly rent by the third broker.

SIXTH AMENDMENT TO LEASE

(Granting 14th Floor Expansion Option)

THIS SIXTH AMENDMENT TO LEASE (this “Amendment”) is dated as of May 14, 2007 (the “Effective Date”) between SRI SIX 125 PARK, LLC, a Delaware limited liability company (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation (“Tenant”) dba “Newmark Knight Frank”.

RECITALS

A. SUTOM, N.V., a Netherlands Antilles corporation (“Original Landlord”), and Tenant entered into that certain Lease (the “Initial Lease”), dated as of May 6, 1994, as amended by that certain letter agreement, dated as of December 22, 1995, and by that certain letter agreement, dated as of September 12, 1996, for certain premises located on the 11th and 12th floors (the “Initial Premises”) of the building located at 100 East 42rd Street, New York, New York (the “Building”). Watch Holdings, LLC, a Delaware limited liability company, successor to Original Landlord (“Successor Landlord”), and Tenant entered into that certain Third Amendment to Lease, dated February 20, 1998, wherein additional premises located on the 3rd floor of the Building (the “3rd Floor Premises”) were added to the Initial Lease, and that certain Consent to Tenant Changes, dated as of August 30, 2001 (the “Consent”). Successor Landlord and Tenant entered into that certain License Agreement (the “License”), dated as of May 1, 2004, wherein Successor Landlord, as “Licensor,” licensed to Tenant, as “Licensee,” certain premises located on the 15th floor of the Building (the “Licensed Premises”), all as more particularly described in the License. Landlord and Tenant subsequently entered into (i) a Fourth Amendment to Lease, dated as of March 15, 2005, pursuant to which, among other things, additional premises located on the fourteenth (14th) floor of the Building (the “14 Floor Premises”) were added to the Initial Lease and (ii) a Fifth Amendment to Lease, dated as of September 19, 2005 (the “Fifth Amendment”), pursuant to which, among other things, the term of the Initial Lease was extended as to the Initial Premises, 3rd Floor Premises and the 14th Floor Premises through May 31, 2016. The aforementioned License previously expired and Tenant no longer occupies the Licensed Premises. The Initial Lease, as so modified, and the Consent is hereinafter referred to as the “Lease.” Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease. As of the date hereof, the premises covered by the Lease (the “Premises”) include the Initial Premises, the 3rd Floor Premises and the 14th Floor Premises, for a total of approximately 61,526 rentable square feet of space.

B. Pursuant to a separate written agreement (the “GAIC/Newmark Sublease”) between Great American Insurance Company (“GAIC”) and Tenant, Tenant is subleasing from GAIC approximately 2,400 rentable square feet of space on the 14th floor of the Building (the “GAIC/Newmark Sublease Space”). The GAIC/Newmark Sublease is entered into under that certain lease, dated as of August 19, 1994 (the “GAIC Lease”), between Landlord (as successor to Sutom, N.V.) and GAIC pursuant to which GAIC presently leases from Landlord approximately 13,850 rentable square feet of space (the “GAIC 14th Floor Space”) on the 14th floor of the Building. The GAIC Lease is scheduled to expire on December 31, 2009.

C. Pursuant to a separate written agreement with Landlord, Meredith Corporation (“Meredith”) has an option (the “Meredith 14th Floor Option”) to Lease the entire 14th floor of the Building commencing on a date to be selected by Landlord during the calendar year 2010. Meredith must exercise the Meredith Option, if at all, on or before March 31, 2009. Tenant has requested that Tenant receive an option to lease the GAIC 14th Floor Space in the event that Meredith does not lease the entire 14th floor of the Building under the Meredith 14th Floor Option.

D. Landlord and Tenant presently desire to amend the Lease to grant Tenant the option to lease the entire GAIC 14th Floor Space, subject to the Meredith 14th Floor Option, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. 14th Floor Expansion Option.

a. 14th Floor Expansion Option; Landlord’s Option Notification; Option Exercise Notice. Tenant shall have the option (the “14th Floor Expansion Option”) to lease the space located on the fourteenth (14th) floor of the Building and outlined on attached Exhibit A (the “14th Floor Expansion Space”), subject to the terms and conditions terms of this Paragraph 1. Landlord shall notify Tenant in writing (“Landlord’s Option Notification”), not later than April 15, 2009, of whether Meredith has effectively exercised the Meredith 14th Floor Option. If Landlord’s Option Notification advises Tenant that Meredith has effectively exercised the Meredith 14th Floor Option, then the 14th Floor Expansion Option shall be void and of no effect. If Landlord’s Option Notification advises Tenant that Meredith did not effectively exercise the Meredith 14th Floor Option, then Landlord’s Option Notification shall also set forth Landlord’s good faith determination of the then fair market rent (as defined below) for the 14th Floor Expansion Space, based on the then rentable square footage of the 14th Floor Expansion Space, as reasonably determined by Landlord, plus the tenant improvement allowance, if the then fair market terms include such an allowance.

Tenant shall exercise the 14th Floor Expansion Option, if at all, by Tenant’s delivery to Landlord of written notice thereof (the “Tenant’s Option Exercise Notice”) not later than ten (10) days after Tenant’s receipt of Landlord’s Option Notification. Tenant’s Option Exercise Notice shall advise Landlord that Tenant either (i) elects to lease the 14th Floor Expansion Space on the terms set forth in Landlord’s Option Notification or (ii) elects to lease the 14th Floor Expansion Space, but desires to have the fair market rent and market tenant improvement allowance (if any) for the subject 14th Floor Expansion Space determined by appraisal in accordance with the procedures set forth in attached Exhibit B. If Tenant’s Option Exercise Notice does not specify whether Tenant has selected (i) or (ii) from the immediately preceding sentence, Tenant shall be deemed to have selected item (i). If Tenant’s Option Exercise Notice selected item (ii), then the parties shall comply with the procedures of Exhibit B to determine the fair market rent and the market improvement allowance (if any) for the 14th Floor Expansion Space (with the fifteen (15) day period referred to in the first sentence of Exhibit B being the fifteen (15) day period following the date of Tenant’s Option Exercise Notice) and the results of the appraisal procedure shall be binding on the parties and Tenant may not revoke its exercise of the of the 14th Floor Expansion Option.

b. Terms and Conditions.

(i) Upon Tenant’s exercise of the 14th Floor Expansion Option, Landlord and Tenant shall enter into an amendment to this Lease adding the 14th Floor Expansion Space to the Premises on all the terms and conditions set forth in this Lease as to the Premises then demised under the Lease, except that (1) the term of the Lease as to the 14th Floor Expansion Space shall commence on January 1, 2010, or, if later, the date the 14th Floor Expansion Space is actually delivered to Tenant, (2) the annual fixed rent payable by Tenant for the 14th Floor Expansion Space shall be the fair market rent for the 14th Floor Expansion Space, as set forth in Landlord’s Option Notification or as determined by the appraisal procedure (as applicable), (3) Tenant’s Proportionate Share for Taxes as to the 14th Floor Expansion Space and Tenant’s Proportionate Share for Operating Expenses as to the 14th Floor Expansion Space shall be established based on the then rentable square footage of the 14th Floor Expansion Space; (5) the “Tax Base” under Section 4.01(b) of the Lease as to the 14th Floor Expansion Space shall be the fiscal tax year in which the 14th Floor Expansion Space is added to the Lease, (6) the “Operating Expense Base” under Section 4.05(c) of the Lease as to the 14th Floor Expansion Space shall be the calendar year in which the 14th Floor Expansion Space is added to this Lease, (7) Tenant shall take the 14th Floor Expansion Space in its then “as-is” condition (unless the current fair market terms for the 14th Floor Expansion Space include a tenant improvement allowance, in which event Tenant shall receive a tenant improvement allowance for improvements to the 14th Floor Expansion Space and the annual fixed rent set forth in Landlord’s Option Notification shall take into account such tenant improvement allowance) and (8) the renewal option provided for in Article 22 of the Lease shall be inapplicable to the 14th Floor Expansion Space and the provisions of Paragraph l.d. below shall instead apply with regard to the renewal of the Lease as to the 14th Floor Expansion Space.

For purposes of this Paragraph l.b. the term “fair market rent” shall have the meaning set forth in Section 22.02 of the Lease (as added to the Lease by the Fifth Amendment).

(ii) If Tenant exercises the 14th Floor Expansion Option granted herein, Landlord does not guarantee that the 14th Floor Expansion Space will be delivered on January 1, 2010, if the then existing occupant(s) of the 14th Floor Expansion Space shall hold-over, or for any other reason beyond Landlord’s reasonable control. In such event, all rental obligations with respect to the 14th Floor Expansion Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant’s sole recourse.

c. Limitation on 14th Floor Expansion Option. Notwithstanding the foregoing, if (i) on the date of exercise of the 14th Floor Expansion Option, or the date immediately preceding the date the Lease term for the 14th Floor Expansion Space is to commence, there exists an uncured breach of this Lease by Tenant, or (ii) on the date immediately preceding the date the Lease term for the 14th Floor Expansion Space is to commence Tenant named herein (a) is not in occupancy of the entire Premises then leased hereunder or (b) does not intend to occupy the entire Premises, together with the 14th Floor Expansion Space, then, at Landlord’s option, Tenant shall have no right to lease the 14th Floor Expansion Space and the exercise of the right of first offer shall be null and void.

d. Renewal Option for 14th Floor Expansion Space.

(i) If the 14th Floor Expansion Space is added to the Lease pursuant to this Paragraph 1, Tenant shall have the option to renew the term of the Lease as to the 14th Floor Expansion Space for one (1) additional term of five (5) years, commencing on June 1, 2016, which renewal option is separate from Tenant’s renewal option under Article 22 of the Lease as to the Premises other than the 14th Floor Expansion Space. The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not later than June 1, 2015. Notwithstanding the foregoing, at Landlord’s election, the renewal option shall be null and void and Tenant shall have no right to renew the Lease as to the 14th Floor Expansion Space if on the date Tenant exercises the option or on the date immediately preceding the commencement of the renewal period (i) the Tenant originally named in this Amendment is not in occupancy of the entire 14th Floor Expansion Space or such Tenant does not intend to continue to occupy all of the same (but intends to assign this Lease or sublet the 14th Floor Expansion Space in whole or in part), or (ii) there exists an uncured breach of the Lease by Tenant that has continued beyond any applicable notice and cure period, or, if the cure period has not yet expired, is not cured prior to the expiration of the cure period.

(ii) Terms and Conditions. If Tenant exercises the renewal option, then all of the terms and conditions set forth in this Lease as applicable to the 14th Floor Expansion Space during the initial term shall apply during such renewal term, except that (i) Tenant shall have no further right to renew the Lease as to the 14th Floor Expansion Space, (ii) Tenant shall take the 14th Floor Expansion Space in its then “as-is” state and condition for the renewal term, (iii) the annual fixed rent payable by Tenant for the 14th Floor Expansion Space shall be the then fair market rent for the 14th Floor Expansion Space based upon the terms of the Lease as to the 14th Floor Expansion Space, as renewed, (iv) the Operating Expense Base under Section 4.05(c) of the Lease for the 14th Floor Expansion Space shall be the calendar year in which the renewal term commences, and (v) the Tax Base under Section 4.01(b) of the Lease for the 14th Floor Expansion Space shall be the fiscal tax year in which the renewal term commences. Fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period the 14th Floor Expansion Space will be covered by the Lease. For purposes hereof, the term “fair market rent” shall have the meaning set forth above in Paragraph 1.b.(i) above. The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within the thirty (30) calendar day period commencing six (6) months prior to commencement of the renewal period. If Landlord and Tenant are unable to agree upon the fair market monthly rent within said thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in attached Exhibit B.

If the fair market rent is not established prior to the commencement of the renewal term, then Tenant shall pay fixed annual rent and payments for Operating Expenses and Taxes for the 14th Floor Expansion Space at the rate that was in effect for the 14th Floor Expansion Space immediately prior to the commencement of the renewal term and, as soon as the fair market rent is determined for the 14th Floor Expansion Space, Tenant shall pay to Landlord within ten (10) days of written demand any deficiency in the amount paid by Tenant during such period, or, if Tenant paid excess rent during such period, Landlord shall credit such excess payments to the rent amounts next due.

2. Surrender of GAIC/Newmark Sublease Space. If Tenant does not lease the 14th Floor Expansion Space pursuant to Paragraph 1 above, then Tenant shall vacate and surrender the GAIC/Newmark Sublease Space on or before December 31, 2009, so that GAIC can surrender the GAIC/Newmark Sublease Space to Landlord in the condition required by the GAIC Lease on or before December 31, 2009.

3. Reimbursement of Legal Fees. Tenant shall reimburse Landlord for the legal fees incurred by Landlord in connection with the preparation and negotiation of this Amendment, which payment shall be made to Landlord within thirty (30) days following Tenant’s receipt of Landlord’s written invoice therefor.

4. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Realty Services, L.P., representing Landlord, and Tenant, representing itself (the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. No commission or other fee shall be payable to the Brokers in connection with the execution of this Amendment.

5. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

6. Authority. If Tenant is a limited liability company, corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full company, corporate, partnership, trust, association, or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents that Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations hereunder, and each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

7. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

LANDLORD:		TENANT:

SRI SIX 125 PARK, LLC, a Delaware limited liability company		NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation

By:	/s/ Ronnie E. Ragoff	By:	/s/ Joseph Rader
Name:	Ronnie E. Ragoff	Name:	Joseph Rader
Title:	Vice President	Title:	Chief Operating Officer

EXHIBIT B

Appraisal Procedure

Within fifteen (15) days after the expiration of the applicable thirty (30)-day period for the mutual agreement of Landlord and Tenant as to the fair market monthly rental, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market monthly rental. The brokers each shall have at least ten (10) years’ experience with leases in first-class high-rise office buildings in Mid-town Manhattan and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used. If a party does not appoint a broker within such fifteen (15)-day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market monthly rental. If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market monthly rental. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market monthly rental. Each of the parties hereto shall bear one-half (1/2) the cost of appointing the third broker and of the third broker’s fee. The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market monthly rent, and shall be instructed not to advise either party of his determination of the fair market monthly rent except as follows: When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market monthly rent. Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties, After having initialed a paper on which his determination of fair market monthly rent is set forth, the third broker shall place his determination of the fair market monthly rent in a sealed envelope. Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market monthly rent on a paper, initial the same and place them in sealed envelopes. Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market monthly rent by Landlord’s broker and Tenant’s broker shall be opened and examined. If the higher of the two determinations is one hundred five percent (105%) or less of the amount set forth in the lower determination, the average of the two (2) determinations shall be the fair market monthly rent, the envelope containing the determination of the fair market monthly rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination. If either party’s envelope is blank, or does not set forth a determination of fair market monthly rent, the determination of the other party shall prevail and be treated as the fair market monthly rent. If the higher of the (2) two determinations is more than one hundred five percent (105%) of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened. If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market monthly rent shall be the fair market monthly rent. If such is not the case, fair market monthly rent shall be the rent proposed by whichever of Landlord’s broker or Tenant’s broker is closest to the determination of fair market monthly rent by the third broker.

SEVENTH AMENDMENT TO LEASE

(License Fee for Riser Use)

THIS SEVENTH AMENDMENT TO LEASE (this “Amendment”) is dated as of November 14, 2008 (the “Effective Date”) between SRI SIX 125 PARK, LLC, a Delaware limited liability company (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation (“Tenant”) dba “Newmark Knight Frank”.

RECITALS

A. SUTOM, N.V., a Netherlands Antilles corporation (“Original Landlord”), and Tenant entered into that certain Lease (the “Initial Lease”), dated as of May 6, 1994, as amended by that certain letter agreement, dated as of December 22, 1995, and by that certain letter agreement, dated as of September 12, 1996, for certain premises located on the 11th and 12th floors (the “Initial Premises”) of the building located at 100 East 42nd Street, New York, New York (the “Building”). Watch Holdings, LLC, a Delaware limited liability company, successor to Original Landlord (“Successor Landlord”), and Tenant entered into that certain Third Amendment to Lease, dated February 20, 1998, wherein additional premises located on the 3rd floor of the Building (the “3rd Floor Premises”) were added to the Initial Lease, and that certain Consent to Tenant’s Changes, dated as of August 30, 2001 (the “Consent”). Landlord and Tenant subsequently entered into (i) a Fourth Amendment to Lease, dated as of March 15, 2005, pursuant to which, among other things, additional premises located on the fourteenth (14th) floor of the Building (the “14 Floor Premises”) were added to the Initial Lease, (ii) a Fifth Amendment to Lease, dated as of September 19, 2005 (the “Fifth Amendment”), pursuant to which, among other things, the term of the Initial Lease was extended as to the Initial Premises, 3rd Floor Premises and the 14th Floor Premises through May 31, 2016 and (iii) a Sixth Amendment to Lease, dated as of May 14, 2007, pursuant to which Tenant was granted an option to lease certain space on the fourteenth (14th) floor of the Building. The Initial Lease, as so modified, and the Consent is hereinafter referred to as the “Lease.” Capitalized terms not otherwise defined herein shall have the meaning given them in the Lease. As of the date hereof, the premises covered by the Lease (the “Premises”) include the Initial Premises, the 3rd Floor Premises and the 14th Floor Premises, for a total of approximately 61,526 rentable square feet of space.

B. Pursuant to a written agreement (the “Lightpath License Agreement”) between Cablevision Lightpath, Inc., a Delaware corporation (“Lightpath”) and Landlord, Lightpath is permitted to provide certain communications services to tenants of the Building. Pursuant to a written service agreement between Lightpath and Tenant, Lightpath is providing certain communication services to the Premises. In order to provide such communications services to Tenant, Lightpath must first install within the riser of the Building, in accordance with the provisions of the Lightpath License Agreement, an additional conduit running from the basement of the Building to the twelfth (12th) floor of the Building. As consideration to Landlord for permitting the installation of such additional conduit in the Building riser, Landlord is to be paid a monthly license fee. Tenant and Lightpath have agreed that Tenant will pay such monthly license fee to Landlord during the period that Lightpath provides communications services to the Premises via use of the new conduit in the Building riser.

C. Accordingly, Landlord and Tenant presently desire to amend the Lease to provide for Tenant to pay to Landlord a monthly license fee for the pathway through which the above-referenced additional conduit will be installed, maintain and operated in the Building by Lightpath, in connection with Lightpath’s communications services provided to the Premises, all as more fully provided below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. License Fee. Commencing on December 1, 2008, and continuing through and including the last date on which Tenant receives any communications services from Lightpath via use of the conduit referenced in Recital B above, Tenant shall pay to Landlord the sum of Three Hundred Dollars ($300.00) per month as a license fee (the “Riser License Fee”) for the non-exclusive use by Tenant of the pathway through which Lightpath’s conduit runs from the basement of the Building to the Premises. The Riser License Fee shall be paid in advance on the first day of each month (without deduction, offset, prior notice or demand), concurrently with Tenant’s monthly payment to Landlord of annual fixed rent under the Lease. The Riser License Fee shall constitute rent under the Lease and shall be proportionately abated for any partial month.

Tenant acknowledges that Tenant will not own any of the cabling or lines which run to the Premises through the above referenced pathway and/or conduit and that Tenant’s rights with regard thereto are limited to a non-exclusive license for the use of the pathway to receive communication services from Lighpath. Ownership, maintenance and operation of the pathway and conduit are reserved to Landlord, subject to the terms of the Lightpath License Agreement and any other third party agreements altered into by Landlord.

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Further, notwithstanding Tenant’s payment to Landlord of the Riser License Fee, Tenant acknowledges that the services being provided by Lightpath to Tenant are independent and separate from the services of the Building. Tenant hereby waives and releases Landlord and its constituent owners and their respective officers, employees and agents from any claims for any loss, injury or damage to person or property (including, without limitation, interruption or loss of business) arising out of or relating to (i) the products or services provided by (or required to be provided by) Lightpath to Tenant under Tenant’s service agreement with Lighpath, (ii) any acts or omissions of Lighpath or it’s agents, contractors or employees, or (iii) the termination of Lightpath’s products or services upon the expiration or earlier termination of Tenant’s service agreement with Lightpath.

2. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Realty Services East, L.P., representing Landlord, and Tenant, representing itself (the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. No commission or other fee shall be payable to the Brokers in connection with the execution of this Amendment.

3. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

4. Authority. If Tenant is a limited liability company, corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full company, corporate, partnership, trust, association, or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents that Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations hereunder, and each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

5. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

LANDLORD:		TENANT:

SRI SIX 125 PARK, LLC, a Delaware limited liability company		NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation

By:	/s/ Ronnie E. Ragoff	By:	/s/ Joseph I. Rader
Name:	Ronnie E. Ragoff	Name:	Joseph I. Rader
Title:	VP	Title:	COO

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EIGHTH AMENDMENT TO LEASE

(Adding additional premises)

THIS EIGHTH AMENDMENT TO LEASE (this “Amendment”) is dated as of January 1, 2010 between SRI SIX 125 PARK. LLC, a Delaware limited liability company (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation (“Tenant”) dba “Newmark Knight Frank”.

RECITALS

A. SUTOM, N.V., a Netherlands Antilles corporation (“Original Landlord”), and Tenant entered into that certain Lease (the “Initial Lease”), dated as of May 6, 1994, as amended by that certain letter agreement, dated as of December 22, 1995, and by that certain letter agreement, dated as of September 12, 1996, for certain premises located on the 11th and 12th floors (the “Initial Premises”) of the building located at 100 East 42nd Street, New York, New York (the “Building”). Watch Holdings, LLC, a Delaware limited liability company, successor to Original Landlord (“Watch Holdings”), and Tenant entered into that certain Third Amendment to Lease, dated February 20, 1998. wherein additional premises located on the 3rd floor of the Building (the “3rd Floor Premises”) were added to the Initial Lease, and that certain Consent to Tenant’s Changes, dated as of August 30, 2001 (the “Consent”). Landlord (as successor to Watch Holdings) and Tenant subsequently entered into (i) a Fourth Amendment to Lease, dated as of March 15, 2005 (the “Fourth Amendment”), pursuant to which, among other things, additional premises located on the fourteenth (14th) floor of the Building (the “14 Floor Premises”) were added to the Initial Lease, (ii) a Fifth Amendment to Lease, dated as of September 19. 2005 (the “Fifth Amendment”), pursuant to which, among other things, the term of the Initial Lease was extended as to the Initial Premises, 3rd Floor Premises and the 14th Floor Premises through May 31, 2016, (iii) a Sixth Amendment to Lease, dated as of May 14, 2007 (the “Sixth Amendment”), pursuant to which Tenant was granted an option to lease certain space on the fourteenth (14th) floor of the Building, and (iv) a Seventh Amendment to Lease, dated as of November 14, 2008, pursuant to which Tenant is required pay to Landlord a monthly license fee for the use of certain pathways in the Building for conduit used for Tenant’s telecommunications purposes. The Initial Lease, as so modified, and the Consent are hereinafter referred to as the “Lease.” Capitalized terms not otherwise defined herein shall have the meanings given them in the Lease. As of the date hereof, the premises covered by the Lease (the “Existing Premises”) include the Initial Premises, the 3rd Floor Premises and the 14th Floor Premises, for a total of approximately 61,526 rentable square feet of space. The term of the Lease is scheduled to expire on May 31. 2016, subject to Tenant’s renewal option provided for in Article 22 of the Lease.

B. Landlord and Tenant presently desire to amend the Lease to add to the Lease (i) approximately 3,100 rentable square feet of space located on the third (3rd) floor of the Building, effective as of the date hereof, and (ii) approximately 2,400 rentable square feet of space on the fourteenth (14th) floor of the Building, effective as of January 1, 2010, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1. Third Floor Additional Premises.

a. Third Floor Additional Premises: Third Floor Commencement Date. Effective as of the date hereof (the “Third Floor Commencement Date”), the premises located on the third (3rd) floor of the Building and outlined on attached Exhibit A-l and labeled “Third Floor Additional Premises” shall be added to the Lease. The parties hereby agree that, for all purposes of the Lease, the Third Floor Additional Premises shall be deemed to consist of 3,100 rentable square feet of space.

b. Condition of Third Floor Additional Premises: Third Floor Alterations.

i. Third Floor Additional Premises As-Is. Subject to Landlord’s obligations under this Paragraph 1.b.i. and Landlord’s obligation to disburse the Landlord’s Allowance pursuant to Paragraph 3 below, Tenant shall accept the Third Floor Additional Premises in their as-is condition and Landlord shall have no obligation to make or pay for any improvements or perform any renovation the Third Floor Additional Premises to prepare the same for Tenant’s occupancy. Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost (without using any portion of the Landlord’s Allowance) perform the following work, which work shall be performed concurrently with Tenant’s performance of the Third Floor Alterations (as defined in Paragraph 1.b.ii. below) unless otherwise noted:

(1) install a transformer supplying 300 amps of power to the Third Floor Additional Premises, which work shall be performed as soon as commercially reasonably possible after the date of this Amendment (if Tenant desires to relocate any of the aforementioned power to the Existing Premises on the third floor. Tenant may do so at Tenant’s expense in accordance with the construction requirements of Paragraph 1.b.ii. below, and, upon the expiration or earlier termination of the Lease, Tenant shall restore the power back to the Third Floor Additional Premises).

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(2) install an electricity sub-meter to measure electricity consumed in the Third Floor Additional Premises, and

(3) bring an air supply duct to the Additional Third Floor Premises (supplying 1,000 cubic feet per minute). (Any required distribution of such air supply shall be performed by Tenant as a part of the Third Floor Alterations.).

Notwithstanding anything to the contrary above, Landlord shall, at Landlord’s sole cost, repair any latent defects in the Building systems serving the Third Floor Additional Premises or in the work performed by Landlord pursuant to the above, provided that Tenant notifies Landlord of such defect not later than three (3) months following the completion of Landlord’s work pursuant to the above. In no event shall Landlord be required to repair any condition caused by Tenant’s contractors, employees or agents.

ii. Third Floor Alterations. Tenant has advised Landlord that Tenant desires to perform certain alterations to the Third Floor Additional Premises prior to commencing business therein, other than the work required by this Amendment to be performed by Landlord (the “Third Floor Alterations”). Prior to commencing construction of the Third Floor Alterations, Tenant shall furnish to Landlord, for Landlord’s reasonable approval, working drawings that (i) show the lay-out of the alterations and finishes, (ii) separately note any proposed structural work or extraordinary electrical, plumbing or HVAC requirements, (iii) conform to Landlord’s base building requirements and construction requirements then applicable to the Building (the “Condition of Construction”) and applicable building codes and other local, state or federal law, ordinance, rule, regulation, code, or order of any governmental entity or insurance requirements (collectively, “Legal Requirements”), and (iv) are in sufficient detail as to enable the selected contractor to obtain all necessary governmental permits for commencement of the Third Floor Alterations and to secure complete bids from qualified contractors to perform the work. (Landlord will, at Tenant’s request, review any interim space plans, prior to Tenant’s completion of the aforementioned working drawings.) The working drawings, as approved in writing by Tenant and Landlord, are hereinafter called the “Final Plans.” Any subsequent revisions to the Final Plans shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.

The general contractor retained by Tenant to construct the Third Floor Alterations shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Tenant’s selected contractor, as approved by Landlord, is hereinafter referred to as the “Contractor”.

Tenant shall be responsible for Contractor, subcontractors, suppliers and materialmen (A) obtaining Landlord’s prior written approval of all subcontractors to be utilized in the performance of such construction work, (B) obtaining all necessary governmental permits and approvals in connection with the Third Floor Alterations (and Landlord shall have no responsibility whatsoever in connection with obtaining the same), (C) furnishing to Landlord, prior to the commencement of any construction in the Third Floor Additional Premises, certificates of insurance evidencing insurance as required by the Conditions for Construction then applicable to the Building and (D) performing the construction work in such manner as to minimize, to the extent possible, disturbance of other tenants and occupants of the Building and, with respect to any work the sound levels or other effects of which would create a material disturbance of other tenants or occupants of the Building, performing such work during hours other than “regular hours” on “business days” (as such terms are defined in Paragraph 15.01 of the Lease). Landlord shall have no responsibility for furnishing any security services in or about the Building or the Additional Third Floor Premises to safeguard the construction project or materials in connection therewith, other than that customarily provided in the Building for its use as an office/retail building. Tenant agrees not to employ any contractor for any work in the Third Floor Additional Premises which involves a type of labor which in the City of New York is typically provided by unionized laborers whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation, Landlord may require Tenant to employ union labor for the work.

In no event shall Contractor be given access to the Third Floor Additional Premises for purposes of constructing the Third Floor Alterations until Tenant has delivered to Landlord the insurance certificates required pursuant to the immediately preceding paragraph.

The cost of the design, construction and installation of the Third Floor Alterations shall be borne by Tenant, except that Tenant shall be entitled to apply the Landlord’s Allowance provided for under Paragraph 3 below to the costs, in accordance with such Paragraph 3.

c. Annual Fixed Rent for Third Floor Additional Premises. Commencing on the date ten (10) months following the Third Floor Commencement Date and continuing through the May 31, 2016, expiration date of the current Lease term, Tenant shall pay as Annual Fixed Rent for the Third

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Floor Additional Premises under Sections 1.04 and 1.05 of the Lease the sum of One Hundred Eight Thousand Five Hundred Dollars ($108,500.00), in monthly installments of Nine Thousand Forty One and 67/100 Dollars (59,041.67) per month.

d. Taxes and Operating Expenses for Third Floor Additional Premises. As to the Third Floor Additional Premises only, effective as of the Third Floor Commencement Date and continuing through the May 31, 2016, expiration date of the current Lease term, the following definitions shall apply for purposes of Paragraphs 4.01, 4.05 and 4.07 of the Lease:

(i) Section 4.01(b): “Tax Base” shall mean Taxes which would be paid by Landlord for the fiscal tax year commencing July 1, 2010, and ending June 30, 2011;

(ii) Section 4.01(d): “Tenant’s Proportionate Share of Taxes” shall be .52%.

(iii) Section 4.05(c): “Operating Expense Base” shall mean Operating Expenses for the calendar year 2010, adjusted to reflect the Operating Expenses that would have been incurred were the Building not les than 95% occupied:

(iv) Section 4.05(e): Tenant’s Proportionate Share of Operating Expenses shall be .54%: and

(v) Section 4.07: the calendar year referenced therein shall be the 2010 calendar year.

c. Electricity. Tenant shall reimburse Landlord for the actual cost to Landlord of electricity consumed at the Third Floor Additional Premises (as evidenced by the sub-meter installed by Landlord pursuant to Paragraph 1.b.i. above), plus five percent (5%) for Landlord’s overhead in monitoring the same.

2. Fourteenth Floor Additional Premises.

a. Fourteenth Floor Additional Premises: Fourteenth Floor Commencement Date Effective as of January 1, 2010 (the “Fourteenth Floor Commencement Date”) the premises located on the fourteenth (14th) floor of the Building and outlined on attached Exhibit A-2 and labeled “Fourteenth Floor Additional Premises” shall be added to the Lease. The parties hereby agree that, for all purposes of the Lease, the Fourteenth Floor Additional Premises shall be deemed to consist of 2.400 rentable square feet of space. The parties acknowledge that, as of the date hereof, Tenant is in occupancy of the Fourteenth Floor Additional Premises pursuant to a sublease, dated May 1, 2007, between Great American Insurance Company, as sublandlord, and Tenant, as subtenant, the term of which sublease expires on December 31, 2009. Accordingly, as of the Fourteenth Floor Commencement Date, Tenant will already be in possession of the Fourteenth Floor Additional Premises.

b. Condition of Fourteenth Floor Additional Premises: Fourteenth Floor Alterations.

i. Fourteenth Floor Additional Premises As-Is. Except as otherwise expressly provided herein. Tenant shall accept the Fourteenth Floor Additional Premises in its as-is condition and Landlord shall have no obligation to make or pay for any improvements or perform any renovations in the Fourteenth Floor Additional Premises to prepare the same for Tenant’s occupancy. As soon as commercially reasonably possible after the date hereof. Landlord shall, at Landlord’s sole cost (without applying any portion of the Landlord’s Allowance), perform the following work:

(1) perform the work required to cause the electricity consumed in the Additional Fourteenth Floor Premises to be measured by the existing sub-meter that was installed by Tenant on the fourteenth (14th) floor pursuant to Paragraph 4 of the Fourth Amendment and

(2) perform the work set forth on attached Exhibit B, including, without limitation, any work that is listed under “Exclusions” as applicable in order for Landlord to deliver the Fourteenth Floor Premises to Tenant in move-in condition (Landlord shall pay for the entire cost of this work provided that the work is performed during normal business hours and, if Tenant desires to have the work performed other than during normal business hours, Tenant shall pay for the increased cost of the work resulting from the work being performed by over-time labor).

ii. Fourteenth Floor Alterations. If Tenant desires to perform alterations to the Fourteenth Floor Additional Premises (the “Fourteenth Floor Alterations”). the provisions of Paragraph 1.b.ii. above, regarding the construction of the Third Floor Alterations in the Third Floor Additional Premises, shall apply thereto with references therein to the “Third Floor Additional Premises” and the “Third Floor Alterations” being deemed, for purposes of this paragraph, to refer, respectively, to the “Fourteenth Floor Additional Premises” and the “Fourteenth Floor Alterations.”

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c. Annual Fixed Rent for Fourteenth Floor Additional Premises. Commencing on May 1, 2010, and continuing through the May 31, 2016, expiration date of the current Lease term. Tenant shall pay as Annual Fixed Rent for the Fourteenth Floor Additional Premises under Sections 1 04 and 1.05 of the Lease the sum of One Hundred Twenty Thousand Dollars ($120,000.00) per annum, in monthly installments of Ten Thousand Dollars ($10,000.00) per month.

d. Taxes and Operating Expenses for Fourteenth Floor Additional Premises. As to the Fourteenth Floor Additional Premises only, effective as of the Fourteenth Floor Commencement Date and continuing through the May 31, 2016, expiration date of the current Lease term, the following definitions shall apply for purposes of Paragraphs 4.01, 4.05 and 4.07 of the Lease:

(i) Section 4.01(b): “Tax Base” shall mean Taxes which would be paid by Landlord for the fiscal tax year commencing July 1, 2010, and ending June 30, 2011;

(ii) Section 4.01(d): “Tenant’s Proportionate Share of Taxes” shall be .4033%.

(iii) Section 4.05(c): “Operating Expense Base” shall mean Operating Expenses for the calendar year 2010, adjusted to reflect the Operating Expenses that would have been incurred were the Building not les than 95% occupied;

(iv) Section 4.05(e): Tenant’s Proportionate Share of Operating Expenses shall be .4150%; and

(v) Section 4.07: the calendar year referenced therein shall be the 2010 calendar year.

e. Electricity. As provided in Paragraph 2.b.i. above. Landlord is performing the work required to cause the electricity consumed in the Additional Fourteenth Floor Premises to be measured by the existing sub-meter that was installed by Tenant on the fourteenth (14th) floor pursuant to Paragraph 4 of the Fourth Amendment. Accordingly, Tenant shall reimburse Landlord for the actual cost to Landlord of the electricity, as shown on the sub-meter, plus five percent (5%) for Landlord’s overhead in monitoring the same.

3. Landlord’s Allowance.

a. Landlord’s Allowance. For purposes of this Paragraph 3, the Third Floor Additional Premises and the Fourteenth Floor Additional Premises are sometimes referred to collectively as the “Additional Premises” and the Third Floor Alterations and the Fourteenth Floor Alterations are sometimes referred to collectively as the “Additional Premises Alterations.” Landlord shall contribute toward the cost of the design, construction and installation of the Additional Premises Alterations an amount not to exceed Thirty Six Thousand Dollars ($36.000.00) (“Landlord’s Allowance”). No portion of Landlord’s Allowance may (A) be applied to the cost of any other equipment or furniture, or trade fixtures, moving expenses, signage or free rent, (B) be applied to any portion of the Additional Premises which is then the subject of a sublease, or (C) be used to prepare any portion of the Additional Premises for a proposed subtenant or assignee. Notwithstanding anything to the contrary in this Paragraph 3, Landlord’s Allowance shall be available for disbursement pursuant to the terms hereof only until December 31, 2010 (the “Forfeit Date”). Accordingly, if any portion of Landlord’s Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) on or before the Forfeit Date, then such unused portion shall be forfeited by Tenant.

b. Distribution of Landlord’s Allowance; Landlord’s Costs. Landlord shall disburse Landlord’s Allowance directly to Tenant, Contractor and/or to the applicable subcontractors, as Landlord shall determine, on a monthly basis, within thirty (30) days after receipt of (A) invoices of Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) conditional lien waivers executed by Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (C) unconditional licn waivers executed by Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable provisions of New York law).

No payment will be made for materials or supplies not located in the Additional Premises. Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable provisions of New York law) from Contractor and all subcontractors and suppliers involved in the Additional Improvements. If the cost of the design and construction of the Additional Improvements exceeds the Landlord’s

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Allowance, then Tenant shall pay all such excess costs (after the full amount of the Landlord’s Allowance has been disbursed hereunder) directly to Contractor or subcontractor or suppliers involved and shall furnish to Landlord copies of receipted invoices therefor and such waivers of lien rights as Landlord may reasonably require.

Notwithstanding the foregoing. Landlord shall be entitled to retain from the Landlord’s Allowance, the reasonable out-of-pocket costs and fees of third-party architects, engineers and consultants actually incurred by Landlord in connection with the plans submitted by Tenant for work that Tenant is responsible for performing concerning the Additional Improvements (collectively, the “Landlord’s Costs”). At such time as the Landlord’s Allowance has been entirely disbursed. Tenant shall, within thirty (30) days after written demand (which demand shall include invoices evidencing sums due from Landlord to such third parties), pay to Landlord any Landlord’s Costs not yet paid to Landlord.

4. Renewal Option. The renewal option provided for in Article 22 of the Lease (as added to the Lease by Paragraph 7 of the Fifth Amendment) shall apply to the entire premises covered by the Lease (which is the Existing Premises, the Additional Third Floor Premises plus the Additional Fourteenth Floor Premises) and may not be exercised for only a portion thereof.

5. Deletions from Lease. Effective as of the date hereof, (i) Paragraph 6 of the Fifth Amendment (entitled “Potential Deletion of 14th Floor Premises: Leasing of Alterative Space”) is deleted in its entirety, and (ii) the Sixth Amendment (as defined in Recital A above), which granted Tenant on option to lease the Fourteenth Floor Additional Premises, is void and of no force or effect.

6. Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Amendment directly with Shorenstein Realty Services East, L.P., representing Landlord, and Tenant, representing itself (the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. Landlord shall pay the commission owing to the Brokers pursuant to separate written agreements and Tenant shall have no responsibility therefor.

7. No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to amend the Lease or a reservation of or option to amend the Lease, and this instrument is not effective as a lease amendment or otherwise until executed and delivered by both Landlord and Tenant.

8. Authority. If Tenant is a limited liability company, corporation, partnership, trust, association or other entity, Tenant and each person executing this Amendment on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Building is located, (c) Tenant has full company, corporate, partnership, trust, association, or other appropriate power and authority to enter into this Amendment and to perform all Tenant’s obligations under the Lease, as amended by this Amendment, and (d) each person (and all of the persons if more than one signs) signing this Amendment on behalf of Tenant is duly and validly authorized to do so. Landlord hereby represents that Landlord has full power and authority to enter into this Amendment and to perform all Landlord’s obligations hereunder, and each person (and all of the persons if more than one signs) signing this Lease on behalf of Landlord is duly and validly authorized to do so.

9. Lease in Full Force and Effect. Except as provided above, the Lease is unmodified hereby and remains in full force and effect.

(Continued on next page)

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IN WITNESS WHEREOF, the parties hereto have executed this document as of the date and year first above written.

LANDLORD:		TENANT:

SRI SIX 125 PARK, LLC, a Delaware limited liability company		NEWMARK & COMPANY REAL ESTATE, INC., a New York corporation

By:	/s/ Ronnie E. Ragoff	By:	/s/ Joseph I. Rader
Name:	Ronnie E. Ragoff	Name:	Joseph I. Rader
Title:	Vice President	Title:	Chief Operating Officer

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EXHIBIT B

Concept Air
Conditioning & Refrigeration Inc.
58-84 Maspeth Ave
Maspeth, New York 11378

Tel: (718) 326-2660
Fax: (718) 326-1610

December 3, 2009

Shorenstein Realty
125 Park Ave
New York, NY

Attn: Pat Natelli

Re: Fan Powered Box
Lead # L003363

Concept Air Conditioning is pleased to furnish the following proposal for your consideration

Box # 1:
- Price for DDC straight and overtime........................***$2,075.00 (straight time) / $3,200.00 (overtime)***
- Price for capping ductwork..............................***$250.00 each (straight time / $375.00 each (overtime)***

Box # 2:
- Price for DDC straight and overtime................***$2,075.00 (straight time) / $3,200.00 (overtime)***

Box # 3:
- New Titus box to match existing box number 4 with DDC straight time and overtime......................................***$13,525.00 (straight time) / $16,062.00 (overtime)***
- Price to balance office that is served by box number 3 on straight time and overtime.......................................***$650.00 (straight time) / $975.00 (overtime)***

Box # 4:
- Disconnect box feeding two offices in Newmark on straight time and overtime.....................................***$250.00 (straight time) / $375.00 (overtime)***
- Connect duct from box # 4 to Hallway inside FCIA space...***$650.00 (straight time) / $925.00 (overtime)***

Protection, ceiling removal and reinstallation,.. ***$1,800.00(straight time) / $2,700.00 (overtime)***

Exclusions
- Ceiling removal and reinstallation
- DOB filing permits and related fees.
- GC work, cut patch paint, cart, protection etc
- BMS, fire or smoke system work
- Temporary furniture remova
- Asbestos abatement, containment and or removal

Qualifications
- Price is based on Capital Improvement status If this project is not C ι taxes are due on the quoted price
- Payment terms to be mutually agreeable

******When making inquiries regarding this proposal, please reference our lead number******

We thank you for the opportunity to quote this important project If there are any questions please call our office at your convenience

Sincere y,

Peter DeCesare

Peter DeCesare
LOC 363 MA/PD

[illegible]

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NINTH AMENDMENT TO LEASE

NINTH AMENDMENT TO LEASE (this “Agreement”) dated as of the 4th day of October, 2012 between 125 PARK OWNER LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York (hereinafter referred to as “Landlord”) and NEWMARK & COMPANY REAL ESTATE, INC., having an office at 125 Park Avenue, New York, New York (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Lease Agreement dated as of May 6, 1994, between Sutom, N.V., predecessor in interest to Landlord, and Tenant, covering the entire rentable portion of the 11th and 12th floors (the “Original Premises”) more particularly described in said lease agreement in the building known as 125 Park Avenue, New York, New York (the “Building”) under the terms and conditions contained therein which lease agreement was thereafter modified by that certain: (i) letter agreement dated December 22, 1995 modifying certain provisions of the lease, (ii) letter agreement dated September 12, 1996 modifying certain provisions of the lease, (iii) Third Amendment to Lease dated as of February 20, 1998 whereby certain space located on the 3rd floor of the Building was added to the Original Premises (the “3rd Floor Space”), (iv) Fourth Amendment of Lease dated as of March 15, 2005 whereby certain additional space located on the 14th floor of the Building was added to the Original Premises (the “14th Floor Space”), (v) Fifth Amendment of Lease dated as of September 19, 2005 whereby the term of said lease was extended, (vi) Sixth Amendment to Lease dated as of May 14, 2007 modifying certain provisions of the lease, (vii) Seventh Amendment to Lease dated as of November 14, 2008 modifying certain provisions of the lease, and (viii) Eight Amendment to Lease dated as of January 1, 2010 whereby certain space located on the third (3rd) floor of the Building (the “Second 3rd Floor Space”) as added to the Original Premises (said lease agreement, as so modified, is hereinafter referred to as the “Lease”; and the premises demised thereunder i.e., the Original Premises, the 3rd Floor Space, the 14th Floor Space and the Second 3rd Floor Space are collectively hereinafter referred to as the “Premises”), for a term scheduled to expire on May 31, 2016 (the “Expiration Date”):

WHEREAS, pursuant to that certain letter agreement dated June 25, 2009 between SRI SIX 125 Park, LLC, predecessor in interest to Landlord, and Tenant, whereby Tenant leased the Additional Space (as such term is hereinafter defined) under the terms and conditions contained therein for a term scheduled to expire on June 30, 2012 (“Storage Room Expiration Date”), and Tenant has remained in occupancy thereof following the Storage Room Expiration Date;

WHEREAS, Tenant wishes to add to the Premises those certain storage premises located in the Building, designated as Storage Room 7, the deemed rentable square foot area of which Tenant acknowledges and agrees solely for purposes of this Agreement shall be 593 rentable square feet, as such space is approximately indicated by hatch marks on the plan annexed hereto and made a part hereof as “Exhibit A” (the “Additional Space”’) for a term to commence as of July 1, 2012 (the “A.S, Commencement Date’’) and to expire on the Expiration Date; and

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord has agreed to permit Tenant to add the Additional Space to the Premises; and

WHEREAS, Tenant and Landlord wish to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Additional Space.

The Additional Space shall be added to the Premises under all the terms and conditions of the Lease, as modified herein, for a term (the “Additional Space Term”) commencing on the A.S. Commencement Date and ending on the Expiration Date or on such earlier dale upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law (and the term “Premises”, as used in the Lease, shall from and after the A.S, Commencement Date, mean the Premises and the Additional Space). Tenant acknowledges and agrees that the Additional Space shall be used and occupied for storage purposes only and for no other purpose.

2. Condition of the Additional Space.

Tenant acknowledges and agrees that it has inspected the Additional Space, is fully familiar with the physical condition thereof and the Building and agrees to accept possession of the Additional Space in its “as-is” condition as of the A.S. Commencement Date, and Landlord shall have no obligation to do any work in or to the Additional Space in order to make it suitable and ready for occupancy and use by Tenant.

3. Annual Fixed Rent and Escalations for the Additional Space.

(a) Tenant shall pay annual fixed rent for the Additional Space (including electric) from the A.S. Commencement Date through the Expiration Dale at the following rates:

(i)	Eleven Thousand Eight Hundred Sixty and 00/100 ($11,860.00) Dollars per annum ($988.33 per month) for the period from July 1, 2.012 through June 30, 2013;

(ii)	Twelve Thousand One Hundred Fifty Six and 50/100 ($12,156.50) Dollars per annum ($1,013,04 per month) for the period from July 1, 2013 through June 30. 2014;

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(iii)	Twelve Thousand Four Hundred Sixty and 41/100 ($12,460.41) Dollars per annum ($1,038.36 per month) for the period from July 1, 2014 through June 30, 2015; and

(iv)	Twelve Thousand Seven Hundred Seventy One and 92/100 ($12,771.92) Dollars per annum ($1,064.33 per month) for the period from July 1, 2015 through May 31, 2016.

(b) In addition to the payment of annual fixed rent as hereinabove provided, Tenant shall continue to pay additional rent and other charges for the Premises as originally provided for in the Lease provided, however, that as of the A.S. Commencement Date, solely with respect to the Additional Space: (i) the “Tax Base” as such term is defined in Section 4.01(b) of the Lease, shall mean the Taxes which would be paid by Landlord for the fiscal tax year commencing July 1, 2011 and ending on June 30, 2012; (ii) the “Tenant’s Proportionate Share” as such term is defined in Section 4.01(d) of the Lease, shall mean 0.1045%; and (iii) the provisions of Article 4 of the Lease that pertain to Operating Expense Escalations shall not be applicable to the Additional Space, and Tenant shall not be obligated to pay increases in annual fixed rent and/or additional rent accruing under the provisions thereof for Operating Expenses.

4. Cancellation.

Landlord and Tenant shall have the right to cancel this Agreement effective as of the end of any month upon not less than thirty (30) calendar days prior written notice. On or before the effective date of such cancellation, Tenant shall deliver to Landlord possession of the Additional Space vacant and broom clean, free of all occupancies and/or encumbrances.

5. Cleaning.

Tenant shall, at Tenant’s expense, keep the Additional Space, including the windows, clean and in order, to the reasonable satisfaction of Landlord, and for that purpose shall employ the person or persons, or corporation approved by Landlord. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the building. Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable hereunder, and the amount of such bills shall be deemed to be, and be paid as, Additional Rent.

6. Right to Relocate.

Notwithstanding anything contained herein to the contrary, Landlord may, at its option, at any time, elect by notice to Tenant (“Substitute Space Notice”) to substitute for the Additional Space other storage space in the Building (“Substitute Scoriae Space”) designated by Landlord, provided that the Substitute Storage Space has a rentable square footage which is reasonably comparable to that of the Additional Space. Tenant shall vacate

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the Additional Space which is to be replaced and move into the Substitute Storage Space not later than thirty (30) calendar days following the date upon which Landlord has given the Substitute Space Notice to Tenant. Landlord shall have no liability to Tenant in the event of any such substitution. Landlord shall pay all reasonable costs and expenses reasonably incurred by Tenant in connection with such relocation.

7. Electricity.

Landlord shall supply electricity to the Additional Space sufficient for a building standard storage room lighting fixture. Tenant covenants that it shall not connect any electrical equipment or appliances to any existing electrical outlets in the Additional Space, and that it shall not install arty electrical outlets in the Additional Space.

8. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

9. Entire Agreement.

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by both parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Additional Space or any matter or thing affecting or relating to the Additional Space except as specifically set forth in this Agreement. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Landlord shall not be liable or bound in any manner by any oral or written statement, broker’s “set-up”,” representation, agreement or information pertaining to the Additional Space or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

10. Effectiveness.

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

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11. Ratification.

Tenant acknowledges and agrees that the Lease has not been modified and remains in full force and effect, Landlord has not waived any requirement of the Lease, Landlord is not in breach of the Lease and Tenant has no claim for any Failure of Landlord to perform its obligations under the Lease.

12. No Brokers/Indemnification.

Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than SL Green Leasing LLC (the “Broker”), and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees) or liability for any compensation, commissions or charges claimed by any broker or agent with respect to this Agreement or the negotiation thereof.

13. Miscellaneous.

(a) The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(e) Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

(d) If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

(e) The provisions of Sections 16.02 and 16.03, and Articles 7, 14 and 22 of the Lease shall not be applicable to the Additional Space.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

125 PARK OWNER LLC, as Landlord

By:	/s/ Steven M. Durels
Name: Title:	Steven M. Durels Executive Vice President, Director of Leasing and Real Property

Witness: /s/ Monica Perez Name: Monica Perez
Title: Administrative Assistant

NEWMARK & COMPANY REAL ESTATE, INC., as Tenant

By:	/s/ Joseph I. Rader
Name: Joseph I. Rader Title: Chief Operating Officer

Witness: /s/ Brian Tacker
Name: Brian Tacker Title: Legal Consultant

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EXHIBIT A

EAST 42ND STREET
02
B
70
05
60
80
07
A
06
03
90 - 91
50
04
40
PARK AVENUE

SCALE:
0 4' 12' 24'

125 PARK AVENUE
BASEMENT

SL GREEN
REALTY CORP.

TENTH AMENDMENT OF LEASE AND ADDITIONAL SPACE AND EXTENSION

AGREEMENT

THIS TENTH AMENDMENT OF LEASE AND ADDITIONAL SPACE AND EXTENSION AGREEMENT (this “Amendment”) made as of this 11th day of December, 2014, between 125 PARK OWNER LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170 (“Landlord”), and NEWMARK & COMPANY REAL ESTATE, INC. d/b/a Newmark Grubb Knight Frank, having an office at 125 Park Avenue, New York, New York 10017 (“Tenant”).

W I T N E S S E T H

WHEREAS, pursuant to that certain Lease Agreement dated as of May 6, 1994 (the “Original Lease”) between Sutom, N.V., predecessor in interest to Landlord, and Tenant’s predecessor-in-interest, Landlord leased to Tenant certain space covering the entire rentable portion of the 11th and 12th floors (the “Original Premises”) more particularly described in the Original Lease in the building known as 125 Park Avenue, New York, New York (the “Building”) under the terms and conditions contained therein which Original Lease was thereafter modified by that certain: (i) letter agreement dated December 22, 1995, (ii) letter agreement dated September 12, 1996, (iii) Third Amendment to Lease dated as of February 20, 1998 whereby certain space located on the 3rd floor of the Building (the “3rd Floor Space”) was added to the Original Premises, (iv) Fourth Amendment to Lease dated as of March 15, 2005 whereby certain space located on the 14th floor of the Building (the “14th Floor Space”) was added to the Original Premises, (v) Fifth Amendment to Lease dated as of September 19, 2005 (the “Fifth Amendment”) whereby the term of the Original Lease was extended, (vi) Sixth Amendment to Lease dated as of May 14, 2007 (the “Sixth Amendment”), (vii) Seventh

Amendment to Lease dated as of November 14, 2008, (viii) Eight Amendment to Lease dated as of January 1, 2010 whereby certain space located on the third (3rd) floor of the Building (the “Second 3rd Floor Space”) and certain space on the fourteenth (14th) floor of the Building (the “Second 14th Floor Space”) was added to the Original Premises, and (ix) Ninth Amendment to Lease dated as October 4, 2012 (the “Ninth Amendment”) whereby certain storage premises designated as Storage Room 7 in the Building (the “Storage Space”) was added to the Original Premises (the Original Lease, as so modified, is hereinafter referred to as the “Existing Lease”; the 3rd Floor Space, together with the Second 3rd Floor Space, are collectively hereinafter referred to as, the “Entire 3rd Floor Space”; the 14th Floor Space, together with the Second 14th Floor Space, are collectively hereinafter referred to as, the “Entire 14th Floor Space” the Original Premises, together with the Entire 3rd Floor Space, the Entire 14th Floor Space, and the Storage Space, are collectively hereinafter referred to as the “Existing Premises”);

WHEREAS, the term of the Existing Lease has a scheduled expiration date of May 31, 2016 (the “Expiration Date”);

WHEREAS, Tenant wishes to extend the term of the Existing Lease, subject to the terms detailed in this Agreement, to October 31, 2031 (the “New Expiration Date”), unless the Lease (as hereinafter defined) is sooner terminated or expires pursuant to the terms of the Lease or pursuant to law;

WHEREAS, Tenant wishes to add to the Existing Premises certain portions of the of the Building consisting of (a) the entire rentable area of the 5th floor (the “5th Floor Space”) substantially as shown as hatched on Exhibit A-1 annexed hereto, consisting of 31,377 rentable square feet, and (b) the entire rentable area of the 6th floor (the “6th Floor Space”) substantially as shown as hatched on Exhibit A-2 annexed hereto, consisting of 31,071 rentable square feet (collectively, the 5th Floor Space and the 6th Floor Space shall be referred to herein as the “Additional Space”);

WHEREAS, the term of the Lease with respect to the 5th Floor Space shall commence on January 1, 2015 provided that Landlord delivers possession of the 5th Floor Space free of tenants and other occupants on such date (it being agreed that the 5th Floor Space may be delivered by Landlord with certain furniture and equipment remaining from the prior tenant or occupant of such space remaining therein) (the “5th Floor Commencement Date”) and shall end on the New Expiration Date (the “5th Floor Space Term”), unless the Lease is sooner terminated or expires pursuant to the term of the Lease or pursuant to law;

WHEREAS, the term of the Lease with respect to the 6th Floor Space shall commence as of October 1, 2014 (the “6th Floor Commencement Date”) and shall end on the New Expiration Date (the “6th Floor Space Term”), unless the Lease is sooner terminated or expires pursuant to the term of the Lease or pursuant to law;

WHEREAS, Landlord has agreed to extend the term of the Existing Lease subject to the provisions detailed in this Amendment and to permit Tenant to add the Additional Space to the Existing Premises for a term as herein provided and otherwise subject to the terms, covenants and conditions of the Existing Lease, as modified by this Amendment; and

WHEREAS, Landlord and Tenant desire to modify the Existing Lease in accordance with the above and in certain other respects, all as more particularly set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

TERMS

Section 1.1. The recitals set forth above are incorporated herein by reference.

Section 1.2. Except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings given to such terms in the Existing Lease. The Existing Lease, as amended and modified by this Amendment, is referred to in this Amendment as the “Lease”. The Existing Premises, together with the Additional Space, is referred to in this Amendment as the “Premises”.

ARTICLE 2

EXTENSION OF LEASE

Section 2.1. The term of the Existing Lease shall be extended, under the same terms, covenants and conditions contained in the Existing Lease, except to the extent specifically modified by this Amendment, so that the term of the Lease shall expire on the New Expiration Date, or upon such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law. Any reference in the Existing Lease to the “Expiration Date” shall be deemed be to be referring to the New Expiration Date.

Section 2.2. For purposes of clarification, nothing contained in this Amendment shall be or be deemed to modify or eliminate the right of Tenant to cancel the Lease with respect to the Additional Space as defined in the Ninth Amendment (i.e., the storage premises designated as Storage Room 7 and identified on Exhibit A to the Ninth Amendment) as and to the extent permitted pursuant to the Ninth Amendment; provided, however, that Landlord’s right to cancel the Lease with respect such Additional Space contained in the Ninth Amendment is hereby deleted and of no further force and effect (it being agreed, however, that the foregoing shall not be or be deemed to limit or modify in an manner the right of Landlord to relocate such Additional Space as provided for in the Ninth Amendment).

ARTICLE 3

ADDITIONAL SPACE; CONDITION OF ADDITIONAL SPACE; PLAN APPROVAL AND

RENTABLE AREA OF EXISTING PREMISES

Section 3.1. The Additional Space shall be added to the Existing Premises under all the applicable terms and conditions of the Existing Lease, except as modified by this Amendment, with respect to (x) the 5th Floor Space, for the 5th Floor Space Term, and (y) the 6th Floor Space, for the 6th Floor Space Term, or, in either case, shall expire on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law.

Section 3.2. (a) The parties acknowledge that Tenant has inspected the 5th Floor Space and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the 5th Floor Space at the commencement of the 5th Floor Space Term in its then “as is” condition, subject to the performance by Landlord of Landlord’s 5th Floor Post-Commencement Work (as hereinafter defined) and subject to latent defects (but only to the extent expressly provided in the last sentence of this Section 3.2(a) below). Except for the performance of Landlord’s 5th Floor Post-Commencement Work and Landlord’s ongoing maintenance and repair obligations expressly set forth in the Lease, Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the 5th Floor Space in order to make it suitable and ready for occupancy and use by Tenant. If and to the extent assignable by Landlord without any additional cost to Landlord (unless Tenant shall agree in advance to pay such additional cost), Landlord shall assign to Tenant, upon Tenant’s request, any manufacturer warranties provided in connection with any equipment or fixtures installed by Landlord in the 5th Floor Space as part of Landlord’s 5th Floor Post-Commencement Work (but only if and to the extent that the repair or maintenance of such equipment or fixtures is not Landlord’s responsibility under this Amendment or otherwise under the Lease) (it being agreed that nothing contained herein shall be or be deemed to require Landlord to incur any additional expense specifically incurred to obtain any warranties in connection with any such equipment or fixtures installed by Landlord). Anything to the contrary contained herein notwithstanding, Landlord shall remain responsible to repair any defects, including, without limitation, any latent defects, with respect to Landlord’s 5th Floor Post-Commencement Work for a period of time commencing on the Substantial Completion of Landlord’s 5th Floor Post-Commencement Work and ending on the one (1) year anniversary of the Substantial Completion of Landlord’s 5th Floor Post-Commencement Work, provided that Tenant has notified Landlord prior to the expiration of such 1-year anniversary promptly after Tenant has knowledge of such defect.

(b) (i) Following the date (the “5th Floor Post-Commencement Work Start Date”) Tenant shall have completed all demolition work with respect to the 5th Floor Space as part of Tenant’s Work and provided that the 5th Floor Space is then in a condition reasonably required in connection with the commencement and performance of Landlord’s 5th Floor Post-Commencement Work (provided that Tenant shall give Landlord notice setting forth the date such demolition work shall be completed and the 5th Floor Space shall be in the condition required hereunder at least ten (10) Business Days prior to such date), Landlord, at Landlord’s sole cost and expense, shall perform the work identified on Exhibit B annexed hereto (the “Landlord’s 5th Floor Post-Commencement Work”); it being understood that any of the work detailed in this sentence shall be performed in coordination with Tenant’s performance of certain portions of Tenant’s Work in the 5th Floor Space and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the 5th Floor Space to perform such work and shall minimize the interference with Landlord in Landlord’s performance of such work and Landlord shall not be required to perform any such work on an overtime or premium-pay basis. Landlord shall endeavor to provide Tenant with notice at least ten (10) Business Days’ prior to the date Landlord reasonably anticipates that Landlord’s 5th Floor Post-Commencement Work shall be Substantially Completed (which notice may be given prior to the actual date of such Substantial Completion); it being expressly agreed by Tenant that Landlord shall have no liability to Tenant if Landlord fails to give such notice and the date set forth in such notice shall not be or be deemed to affect the 5th Floor Commencement Date or the date upon which Substantial Completion of Landlord’s 5th Floor Post-Commencement Work actually occurs. In connection with any Landlord’s 5th Floor Post-Commencement Work performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Landlord’s 5th Floor Post-Commencement Work shall be performed by Landlord during regular business hours. Following Substantial Completion of Landlord’s 5th Floor Post-Commencement Work, Landlord and Tenant (to the extent that Tenant makes a representative reasonably available) shall conduct a walk-through inspection of the 5th Floor Space and shall identify any Punch List Items with respect to Landlord’s 5th Floor Post-Commencement Work. Landlord shall use commercially reasonable efforts to complete such Punch List Items within thirty (30) days following notice from Tenant thereof (which thirty (30) day period shall be subject to extension due to casualty, condemnation, Tenant Delays and Unavoidable Delays). Tenant hereby acknowledges and agrees that such Punch List Items may be performed in coordination with Tenant’s performance of any Tenant’s Work in the 5th Floor Space and may be performed following Tenant’s occupancy thereof for the conduct of its business and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the 5th Floor Space to perform such work and Landlord shall not be required to perform any such work on an overtime or premium-pay basis. Subject to the immediately preceding sentence, Landlord and Tenant shall reasonably cooperate with each other and use reasonable efforts to coordinate the performance of any such Punch List Items and Tenant’s Work as necessary to minimize interference with the other party’s work being performed in the 5th Floor Space. In connection with any Punch List Items performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Punch List Items shall be performed by Landlord during regular business hours and same may interfere with Tenant’s ordinary conduct of business (though Tenant hereby waives any claim against Landlord in connection therewith).

(ii) Notwithstanding anything contained herein to the contrary, in the event that the Landlord’s 5th Floor Post-Commencement Work shall not have been Substantially Completed on or before the date that is the later to occur of: (x) the date that Tenant shall have completed Tenant’s Work in the 5th Floor Space and is ready to occupy the 5th floor Space for purposes of commencing its business operations therein (it being agreed that Tenant shall provide Landlord with notice at least ten (10) Business Days prior to such date advising Landlord of the date Tenant anticipates that Tenant’s Work shall be Substantially Completed and Tenant shall be ready to commence occupancy of the 5th Floor Space for the conduct if its business operations therein), and (y) the date that is ninety (90) days following the

5th Floor Post-Commencement Work Start Date (such later date, the “5th Floor Post-Commencement Penalty Date”) and Tenant is not able to occupy the 5th Floor Space for the conduct of its business or to perform Tenant’s Work therein solely as a result thereof, then as Tenant’s sole and exclusive remedy in connection therewith, Tenant shall receive a rent credit in an amount equal to one (1) day of the Annual Fixed Rent payable hereunder in respect of the 5th Floor Space for each day after the 5th Floor Post-Commencement Penalty Date until the Landlord’s 5th Floor Post-Commencement Work shall be Substantially Completed (which rent credit shall be applied against Annual Fixed Rent first becoming due hereunder with respect to the 5th Floor Space until such rent credit has been fully applied); provided, however, the 5th Floor Post-Commencement Penalty Date shall be extended by one day for each day of delay in the Substantial Completion of Landlord’s 5th Floor Post-Commencement Work which is due to casualty, condemnation, Tenant Delay and/or Unavoidable Delay.

(c) For purposes of this Amendment, the terms “Substantially Completed”, “Substantially Completes” and “Substantially Complete” shall mean that the work in question has been completed other than minor or non-material details of construction, mechanical adjustment or decoration “Punch List Items” which do not materially interfere with Tenant’s ordinary use of the applicable portion of the Premises in which such work was performed, provided that Landlord shall use commercially reasonable efforts to complete such Punch List Items within thirty (30) days following notice from Tenant thereof (which thirty (30) day period shall be subject to extension due to casualty, condemnation, Tenant Delays and Unavoidable Delays).

(d) For purposes of this Amendment, “Unavoidable Delay” means a party’s inability to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by such party (including, without limitation, Landlord’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations, or Landlord’s inability to supply or delay in supplying any equipment or fixtures), if such party’s inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party’s reasonable control, including, without limitation, laws, other governmental actions, shortages or unavailability of labor, fuel, steam, water, electricity or materials, acts of God, enemy or terrorist action, civil commotion, fire or other casualty; provided, however, that Landlord’s or Tenant’s failure to make a payment of money (including any failure to satisfy a lien, judgment or other monetary obligation), or any other event that derives from Landlord’s or Tenant’s, as applicable, lack of funds or inability to procure labor or materials solely because such party is unable to do so at prices such party deems advantageous shall not constitute an Unavoidable Delay for purposes hereof (and in no event shall an Unavoidable Delay excuse the payment of Rent hereunder by Tenant).

(e) The term of the Lease with respect to the 5th Floor Space shall commence on the 5th Floor Commencement Date.

Section 3.3. (a) The parties acknowledge that Tenant currently occupies the 6th Floor Space, has inspected the 6th Floor Space and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the 6th Floor Space at the commencement of the 6th Floor Space Term in its then “as is” condition subject to the performance by Landlord of Landlord’s 6th Floor Post-Commencement Work (as hereinafter defined) and subject to latent defects with respect to Landlord’s 6th floor Post-Commencement Work (but only to the extent expressly provided in the last sentence of this Section 3.3(a) below). Except for the performance of Landlord’s 6th Floor Post-Commencement Work and Landlord’s ongoing maintenance and repair obligations set forth in the Lease, Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the 6th Floor Space in order to make it suitable and ready for occupancy and use by Tenant. If and to the extent assignable by Landlord without any additional cost to Landlord (unless Tenant shall agree in advance to pay such costs), Landlord shall assign to Tenant, upon Tenant’s request, any manufacturer warranties provided in connection with any equipment or fixtures installed by Landlord in the 6th Floor Space as part of Landlord’s 6th Floor Post-Commencement Work (but only if and to the extent that the repair or maintenance of such equipment or fixtures is not Landlord’s responsibility under this Amendment or otherwise under the Lease) (it being agreed that nothing contained herein shall be or be deemed to require Landlord to incur any additional expense specifically incurred to obtain any warranties in connection with any such equipment or fixtures installed by Landlord). Anything to the contrary contained herein notwithstanding, Landlord shall remain responsible to repair any defects, including without limitation, any latent defects with respect to Landlord’s 6th Floor Post-Commencement Work for a period of time commencing on the date Landlord’s 6th Floor Post-Commencement Work has been Substantially Completed and ending on the one (1) year anniversary of the date Landlord’s 6th Floor Post-Commencement Work has been Substantially Completed, provided that Tenant has notified Landlord prior to the expiration of such 1-year anniversary promptly after Tenant has knowledge of such defect.

(b) (i) Following the date (the “6th Floor Post-Commencement Work Start Date”) Tenant shall have completed all demolition work with respect to the 6th Floor Space as part of Tenant’s Work and provided that the 6th Floor Space is then in a condition reasonably required in connection with the commencement and performance of Landlord’s 6th Floor Post-Commencement Work (provided that Tenant shall give Landlord notice setting forth the date such demolition work shall be completed and the 6th Floor Space shall be in the condition required hereunder at least ten (10) Business Days prior to such date), Landlord, at Landlord’s sole cost and expense, shall commence and thereafter diligently perform the work identified on Exhibit C annexed hereto (the “Landlord’s 6th Floor Post-Commencement Work”); it being understood that any of the work detailed in this sentence shall be performed in coordination with Tenant’s performance of certain portions of Tenant’s Work in the 6th Floor Space and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the 6th Floor Space to perform such work and shall minimize the interference with Landlord in Landlord’s performance of such work and Landlord shall not be required to perform any such work on an overtime or premium-pay basis. Landlord shall endeavor to provide Tenant with notice at least ten (10) Business Days’ prior to the date Landlord reasonably anticipates that Landlord’s 6th Floor Post-Commencement Work shall be Substantially Completed (which notice may be given prior to the actual date of such Substantial Completion); it being expressly agreed by Tenant that Landlord shall have no liability to Tenant if Landlord fails to give such notice and the date set forth in such notice shall not be or be deemed to affect the 6th Floor Commencement Date or the date upon which Substantial Completion of Landlord’s 6th Floor Post-Commencement Work actually occurs. In connection with any Landlord’s 6th Floor Post-Commencement Work performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Landlord’s 6th Floor Post-Commencement Work shall be performed by Landlord during regular business hours and same may interfere with Tenant’s ordinary conduct of business (though Tenant hereby waives any claim against Landlord in connection therewith). Following Substantial Completion of

Landlord’s 6th Floor Post-Commencement Work, Landlord and Tenant (to the extent that Tenant makes a representative reasonably available) shall conduct a walk-through inspection of the 6th Floor Space and shall identify any Punch List Items with respect to Landlord’s 6th Floor Post-Commencement Work. Landlord shall use commercially reasonable efforts to complete such Punch List Items within thirty (30) days following notice from Tenant thereof (which thirty (30) day period shall be subject to extension due to casualty, condemnation, Tenant Delays and Unavoidable Delays). Tenant hereby acknowledges and agrees that such Punch List Items may be performed in coordination with Tenant’s performance of any Tenant’s Work (as defined below) in the 6th Floor Space and may be performed following Tenant’s occupancy thereof for the conduct of its business and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the 6th Floor Space to perform such work and shall minimize the interference with Landlord in Landlord’s performance of such work and Landlord shall not be required to perform any such work on an overtime or premium-pay basis. Subject to the immediately preceding sentence, Landlord and Tenant shall reasonably cooperate with each other and use reasonable efforts to coordinate the performance of any such Punch List Items and Tenant’s Work as necessary to minimize interference with the other party’s work being performed in the 6th Floor Space. In connection with any Punch List Items performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Punch List Items shall be performed by Landlord during regular business hours and same may interfere with Tenant’s ordinary conduct of business (though Tenant hereby waives any claim against Landlord in connection therewith).

(ii) Notwithstanding anything contained herein to the contrary, in the event that the Landlord’s 6th Floor Post-Commencement Work shall not have Substantially Completed on or before the date that is the later to occur of: (x) the date that Tenant shall have completed Tenant’s Work in the 6th Floor Space and is ready to occupy the 6th Floor Space for purposes of commencing its business operations therein (it being agreed that Tenant shall provide Landlord with notice at least ten (10) Business Days prior to such date advising Landlord of the date Tenant anticipates that Tenant’s Work shall be Substantially Completed and Tenant shall be ready to commence occupancy of the 6th Floor Space for the conduct if its business operations therein), and (y) the date that is one hundred twenty (120) days following the 6th Floor Post-Commencement Work Start Date (such later date, the “6th Floor Post-Commencement Penalty Date”) and Tenant is not able to occupy the 6th Floor Space for the conduct of its business or to perform Tenant’s Work therein solely as a result thereof, then as Tenant’s sole and exclusive remedy in connection therewith, Tenant shall receive a rent credit in an amount equal to one (1) day of the Annual Fixed Rent payable hereunder in respect of the 6th Floor Space for each day after the 6th Floor Post-Commencement Penalty Date until the Landlord’s 6th Floor Post-Commencement Work shall be Substantially Completed (which rent credit shall be applied against Annual Fixed Rent first becoming due hereunder with respect to the 6th Floor Space until such rent credit has been fully applied), provided, however, the 6th Floor Post-Commencement Penalty Date shall be extended by one day for each day of delay in the Substantial Completion of Landlord’s 6th Floor Post-Commencement Work which is due to casualty, condemnation, Tenant Delay and/or Unavoidable Delay.

(c) The term of the Lease with respect to the 6th Floor Space shall commence on the 6th Floor Commencement Date.

Section 3.4. “Tenant Delay” means any delay which Landlord may encounter in the performance of Landlord’s obligations under the Lease (including the performance of any work) to the extent that Landlord encounters such delay by reason of (i) any act or omission of any nature of Tenant, Tenant’s agents or contractors, (ii) delays by Tenant in submission of information, and/or (iii) delays due to the postponement at the request of Tenant of any portion of Landlord’s 5th Floor Post-Commencement Work, Landlord’s 6th Floor Post-Commencement Work or any other work required to be performed by Landlord pursuant to this Amendment Tenant shall pay to Landlord any reasonable out of pocket third-party costs or expenses incurred by Landlord by reason of any Tenant Delay within thirty (30) days after demand therefor (accompanied by reasonable back-up documentation).

Section 3.5. If Landlord shall be unable to give possession either the 5th Floor Space or the 6th Floor Space by a certain date because of the retention of possession of any occupant thereof, alteration or construction work, or for any other reason, Landlord shall not be subject to any liability for such failure. In such event, the Existing Lease, as modified by this Amendment, shall stay in full force and effect with respect to the Additional Space (or the applicable portion thereof) without further extension of the term of the Lease. The provisions of this Section 3.5 are intended to constitute an “express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

Section 3.6. Notwithstanding anything to the contrary contained above, any Hazardous Materials (as hereinafter defined) located in the Additional Space shall be the sole responsibility of Landlord to abate, encapsulate, and remediate if and to the extent required in accordance with Legal Requirements, all at Landlord’s sole cost and expense (except as such costs may be included in Operating Expenses pursuant to Article 4 of the Lease) (other than any

Hazardous Materials brought to the Additional Space or Building by Tenant or any other occupant of the Premises acting by, through or under Tenant, or Tenant’s or such other occupant’s agents, contractors, invitees or employees). If any such Hazardous Materials are discovered in the Additional Space, then Tenant shall promptly notify Landlord of same (promptly after Tenant becomes aware thereof) and Landlord shall be responsible pursuant to the preceding sentence therefor. In the case where Landlord is required to abate, encapsulate, remediate or remove such Hazardous Materials pursuant to this Section 3.6, Tenant shall be entitled to an abatement of the Annual Fixed Rent payable hereunder with respect to the Additional Space (x) in proportion to the portion of the Additional Space in which the performance of Tenant’s Work or other Alteration is actually delayed commencing as of the day immediately following the fifteenth (15th) Business Day of such delay, or (y) in proportion to the portion of the Additional Space that Tenant actually vacates due to the existence of such Hazardous Materials, if otherwise discovered during the Term hereof by Tenant commencing as of the day immediately following the fifteenth (15th) Business Day of such vacancy by Tenant, in each case, because of Landlord’s abatement, encapsulation, remediation or removal of such Hazardous Materials. For purposes of this Section 3.6 only, the term “Hazardous Materials” shall mean any such materials classified or defined as hazardous materials pursuant to Legal Requirements at the time in question.

Section 3.7. Upon the occurrence of the 5th Floor Commencement Date, any reference in the Lease to the “Demised Premises” and/or the “Premises” shall be deemed to mean the Existing Premises and the 5th Floor Space, and upon the occurrence of the 6th Floor Commencement Date, any such reference to the “Demised Premises” and/or the “Premises” in the Lease shall likewise be deemed to include the 6th Floor Space.

Section 3.8. Landlord and Tenant acknowledge and agree that for all purposes of this Lease (including, without limitation, Article 9 of this Amendment), the entire 5th Floor Space shall be deemed to consist of 31,377 rentable square feet, and the entire 6th Floor Space shall be deemed to consist of 31,071 rentable square feet.

ARTICLE 4

CONDITION AND RENTABLE AREA OF EXISTING PREMISES

Section 4.1. (i) Landlord and Tenant each hereby acknowledge and agree that Tenant is currently in occupancy of the Existing Premises, has inspected the same and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Existing Premises on the date hereof in its then “as is” condition subject to the performance by Landlord of Landlord’s Existing Premises Work (as hereinafter defined). Except for the performance of Landlord’s Existing Premises Work and Landlord’s ongoing maintenance and repair obligations expressly set forth in the Lease (including, without limitation, Landlord’s obligation with respect to Hazardous Materials as and to the extent expressly provided in Section 4.1(iii) below), Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Existing Premises in order to make it suitable and ready for Tenant’s continued occupancy and use thereof. If and to the extent assignable by Landlord without any additional cost to Landlord (unless Tenant shall agree in advance to pay such additional cost), Landlord shall assign to Tenant, upon Tenant’s request, any manufacturer warranties provided in connection with any equipment or fixtures installed by Landlord in the Existing Premises as part of Landlord’s Existing Premises Work (but only if and to the extent that the repair or maintenance of such equipment or fixtures is not Landlord’s responsibility under this Amendment or otherwise under the Lease) (it being agreed that nothing contained herein shall be or be deemed to require Landlord to incur any additional expense specifically incurred to obtain any warranties in connection with any such equipment or fixtures installed by Landlord). Anything to the contrary contained herein notwithstanding, with respect to each portion of Landlord’s Existing Premises Work, Landlord shall remain responsible to repair any defects, including, without limitation, any latent defects, with respect to such portion of Landlord’s Existing Premises Work for a period of time commencing on the date Landlord Substantially Completes such portion of Landlord’s Existing Premises Work and ending on the one (1) year anniversary of the Substantial Completion of such portion of Landlord’s Existing Premises Work, provided that with respect to each portion of Landlord’s Existing Premises Work, Tenant has notified Landlord prior to the expiration of the applicable 1-year anniversary promptly after Tenant has knowledge of such defect.

(ii) Landlord shall commence performance of the work identified on Exhibit D annexed hereto (the “Landlord’s Existing Premises Work”) in the Existing Premises (excluding the Storage Space) following the date hereof (it being agreed that certain portions of such work may not be performed until such time as the weather conditions required to perform such work are appropriate) and shall thereafter diligently pursue the Substantial Completion thereof and shall use commercially reasonable efforts to cause such Substantial Completion to occur on or before the date that is one hundred eighty (180) days following the Existing Premises Work Start Date (which one hundred eighty (180) days period shall be subject to extension due to casualty, condemnation, Tenant Delays, Unavoidable Delays); it being understood that any of the work detailed in this sentence shall be performed in coordination with Tenant’s performance of any Tenant’s Work in the Existing Premises (excluding the Storage Space) and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the Existing Premises (excluding the Storage Space) to perform such work Landlord shall not be required to perform any such work on an overtime or premium-pay basis. In connection with any Landlord’s Existing Premises Work performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Landlord’s Existing Premises Work shall be performed by Landlord during regular business hours and same may interfere with Tenant’s ordinary conduct of business (though Tenant hereby waives any claim against Landlord in connection therewith); provided, however, that subject to the foregoing, Landlord and Tenant shall reasonably cooperate with each other and shall use reasonable efforts to coordinate the performance of Landlord’s Existing Premises Work and Tenant’s Work as necessary to minimize interference with the other party’s work being performed in the Existing Premises. Following Substantial Completion of Landlord’s Existing Premises Work on each floor of the Existing Premises, Landlord and Tenant (to the extent that Tenant makes a representative reasonably available) shall conduct a walk-through inspection of the applicable portions of the Existing Premises and shall identify any Punch List Items in connection with Landlord’s Existing Premises Work. Landlord shall use commercially reasonable efforts to complete such Punch List Items within thirty (30) days following notice from Tenant thereof (which thirty (30) day period shall be subject to extension due to casualty, condemnation, Tenant Delays and Unavoidable Delays). Tenant hereby acknowledges and agrees that the Punch List Items shall be performed in coordination with Tenant’s performance of Alterations in the Existing Premises and Tenant’s occupancy thereof and Tenant hereby permits Landlord (and Landlord’s contractors and agents) access to the Existing Premises to perform such work and Landlord shall not be required to perform any such work on an overtime or premium-pay basis. Subject to the immediately preceding sentence, Landlord and Tenant shall reasonably cooperate with each other and use reasonable efforts to coordinate the performance of any Punch List Items and Tenant’s Work as necessary to minimize interference with the other party’s work being performed in the Existing Premises. In connection with any Punch List Items performed by Landlord, Tenant shall have no claim for any rent abatement and shall not be entitled to make any claim for constructive or actual eviction in connection therewith. Tenant acknowledges and agrees that the Punch List Items shall be performed by Landlord during regular business hours and same may interfere with Tenant’s ordinary conduct of business (though Tenant hereby waives any claim against Landlord in connection therewith).

(iii) Notwithstanding anything to the contrary contained in the Existing Lease, any Hazardous Materials (as hereinafter defined) located in the Existing Premises (including the Storage Space and which were not introduced into the Existing Premises by or on behalf of Tenant or anyone claiming by, through or under Tenant shall be the sole responsibility of Landlord to abate, encapsulate, and remediate as and to the extent required in accordance with Legal Requirements, all at Landlord’s sole cost and expense (except as such costs may be included in Operating Expenses pursuant to Article 4 of the Lease). If any such Hazardous Materials are discovered in the Existing Premises (including the Storage Space), then Tenant shall promptly notify Landlord of same and Landlord shall be responsible pursuant to the preceding sentence therefor. In the case where Landlord is required abate, encapsulate, remediate or remove such Hazardous Materials pursuant to this Section 4.1(iii), Tenant shall be entitled to an abatement of the Annual Fixed Rent payable hereunder with respect to the Existing Premises (x) in proportion to the portion of the Existing Premises in which the performance of such Alteration is actually delayed commencing as of the day immediately following the fifteenth (15th) Business Day of such delay, or (y) in proportion to the portion of the Existing Premises that Tenant actually vacates due to the existence of such Hazardous Materials, if otherwise discovered during the Term hereof commencing as of the day immediately following the fifteenth (15th) Business Day of such vacancy by Tenant, in each case, because of Landlord’s abatement, encapsulation, remediation or removal of such Hazardous Materials. For purposes of this Section 4.1(iii) only, the term “Hazardous Materials” shall mean any such materials classified or defined as hazardous materials pursuant to Legal Requirements at the time in question.

Section 4.2. Landlord and Tenant acknowledge and agree that effective as of June 1, 2016 and for all purposes of the Lease, including, without limitation, Article 9 of this Amendment, (i) the Entire 3rd Floor Space shall be deemed to consist of 7,391 rentable square feet, (ii) the Original Premises shall be deemed to consist of 51,312 rentable square feet (with 25,656 rentable square feet on each of the 11th floor of the Building and the 12th floor of the Building), (iii) the Entire 14th Floor Space shall be deemed to consist of 12,064 rentable square feet, and (iv) the Storage Space shall be deemed to consist of 593 rentable square feet.

ARTICLE 5

FIXED ANNUAL RENT

Section 5.1. (a) (i) With respect to the entire Existing Premises only, from the date hereof through and including May 31, 2016, the Annual Fixed Rent due and payable by Tenant pursuant to the Existing Lease shall continue to be payable in accordance with the provisions of the Existing Lease, subject to the terms and conditions of this Amendment.

(ii) With respect to the Existing Premises (excluding the Entire 3rd Floor Space and the Storage Space) only, from and after June 1, 2016 and through and including the New Expiration Date, Tenant shall pay Annual Fixed Rent (payable at the times and in the manner set forth in the Existing Lease) pursuant to Exhibit E-1 annexed hereto.

(iii) With respect to the Entire 3rd Floor Space only, from and after June 1, 2016 and through and including the New Expiration Date, Tenant shall pay Annual Fixed Rent (payable at the times and in the manner set forth in the Existing Lease) pursuant to Exhibit E-2 annexed hereto.

(iv) With respect to the Storage Space only, from and after June 1, 2016 and through and including the New Expiration Date, Tenant shall pay Annual Fixed Rent (payable at the times and in the manner set forth in the Existing Lease) pursuant to Exhibit E-3 annexed hereto

(b) With respect to the 5th Floor Space only, from and after the 5th Floor Commencement Date and through and including the New Expiration Date, Tenant shall pay Annual Fixed Rent (payable at the times and in the manner set forth in the Existing Lease) pursuant to Exhibit E-4 annexed hereto.

(c) with respect to the 6th Floor Space only, from and after the 6th Floor Commencement Date and through and including the New Expiration Date, Tenant shall pay Annual Fixed Rent (payable at the times and in the manner set forth in the Existing Lease) pursuant to Exhibit E-5 annexed hereto.

Section 5.2. (a) Subject to the provisions hereof, if and so long as Tenant is not then in monetary or material non-monetary default under the Lease beyond any applicable cure or grace period:

(i) the Annual Fixed Rent payable pursuant to Section 5.l(a)(ii) above with respect to the Existing Premises (excluding the Entire 3rd Floor Space and Storage Space) only shall be abated for the period commencing on June 1, 2016 and ending on October 31, 2016;

(ii) the Annual Fixed Rent payable pursuant to Section 5.1(a)(iii) above with respect to the Entire 3rd Floor Space only shall be abated for the period commencing on June 1, 2016 and ending on October 31, 2016;

(iii) the Annual Fixed Rent payable pursuant to Section 5.1(b) above with respect to the 5th Floor Space only shall be abated for the period commencing on the 5th Floor Commencement Date and ending on the day (the “5th Floor Rent Commencement Date”) that is four hundred (400) days following the 5th Floor Commencement Date; and

(iv) the Annual Fixed Rent payable pursuant to Section 5.1(c) above with respect to the 6th Floor Space only shall be abated for the period commencing on the 6th Floor Commencement Date and ending on the day (the “6th Floor Rent Commencement Date”) that is four hundred (400) days following the 6th Floor Commencement Date.

(b) Anything to the contrary herein notwithstanding, if during any of the rent credit or rent abatement periods detailed in Section 5.2(a)(i)-(iv) above, Tenant shall be in default under the Lease beyond the expiration of applicable notice and cure periods, if any, no Annual Fixed Rent shall be further abated or credited thereafter; provided, however, if Tenant cures such default prior to any termination of the Lease by Landlord due to such default pursuant to the terms thereof, then Tenant shall then be entitled to any rent credit or rent abatement of Annual Fixed Rent remaining with respect to such period that was not previously received by Tenant pursuant to this Section 5.2(b).

ARTICLE 6

ADDITIONAL RENT

Section 6.1. (a) (i) With respect to the Existing Premises only, from the date hereof and through and including May 31, 2016, Tenant shall continue to pay additional rent (including, but not limited to, the additional rent due under Article 4 of the Existing Lease) in accordance with the terms and conditions of the Existing Lease.

(ii) With respect to the Existing Premises only, from and after June 1, 2016 and through and including the New Expiration Date, Tenant shall continue to pay additional rent (including, but not limited to, the additional rent due under Article 4 of the Existing Lease) in accordance with the terms and conditions of the Existing Lease, except that the following modifications to said Article 4 shall be effective as of June 1, 2016 with respect to the Existing Premises only:

(A) The term “Tax Base” (as defined in Section 4.01(b) of the Original Lease) shall be deemed to mean “the Taxes which would be paid by Landlord for the calendar year 2015 (i.e., the average of the Taxes for the New York City real estate tax years commencing on July 1, 2014 and July 1, 2015)”;

(B) The term “Tenant’s Proportionate Share” (as defined in Section 4.01(d) of the Original Lease) shall mean “11.334%”;

(C) The term “Operating Expense Base” (as defined in Section 4.05(c) of the Original Lease) shall mean “the Operating Expenses for the calendar year 2014, adjusted if actual occupancy of the Building is less than 95% to reflect the Operating Expenses that would have been incurred were the Building not less than 95% occupied”; and

(D) The term “Tenant’s Proportionate Share” (as defined in Section 4.05(e) of the Original Lease) for purposes of determining of the Operating Expense Payments shall mean “11.602%’’.

Section 6.2. With respect to the 5th Floor Space only, from and after 5th Floor Commencement Date and through and including the New Expiration Date, Tenant shall pay additional rent (including, but not limited to, the additional rent due under Article 4 of the Existing Lease) in accordance with the terms and conditions of the Existing Lease, except that with respect to the 5th Floor Space, the following modifications to said Article 4 shall be effective as of the 5th Floor Commencement Date:

(a) The term “Tax Base” (as defined in Section 4.01(b) of the Original Lease) shall be deemed to mean “the Taxes which would be paid by Landlord for the calendar year 2015 (i.e., the average of the Taxes for the New York City real estate tax years commencing on July 1, 2014 and July 1, 2015)”;

(b) The term “Tenant’s Proportionate Share” (as defined in Section 4.01(d) of the Original Lease) shall mean “4.984%”;

(c) The term “Operating Expense Base” (as defined in Section 4.05(c) of the Original Lease) shall mean “the Operating Expenses for the calendar year 2014, adjusted if actual occupancy of the Building is less than 95% to reflect the Operating Expenses that would have been incurred were the Building not less than 95% occupied”; and

(d) The term “Tenant’s Proportionate Share” (as defined in Section 4.05(e) of the Original Lease) for purposes of determining of the Operating Expense Payments shall mean “5.143%”

Section 6.3. With respect to the 6th Floor Space only, from and after 6th Floor Commencement Date and through and including the New Expiration Date, Tenant shall pay additional rent (including, but not limited to, the additional rent due under Article 4 of the Existing Lease) in accordance with the terms and conditions of the Existing Lease, except that with respect to the 6th Floor Space, the following modifications to said Article 4 shall be effective as of the 6th Floor Commencement Date:

(a) The term “Tax Base” (as defined in Section 4.01(b) of the Original Lease) shall be deemed to mean “the Taxes which would be paid by Landlord for the calendar year 2015 (i.e., the average of the Taxes for the New York City real estate tax years commencing on July 1, 2014 and July 1, 2015)”;

(b) The term “Tenant’s Proportionate Share” (as defined in Section 4.01(d) of the Original Lease) shall mean “4.935%”;

(c) The term “Operating Expense Base” (as defined in Section 4.05(c) of the Original Lease) shall mean “the Operating Expenses for the calendar year 2014, adjusted if actual occupancy of the Building is less than 95% to reflect the Operating Expenses that would have been incurred were the Building not less than 95% occupied”; and

(d) The term “Tenant’s Proportionate Share” (as defined in Section 4.05(e) of the Original Lease) for purposes of determining of the Operating Expense Payments shall mean “5.093%”

ARTICLE 7

ELECTRICITY

Section 7.1. (a) (i) From and after the 5th Floor Commencement Date (with respect to the 5th Floor Space) and the 6th Floor Commencement Date (with respect to the

6th Floor Space), as applicable, with respect to the Additional Space only, the last half of the last sentence of Section 14.02 of the Original Lease shall be modified to provide that with respect to the Additional Space, Landlord shall make electricity available at the combined electrical closets servicing the Additional Space for all purposes, with a minimum capacity as shown on Exhibit N annexed hereto (exclusive of electricity required for base Building HVAC) which shall be distributed by Tenant (as Tenant shall elect, but subject to the terms of the Lease applicable thereto) at its sole cost and expense.

(ii) From and after the date hereof, with respect to the Existing Premises (excluding the Storage Space), the last half of the last sentence of Section 14.02 of the Original Lease shall be modified to provide that with respect to the Existing Premises (excluding the Storage Space), Landlord shall make electricity available at the combined electrical closets servicing the Existing Premises (excluding the Storage Space) for all purposes, with minimum capacity as shown on Exhibit N annexed hereto with respect to each portion of the Existing Premises (excluding the Storage Space) (exclusive of electricity required for base Building HVAC) which shall be distributed by Tenant (as Tenant shall elect, but subject to the terms of the Lease applicable thereto) at its sole cost and expense.

(iii) In addition to the electricity being made available by Landlord pursuant to Sections 7.1(a)(i) and (ii) above and provided Landlord receives a load letter from Tenant’s engineer certifying that Tenant requires such additional electrical capacity, Landlord shall make available 200 amps of electrical capacity at a location in the Building reasonably determined by Landlord for use by Tenant at the Existing Premises and/or the Additional Space, which capacity shall be distributed by Tenant (as Tenant shall elect, but subject to the terms of the Lease applicable thereto) from such location in the basement of the Building at its sole cost and expense.

(iv) In addition to the electricity being made available pursuant to Section 7.1(a)(i), (ii) and (iii) above, if Tenant shall require additional electrical capacity during the term of the Lease, Landlord shall not unreasonably withhold, condition or delay its consent to a request by Tenant for up to an additional 200 amps of electrical capacity from a location in the basement of the Building to be reasonably determined by Landlord; provided, that (i) there exists in Landlord’s reasonable judgment appropriate reserves to serve the current and anticipated future needs of Landlord and the other tenants of the Building, (ii) Landlord receives a load letter from Tenant’s engineer certifying that Tenant requires such additional electrical capacity and that the load is not too excessive for the Building and its electrical equipment and (iii) Landlord is reimbursed by Tenant within thirty (30) days after Landlord’s request therefor for Landlord’s reasonable and actual out of pocket cost of providing such additional electrical capacity to Tenant. Any such additional capacity granted pursuant hereto shall be distributed by Tenant (as Tenant shall elect, but subject to the terms of the Lease applicable thereto) from such location in the basement of the Building designated by Landlord at Tenant’s sole cost and expense.

(b) With respect to the Existing Premises, Landlord and Tenant acknowledge and agree that notwithstanding anything to the contrary contained in the Existing Lease, Tenant has heretofore been, and shall hereinafter continue, to pay for electricity utilized in the Existing Premises on a submetered basis and Tenant shall reimburse Landlord for Landlord’s Cost (as hereinafter defined) of the electricity consumed at the Existing Premises (as evidenced by submeters existing as of the date hereof) plus five (5%) (the “Administrative Charge”) for Landlord’s overhead and line loss in monitoring same.

(c) With respect to the 5th Floor Space only, effective as of the 5th Floor Commencement Date, electricity to said 5th Floor Space shall be provided pursuant to Article 4 of the Original Lease (as amended hereby), except that (i) Landlord shall install (if not already existing), on or before the 5th Floor Commencement Date, submeters at Landlord’s cost and expense to measure Tenant’s electricity consumption in the 5th Floor Space, and (ii) Tenant shall reimburse Landlord for Landlord’s Cost of the electricity consumed at the 5th Floor Space (as evidenced by the submeter installed by Landlord as provided herein) plus five (5%) for Landlord’s overhead and line loss in monitoring same.

(d) With respect to the 6th Floor Space only, effective as of the 6th Floor Commencement Date, electricity to said 6th Floor Space shall be provided pursuant to Article 4 of the Original Lease (as amended hereby), except that (i) Landlord shall install (if not already existing), on or before the 6th Floor Commencement Date, submeters at Landlord’s cost and expense to measure Tenant’s electricity consumption in the 6th Floor Space, and (ii) Tenant shall reimburse Landlord for Landlord’s Cost of the electricity consumed at the 6th Floor Space (as evidenced by the submeter installed by Landlord as provided herein) plus five (5%) for Landlord’s overhead and line loss in monitoring same.

(e) If two (2) or more submeters are used to measure demand (KW) for the Premises, Tenant shall have the right, at Tenant’s sole cost and expense, to install a “totalizer” so that all of the submeters are read and billed for KW on an aggregate basis as if they were a single submeter on a coincidental basis (or Tenant may elect, at Tenant’s sole cost and expense, separate billing on a per-meter basis).

(f) Tenant shall have the right, from time to time, at Tenant’s expense and upon reasonable prior notice to Landlord (and accompanied by a representative of Landlord) to test all electrical metering devices serving the Premises utilizing a qualified and licensed electrical consultant selected by Tenant and reasonably acceptable to Landlord (provided that such consultant shall not be paid on a contingency fee basis).

(g) “Landlord’s Cost” shall be determined as follows: (i) the total dollar amount actually billed to Landlord by the public utility and/or service providers supplying electric service to the Building for the Building’s consumption for the relevant billing period for energy without any mark up on the costs other than the Administrative Charge (kilowatt hours, i.e., “KWH”) shall be divided by the total kilowatt hours consumed by the Building for that billing period, carried to six decimal places, and (ii) the total dollar amount actually billed to Landlord by the public utility and/or service providers supplying electric service to the Building for the relevant billing period for demand (kilowatts, i.e., “KW”) for the Building’s consumption for such billing period without any mark up on the costs other than the Administrative Charge, shall be divided by the total demand (kilowatts) of the Building for such billing period, carried to six decimal places (and the Landlord’s Cost, so defined, for KWH and for KW shall be applied to Tenant’s electricity consumption and demand, KWH and KW, for the relevant billing period).

ARTICLE 8

TENANT’S WORK

Section 8.1. For purposes of this Article 8, the following terms shall have the following meanings:

(a) “Tenant’s Work” shall mean Tenant’s alterations, installations, additions and improvements, including, without limitation, voice and data cabling to be performed in the Existing Premises in connection with Tenant’s continued occupancy thereof and/or in the Additional Space in order to prepare the same for Tenant’s initial occupancy thereof, as applicable, and in either case, following the date hereof or the 5th Floor Commencement Date or 6th Floor Commencement Date, as applicable. Tenant hereby acknowledges and agrees that Tenant’s Work shall include, without limitation, the installation by Tenant of men’s and woman’s restrooms on the 5th, 6th, 11th and 12th floors of the Premises (including, without limitation, all required compliance (if any) with the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto) (such restroom work (and ADA compliance required in connection therewith), collectively hereinafter referred to as, “Tenant’s Restroom Work”). Without limitation, for purposes of this Article 8, Tenant’s Work (including Tenant’s Restroom Work) shall be deemed not to include, and Landlord’s Contribution and Landlord’s Restroom Contribution shall not be applied to (except as otherwise expressly permitted hereunder), the cost of interest, late charges, or any personal property whatsoever, or to the cost of labor, materials or services used to furnish or provide the same. Tenant hereby expressly acknowledges and agrees that notwithstanding anything in the Lease to the contrary, Landlord shall not be responsible for compliance with legal requirements (including, without limitation, compliance with the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto) in connection with Tenant’s Restroom Work (which compliance shall be solely the responsibility of Tenant as part of Tenant’s Restroom Work).

(b) (i) “Landlord’s Contribution” shall mean an amount equal to $6,948,596.00.

(ii) “ Landlord’s Restroom Contribution” shall mean an amount equal to $680,000.00

(c) “Soft Costs” shall mean the cost of architectural, planning, design, expediting, engineering, and similar consulting, professional and filing fees, furniture installation and other business equipment installation, voice and data cabling and wiring (which cabling and wiring shall not be deemed Soft Costs for the purpose of determining whether same constitutes “qualified long term property” as defined in Section 110(c)(1) of Code), and the cost of obtaining any required permits or licenses incurred in connection with Tenant’s Work (including Tenant’s Restroom Work).

(d) “Requisition” shall mean a written request by Tenant for payment from Landlord for (i) the cost of Tenant’s Work excluding Tenant’s Restroom Work (the “Work Cost”), and (ii) the cost of Tenant’s Restroom Work (the “Restroom Work Cost”), including, in either case, up to twenty (20%) percent of Landlord’s Contribution and Landlord’s Restroom Contribution for Soft Costs (provided that under no circumstances shall any portion of Landlord’s Contribution or Landlord’s Restroom Contribution be used in connection with furniture and equipment (excluding the cost of installation of same)) that will solely be utilized by Tenant at the Exiting Premises and/or the Additional Space, and shall consist of the following: (i) a Contractor’s Application For Payment with certification for payment by Architect (AIA G702) or the substantial equivalent of such AIA form for the portion of Tenant’s Work theretofore completed and for which Tenant seeks reimbursement or payment; (ii) lien waivers from Tenant’s general contractors and subcontractors who have supplied materials or performed work in or to the applicable portion of the Premises (AIA G706A), or the substantial equivalent of such AIA form (including for this purposes any form prescribed by the applicable provisions of the Lien Law of New York (any such acceptable form, a “Lien Waiver”), for the portion of the Tenant’s Work covered by the immediately preceding Requisition; and (iii) solely with respect to Tenant’s final Requisition, in addition to the forgoing, a certification of completion from Tenant’s architect or engineer and any building department approvals and sign-offs required pursuant to Legal Requirements to evidence that Tenant’s Work has been completed in accordance with all Legal Requirements.

(e) Provided that no monetary or material non-monetary default by Tenant after notice and the expiration of any applicable cure period has occurred and is then continuing, Landlord, subject to and in accordance with the provisions of this Section 8.1, shall (i) contribute up to the sum of Landlord’s Contribution to the Work Cost, and (ii) contribute up to the sum of Landlord’s Restroom Contribution to the Restroom Work Cost (and if such default exists at such time, provided Tenant cures such default prior to the termination of the Lease, Landlord shall contribute same following the curing of such default).

(f) From time to time, but not more than once a month, Tenant may submit to Landlord a Requisition for reimbursement or payment, at Tenant’s election, either to Tenant for so much of the Work Cost or the Restroom Work Cost, as applicable, as Tenant shall have paid or for payment directly to Tenant’s general contractor or subcontractors for so much of the Work Cost or Restroom Work Costs, as applicable, as Tenant shall have incurred, in either case, since the end of the period to which the most recent prior Requisition related, or, with respect to the first Requisition, for the initial Work Cost or Restroom Work Cost, as applicable.

(g) Provided that no monetary or material non-monetary default by Tenant after notice and the expiration of any applicable period has occurred and is then continuing, and provided that all documents and information required pursuant to Section 8.1(d) above have been provided, within thirty (30) days after Landlord receives a Requisition, Landlord shall pay ninety (90%) percent of the Work Cost or Restroom Work Cost, as applicable, reflected in such Requisition and shall withhold the remaining ten (10%) of the Work Cost or Restroom Work Cost, as applicable (the “Retainage”) provided, that there shall not be any duplication of retainages being held by Landlord hereunder and Tenant under its construction contract with its general contractor on account of such portion of the Work Cost or Restroom Work Costs, as applicable (for example, if a Requisition is for 90% of the Work Cost due to the fact that Tenant is withholding 10% from Tenant’s general contractor, then Landlord shall pay 100% of the requested amount reflected in such Requisition (i.e., the entire 90%)). Provided no monetary or material non-monetary default by Tenant after notice and the expiration of any applicable period has occurred and is then continuing, within thirty (30) days after Tenant furnishes Landlord with (x) a final, stamped set of “as-built” plans for the floor of the Premises for which such Retainage relates and which demonstrates that with respect to such floor, Tenant’s Work (including Tenant’s Restroom Work) has been Substantially Completed in accordance with the Tenant’s plans as approved by Landlord and (y) its final Requisition which demonstrates that Tenant’s Work (including Tenant’s Restroom Work) has been completed and paid for in full by Tenant (or will be paid from such Retainage if such payment being made by Landlord is to the applicable contractor), Landlord shall pay Tenant all the Retainages (if any).

(h) It is expressly understood and agreed that if the amount of Landlord’s Contribution and Landlord’s Restroom Contribution with respect to the Premises is less than the cost of Tenant’s Work or Tenants Restroom Work, as applicable, with respect thereto, Tenant shall remain solely responsible for the payment and completion of, and in all events shall complete, at its sole cost and expense, Tenant’s Work or Tenant’s Restroom Work, as applicable. Further, if Tenant fails to submit a Requisition for any portion of the Landlord’s Contribution or Landlord’s Restroom Contribution by the date which is forty-two (42) months after the 6th Floor Commencement Date, then Tenant shall have no further right to utilize any such portion of the Landlord’s Contribution or Landlord’s Restroom Contribution, as applicable, so not requisitioned and Landlord shall have no obligation to reimburse Tenant for same.

(i) If a Requisition is not paid by Landlord within sixty (60) days after Tenant gives such Requisition (and provided Tenant has provided Landlord with documentation required under this Section 8.1 with respect to such Requisition) then, provided Tenant is not then in monetary or material non-monetary default under this Lease beyond any applicable cure or grace period, Tenant shall have the right to have such unpaid Requisition amount credited against the next installment(s) of Annual Fixed Rent thereafter becoming due under the Lease together with interest thereon at the Interest Rate (as hereinafter defined) (calculated from the last day such amount was payable by Landlord to Tenant until the date such amount is paid or credited), provided Tenant first gives at least seven (7) Business Days’ prior notice to Landlord in connection therewith, which notice shall state in bold type and capital letters at the top of such notice and on the envelope containing such notice “THIS IS A TIME SENSITIVE OFFSET NOTICE AND LANDLORD SHALL BE DEEMED TO ACCEPT SUCH OFFSET IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED” as a condition to the effectiveness thereof, Within the 60-day period following the giving of the Requisition or within the additional seven (7) Business Day period described above, Landlord may dispute, in good faith, Tenant’s right to such credit by providing written notice thereof to Tenant, in which case Tenant shall not be entitled to such offset pending the resolution of such dispute. If Landlord fails to dispute such credit within the 60-day period and/or seven (7) Business Day period described above, and if Landlord fails to pay the Requisition prior to the expiration of the seven (7) Business Day period, Tenant shall be entitled to take such credit against the next installment(s) of Annual Fixed Rent thereafter becoming due under the Lease. For purposes hereof, “Interest Rate” shall mean a per annum rate equal to two (2%) percent above the so-called “prime rate” of interest charged by JPMorgan Chase, New York (or the successor thereto) at the time such payment first becomes due hereunder.

(j) The Landlord’s Contribution and Landlord’s Restroom Contribution is being given for the benefit of the Tenant only. No third party shall be permitted to make any claims against Landlord or Tenant with respect to any portion of the Landlord’s Contribution or Landlord’s Restroom Contribution. For purposes of clarification, Landlord’s Restroom Contribution may only be utilized with respect the performance of Tenant’s Restroom Work (and not for any other portions of Tenant’s Work).

ARTICLE 9

EXTENSION OPTIONS

Section 9.1. Landlord and Tenant each acknowledge and agree that effective as of the date hereof, Tenant’s Option to Renew (as provided for in Article 22 of the Original Lease and as amended pursuant to Paragraph 7 of the Fifth Amendment and Paragraph 1(d) of the Sixth Amendment) shall be deleted in its entirety and shall be of no further force and effect and is hereby replaced with the following:

(a) For purposes hereof, the following terms shall have the following meanings:

(i) “First Extension Option” shall mean Tenant’s right to extend the term of the Lease with respect to the Extension Premises for an additional term (the “First Extension Term”) of either (i) five (5) years (the “Five Year Option”), or (ii) ten (10) years (the “Ten Year Option”) as specified in the Extension Notice, in either case, commencing on the day immediately following the New Expiration Date (the “Commencement Date of the First Extension Term”) and ending on the last day of the month in which occurs the five (5) year anniversary of the New Expiration Date (if Tenant shall have selected the Five Year Option) or the ten (10) year anniversary of the New Expiration Date (if Tenant shall have selected the Ten Year Option) (the “Expiration Date of the First Extension Term”). If Tenant shall not specify in the Extension Notice whether Tenant has selected the Five Year Option or the Ten Year Option, Tenant shall be deemed to have selected the Ten Year Option.

(ii) “Second Extension Option” shall mean Tenant’s right to extend the term of this Lease with respect to the Extension Premises for an additional term (the “Second Extension Term”) of five (5) years (but only if Tenant has exercised the First Extension Option and selected the Five Year Option for purposes thereof) commencing on the day immediately following the Expiration Date of the First Extension Term (the “Commencement Date of the Second Extension Term”) and ending on the last day of the month in which occurs the five (5) year anniversary of the Expiration Date of the First Extension Term (the “Expiration Date of the Second Extension Term”). For purposes of clarification, if Tenant shall have exercised the First Extension Option and selected the Ten Year Option for purposes thereof, Tenant shall have no further right to extend the term of the Lease and the

Second Extension Option shall be void and of no further force and effect (it being the intention of Landlord and Tenant that under no circumstances shall the term of the Lease be extended pursuant to this Article 9 beyond the date that is ten (10) years following the New Expiration Date).

(iii) “Extension Option” shall mean the First Extension Option or the Second Extension Option, as the case may be.

(iv) “Extension Term” shall mean the First Extension Term or the Second Extension Term, as the case may be.

(v) “Extension Premises” shall mean, as selected by Tenant, either (a) the entire Premises demised by the Lease as of the day immediately preceding the Applicable Commencement Date (the “Entire Premises”), or (b) the entire Premises demised by the Lease as of the day immediately preceding the Applicable Commencement Date excluding all (but not less than all) of any Partial Floor(s) (as hereinafter defined) other than any Partial Floor(s) that include any Offer Space then being leased by Tenant (i.e., Tenant may not shed any Partial Floors if such Partial Floor includes any Offer Space then being leased by Tenant), (c) all the Premises located on both of the 5th and 6th floors of the Building (but not less than all of such portion of the Premises) plus any Offer Space then being leased by Tenant (regardless of whether such Offer Space constitutes a Partial Floor) plus, at Tenant’s election, any Partial Floors (other than those comprising any Offer Space then being leased by Tenant) (i.e., Tenant must include in the Extension Premises any Partial Floor that includes any Offer Space then being leased by Tenant but any other Partial Floors that do not included Offer Space shall be included as part of the Extension Premises only if Tenant so elects), or (d) all the Premises located on both of the 11th and 12th floors of the Building (but not less than all of such portions of the Premises) plus, at

Tenant’s election, any Partial Floors (the “11th/12th Floor Extension Premises”); provided, however, that if Tenant shall have exercised any Offer Space Option (as hereinafter defined) at any time prior to the giving of any Extension Notice, then Tenant shall not have the right to exercise any Extension Option for only the 11th/12th Floor Extension Premises (but Tenant may designate, as the Extension Premises, any of the options described in clause (a), (b) or (c) hereof). If at the time Tenant shall exercise an Extension Option with respect to any Extension Premises permitted pursuant to this Section 9.1(a)(v) Tenant shall then be leasing the Storage Space, Tenant shall have the option, to also extend the Term of the Lease with respect to the Storage Space (together with any Extension Premises only). If Tenant shall fail to designate the Extension Premises in any Extension Notice, Tenant shall be deemed to have designated the entire Premises demised by the Lease as of the day immediately preceding the Applicable Commencement Date as the Extension Premises plus any Storage Space then being leased by Tenant. For purposes hereof, a “Partial Floor” shall mean the entire portion of the Premises located on a floor of the Building which portion does not comprise the entire rentable area of such floor of the Building (e.g., if Premises shall then include only a portion of the rentable area of the 14th floor of the Building, then such entire portion of the Premises located on the 14th floor of the Building shall be deemed a “Partial Floor” for purposes hereof).

(vi) “Extension Notice” shall mean a written notice given by Tenant to Landlord electing to extend the term of the Lease for the First Extension Term (and selecting the Five Year Option or the Ten Year Option) or the Second Extension Term, as the case may be, and designating the Extension Premises.

(vii) “Applicable Commencement Date” shall mean the Commencement Date of the First Extension Term or the Commencement Date of the Second Extension Term, as applicable.

(viii) “Applicable Expiration Date” shall mean the New Expiration Date, the Expiration Date of the First Extension Term, or the Expiration Date of the Second Extension Term, as applicable.

(b) Subject to and in accordance with the provisions of this Article 9, Tenant shall have the right to exercise the First Extension Option and the Second Extension Option, provided that (i) no monetary or material non-monetary default after notice and the expiration of any applicable cure period has occurred and is then continuing at the time Tenant gives the Extension Notice, (ii) Tenant shall be in actual occupancy of at least seventy (70%) of the rentable square foot area of the Extension Premises at the time Tenant gives the Extension Notice and on the date immediately preceding the Applicable Commencement Date, and (iii) with respect to the Second Extension Option, Tenant shall have theretofore exercised the First Extension Option and selected the Five Year Option with respect thereto. Subject to the provisions of this Article 9, the Extension Term shall commence on the Applicable Commencement Date and shall expire on the Applicable Expiration Date, unless the Extension Term shall sooner end pursuant to any of the terms, covenants or conditions of the Lease or pursuant to Legal Requirements. Tenant may exercise each Extension Option by giving Landlord an Extension Notice no later than the date that is seven hundred thirty (730) days prior to the Applicable Commencement Date, as to which date time is of the essence, and upon the giving of such notice, subject to the provisions of this Article 9, the term of the Lease shall be extended for the Extension Term with respect to the Extension Premises without execution or delivery of any other or further document, with the same force and effect as if the Extension Term had originally been included in the term of the Lease. All of the terms, covenants and conditions of the Lease shall continue in full force and effect during the Extension Term with respect to the Extension Premises, including items of additional rent and escalations (except as hereinafter set forth) which shall remain payable on the terms herein set forth (provided, however, that Tenant shall have no further right to extend the term of this Lease beyond the First Extension Term (if Tenant shall have selected (or been deemed to have selected) the Ten Year Option) or Second Extension Term, as applicable, for any reason).

(c) Subject to Section 9.1(b) hereof, the Extension Term shall be upon all of the terms and conditions set forth in the Lease, except that:

(i) the Annual Fixed Rent shall be as determined pursuant to the provisions of Section 9.1(d) hereof,

(ii) Tenant shall accept the Extension Premises in their “as is” condition at the commencement of the Extension Term, Landlord shall not be required to perform any work, to pay any work allowance or any other amount or to render any services to make the Extension Premises ready for Tenant’s use and occupancy or to provide any abatement of Annual Fixed Rent or additional rent, in each case with respect to the Extension Term,

(iii) Tenant shall have no option to extend or renew this Lease beyond the expiration of the First Extension Term (if Tenant shall have selected (or been deemed to have selected) the Ten Year Option) or Second Extension Term, as applicable, and

(iv) if the Extension Premises shall be less than the entire Premises, then (i) Tenant shall, at Tenant’s sole cost and expense, (x) disconnect and cap any connections between (1) the Extension Premises and (2) the portions of the Premises not part of the Extension Premises, (y) remove and close any slab openings for any internal staircases on the portion of the Premises that is not part of the Extension Premises (notwithstanding anything to the contrary contained in Article 11 of the Lease (as amended by Section 12.7 of this Amendment)) and (z) perform any such other work reasonably necessary so that the portion of the Premises that is not part of the Extension Premises will function separate and apart from the Extension Premises (including, re-distributing any electricity that was taken from such non-renewed portion back to such floor), (ii) Tenant shall deliver the portions of the Premises not included in the Extension Premises to Landlord on or before the Applicable Expiration Date in the condition required under Article 33 of the Original Lease (as amended), and (iii) during the Extension Term, “Tenant’s Proportionate Share” (as defined in Section 4.01(d) of the Original Lease) for purposes of determining the Tax Payment and “Tenant’s Proportionate Share” (as defined in Section 4.05(e) of the Original Lease) for purposes of determining of the Operating Expense Payments shall each be equitably reduced to reflect the elimination of such portions of the Premises.

(d) The Annual Fixed Rent payable by Tenant for the Extension Premises during the Extension Term shall be an amount equal to one hundred percent (100%) of the Renewal FMRV (as hereinafter defined) determined as of the Applicable Commencement Date for a five (5) or ten (10) year term, as applicable, taking into account all relevant factors, whether favorable to Landlord or Tenant. Following the giving of any Extension Notice by Tenant and promptly after Tenant’s written request therefor, Landlord shall provide Tenant, for informational purposes only, with Landlord’s good faith estimate of the Renewal FMRV for the applicable Extension Term (“Landlord’s FMRV Estimate”); provided, however, that such Landlord’s FMRV. Estimate shall in no event be binding upon Landlord in any manner for purposes of determining the actual Renewal FMRV payable by Tenant hereunder nor shall such Landlord’s FMRV Estimate be admissible or otherwise utilized by Tenant in connection with any dispute between Landlord and Tenant in connection with determining the Renewal FMRV pursuant to this Section 9.1(d) or otherwise. The Renewal FMRV shall be determined as follows:

(i) If Tenant exercises either Extension Option, Landlord and Tenant shall promptly thereafter commence negotiations in good faith to attempt to agree upon the Renewal FMRV. If Landlord and Tenant cannot reach agreement or before the date that is six hundred sixty (660) days prior to the Applicable Commencement Date, Landlord and Tenant shall, within thirty (30) days thereafter, each select a reputable, qualified, independent and impartial licensed real estate broker with at least ten (10) years’ experience in office leasing in Manhattan, New York, having an office in Manhattan and familiar with the rentals then being charged in Manhattan (such brokers are referred to, respectively, as “Landlord’s Renewal Broker” and “Tenant’s Renewal Broker”) who shall confer promptly after their selection by Landlord and Tenant and shall exercise good faith efforts to attempt to agree upon the Renewal FMRV. If Landlord’s Renewal Broker and Tenant’s Renewal Broker cannot reach agreement by six hundred (600) days prior to the Applicable Commencement Date, then, within twenty (20) days thereafter, they shall designate a third reputable, qualified, independent and impartial licensed real estate broker with at least ten (10) years’ experience in office leasing in Manhattan, having an office in Manhattan and familiar with the rentals then being charged in the Building and in comparable buildings in Manhattan (the “Independent Renewal Broker”). Upon failure of Landlord’s Renewal Broker and Tenant’s Renewal Broker timely to agree upon the designation of the Independent Renewal Broker, then the Independent Renewal Broker shall be appointed upon application by either party in accordance with the rules of the American Arbitration Association, or the successor thereto, upon ten (10) days’ prior notice pursuant to its rules for commercial matters or if at such time such association is not in existence and has no successor, then by a Justice of the Supreme Court of the State of New York, New York County, upon ten (10) days’ prior notice. Within ten (10) days after such appointment, Landlord’s Renewal Broker and Tenant’s Renewal Broker shall each submit a letter to the Independent Renewal Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the Renewal FMRV and the rationale used in determining it (respectively, “Landlord’s Renewal Broker’s Letter” and “Tenant’s Renewal Broker’s Letter”).

(ii) The Independent Renewal Broker shall consider such evidence as Landlord and/or Tenant may submit (provided that Landlord’s FMRV Estimate shall not be considered), conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her appointment, choose either the estimate set forth in Landlord’s Renewal Broker’s Letter or the estimate set forth in Tenant’s Renewal Broker’s Letter to be the Renewal FMRV and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

(e) If the Extension Term commences prior to a determination of the Annual Fixed Rent for such Extension Term as herein provided, then the amount to be paid by Tenant on account of Annual Fixed Rent until such determination has been made shall be the average of the estimate set forth in Landlord’s Renewal Broker’s Letter and the estimate set forth in Tenant’s Renewal Broker’s Letter. After the Annual Fixed Rent during the Extension Term has been determined as aforesaid, any amounts theretofore paid by Tenant to Landlord on account of Annual Fixed Rent in excess of the amount of Annual Fixed Rent as finally determined shall be credited by Landlord against the next ensuing monthly Annual Fixed Rent payable by Tenant to Landlord or, if applicable, any deficiency in the Annual Fixed Rent due from Tenant to Landlord shall be paid by Tenant to Landlord within thirty (30) days following such final determination.

(f) Promptly after the Annual Fixed Rent has been determined, Landlord and Tenant shall execute and deliver an agreement setting forth the Annual Fixed Rent for the Extension Term, as finally determined, provided that the failure of the parties to do so shall not affect their respective rights and obligations hereunder.

(g) For purposes of this Article 9, the determination of “Renewal FMRV” shall mean the then fair market rent for the Extension Premises that an unaffiliated third party would be willing to pay to Landlord as of the date that is the Applicable Commencement Date for a five (5) or ten (10) year term, as applicable, on all the terms and conditions which the Extension Premises will be leased to Tenant pursuant to this Article 9, taking into account all then relevant factors, whether favorable to Landlord or Tenant.

(h) Notwithstanding anything to the contrary contained in this Article 9, if Tenant shall exercise an Extension Option, Landlord shall have the right, in its sole discretion, to waive the conditions to the effectiveness of Tenant’s exercise of such Extension Option without thereby waiving any default by Tenant, in which event, (i) the term of this Lease shall be extended without execution or delivery of any other or further document in accordance with the provisions of this Article 9 with the same force and effect as if the Extension Term had originally been included in the term of the Lease, and (ii) Landlord shall be entitled to all of the remedies provided by this Lease and at law with respect to any such default by Tenant.

ARTICLE 10

RIGHT OF FIRST OFFER

Section 10.1. (a) As used herein:

“Available” means that the Offer Space is vacant and free of any possessory right in favor of the existing tenant or occupant thereof; provided that, except as expressly set forth below, any Offer Space that is vacant on the date of this Lease shall not be deemed Available unless and until such space is first leased to another tenant and then again becomes Available. Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Article 10 is subordinate to (i) any party having a renewal right contained in such party’s lease with respect to such Offer Space, (ii) any party whose lease is renewed voluntarily by Landlord (irrespective if such renewal right is contained in such party’s lease), or (iii) any party to which Landlord has, as of the date hereof, granted an expansion right, first offer right or other similar right with respect to such Offer Space. Attached hereto as Exhibit H is a schedule of all such parties having any superior rights with respect to the Offer Space as of the date hereof. Accordingly, (A) Landlord shall have no obligation to give an Offer Notice to Tenant with respect to such Offer Space (or such portion thereof), and (B) Landlord shall have the right to lease such Offer Space (or such portion thereof) to any such party without first offering such Offer Space (or the applicable portion thereof) to Tenant as contemplated by this Article 10, in either case, until such time as such party with such superior rights has either declined its option or the time period for such party to exercise such option has lapsed.

“Offer Period” means the period commencing on the date hereof to and including the date that is five (5) years prior to the New Expiration Date (or five (5) years prior to the expiration of the First Extension Term (if Tenant shall have exercised the First Extension Option) or five (5) years prior to the expiration of the Second Extension Term (if Tenant shall have exercised the Second Extension Option), as applicable).

“Offer Space” means any rentable portion of the 3rd and 7th floors of the Building not leased by Tenant as of the date hereof.

(b) Subject to the further provisions of this Article 10, and provided (1) this Lease shall not have been terminated and Tenant has not given a Tenant’s Cancellation Notice pursuant to Article 11 of this Amendment, (2) Tenant is not then in monetary or material non-monetary default beyond any applicable notice and/or grace period under the Lease, and (3) Tenant shall then lease and shall then be in actual occupancy of at least 70,000 rentable square feet of office space in the Building, then, if at any time during the Offer Period any Offer Space either becomes, or Landlord reasonably anticipates any Offer Space will become, Available, Landlord shall give to Tenant notice thereof (such notice, an “Offer Notice”) specifying: (i) the date or estimated date that the Offer Space has, shall or may become Available (the “Anticipated Offer Space Commencement Date”) and (ii) the Offer Space subject to the Offer Notice. Notwithstanding the foregoing, if the Anticipated Offer Space Commencement Date with respect to any Offer Space occurs after the Offer Period and Tenant, at the time the Offer Notice if given by Landlord, shall then have a valid and unexpired Extension Option with respect to which the time period to give an Extension Notice has not expired in accordance with Article 9 of this Amendment and which Tenant has the right to exercise in accordance with Article 9 of this Amendment, then Landlord shall still be required to give to Tenant an Offer Notice with respect to such Offer Space and Tenant may, in accordance with the time periods set forth herein, give an Acceptance Notice (as hereinafter defined) but only if Tenant, simultaneously with the giving of such Acceptance Notice, irrevocably gives an Extension Notice exercising such Extension Option and designating in such Extension Notice the Entire Premises as the Extension Premises (including the applicable Offer Space with respect to which the Acceptance Notice is given). An Offer Notice may be given by Landlord with respect to any Offer Space: (i) that comprises the entire rentable area of any floor of the Building, not more than eighteen (18) months prior to the Anticipated Offer Space Commencement Date with respect to such Offer Space and not less than three (3) months prior to the Anticipated Offer Space Commencement Date with respect to such Offer Space; or (ii) that comprises less than all of the entire rentable area of any floor of the Building, not more than nine (9) months prior to the Anticipated Offer Space Commencement Date with respect to such Offer Space and not less than three (3) months prior to the Anticipated Offer Space Commencement Date with respect to such Offer Space (provided, however, if Landlord shall have received a bona fide offer from a third-party to lease any Offer Space comprising less than all of the entire rentable area of any floor of the Building prior to the nine (9) month period referred to herein, then Landlord shall be permitted to give an Offer Notice with respect to such Offer Space upon receipt of such bona fide offer, but in no event shall Landlord give such Offer Notice more than twelve (12) months prior to the Anticipated Offer Space Commencement Date).

(c) Subject to the further provisions of this Article 10, and provided that on the date that Tenant exercises an Offer Space Option the conditions set forth in Section 10.1(b)(1) through (3) above are and continue to be satisfied, Tenant shall have the one-time option with respect to the Offer Space which is subject to said Offer Notice (the “Offer Space

Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is ten (10) Business Days after the giving of an Offer Notice (time being of the essence) to include the applicable Offer Space in the Premises.

(d) If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant, broom clean possession of the Offer Space to Tenant (the “Offer Space Inclusion Date”), such Offer Space shall become part of the Premises upon all of the terms and conditions set forth in this Lease, except (1) Annual Fixed Rent shall be increased by the applicable Fair Offer Rent (as hereinafter defined), (2) “Tenant’s Proportionate Share” (as defined in Section 4.01(d) of the Original Lease) for purposes of determining the Tax Payment shall be increased by a fraction, expressed as a percentage, the numerator of which is the rentable square footage of the Offer Space and the denominator of which is the rentable square footage of the entire Building, (3) “Tenant’s Proportionate Share” (as defined in Section 4.05(e) of the Original Lease) for purposes of determining of the Operating Expense Payments shall be increased by a fraction, expressed as a percentage, the numerator of which is the rentable square footage of the Offer Space and the denominator of which is the rentable square footage of the non-retail portion of the Building, (4) the term “Tax Base” (as defined in Section 4.01(b) of the Original Lease) shall be deemed to mean “the Taxes which would be paid by Landlord for the calendar year in which the Offer Space Inclusion Date shall occur, (5) the term “Operating Expense Base” (as defined in Section 4.05(c) of the Original Lease) shall mean “the Operating Expenses for the calendar year in which the Offer Space Inclusion Date shall occur, adjusted if actual occupancy of the Building is less than 95% to reflect the Operating Expenses that would have been incurred were the Building not less than 95% occupied; and (6) Landlord shall not be required to perform any other work, to pay any work allowance or any other amount, or to render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy or to provide any abatement of Annual Fixed Rent or additional rent; and Tenant shall accept the Offer Space in its “as is” condition on the applicable Offer Space Inclusion Date; provided, however, that the Offer Space shall be delivered, at Landlord’s election either sprinklered in compliance with applicable laws or with a temporary sprinkler loop installed therein.

(e) (i) If, following the delivery of an Acceptance Notice by Tenant, Landlord and Tenant fail to agree as to the Fair Offer Rent with respect thereto within thirty (30) days thereafter, then the dispute shall be resolved by arbitration as set forth below. If Landlord and Tenant cannot reach agreement as set forth above, Landlord and Tenant shall, no later than 30 days following the giving of the Acceptance Notice, each select a reputable, qualified, independent and impartial licensed real estate broker with at least ten (10) years’ experience in office leasing in Manhattan, New York, having an office in Manhattan and familiar with the rentals then being charged in Manhattan (such brokers are referred to, respectively, as “Landlord’s Broker” and “Tenant’s Broker” who shall confer promptly after their selection by Landlord and Tenant and shall exercise good faith efforts to attempt to agree upon the Fair Offer Rent. If Landlord’s Broker and Tenant’s Broker cannot reach agreement by ninety (90) days after the date of the Acceptance Notice, then, within twenty (20) days thereafter, they shall designate a third reputable, qualified, independent and impartial licensed real estate broker with at least ten (10) years’ experience in office leasing in Manhattan, having an office in Manhattan and familiar with the rentals then being charged in the Building and in comparable buildings in Manhattan (the “Independent Broker”). Upon failure of Landlord’s Broker and Tenant’s Broker timely to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed in accordance with the rules of the American Arbitration Association, or the successor thereto, upon ten (10) days’ prior notice pursuant to its rules for commercial matters or if at such time such association is not in existence and has no successor, then by a Justice of the Supreme Court of the State of New York, New York County, upon ten (10) days’ prior notice. Within ten (10) days after such appointment, Landlord’s Broker and Tenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Tenant, setting forth such broker’s estimate of the Fair Offer Rent and the rationale used in determining it (respectively, “Landlord’s Broker’s Letter” and “Tenant’s Broker’s Letter”).

(ii) The Independent Broker shall consider such evidence as Landlord and/or Tenant may submit, conduct such investigations and hearings as he or she may deem appropriate and shall, within sixty (60) days after the date of his or her appointment, choose either the estimate set forth in Landlord’s Broker’s Letter or the estimate set forth in Tenant’s Broker’s Letter to be the Fair Offer Rent and such choice shall be binding upon Landlord and Tenant. Landlord and Tenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Tenant.

(iii) If the Offer Space Inclusion Date occurs prior to a determination of the Fair Offer Rent as herein provided, then the amount to be paid by Tenant on account of Fair Offer Rent until such determination has been made shall be the average of the estimate set forth in Landlord’s Broker’s Letter and the estimate set forth in Tenant’s Broker’s Letter. After the Fair Offer Rent has been determined as aforesaid, any amounts theretofore paid by Tenant to Landlord on account of Annual Fixed. Rent in excess of the amount of Fair Offer Rent as finally determined shall be credited by Landlord against the next ensuing monthly Annual Fixed Rent payable by Tenant to Landlord or any deficiency in the Annual Fixed Rent shall be payable by Tenant to Landlord within thirty (30) days after such final determination. Promptly after the Fair Offer Rent has been determined, Landlord and Tenant shall execute and deliver an agreement setting forth the Fair Offer Rent, as finally determined, provided that the failure of the parties to do so shall not affect their respective rights and obligations hereunder.

(f) (i) If Landlord is unable to deliver possession of the Offer Space to Tenant for any reason on or before the date on which Landlord anticipates that the Offer Space shall be Available as set forth in the applicable Offer Notice, the Offer Space Inclusion Date for the Offer Space shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor and this Lease shall not in any way be impaired; provided, however, that if such inability to give possession to Tenant is due to the retention of possession by any other occupant of the Offer Space, Landlord agrees to use commercially reasonable efforts to obtain possession of the Offer Space including, without limitation, by promptly commencing and diligently pursuing eviction proceedings against any such occupant remaining in possession of the Offer Space after the expiration of such occupant’s lease and/or occupancy agreement. This Section 10.1(f) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(ii) Notwithstanding the foregoing to the contrary, if Landlord has not delivered vacant and exclusive possession of any Offer Space to Tenant on or before the date that is twelve (12) months following the applicable Anticipated Offer Space Commencement Date (as such date shall be extended due to Unavoidable Delays and/or Tenant Delays), then Tenant shall be entitled to terminate this Lease with respect to such Offer Space only upon thirty (30) days’ notice to Landlord, and upon the expiration of such 30 days, this

Lease shall terminate with respect to such Offer Space only (unless Landlord has caused vacant and exclusive possession of such Offer Space to have been delivered to Tenant prior to the expiration of said 30 days), and, upon such termination, neither party shall have any further obligations to the other hereunder with respect to such Offer Space except for any rights or obligations that expressly survive the termination of the Lease with respect to such Offer Space.

(g) If Tenant fails timely to give an Acceptance Notice with respect to a particular Offer Space or if Tenant otherwise elects not to exercise its right to lease such Offer Space, then (1) Landlord may enter into one or more leases of the Offer Space in question with any parties on such terms and conditions as Landlord shall determine, and Tenant shall have no further rights under this Article 10 with respect to such Offer Space, and (2) Tenant shall, upon demand by Landlord, execute an instrument reasonably satisfactory to Landlord and Tenant confirming Tenant’s waiver of, and extinguishing, Tenant’s rights under this Article 10 with respect to such Offer Space in question, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (1) above; provided, however, if Landlord shall not have entered into a lease or other occupancy agreement with respect to such Offer Space or any portion thereof on or before the date (the “Re-Offer Date”) that is six (6) months following the last date upon which Tenant shall have the right to give an Acceptance Notice under this Article 10 with respect thereto, then (provided that the conditions for Tenant to exercise an Offer Space Option are again satisfied) Landlord shall be required to give to Tenant another Offer Notice with respect to such Offer Space on one (1) occasion only and Tenant shall again have the right to give an Acceptance Notice with respect to the particular Offer Space in accordance with the terms of this Article 10 (it being agreed, however, that if Landlord is engaged in active ongoing negotiations with respect to such Offer Space with any third-party as of the Re-Offer Date, then the Re-Offer Date shall be extended (and Landlord shall not be required to give an Offer Notice) until such time as such negotiations with respect to such Offer Space are terminated (or, if Landlord enters into a lease or occupancy agreement with respect to such Offer Space then no re-offer shall be required). For purposes of clarification, the requirement to re-offer any Offer Space pursuant to the immediately preceding sentence shall be on one (1) occasion only with respect to any Offer Space (i.e., if Tenant shall not elect to give an Acceptance Notice with respect to such re-offer by Landlord, Landlord shall not be required to again re-offer such Offer Space even if Landlord does not enter into a lease or occupancy agreement with respect to such Offer Space within six (6) months following such re-offer).

(h) Promptly after the occurrence of the Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the Offer Space in the Premises and the terms on which such Offer Space has been included (and, if known at the time and if Tenant’s right to exercise the Termination Option (as hereinafter defined) has not lapsed or has not otherwise been waived by Tenant, the amount of the increase in the Termination Costs (as hereinafter defined)) as by executing an instrument reasonably satisfactory to Landlord and Tenant; provided that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Offer Space in the Premises in accordance with this Section 10.1(h).

(i) For purposes hereof, “Fair Offer Rent” means the fair market rental value that an unaffiliated third party would be willing to pay to Landlord as of the Anticipated Offer Space Commencement Date (assuming a term equal to the greater of (i) ten (10) years or (ii) the then-remaining term of this Lease), taking into account all then relevant factors, whether favorable to Landlord or Tenant.

(j) Anything to the contrary herein notwithstanding, Landlord shall have the right (hereinafter called “Landlord’s Acceleration Right”) to accelerate the exercise of the Offer Space Option in advance of the Anticipated Offer Space Commencement Date by written notice thereof to Tenant (“Landlord’s Acceleration Notice”), and to cause the Anticipated Offer Space Commencement Date to occur earlier than the Anticipated Offer Space Commencement Date in the event that the same will become available for delivery to Tenant earlier than the Anticipated Offer Space Commencement Date (the “Acceleration Date”); provided, however, that in no event shall the Acceleration Date be more than three (3) months prior to the applicable Anticipated Offer Space Commencement Date. Notwithstanding the foregoing, for purposes of this Article 10, the Offer Space shall not be deemed to become Available for Tenant earlier than the Anticipated Offer Space Commencement Date except in the event that (1) the existing lease(s) for such space shall be terminated by reason of an Offer Space Termination Event (as such term is hereinafter defined) or (2) Landlord receives a bona fide offer from a third party (or their brokers or agents) to lease the Offer Space in question. As used herein, the term “Offer Space Termination Event” shall mean one or more of the following: (i) a default by the existing tenant(s) or occupant(s) of such space (hereinafter called the “Existing Tenant”) under the Existing Tenant’s lease (hereinafter called the “Existing Lease”) after the expiration of any applicable notice and cure periods provided for in the Existing Lease; (ii) a voluntary surrender or early termination of the Existing Lease (or a portion thereof); or (iii) a rejection of the Existing Lease in bankruptcy or the filing of a bankruptcy or insolvency proceeding by or against the Existing Tenant. In the event that Landlord shall exercise Landlord’s Acceleration Right, Tenant shall notify Landlord that it is electing to exercise the

Offer Space Option by providing an Acceptance Notice no later than ten (10) days following the giving of such Landlord’s Acceleration Notice (time shall be of the essence with respect to such date), and if Tenant exercises the Offer Space Option the Anticipated Offer Space Commencement Date shall be deemed to be the Acceleration Date. If Tenant does not give the Acceptance Notice to Landlord on or prior to the expiration of such 10-day period, then, Landlord shall thereafter have the right to lease the Offer Space (or any part thereof) in question to any other party on terms acceptable to Landlord in Landlord’s sole discretion and Tenant shall no longer have any rights under this Article 10 with respect to such Offer Space.

ARTICLE 11

TERMINATION OPTION

Section 11.1. Tenant shall have a one-time right (the “Termination Option”) to cancel this Lease, with respect to the entire Premises only, effective as of May 31, 2026 (the “Cancellation Date”), provided that (i) Tenant gives to Landlord written notice (“Tenant’s Cancellation Notice”) of its election at least seven hundred thirty (730) days prior to the Cancellation Date (time being of the essence with respect to such date), (ii) as and for consideration for Landlord’s agreement contained herein to cancel the Lease, Tenant pays, within ninety (90) days following the giving of the Tenant’s Cancellation Notice (time being of the essence), an amount equal to the Termination Costs with respect to the entire Premises then being leased by Tenant, and (iii) Tenant is not in monetary default of the Lease beyond the expiration of any applicable cure period at the time notice is given under this Article 11. Time shall be of the essence in connection with all of the dates contained in this Article 11. If Tenant shall exercise the Termination Option, on the Cancellation Date, Tenant shall deliver to Landlord possession of the Premises vacant and broom clean, free of all tenancies and occupancies, and otherwise in accordance with the terms, covenants and conditions of the Lease (including, without limitation, the provisions governing the surrender of the Premises on the date originally scheduled for the expiration of the term of the Lease) as if the Cancellation Date were the date originally scheduled for the expiration of the term of the Lease.

Section 11.2. Notwithstanding any such cancellation by Tenant under the provisions of this Article 11, Tenant shall remain liable (i) to satisfy any of its obligations under the terms, covenants and conditions of the Lease which have accrued up to the Cancellation Date, which obligations shall survive such cancellation, and (ii) for any damages (detailed under the Lease including, without limitation, Section 23.02 thereof) incurred if Tenant does not surrender the Premises on or before the Cancellation Date in accordance with the terms of this Article 11.

Section 11.3. For purposes of this Article 11, the “Termination Costs” with respect to the Existing Premises and the Additional Space are $7,200,000.00. If Tenant shall then lease any additional space in the Building (whether pursuant to an Offer Space Option or otherwise), “Termination Costs” with respect to such space shall mean the sum of the then unamortized portion as of the Cancellation Date (amortized on a straight-line basis over the term of the Lease with respect to the applicable portion of the Premises commencing on the commencement date with respect thereto ending on the Expiration Date), of: (i) the brokerage commissions paid to Brokers in connection with the Lease applicable to such portion of the Premises, with simple interest thereon at the rate of eight (8%) percent per annum on such unamortized portion for the period described above, (ii) the cost of any work performed by Landlord in connection with the initial leasing or occupancy of such portion of the Premises by

Tenant, with simple interest thereon at the rate of eight (8%) percent per annum on such unamortized portion for the periods described above, (iii) Landlord’s Contribution (if any) or any other work allowance paid to Tenant with respect to such portion of the Premises with simple interest thereon at the rate of eight (8%) percent per annum on such unamortized portion for the periods described above, and (iv) any Annual Fixed Rent abated with respect to such portion of the Premises, with simple interest thereon at the rate of eight (8%) percent per annum on such unamortized portion for the periods described above.

Section 11.4. Notwithstanding anything to the contrary contained in this Article 11, Landlord shall have the right, in its sole discretion, to waive the conditions which limit or restrict the effectiveness of any exercise by Tenant of its cancellation rights under this Article 11, and Landlord shall be entitled to all of the remedies provided by this Lease and at law with respect to any such default.

ARTICLE 12

MISCELLANEOUS LEASE MODIFICATIONS

Section 12.1. Effective as of the date hereof, Section 1.04(a) of the Original Lease is hereby deleted in its entirety and is of no further force and effect.

Section 12.2. Effective as of the date hereof:

(a) Section 2.01 of the Original Lease is deleted in its entirety and replaced with the following:

“Section 2.01. The (i) Demised Premises may be used and occupied for executive, general and administrative office use which shall include, without limitation, if permitted in accordance with all Legal Requirements and the certificate of occupancy for the Building (it being acknowledged that Landlord makes no representation that any of such uses are so permitted) financial and trading activities, including, financial brokerage services, commercial real estate brokerage services, private and investment banking, “trading floors” limited (except to a negligible extent) to non face-to-face electronic and/or telephonic trading operations provided such trading floors do not exceed fifty (50%) of the rentable area of the Premises and provided that such trading floors are not open to the general public, institutional brokerage, clearing and exchange services for commodities, futures and other financial instruments (it being agreed that Tenant shall not use all or any portion of the Premises as a Day Trading Parlor (i.e., an area in which, for a daily, fee, individual traders (not institutions, funds or companies) are given desk space and the use of computer facilities for the purpose of day trading for their own account) and, (ii) Storage Space may be used only for the purposes of storing items in connection with the use described above (collectively, the “Permitted Use”), all in a manner consistent with the standards generally maintained by prudent landlords of Class A buildings in Manhattan comparable to the Building (“Comparable Buildings”) (including such ancillary uses in connection therewith in the Premises as shall be reasonably required by Tenant in the operation of its business and as are customary for tenants with permitted uses similar to the Permitted Use in Comparable Buildings) only and for no other purpose. Such ancillary uses may include (provided the same are (x) ancillary to the Permitted Use, (y) primarily for the use of Tenant’s employees and operations within the Building and (z) permitted in accordance with all Legal Requirements (it being acknowledged that Landlord makes no representation that any of such ancillary uses are so permitted); and further provided that any such ancillary uses shall not generate significantly more (i) traffic into and out of the Building and/or the Premises and/or (ii) use of the passenger elevators servicing the Building than the traffic and/or use normally generated by tenants with a similar Permitted Use:

(1) intentionally omitted;

(2) data processing and photographic and other business office reproduction;

(3) kitchens, cafeterias, dining facilities, pantries (which may include the use mini refrigerators, of toaster ovens and coffee machines) for the preparation and sale to Tenant’s employees, guests or invitees of food and beverages (each, a “Dining Facility”) for the use of Tenant’s employees employed at the Premises, or any partner, member, shareholder, manager, officer or director of Tenant whether or not employed at the Premises, Tenant’s invitees, servants, licensees or visitors and other persons entitled to use the Premises (collectively, “Permitted Users”); provided, that in the case of each such Dining Facility where cooking will be done (other than any Dining Facility where only microwave cooking, toasting and beverage making (i.e., coffee makers, etc.) will be done) (i) Tenant shall install an exhaust system and all flues, vents, grease traps and ansul systems and other similar items reasonably required by Landlord (it being expressly acknowledged by Tenant that Landlord has not made any representations that any such exhaust systems can be accommodated at the Building as of the date hereof) or required by in compliance with standards of Comparable Buildings and as and to the extent required by Legal Requirements,

(ii) all ducts and flues shall be installed within the Premises and shall exit the Building from a location designated by Landlord (if such location shall be available), (iii) Tenant shall clean all grease traps, (iv) Tenant shall bag all wet garbage, place such garbage in containers that prevent the escape of odors (except to a de minimis extent), provide for a refrigerated waste facility to store such garbage pending disposal, and Tenant shall contract directly for the removal from the Building of wet garbage, in excess of normal office-generate wet garbage, with the cleaning company servicing the Building provided that such cleaning company agrees to provide such service at commercially reasonable rates, (v) Tenant shall contract with an exterminator (such exterminator to be subject to Landlord’s reasonable approval) to exterminate vermin and rodents on a regular basis as part of a program to keep the Premises free of vermin and rodents by reason of the operation of each such Dining Facility; and (vi) in no case shall Tenant be entitled to utilize any gas in connection with any such Dining Facility; and provided further, that in the case of each such Dining Facility (whether or not cooking will be done therein), (A) Tenant shall cause the Dining Facility to be properly ventilated in accordance with Legal Requirements and, in any event, so that no odor will emanate from the Premises to other portions of the Building, and (B) Tenant shall otherwise maintain and operate the Dining Facility in a manner consistent with the standards of maintenance and operation of a similar Dining Facility in Comparable Buildings;

(4) mail room facilities;

(5) board rooms, conference rooms, meeting rooms and conference centers and facilities for use by Permitted Users;

(6) training facilities and classrooms for use by Permitted Users;

(7) medical services for use by the Permitted Users of the type that are customarily maintained by office tenants in Comparable Buildings;

(8) daycare (but in no event servicing more than ten (10) children) and travel services, in each case, exclusively serving Permitted Users; and

(9) up to one thousand (1,000) rentable square feet of the Premises as an exercise facility for use only by Permitted Users (provided that (i) the exercise facility shall be located on a portion of the Premises that is not immediately adjacent to any space leased by a third-party and the portion of the Building immediately below the floor on which such exercise facility is located shall be leased to Tenant and (ii) Tenant shall cause such exercise facility to be constructed so that no noise or vibration shall emanate from the Premises to other tenanted portions of the Building).

(b) Section 2.02 of the Original Lease is deleted in its entirety and replaced with the following:

Section 2.02 Notwithstanding anything contained in Section 2.01 above, Tenant shall not use or permit all or any part of the Demised Premises to be used in any manner that is inconsistent with or inappropriate for Comparable Buildings or so as to impose any additional burden (other than to a de minimis extent) upon Landlord in their operation or the proper and economic heating, ventilation, air-conditioning, cleaning or other servicing of the Building, constitute a public or private nuisance, interfere with, annoy or disturb any other tenant or occupant of the Building or Landlord, or impair the appearance of the Building (or any portion of the Building outside of the Demised Premises). Specifically, and without limitation, neither the Demised Premises, nor any part thereof, shall be used:

(1) for the conduct of “off the street” retail trade; (2) by any governmental authority or any other person having sovereign or diplomatic immunity or any person directly or indirectly affiliated therewith or controlled thereby (provided that this clause (2) shall not prohibit the temporary use of portions of the Demised Premises by any governmental regulatory agency for the conduct of audits or other regulatory or advisory functions related to the Permitted Use); (3) for the storage, preparation, service or consumption of food or beverages in any manner whatsoever (except as expressly permitted in Section 2.01 hereof); (4) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of any permitted occupants who are employed at the Premises); (5) for the conduct of a manufacturing, printing, photographic reproduction or electronic data processing business (except that the operation of business office reproducing equipment, electronic data processing equipment and other business machines in the ordinary course of business shall be permitted as and the extent provided in Section 2.01); (6) for the conduct of any public auction, gathering, meeting or exhibition (it being agreed that meetings in the ordinary course of business, with participation by invitation only, including for shareholders meetings, charity events and fundraisers, shall be permitted as and to the extent provided in Section 2.01); (7) for the conduct of a stock brokerage office or business open for business to the general public on an “off-the-street” basis (provided that the foregoing shall not be construed to prohibit private and investment banking or financial brokerage activities in connection with the Permitted Use that are not provided on an “off street basis); (8) subject to the provisions of Section 7.12, for any kind of space-sharing arrangement whereby those other than the employees of any permitted occupant occupy or use any portion of the Demised Premises; (9) as an abortion clinic or a drug rehabilitation or treatment center; (10) rendition of any health or related services (including, without limitation, mental health services), conduct of a school, or conduct of any other business that results in the presence of the general public in the Premises; (11) as a radio or television station (except that Tenant (or any affiliates of Tenant) or any Permitted Users shall be permitted to broadcast financial news and special events to the news media in the ordinary course of Tenant’s business operations); (12) for clerical support services rendered primarily to those other than the permitted occupants of the Premises; (13) a banking, trust company, or safe deposit business, in each case open for business to the general public on an “off-the-street” basis (provided that the foregoing shall not be construed to prohibit private and investment banking or financial brokerage activities in connection with the Permitted Use that are not open for business to the general public on an “off-the-street” basis); (14) a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public on an “off-the-street” basis (provided that the foregoing shall not be construed to prohibit private and investment banking or financial brokerage activities in connection with the Permitted Use that are not open for business to the general public on an “off-the-street” basis); (15) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public on an “off-the-street” basis (provided that the foregoing shall not be construed to prohibit private and investment banking or financial brokerage activities or trading of foreign exchanges in connection with the Permitted. Use that are not open for business to the general public on an “off-the-street” basis); (16) a travel agency (except to service Permitted Users); (17) illegal gambling activities; or (18) conduct of obscene, pornographic or similar disreputable activities.

(c) Section 2.03 of the Original Lease is amended by adding the following at the end thereof:

“; provided, however, that the foregoing shall not prohibit any such commercial bank, trust company, savings bank, or savings and loan association from using the Demised Premises for the uses permitted by Section 2.01 above or for any private and investment banking activities so long as such permitted activities do not include off-the-street retail banking operations.”

Section 12.3. Effective as of the date hereof (but applicable with respect to Operating Expenses from and after calendar year 2014 only (i.e., any such changes to Operating Expenses pursuant hereto shall not be applicable with respect to any payments of Operating Expenses made for any period prior to the 2014 calendar year and shall not be or be deemed to adjust any Operating Expenses previously calculated by Landlord for such periods prior to the 2014 calendar year))

(a) Section 4.05(a) of the Original Lease is amended by adding the following at the end thereof:

“(xlvi) any amount paid to an entity or individual related to Landlord which exceeds the amount which would be paid for similar goods or services on an arms-length basis between unrelated parties; except with respect to management fees, which shall be computed, in both the Operating Expense Base and each subsequent Operating Year, as three percent (3%) of the gross revenues of the Building (without respect to whether Landlord or an affiliate of Landlord manages the Building or if Landlord retains a third-party manager), which gross revenues shall be grossed up to 95% to account for vacancies, free rent periods and periods of rent abatement in both the Operating Expense Base and each subsequent Operating Year; (xlvii) any expense for which Landlord is otherwise compensated, whether by virtue of insurance proceeds, condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making (or being required to make) payment directly to Landlord for Landlord’s services in the Building or otherwise (other than by virtue of Tenant or other tenants in the Building making (or being required to make) payments to Landlord for Operating Expenses as escalation rent); (xlviii) expenses for repairs or other work which is (a) caused by fire, windstorm, or any other insurable casualty, including costs subject to Landlord’s insurance deductible or (b) necessitated by a partial condemnation or taking; (xlix) expenses incurred in leasing or obtaining new tenants or retaining existing tenants, including leasing commissions, legal expenses (except for those related to having to operate the Building), advertising or promotion; (l) costs incurred by Landlord in connection with the acquisition or sale of air rights, transferable development rights or easements; (li) any ground rent or air space rent, or any other rent; (lii) expenses allocable to the ground floor retail space of the Building; (liii) costs incurred directly as a result of Landlord’s breach of this Lease or any other lease in the Building; (liv) the cost of performing and/or correcting defects in the any work performed for Tenant or any other tenant; it being understood and agreed that repairs and replacements resulting from wear and tear shall not be deemed to be construction defects; (lv) the cost of any item or service for which Tenant separately reimburses Landlord or pays the cost thereof directly to third parties, or that Landlord provides selectively to one or more tenants of the Building, other than Tenant, and is not required to provide to Tenant free of charge (other than Tenant’s obligation to make payments of Fixed Annual Rent and the Expense Payment provided for herein) under this Lease, whether or not Landlord is reimbursed by such other tenant(s), including the actual cost of any electrical, heating, ventilation or air conditioning required by any tenant that exceeds the standards which Landlord is required to provide to Tenant without additional charge under this Lease or is required during times other than hours during which such services are provided to Tenant without additional charge under this Lease; and (lvi) professional fees and administrative costs in connection with preparation, of Landlord’s tax returns or financial statements and other similar reporting requirements.

(b) The references to “hereafter” in Section 4.05(a)(viii) of the Original Lease and to “on the date hereof in Section 4.05(a)(xlii) of the Original Lease are both amended to mean and refer to the date of this Amendment.

Section 12.4. Effective as of the date hereof, Article 5 of the Original Lease shall be modified as follows:

(a) The first sentence of Section 5.01 shall be deleted and replaced with the following:

“Subject to the terms of any Existing SNDA or Future SNDA (as hereinafter defined), this Lease, and all rights of Tenant hereunder, are, and shall continue to be, subject and subordinate in all respects to (1) all ground leases, overriding leases and underlying leases of the land and/or the building now or hereafter existing; (2) all mortgages that may now or hereafter affect the land, the Building and/or any of such leases, whether or not such mortgages shall also cover other lands and/or buildings; (3) each and every advance made or hereafter to be made under such mortgages; (4) all renewals, modifications, replacements and extensions of such leases and such mortgages; and (5) all spreaders and consolidations of such mortgages.”

(b) The following shall be added at the end of Article 5:

“5.03 (i) No later than the date that is sixty (60) days following the date of the Tenth Amendment of Lease and Additional Space and Extension Agreement and as a condition to the effectiveness of this the Tenant Amendment of Lease and Additional Space and Extension Agreement (which condition may be waived by Tenant in is sole discretion), Landlord shall deliver to Tenant a subordination, non-disturbance and attornment agreement from the existing mortgagee on the form annexed to the Tenth Amendment of Lease and Additional Space and Extension Agreement as Exhibit L (the “Existing SNDA”). As a condition to Tenant’s subordination of the Lease to any future holder of a superior mortgage or superior lease, Landlord shall provide to Tenant a subordination, non-disturbance and attornment agreement on such superior interest holder’s then-standard form provided same shall contain the same substantive protections (other than to a de minimis extent and as and to the extent applicable) as those contained in the Existing SNDA (a “Future SNDA”), and Tenant shall promptly execute and return such Future SNDA and Tenant’s failure to so promptly execute and return same shall be deemed a waiver of Tenant’s rights under this sentence and this Lease shall thereafter be deemed subordinate to any such superior interest (i.e., if Landlord fails to provide such Future SNDA as required hereunder, this Lease shall be superior to such future mortgage or superior lease).

(ii) Landlord represents to Tenant that as of the date hereof, (a) there are no superior leases affecting the Building, and (b) the only superior mortgage affecting the Building is the mortgage referenced in the Existing SNDA,”

Section 12.5. Effective as of the date hereof, Article 7 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“7.01 Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise, shall assign, mortgage or otherwise encumber this Lease, or sublet or permit all or part of the Premises to be used by others, without the prior written consent of Landlord in each instance subject to the terms below. The transfer of a majority of the issued and outstanding capital stock of any corporate tenant or sublessee of this Lease or a majority of the total interest in any partnership tenant or sublessee or company, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, the merger or consolidation of a corporate tenant or sublessee, shall subject, however, to the provisions of Section 4.09 hereof, be deemed an assignment of this Lease or of such sublease; provided, however, notwithstanding anything to the contrary contained herein, the foregoing shall not apply to (X) the direct or indirect transfer of stock or ownership interests in Tenant (including, without limitation, the issuance of treasury stock or the creation or issuance of a new class of stock, in either case, in the context of an initial public offering or a subsequent offering of equity securities) if and so long as effected on the “over-the-counter-market” or a recognized stock exchange, and (Y) the mere conversion of Tenant from one form of legal entity to another form of legal entity or change in its state of incorporation, provided same is done for a valid business purpose and not to contravene the restrictions on transfer set forth in this Section 7.01 or vitiate the conditions on transfers not requiring Landlord’s consent pursuant to Section 7.09 (e.g., the requirement to satisfy a net worth threshold in connection with a merger), there is no reduction in the net worth of Tenant from the day immediately prior to such conversion to the day immediately following such conversion as a result of such conversion and there is no change in control in Tenant’ as a result thereof (the entity resulting from a change described in this clause (Y) shall be referred to herein as a “No-Consent Change Entity”). If this Lease is assigned, or if the Premises or any part thereof is underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant (and after the expiration of any applicable notice or cure period provided for herein), collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained; provided, however, that Named Tenant shall not be liable for any increased obligations of the Tenant under this Lease following a permitted assignment of this Lease by Named Tenant to an unrelated third party and not made pursuant to Section 7.09 below but only if and to the extent such increased obligations result from an. amendment between Landlord and such third-party assignee without Tenant’s consent either extending the term of this Lease or resulting in additional space being leased by such assignee in the Building. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. In no event shall any permitted sublessee assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others, without Landlord’s prior written consent in each instance which shall be granted or withheld in accordance with all applicable provisions of this Article 4 as if such sublease or assignment were made by Tenant. A modification, amendment or extension of a sublease shall be deemed a sublease. The listing of the name of a party or entity other than that of Tenant on the Building or floor directory or on or adjacent to the entrance door to the Premises shall neither grant such party or entity any right or interest in this Lease or in the Premises nor constitute Landlord’s consent to any assignment or sublease to, or occupancy of the Premises by, such party or entity. If any lien is filed against the Premises or the Building of which the same form a part for brokerage services claimed to have been performed for Tenant in connection with any such assignment or sublease, whether or not actually performed, the same shall be discharged within thirty (30) days thereafter, at Tenant’s expense, by filing the bond required by law, or otherwise, and paying any other necessary sums, and Tenant agrees to indemnify Landlord and its agents and hold them harmless from and against any and all claims, losses or liability resulting from such lien for brokerage services rendered.

7.02 (a) If Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord a term sheet detailing all of the material terms (including all of the material economic terms) that Tenant desires to sublet all or a portion of the Premises or to assign this Lease, and shall offer in writing (“Tenant’s Recapture Offer”), (i) with respect to a prospective assignment, to terminate or assign this Lease to Landlord without any payment of moneys or other consideration therefor by Landlord to Tenant, or, (ii) with respect to a sublease for all or a portion of the Premises for all or substantially all of the balance of the Term (i.e., term of sublease would expire with one (1) year or less remaining in the Term), to terminate this Lease with respect to the portion of the Premises covered by such sublease, or (iii) with respect to any prospective subletting, to sublet to Landlord the portion of the Premises involved (“Leaseback Area”) for the term specified by Tenant in its proposed sublease at the lower of (a) Tenant’s proposed subrental or (b) the then rate of Fixed Annual Rent and Additional Rent (such lower amount, collectively, “Sublease Rents”), and otherwise on the same terms, covenants and conditions

(including provisions relating to escalation rents), as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting. Tenant’s Recapture Offer shall specify the date when the Leaseback Area will be made available to Landlord, which date shall be in no event earlier than sixty (60) days nor later than one hundred eighty (180) days following the acceptance of Tenant’s Recapture Offer (the “Recapture Date”). With respect to any Tenant’s Recapture Offer given pursuant to clause (i) or (ii) above (i.e., any Tenant’s Recapture Offer that would allow Landlord to terminate the Lease with respect to all or any portion of the Premises, Tenant shall include in such Tenant’s Recapture Offer a list of all Recapture Surviving Subleases (as hereinafter defined). Landlord shall have a period of thirty (30) days from the receipt of such Tenant’s Recapture Offer to either accept or reject Tenant’s Recapture Offer or to terminate this Lease (as applicable and set forth above). If Landlord fails to respond within such thirty (30) day period, then Tenant shall have the right to deliver a second notice to Landlord, which notice shall state in bold upper case letters at the top of the first page in which any such notice is sent as follows: “THIS IS A TIME SENSITIVE NOTICE AND SUBJECT TO THE PROVISIONS OF SECTION 4.02 OF THE LEASE, LANDLORD SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT UNDER SECTION 7.02 OF THE LEASE WITH RESPECT TO THIS APPLICABLE TENANT’S RECAPTURE NOTICE.” If Tenant shall have delivered such reminder notice to Landlord, and Landlord shall fail to respond to such reminder notice within five (5) Business Days after Landlord’s receipt of such reminder notice, then Landlord shall be deemed to have waived its rights to recapture the Premises (or the applicable portion thereof) pursuant to the applicable Tenant’s Recapture Offer (but the foregoing shall not be or be deemed a waiver of Landlord’s right (or Tenant’s obligation) with respect to any future Tenant’s Recapture Offer that is required to be given under this Lease).

(b) For purposes of this Article 7, “Recapture Surviving Sublease” shall mean any sublease of more than 15,000 rentable square feet of space in the Premises in effect for any part of the Premises that is subject to Landlord’s termination right pursuant to the applicable Tenant’s Recapture Offer at the time of the giving of such Tenant’s Offer Notice, except for (A) any sublease under which the subtenant is a Related Entity of Tenant, (B) any sublease not requiring Landlord’s consent under this Lease and for which such consent was not obtained, (C) any sublease to a Service and Business Relationship Entity, or (D) any sublease to a Charitable Organization.

7.03 If Landlord exercises its option to terminate this Lease pursuant to Section 7.02 above, then (i) the term of this Lease shall end at the election of Landlord either (x) on the date that such assignment or sublet was to become effective or commence, as the case may be, or (y) on the Recapture Date and (ii) Tenant shall surrender to Landlord and vacate the Premises on or before such date in the same condition as is otherwise required upon the expiration of this Lease by its terms, (iii) the Annual Fixed Rent and additional rent due hereunder shall be paid and apportioned to such date, (iv) Landlord shall be free to lease the Premises (or any portion thereof) to any individual or entity including, without limitation, Tenant’s proposed assignee or subtenant, and (v) effective as of the termination date of this Lease with respect to all or any portion of the Premises, Tenant shall be deemed to have assigned to Landlord and, subject to the terms of any applicable Landlord’s Non-Disturbance Agreement in effect with respect thereto, Landlord shall be deemed to have assumed all future obligations under all applicable Recapture Surviving Subleases of which Landlord was given notice in the applicable Tenant’s Recapture Offer pursuant to under Section 7.02(a).

7.04 If Landlord shall accept Tenant’s Recapture Offer pursuant to Section 7.02 above (i.e., have this Lease assigned to Landlord or sublet by Landlord) Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, an assignment or sublease, as the case may be, in either case in a form reasonably satisfactory to Landlord’s counsel.

If a sublease is so made it shall expressly:

(i) permit Landlord to make further subleases of all or any part of the Leaseback Area and (at no cost or expense to Tenant) to make and authorize any and all changes, alterations, installations and improvements in such space as necessary;

(ii) provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;

(iii) negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;

(iv) provide that Landlord shall accept the Leaseback Area “as is” except that Landlord, at Tenant’s expense (unless Tenant’s Recapture Offer specified that such work was to be performed at assignee’s or subtenant’s expense), shall perform all such work and make all such alterations as may be required physically to separate the Leaseback Area from the remainder of the Premises and to permit lawful occupancy, it being intended that Tenant shall have no other cost or expense in connection with the subletting of the Leaseback Area; and

(v) unless otherwise provided in Tenant’s Recapture Offer with respect to the required condition of the Leaseback Area upon the expiration of such sublease (which, if included, shall be deemed to be a material term thereof), provide that at the expiration of the term of such sublease Tenant will accept the Leaseback Area in its then existing condition, subject to the obligations of Landlord to make such repairs thereto as may be necessary to preserve the Leaseback Area in good order and condition, ordinary wear and tear excepted and for customary general office use and otherwise vacant, broom clean and free of all occupants (other than Tenant).

7.05 Landlord shall indemnify and save Tenant harmless from all liabilities and obligations under this Lease as to the Leaseback Area and from all third-party claims arising from, or in connection with, the Leaseback Area (except if and to the extent resulting from Tenant’s negligence or willful misconduct) (including, without limitation, reasonable counsel fees, including enforcing the foregoing indemnification) during the period of time it is so sublet, except for Annual Fixed Rent and additional rent, if any, due under the within Lease, which are in excess of the rents and additional sums due under such sublease. Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the tenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease. Notwithstanding anything to the contrary contained herein, provided that Tenant is not then in monetary or material non-monetary default under this Lease beyond the expiration of any applicable notice and cure periods, in lieu having Landlord pay to Tenant the Sublease Rents (if applicable), Tenant shall have the right, upon notice to Landlord (which notice is required to be given only once with respect to each sublease (i.e., such notice shall not be required to be given each month that Landlord fails to make such payment following the initial notice thereof)), to offset the Sublease Rents due under a sublease of the Leaseback Area against the Rent due under this Lease as and when such amounts would otherwise be due and payable by Landlord to Tenant pursuant to such sublease, and pay to Landlord only the amount, if any, that the Rent exceeds the Sublease Rents for the applicable period when due.

7.06 If Tenant requests Landlord’s consent to a specific assignment or subletting (as opposed to giving a mere Tenant’s Recapture Offer), it shall submit in writing to Landlord (i) the name and address of the proposed assignee or sublessee, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or sublessee and as to the nature of its proposed use of the space, and (iv) banking, financial or other credit information relating to the proposed assignee or sublessee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or sublessee. Landlord shall have a period of thirty (30) days from the date Tenant submits all of the required documents set forth above in the first (1st) sentence of this Section 7.06 to either grant or withhold its consent to any proposed assignment or sublease pursuant to the terms of this Article 7. If

Landlord fails to respond within such 30-day period, then Tenant shall have the right to deliver a second notice to Landlord requesting Landlord’s consent to such assignment or sublet, which request shall state in bold upper case letters at the top of the first page in which any such request is sent as follows: “THIS IS A TIME SENSITIVE NOTICE AND SUBJECT TO THE PROVISIONS OF SECTION 7.06 OF THE LEASE, LANDLORD SHALL BE DEEMED TO HAVE APPROVED TENANT’S ASSIGNMENT OR SUBLET REQUEST.” If Tenant shall have delivered such reminder notice to Landlord, and Landlord shall fail to respond to such reminder notice within five (5) Business Days after Landlord’s receipt of such reminder notice, then Landlord shall be deemed to have consented to such assignment or sublet (but subject to the other applicable provisions of this Article 7). In addition to the foregoing, Tenant shall have the right, prior to submission to Landlord of an executed counterpart of the proposed agreement of assignment or sublease, to submit to Landlord the information required pursuant to clauses (i), (iii) and (iv) above and following receipt of such information, Landlord shall advise Tenant if the proposed assignee or subtenant is acceptable to Landlord for purposes hereof (it being agreed that such approval shall be for informational purposes only and shall not be or be deemed to be Landlord’s formal approval to such assignment or sublease (which formal approval shall be granted or withheld in accordance with the other provisions of this Section 7.06)).

7.07 If Landlord shall not have accepted Tenant’s Recapture Offer and Landlord shall not have terminated this Lease, as provided for in Section 7.02 hereof, then Landlord will not unreasonably withhold, delay or condition its consent to Tenant’s request for consent to such specific assignment or subletting for the use permitted under this Lease, provided that any such assignment or subletting shall (A) have a net effective rental that shall not be more favorable to such assignee or subtenant by more than ten percent (10%) of the net effective rental contained in Tenant’s Recapture Offer (taking into consideration all relevant terms of such assignment or sublease), (B) be for a term expiring on or approximately the same date designated in Tenant’s Recapture Offer and upon all of the material terms and conditions set forth in Tenant’s Recapture Offer (including, without limitation, the terms in Tenant’s Recapture Offer regarding the condition in which the Premises (or the applicable portion thereof) shall be delivered by Tenant and the terms relating to alterations and the cost thereof (if any), in each case, required to separately demise a portion of the Premises in the case of a subletting of less than the entire Premises), and (C) comply with all other applicable provisions of this Article 7 (and if the net effective rental and/or the term of such proposed subletting or assignment, as the case may be, vary from the net effective rental and/or the term contained in Tenant’s Recapture Offer beyond the variances set forth above, or if an assignment or sublease is not effected within twelve (12) months following the date upon which Tenant’s Recapture Offer is rejected (or deemed to have been rejected) by Landlord, then Tenant’s request for consent shall be deemed to constitute a new Tenant’s Recapture Offer to Landlord under the terms and conditions contained in the proposed sublease or assignment, as the case may be, with respect to which all of the provisions of this Article 7 shall again apply), and, provided further that:

(i) The Premises shall not, without Landlord’s prior consent, have been listed or otherwise publicly advertised for assignment or subletting at a rental rate lower than the then prevailing rental rate for other space in the Building but the provisions of this clause (i) shall not be deemed to prohibit Tenant from negotiating a sublease at a lesser rate of rent and consummating the same insofar as it may be permitted under the provisions of this Section 7.07;

(ii) The proposed (x) assignee shall have a financial standing capable of meeting the obligations to be assumed under the Lease (as reasonably determined by Landlord), and (y) assignee or subtenant be of a character, be engaged in a business, and propose to use the Premises, in a manner consistent with the permitted use and in keeping with the standards of the Building;

(iii) The proposed assignee or subtenant (x) shall not then be a tenant, subtenant, assignee or occupant of any space in the Building, nor (y) shall the proposed assignee or subtenant be a person or entity who has dealt with Landlord or Landlord’s agent (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant’s request for Landlord’s consent; provided that, such prohibitions shall only be applicable if Landlord has comparable space available in the Building (or will have comparable space available in the Building within six (6) months after the proposed effective date of such assignment or subletting);

(iv) The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not be likely to materially increase operating expenses or the burden on existing cleaning services, elevators or other services and/or systems of the Building;

(v) In case of a subletting, the subtenant shall be expressly subject to all of the obligations of Tenant under this Lease and the further condition and restriction that such sublease shall not be assigned, encumbered or otherwise transferred or the Premises further sublet by the subtenant in whole or in part, or any part thereof suffered or permitted by the subtenant to be used or occupied by others, without the prior written consent of Landlord in each instance (which consent shall be granted or withheld in accordance with this Article 7);

(vi) No subletting shall end later than one (1) day before the Expiration Date nor shall any subletting be for a term of less than one (1) year unless it commences less than one (1) year before the Expiration Date;

(vii) At no time shall there be more than three (3) occupants within the Premises, including Tenant, of separately demised space on any floor upon which the Premises are located (with it understood that, in any event, any Related Entities (as defined herein) and/or Service and Business Relationship Entities (as defined herein) shall all be considered Tenant for the purpose of determining the number of occupants in the Premises or any portion hereof);

(vii) Tenant shall reimburse Landlord within thirty (30) days after demand (accompanied by reasonable back-up documentation) for any reasonable out-of-pocket costs, including reasonable attorneys’ fees and disbursements, which may be incurred by Landlord in connection with said assignment or sublease;

(ix) The character of the business to be conducted in the Premises by the proposed assignee or subtenant shall not require any alterations, installations, improvements, additions or other physical changes to be performed, or made to, any portion of the Building or the Real Property other than the Premises; and

(x) The proposed assignee or subtenant shall not be any entity which is entitled to diplomatic or sovereign immunity or which is not subject to service of process in the State of New York or to the jurisdiction of the courts of the State of New York and the United States located in New York County.

7.08 Any consent of Landlord under this Article shall be subject to the terms of this Article and conditioned upon there being no monetary or material nonmonetary default by Tenant, beyond any grace period, under any of the terms, covenants and conditions of this Lease at the time that Landlord’s consent to any such subletting or assignment is requested. Tenant acknowledges and agrees that no assignment or subletting shall be effective unless and until Tenant, upon receiving any necessary Landlord’s written consent (and unless it was theretofore delivered to Landlord) causes a duly executed copy of the sublease or assignment to be delivered to Landlord within ten (10) Business Days after execution thereof. Any such sublease shall provide that it is subject to this Lease and shall be in a form reasonably acceptable to Landlord. Any such assignment of this Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by Tenant arising from and after the effective date of such assignment; provided, however, with respect to any assignment to a Related Entity or to a No-Consent Change Entity, such assumption by the assignee shall be of all of the terms, covenants and conditions of this Lease to be performed by Tenant arising from and after the Commencement Date.

7.09 (a) Anything contained in this Lease to the contrary notwithstanding, Landlord’s consent shall not be required (and the provisions of Sections 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07 and 7.10 shall not be applicable) for an assignment of this Lease, or sublease or license of all or part of the Premises for the uses permitted hereunder, or the occupancy of all or a portion of the Premises, to a Related Entity; provided, that (i) Landlord is given notice within ten (10) days after the occurrence thereof and reasonably satisfactory proof that the requirements of this Lease have been met, (ii) any such transaction complies with the other provisions of this Article 7, and (iii) the proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in accordance with the Permitted Use.

(b) For purposes of this Article 7:

(i) a “Related Entity” shall mean (x) a wholly-owned subsidiary of Tenant, or a Newmark Related Entity, or any corporation or entity which controls or is controlled by either Tenant or a Newmark Related Entity or is under common control with either Tenant or a Newmark Related Entity, (y) the transferee in connection with a Change of Control Event or (z) (i) any entity to which substantially all the assets or ownership interests of Tenant are transferred or (ii) into which Tenant may be merged or consolidated, provided, that in the case of a Related Entity described in clauses (y) and (z) above, both the net worth and ratio of current assets to current liabilities (exclusive of good will) of such transferee or of the resulting or surviving corporation or other business entity, as the case may be, as certified by one of Tenant’s senior executive officers in accordance with generally accepted accounting principles or income tax basis accounting, in either case, consistently applied, is not less than Tenant’s net worth and ratio of current assets to current liabilities (exclusive of good will), as so certified, as of the day immediately prior to such transaction;

(ii) the term “control” or “Control” shall mean, in the case of a corporation or other entity, (i) ownership or voting control, directly or indirectly, of at least fifty percent (50%) of all of the general or other partnership (or similar) interests therein, or (ii) the possession of power to direct or cause, directly or indirectly, the direction of the management and policy of such corporation or other entity, through the ownership of voting securities, direct or indirect control over voting power or securities or equity interests or by statute or contract. Notwithstanding the foregoing, for so long as Named Tenant or any Related Entity is the Tenant, (x) the reference above to “fifty percent (50%)” shall be replaced with “twenty-five percent (25%)”, and (y) ownership or control shall include ownership or control by Named Tenant or by any Related Entity and/or by their respective shareholders, partners, members, officers or senior employees, individually or in the aggregate, who or which directly or indirectly control such entity;

(iii) a “Newmark Related Entity” shall mean BCG Partners, L.P., BCG Partners, Inc., BCG Holdings, L.P., Cantor Fitzgerald, L.P. and their respective Affiliates;

(iv) “Change of Control Event” shall mean the transfer of a majority of the issued and outstanding equity interests of Tenant (or a majority of such other interests related to the control of day-to-day management and operations, but not including any interests that are just so-called “income interests”), however accomplished, and whether in a single transaction or in a series of related or unrelated transactions; and

(v) the term “Affiliate” or “affiliate” as used in this Amendment shall mean a person that directly or indirectly (x) Controls, (y) is under the Control of, or (z) is under common Control with, the person in question.

7.10 If Landlord shall not have accepted Tenant’s Recapture Offer hereunder and Landlord has not elected to terminate this Lease, and Tenant effects any assignment or subletting (other than an assignment or subletting described in Section 7.09), then Tenant thereafter shall pay to Landlord a sum equal to fifty percent (50%) of (a) any rent or other consideration paid to Tenant in connection with such sublease or assignment by any subtenant which is in excess of the rent and additional rent, in each case, on a per rentable square foot basis, allocable to the subleased space which is then being paid by Tenant to Landlord pursuant to the terms hereof, and (b) any other profit or gain realized by Tenant from any such subletting or assignment including, without limitation, all sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property less, in the case of the sale thereof, the net unamortized cost thereof determined on the basis of Tenant’s federal income tax returns and, in the case of the rental thereof, the fair rental value thereof, which net unamortized amount shall be deducted from the sums paid in connection with such sale in equal monthly installments over the balance of the term of the assignment or sublease (each such monthly deduction to be in an amount equal to the quotient of the net unamortized amount, divided by the number of months remaining in the term of this Lease). In computing such excess amount and/or profit or gain, Tenant may first deduct all Transaction Costs. “Transaction Costs” means (i) the amount of any costs incurred by Tenant in making alterations to the sublet space for the subtenant, the amount of any work allowance granted by Tenant to the subtenant and the amount of any commercially reasonable rent concessions (e.g., free rent) granted by Tenant to the subtenant, and (ii) advertising, legal expenses, transfer taxes (if any), brokerage commissions and other customary and commercially reasonable expenses consistent with the then existing market conditions for the assignment or subleasing of space in the Building or Comparable Buildings reasonably incurred by Tenant in connection with such assignment or subleasing. Transaction Costs shall not include any Rent under this Lease allocable to the space in question during the period of marketing the space and/or during which such space was unoccupied.

7.11 (a) In no event shall Tenant be entitled to make, nor shall Tenant make, any claim, and Tenant hereby waives any claim, for money damages (nor shall Tenant claim any money damages by way of set-off, counterclaim or defense) based upon any claim or assertion by Tenant that Landlord has unreasonably withheld or unreasonably delayed its consent or approval to a proposed assignment or subletting as provided for in this Article. Subject to Section 7.11(b), Tenant’s sole remedy shall be an action or proceeding to enforce any such provision, or for specific performance, injunction or declaratory judgment.

(b) In the event of any dispute under this Article 7, either party shall have the right to submit such dispute to arbitration in the City of New York under the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association (presently Rules E-l through E-10); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule E-4 shall be returned within five (5) days from the date of mailing; (ii) the parties shall notify the American Arbitration Association by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with Rule E-4; (iii) the Notice of Hearing referred to in Rule E-7 shall be four (4) days in advance of the hearing; (iv) the hearing shall be held within five (5) days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages; and (vi) the decision and award of the arbitrator shall be final and conclusive on the parties. The time periods set forth in this Section 7.11(b) are of the essence. If any party fails to appear at a duly scheduled and noticed hearing for any reason other than an Unavoidable Delay, the arbitrator is hereby expressly authorized to enter judgment for the appearing party. The arbitrators conducting any arbitration shall be bound by the provisions of this Lease and shall not have the power to add to, subtract from, or otherwise modify such provisions. Landlord and Tenant agree to sign all reasonable documents and to do all other things reasonably necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder which shall be binding and conclusive on the parties and shall constitute an “award” by the arbitrator within the meaning of the American Arbitration Association rules and Applicable Laws. Judgment may be had on the decision and award of the arbitrators so rendered in any court of competent jurisdiction. Each arbitrator shall be a qualified, disinterested and impartial person who shall have had at least ten years experience in New York City in a calling connected with the matter of the dispute. Landlord and Tenant shall each have the right to appear and be represented by counsel before said arbitrators and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances. Each party hereunder shall pay its own costs, fees and expenses in connection with any arbitration or other action or proceeding brought under this Section 7.11(b), and the expenses and fees of the arbitrators selected shall be shared equally by Landlord and Tenant; provided, that, to the extent the arbitrator determines that a party significantly prevailed in a dispute, all of the actual reasonable out-of-pocket costs incurred by such party in connection with such arbitration shall be borne by the unsuccessful party; it being understood and agreed that the mere fact that the arbitrator may rule in the favor of a particular party shall not mean per se that such party prevailed “significantly” on the matter which is the subject of dispute. Notwithstanding any contrary provisions hereof, Landlord and Tenant agree that (i) the arbitrators may not award or recommend any damages to be paid by either party and (ii) in no event shall either party be liable for, nor shall either party be entitled to recover, any damages. Neither party shall have ex parte communications with any arbitrator selected under this Section 7.11(b) following his or her selection and pending completion of the arbitration hereunder.

7.12 Notwithstanding anything to the contrary herein contained, Landlord’s consent shall not be required (and the provisions of Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07 and 7.10 shall not be applicable) and Tenant shall be permitted to license up to ten percent (10%) of the Premises for uses permitted under this Lease only without Landlord’s consent to one or more Service and Business Relationship Entities (as hereinafter defined), provided that (a) in no event shall the use of any portion of the Premises by a Service and Business Relationship Entity create or be deemed to create any right, title or interest of such Service and Business Relationship Entity in any portion of the Premises or this Lease, (b) such Service and Business Relationship Entity shall not have any signage outside of the Premises (provided that if such Service and Business Relationship Entity shall occupy a portion of the Premises located on a floor of the Building where the entire rentable area of such floor is not entirely leased by Tenant, then the foregoing shall not be or be deemed to prohibit such Service or Business Relationship Entity from having signage on the entrance door to the Premises on such floor subject to the terms of this otherwise governing such signage), (c) such Service and Business Relationship Entity is engaged in a business, and uses the portion of the Premises that it occupies for the Permitted Use only and otherwise in a manner, that is in keeping with standards for the Building, (d) upon Landlord’s request, Landlord is delivered notice of each such licensing including, without limitation, the name, address and the material terms and conditions of each such license and a statement that such licensing complies with the terms of this Section 7.12, (e) each such license otherwise complies with the provisions of this Lease, (f) the relevant portion of the Premises is not separately demised, and (g) Tenant shall receive no rent or other payment or consideration for the use or occupancy of any space in the Premises by any Service and Business Relationship Entity in excess of an allocable share of the Annual Fixed Rent reserved hereunder (other than for reasonable charges for office, clerical, secretarial, messenger and similar services). “Service and

Business Relationship Entities” shall mean (i) any affiliate of Tenant, (ii) persons actively engaged in providing services to Tenant or any affiliate of Tenant, (iii) Tenant’s (or any of Tenant’s affiliate’s) attorneys, consultants, agents, advisors and other persons with which Tenant (or any affiliate of Tenant) has an active and meaningful business relationship (including clients and customers of Tenant) and (iv) any regulatory authorities having jurisdiction over Tenant or any affiliate of Tenant that is using the relevant portion of the Premises for a purpose associated with the business of Tenant. Notwithstanding the foregoing, provided that the Tenant under this Lease shall then be the Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related Entity of Newmark and Company Real Estate, Inc; that is then the Tenant under this Lease), for purposes of this Section 7.12, Service and Business Relationship Entities shall include Charitable Organizations (as hereinafter defined); provided, however, that no more than five (5%) percent of the Premises may be used by Charitable Organizations pursuant hereto (i.e., if 5% of the Premises is used by Charitable Organizations, only 5% of the Premises may be used by other Service and Business Relationship Entities). “Charitable Organizations” means any not-for-profit corporation that qualifies for tax-exempt status under Section 501(c)(3) of the Internal Revenue Code, as amended, with which Named Tenant or an Affiliate of Named Tenant is directly involved and (i) has Howard Lutnick or one of his immediate family members (i.e., sibling, spouse, children or in-laws) serving on the board thereof or in a senior management position or (ii) has a principal purpose related to (A) the events of September 11, 2001, (B) the Cantor Fitzgerald Relief Fund or (C) the Fisher Center for Alzheimer’s Research Foundation.

7.13 Landlord shall, within fifteen (15) Business Days after Tenant’s request, accompanied by an executed counterpart of an Eligible Sublease (as hereinafter defined), deliver to Tenant and the subtenant under an Eligible Sublease (an “Eligible Subtenant”) a non-disturbance agreement on Landlord’s standard form (a “Landlord’s Non-Disturbance Agreement”) (which standard and customary form is annexed hereto as Exhibit K). Following the Eligible Subtenant’s and Tenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement, Landlord shall, within ten (10) Business Days, execute and deliver a counterpart thereof to the Eligible Subtenant. For purposes hereof, the term “Eligible Sublease” shall mean a direct sublease:

(i) between (a) Tenant, and (b) a direct subtenant of Tenant (which subtenant may in no event be an affiliate or Related Entity of Tenant (or any preceding Tenant that remains liable (following an assignment or otherwise) with respect to the obligations of the Tenant under this Lease) which direct subtenant, as of the date of execution of the Eligible Sublease, has a net worth, exclusive of goodwill and determined in accordance with GAAP or income tax basis accounting, in each case, consistently applied, of not less than twenty (20) times the Lease Rent (as hereinafter defined), and Landlord has been provided with proof thereof reasonably satisfactory to Landlord;

(ii) that has been consented to by Landlord pursuant to the provisions of and which meets all of the applicable requirements of this Article 7;

(iii) demising only an entire floor (i.e., all of the rentable area located on such floor of the Building) then-leased by Tenant (together with all of Tenant’s space leased hereunder on a directly contiguous partial floor) (collectively, an “Eligible Floor”), in either case for a minimum initial sublease term of not less than five (5) years;

(iv) demising either the highest or lowest Eligible Floor of any contiguous block of floors within the Premises, or if one or more Eligible Subleases is in effect, demising the next contiguous Eligible Floor to such highest or lowest full floor within such contiguous block of floors within the Premises subject to an Eligible Sublease then in effect and expiring on the same date as the other higher or lower contiguous Eligible Sublease floors (i.e., all Eligible Subleases must be co-terminus); and

(v) providing for a rental rate, on a per rentable square foot basis (including fixed annual rent and additional rent) which (after taking into account all rent concessions provided for therein) is equal to or in excess of the Annual Fixed Rent and Additional Rent, on a per rentable square foot basis, payable hereunder for the term of the Sublease (hereinafter called the “Lease Rent”) or, in the alternative, provides for a rental rate that is less than the Lease Rent, but will automatically increase to the Lease Rent from and after the attornment of the sublessee to Landlord pursuant to the Landlord’s Non-Disturbance Agreement.

Notwithstanding anything to the contrary set forth in this Section 7.13, any Landlord’s Non-Disturbance Agreement delivered by Landlord pursuant to this Section 7.13 shall (x) be personal to the subtenant initially named in such Landlord’s Non-Disturbance Agreement and (y) expressly contain the condition such that, in the event of any termination of this Lease other than by reason of Tenant’s default (e.g., by reason of a casualty pursuant to Article 20 of this Lease), then such Landlord’s Non-Disturbance Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.”

Section 12.6. Effective as of the date hereof, Article 8 of the Original Lease is hereby amended by adding the following at the end thereof:

“8.02 Landlord, at Landlord’s sole cost and expense (but subject to reimbursement, if any, in accordance with Article 4), shall remove all noted Building violations and close out all open building permit applications that would delay Tenant from obtaining a building permit or a final sign-off on Tenant’s Work or any other of its Alterations in the Premises, other than those violations or applications which Tenant shall be required to comply with or remove, or close out pursuant to the terms of this Lease or other occupants of the Building shall otherwise be required to comply with or remove or close out, subject, however, to Landlord’s right to contest diligently and in good faith the applicability or legality thereof. If and to the extent removal of such Building violation or closing out of such application is required by any other tenant or occupant of the Building pursuant to any lease or occupancy agreement and failure of such other tenant or occupant to so close out or comply would have a material adverse affect on Tenant’s ability to use the Premises for the uses expressly permitted under this Lease or to perform Tenant’s. Work or other Alterations in the Premises, then Landlord shall use commercially reasonable efforts to enforce the terms of such other lease or occupancy agreement to cause such tenant or occupant to comply with such lease or occupancy agreement. If Landlord fails to remove any Building violation that Landlord is required to remove or to close any open building permit that Landlord is required to close, in either case, pursuant to this Section 8.02 within fifteen (15) Business Days after written notice from Tenant thereof, and such failure results in an actual delay in Tenant’s ability to obtain a building permit or a final sign-off on Tenant’s Work or any other applicable Alterations and, as a direct result thereof, Tenant is delayed or prohibited by Legal Requirements from (and is not) occupying the Premises (or a portion thereof) for the conduct of its business, Tenant shall be entitled to an abatement of Annual Fixed Rent (which shall be in addition to any other abatement to which Tenant is otherwise entitled under this Lease) in proportion to the portion of the Premises actually affected thereby (provided Tenant is not actually occupying such portion of the Premises), which abatement shall commence on the date Tenant would have been permitted to occupy the Premises (or applicable portion thereof) for the conduct of its business if such Building violation had been removed or such application had been closed out by Landlord as required under this Section 8.02 (i.e., on the date that is fifteen (15) Business Days after notice thereof from Tenant) and continue through the date which is the earlier to occur of the date (a) such Building violation is actually removed or such application is closed out, (b) Tenant is able to obtain such building permit or final sign-off, or (c) Tenant occupies the Premises (or the applicable portion thereof) for the conduct of its business.”

Section 12.7. Effective as of the date hereof, Article 11 of the Original Lease is hereby deleted in its entirety and replaced with the following:

“Tenant’s Changes

“11.01 (a) (i) Subject to the further provisions of this Section 11.01(a), Tenant shall make no changes or alterations in or to the Premises (collectively, “Alterations”), without the prior written consent of Landlord; provided, however, that Landlord agrees not to unreasonably withhold, condition or delay its consent in accordance with the procedure set forth in Section 11.02 below to Alterations that (1) do not affect the Building’s exterior (including the exterior appearance of the Building), (2) do not adversely affect the usage or the proper functioning of any Building systems, (3) are non-structural and do not affect the certificate of occupancy covering the Building and/or Premises, and (4) do not adversely affect any service required to be furnished by Landlord to any other tenant or occupant of the Building (collectively, “Non-Material Alterations”). Notwithstanding the foregoing, Landlord’s consent shall not be required with respect to (a) Non-Material Alterations which (i) do not require a building permit, (ii) are limited to work within the Premises, (iii) do not require a change in the certificate of occupancy for the Building, (iv) are non-structural and do not affect any Building Systems and (v) are reasonably estimated to cost less than Three Hundred Thousand Dollars ($300,000.00) per Alteration (which amount shall be adjusted on January 1, 2016 and on each January 1st of each subsequent year during the term of this Lease by the percentage change in the Consumer Price Index (as hereinafter defined) for such January over the Consumer Price Index for January, 2015), or (b) work that is solely of a decorative nature, such as painting, hanging pictures, wallpapering and wall coverings, and carpeting. All Alterations shall be performed in such manner and time, and with such materials, as are approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, subject to the other provisions of this Article 11 and such approval to be granted or withheld by Landlord in a non-discriminatory manner. Tenant may employ architects, contractors, subcontractors and engineering firms of Tenant’s choice to design and construct Alterations, subject to Landlord’s reasonable approval, such approval not to be unreasonably withheld, conditioned or delayed, subject to the other provisions of this Article 11, and so long as such contractors employ union labor with the proper jurisdictional qualifications; provided, that (x) all work to the Building’s life safety systems (including tie-ins to such systems) shall be performed by Landlord’s designated contractor provided that the rates charged by such contractor to Tenant are commercially reasonable, (x) Tenant shall utilize Landlord’s designated expeditor provided that the rates charged by such expeditor to Tenant are commercially reasonable, and (z) Tenant shall utilize and/or consult with Landlord’s consulting engineer for coordination of plan review provided that the rates charged by such engineer to Tenant are commercially reasonable. Notwithstanding anything to the contrary contained in this Lease, Landlord hereby approves the contractors, subcontractors and other vendors in connection with the performance of Tenant’s Work listed on Exhibit M annexed to the Tenth Amendment of Lease and Additional Space and Extension Agreement. All Alterations to the Premises, including air-conditioning equipment and duct work, except movable office furniture and other items of personalty and trade equipment installed at the expense of Tenant, shall, unless same constitute Specialty Alterations for which Tenant has been directed to remove from the Premises in accordance with Section 11.01(b) hereof, become the property of Landlord, and shall be surrendered with the Premises, at the expiration or sooner termination of the Term. The term “Consumer Price Index” as used herein shall mean, The Consumer Price Index, All Items - New York Metropolitan Area, base year 1984 = 100, as issued by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto

(ii) Subject to Tenant’s compliance with the terms and conditions of this Article 11 (including, without limitation, the requirement that Tenant’s Plans in connection therewith are first approved by Landlord as otherwise required hereunder), all Legal Requirements (including, without limitation, any requirements of the LPC (as hereinafter defined)) and subject to Landlord’s consent regarding to the location thereof, Landlord hereby conceptually approves (i) the installation of one (1) internal staircase connecting any contiguous full floors of the Premises, (ii) the structural reinforcement of the floors of the Premises, (iii) the installation of supplemental water-cooled HVAC units in the Premises (provided, however, that the foregoing shall not be or be deemed to require Landlord to provide any services to the Premises in excess of those expressly set forth in this Lease, (iv) raised floors, and (v) a Dining Facility (but subject to the conditions and limitations set forth in Article 2 of this Lease).

(b) Notwithstanding anything contained in this Lease to the contrary, Tenant shall not be obligated to remove any Alterations except for Specialty Alterations. For purposes of this Article 11, “Specialty Alterations” shall mean Alterations (including, without limitation those that may have been installed by Tenant prior to the Tenth Amendment to Lease in which this provision is being amended) consisting of all voice and data wiring (but excluding any voice and data wiring located entirely within the Premises), raised computer room floors, vaults, generator, structurally reinforced filing systems, internal staircases (provided, however, that such requirement shall be waived by Landlord with respect to one (1) internal staircase for each two (2) contiguous floors of the Premises (i.e., if the 11th and 12th floors of the Premises are connected by 2 internal staircases, Tenant’s removal obligation hereunder shall be applicable only with respect to the second of such staircases (as selected by Landlord)), pneumatic tubes, vertical and horizontal transportation systems, any Alterations which penetrate or expand an existing penetration of any floor slab, any other Alterations which affect the structural elements of the Building (which for purposes of this Lease shall mean the exterior walls and roof of the Building, foundations, footings, load bearing columns, ceiling and floor slabs, windows and window frames of the Building). Landlord shall advise Tenant in writing together with Landlord’s approval of the plans and specifications in question whether or not Tenant shall be required to remove any portion of such Specialty Alteration upon the expiration or sooner termination of this Lease, provided that Tenant, as part of its request for such consent, notifies Landlord in writing that Landlord is required to make such election and/or designation as part of its consent (it being agreed that any Specialty Alterations existing as of the date of this Tenth Amendment to Lease shall be deemed to have been so designated by Landlord). Tenant shall, at Tenant’s cost and expense, remove any Specialty Alteration designated by Landlord pursuant hereto, repair any damage to the Premises or the Building due to such removal, cap all electrical, plumbing and waste disposal lines in accordance with sound construction practice and restore the Premises to the condition existing prior to the making of such Specialty Alteration. All such work shall be performed in accordance with plans and specifications first approved by Landlord and all applicable terms, covenants, and conditions of this Lease. If Landlord’s insurance premiums increase solely as a result of any Specialty Alterations, Tenant shall pay each such increase (designated as such) each year as Additional Rent within thirty (30) days after receipt of a bill therefor from Landlord.

11.02 All Alterations shall be performed in accordance with the following conditions:

(i) Prior to the commencement of any Alterations, Tenant shall first submit to Landlord for its approval detailed dimensioned coordinated plans and specifications, including layout, architectural, mechanical, electrical, plumbing and structural drawings for each proposed Alteration (“Tenant’s Plans”). Landlord shall respond to any request for consent to an Alteration not later than ten (10) Business Days after receipt of Tenant’s written request for such consent (accompanied by Tenant’s Plans) (or five (5) Business Days after any resubmission pursuant to clause (iii) below), that Landlord either: (i) approves Tenant’s Plans; (ii) disapproves Tenant’s Plans (stating the reasonable reasons therefor with reasonable specificity); (iii) in good faith requires clarification or additional information; or (iv) has engaged, in accordance with good construction practices, the services of an outside consultant (each, an “Outside Consultant”) to review Tenant’s Plans (an “Outside Consultant Notice”), it being agreed that Tenant will pay all reasonable, actual out-of-pocket costs and expenses (“Outside Consultants Fees”) associated with the retention of such outside consultant. If Landlord delivers an Outside Consultant Notice within the time period set forth above, the effect thereof shall be to extend by five (5) days the number of days that Landlord shall have to respond to Tenant’s Plans. If Landlord fails to respond within such ten (10) Business Day period (or five (5) Business Date Period with respect to any resubmission), as applicable (as either period may be extended if Landlord gives an Outside Consultant Notice), then Tenant shall have the right to deliver a second notice to Landlord requesting Landlord’s consent to such Alteration, which request shall state in bold upper case letters at the top of the first page and on the envelope in which any such request is sent as follows: “THIS IS A TIME SENSITIVE NOTICE AND TENANT MAY CLAIM THAT LANDLORD SHALL BE DEEMED TO WAIVE ITS RIGHTS IF IT FAILS TO RESPOND IN THE TIME PERIOD PROVIDED”. If Tenant shall have delivered such reminder notice to Landlord, and Landlord shall fail to respond to such reminder notice within five (5) Business Days after Landlord’s receipt of such reminder notice, and provided that Tenant has otherwise complied with all of Tenant’s obligations under this Article 8 in connection with such request, then Landlord shall be deemed to have consented to the Alteration provided that any such Alteration (x) is limited to work within the Premises, is non-structural and does not materially and adversely affect Building Systems servicing areas of the Building outside of the Premises, and (y) does not require a change in the Certificate of Occupancy for the Building.

(ii) All Alterations in and to the Premises shall be performed in a good and workmanlike manner and in accordance with the Building’s rules and regulations governing Tenant Alterations, which rules and regulations shall be enforced by Landlord in a non-discriminatory manner. Prior to the commencement of any such Alterations, Tenant shall, at its sole cost and expense, obtain and exhibit to Landlord any governmental permit required in connection with such Alterations.

(iii) All Alterations shall be performed in compliance with all other applicable provisions of this Lease and with all Legal Requirements, including, without limitation, the Americans with Disabilities Act of 1990 and New York City Local Law No. 57/87 and similar present or future laws, and regulations issued pursuant thereto, and also New York City Local Law No. 76 and similar present or future laws; and regulations issued pursuant thereto, on abatement, storage, transportation and disposal of asbestos and other hazardous materials (subject, however, to any obligations of Landlord with respect thereto expressly provided for in this Lease), which work, if required, shall be effected at Tenant’s sole cost and expense, by contractors and consultants reasonably approved by Landlord and in compliance with the aforesaid rules and regulations and with Landlord’s reasonable rules and regulations thereon (which shall be provided by Landlord to Tenant upon request and which shall be enforced by Landlord in a non-discriminatory manner).

(iv) All work shall be performed with union labor having the proper jurisdictional qualifications.

(v) Tenant shall keep the Building and the Premises free and clear of all liens for any work or material claimed to have been furnished to Tenant or to the Premises at the request of, or on behalf of, Tenant. Tenant at its expense shall cause any lien filed against the Premises or the Building, for work or materials claimed to have been furnished to Tenant, to be discharged of record within thirty (30) days after notice thereof

(vi) Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of the following insurance:

(a) Workmen’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant or the Premises.

(b) Broad form general liability insurance written on an occurrence basis naming Tenant as an insured and naming Landlord and its designees as additional insureds, with limits of not less than $5,000,000 combined single limit for personal injury in any one occurrence, and with limits of not less than $500,000 for property damage (the foregoing limits may be revised from time to time by Landlord to such higher limits as Landlord from time to time reasonably requires). Tenant, at its sole cost and expense, shall cause all such insurance to be maintained at all time when the work to be performed for or by Tenant is in progress. All such insurance shall be obtained from a company authorized to do business in New York and, to the extent same is commercially obtainable in New York without any material increased cost to Tenant, shall provide that it cannot be canceled without thirty (30) days prior written notice to Landlord. All polices, or certificates therefor, issued by the insurer and bearing notations evidencing the payment of premiums, shall be delivered to Landlord. Blanket coverage shall be acceptable, provided that coverage meeting the requirements of this paragraph is assigned to Tenant’s location at the Premises.

(vii) All work to be performed by Tenant shall be done in a manner which will not unreasonably interfere with or disturb other tenants and occupants of the Building.

(ix) The review and/or approval by Landlord, its agents, consultants and/or contractors, of any Alteration or of plans and specifications therefor and the coordination of such Alteration work with the Building, as described in part above, are solely for the benefit of Landlord, and neither Landlord nor any of its agents, consultants or contractors shall have any duty toward Tenant; nor shall Landlord or any of its agents, consultants and/or contractors be deemed to have made any representation or warranty to Tenant, or have any liability, with respect to the safety, adequacy, correctness, efficiency or compliance with laws of any plans and specifications, Alterations or any other matter relating thereto.

(x) Promptly following the substantial completion of any Alterations, Tenant shall submit to Landlord: (a) in electronic format, (using a current version of Autocad or such other similar software as is then commonly in use), a copy of final, “as-built” plans for the Premises showing all such Alterations and demonstrating that such Alterations were performed substantially in accordance with plans and specifications first approved by Landlord and (b) an itemization of Tenant’s total construction costs, detailed by contractor, subcontractors, vendors and materialmen; bills, receipts, lien waivers and releases from all contractors, subcontractors, vendors and materialmen in each case, performing work or providing materials costing in excess of $10,000; architects’ and Tenant’s certification of completion, payment and acceptance, and all governmental approvals and confirmations of completion for such Alterations.

(xi) Landlord shall reasonably cooperate with Tenant in connection with obtaining necessary permits for the Alterations (including, without limitation, any such permits required by the LPC (as hereinafter defined)), which may include, without limitation, executing applications reasonably required by Tenant for such permits prior to completion of Landlord’s review of Tenant’s plans and specifications for such Alterations; provided, that (i) execution of any such application by Landlord shall not constitute Landlord’s consent to the proposed Alteration in question and (ii) no such application shall include a proposed change in the certificate of occupancy for the Building. Tenant shall reimburse Landlord, within thirty (30) days after demand therefor, for all reasonable and actual out-of-pocket third-party costs and expenses reasonably incurred by Landlord in connection with Landlord’s cooperation in obtaining such permits and changes, provided no such costs and expenses shall be due and payable in connection with Tenant’s Work.

11.03 Tenant is hereby notified that certain portions of the Building may hereinafter become subject to the jurisdiction of the Landmarks Preservation Commission (“LPC”). In the event thereof, in accordance with Sections 25-305, 25-306, 25-309 and 25-310 of the Administrative Code of the City of New York and the rules set forth in Title 63 of the Rules of the City of New York, any demolition, construction, reconstruction, alteration or minor work as described in such Sections and such rules may not be commenced within certain portions of the Building without the prior written approval of the LPC. Tenant is notified that such demolition, construction, reconstruction, alterations or minor work includes, but is not limited to, (a) work to the exterior of the Building involving windows, signs, awnings, flagpoles, banners and storefront alterations and (b) may include interior work to the Building that (i) requires a permit from the Department of Buildings or (ii) changes, destroys or affects an interior architectural feature of an interior landmark or an exterior architectural feature of an improvement that is a landmark or located on a landmark site or in a historic district. Without limiting the provisions hereof, Tenant shall submit to Landlord for its prior approval (which approval shall be deemed to be granted if the underlying Alteration that is the subject of such required LPC approval is otherwise approved by Landlord in accordance with the provisions of Article 11) all applications for Certificates of No Effect, Certificates of Appropriateness or other similar requests (including applications for modifications of Certificates of No Effect, Certificates of Appropriateness or other similar requests previously granted) from the LPC. Tenant shall keep Landlord apprised of all LPC proceedings and shall deliver copies of all notices, approvals and rejections received by Tenant from the LPC. Tenant shall use Landlord’s designated LPC consultant to prosecute all filings with the LPC for Certificates of No Effect, Certificates of Appropriateness or other similar requests provided that the rates charged by such LPC consultant shall competitive with the rates being charged by other such consultants in Manhattan.”

Section 12.8. (a) (i) Effective as of the date hereof, Section 15.01 of the Original Lease shall me amended by deleting therefrom the words “8:00 A.M. and 6:00 P.M.” and replacing them with the words “8:00 A.M. and 7:00 P.M.”. In consideration of Landlord’s agreement to extend the “regular hours” for the Base Building HVAC System as set forth in this Section 12.8, commencing as of the date hereof, Tenant shall pay to Landlord, as additional rent (in equal monthly installments in advance of the first day of each month during the term of the Lease) an amount equal to $15,000.00 per annum (which amount shall be proportionately increased or reduced if there shall, at any time during the term of the Lease, be any increase or decrease in the Premises being leased by Tenant thereunder).

(ii) Effective as of: (x) the Substantial Completion of Landlord’s 5th Floor Post-Commencement Work (with respect to the 5th Floor Space), (y) the Substantial Completion of Landlord’s 6th Floor Post-Commencement Work (with respect to the 6th Floor Space) and (z) Substantial Completion of Landlord’s Existing Premises Work (with respect to the Existing Premises), Landlord’s obligation under Section 15.01 of the Original Lease to maintain and operate the “systems” shall be pursuant to the performance specifications with respect thereto annexed to this Amendment as Exhibit J.

(b) Effective as of the date hereof, and notwithstanding anything to the contrary contained in the Original Lease, the following shall be added at the end of Article 15:

“15.03 (a) Subject to the provisions of this Section 15.03, Landlord shall make available to Tenant or reserve for Tenant’s use up to ninety-seven (97) tons of condenser water (“Supplemental Condenser Water”) in connection with the operation by Tenant of supplemental air-conditioning equipment in the Demised Premises. Subject to any provision of this Lease relating to stoppage of services and Landlord’s inability to perform, Landlord shall supply Supplemental Condenser Water to the Premises on a twenty-four (24) hour, 365 day basis. Tenant must provide its own independent circulating pump, properly sized and balanced. Tenant may elect to have Landlord supply or reserve such Supplemental Condenser Water by notice (a “Supplemental Condenser Water Notice”) given to Landlord on or before the date that is five hundred forty (545) days following the date of the Tenth Amendment of Lease and Additional Space and Extension Agreement (“CW Outside Date”), which notice shall set forth the tonnage of Supplemental Condenser Water requested by Tenant. Tenant shall be deemed to have elected not to have Landlord supply or reserve all or a portion of such Supplemental Condenser Water, as applicable, if Tenant fails to give to Landlord a Supplemental Condenser Water Notice on or before the CW Outside Date, or if Tenant gives a Supplemental Condenser Water Notice on or before the CW Outside Date requiring Landlord to supply and/or reserve less than the Supplemental Condenser Water detailed above, then in any such event Landlord shall have no obligation to reserve the unused or unreserved portion of such Supplemental Condenser Water for Tenant’s future use; provided, that if Tenant thereafter requires such Supplemental Condenser Water, Landlord shall provide such Supplemental Condenser Water to Tenant to the extent such Supplemental Condenser Water is available after taking into account reasonably appropriate reserves to serve the current and anticipated future needs of Landlord, Tenant and the other tenants of the Building as reasonably determined by Landlord. In connection with the foregoing, Tenant shall pay to Landlord a tap-in charge in an amount equal to One Thousand Five Hundred and 00/100ths Dollars ($1,500.00) per tap.

(b) Commencing as of the date upon which Tenant gives to Landlord Tenant’s Supplemental Water Notice, Tenant shall pay to Landlord an annual charge of $700.00 per ton of Supplemental Condenser Water reserved by Tenant in any Supplemental Condenser Water Notice (whether or not actually used by Tenant) (the “Annual Condenser Water Charge”), plus sales tax, if applicable, subject to increase as provided for herein. Except as otherwise provided for herein, all sums payable under this Section 15.03 shall be deemed to be Additional Rent and paid by Tenant within thirty (30) days after the issuance of a statement therefor. The Annual Condenser Water Charge shall be increased by Landlord on January 1, 2015 and on each January 1st of each subsequent year during the term of this Lease by the percentage change in the Consumer Price Index (as hereinafter defined) for such January over the Consumer Price Index for January, 2014.

(c) Subject to Article 11 and Landlord’s approval thereunder (including approval over the specific location and manner of installation), Landlord conceptually approves the installation by Tenant of an air-cooled supplemental HVAC system in the Demised Premises and any reasonably required louvers for ventilation in connection therewith (it being agreed that nothing contained herein shall be or be deemed to modify the requirements of Article 11 with respect thereto and it being further agreed that any such louver(s) may only be located on the south or east sides of the Building in locations reasonably determined by Landlord).”

Section 12.9. Effective as of the date hereof, Section 16.01 of the Original Lease is hereby deleted and replaced with the following:

“16.01 Subject to Section 16.05, Landlord shall provide passenger elevator service to the Premises during Business Hours on Business Days. “Business Days” means all days other than Saturdays, Sundays, State holidays, Federal holidays and Building Service Employees Union Contract holidays. “Business Hours” means 8:00 a.m. to 6:00 p.m. No bulky materials including, but not limited to furniture, office equipment, packages, or merchandise (“Freight Items”) shall be received in the Premises or Building by Tenant or removed from the Premises or Building by Tenant except on Business Days between the hours of 8:00 a.m. to 12:00 p.m. and 1:00 p.m. and 5:00 p.m., and by means of the one (1) freight elevator and the loading dock only, which Landlord will provide without charge on a first come, first served basis. If Tenant requires additional freight elevator or loading dock service at hours other than those set forth above, Landlord shall make available to Tenant, upon reasonable notice, overtime freight elevator and loading dock service at Tenant’s sole cost (at Landlord’s then-prevailing rates for same); provided, however, no such after hours charge shall be imposed by Landlord with respect to the first two hundred fifty (250) hours of after hours freight elevator usage by Tenant (in the aggregate) in connection with Tenant’s initial move-in to the Additional Space and/or Tenant’s Work. If additional freight and loading dock service is requested for a weekend or for a period of time that does not immediately precede or follow the normal working hours of the personnel providing such overtime freight service, the minimum charge prescribed by Landlord shall be for four (4) hours. Landlord shall provide reasonable passenger elevator service during Business Hours on Business Days (it being agreed that subject to casualty and Unavoidable Delays, during Business Hours on Business Days, Landlord shall make available at least two (2) passenger elevators in each elevator bank serving the Premises and, subject to casualty and Unavoidable Delays, Landlord shall make available at least one (1) passenger elevator servicing the Premises at all times). Unless already existing as of the date hereof and unless required pursuant to Legal Requirements, Landlord shall not re-configure the elevators of the Building in order to voluntarily create a so-called “cross-over” floor on any floor of the Building the entire rentable area of which is included within the Premises.”

Section 12.10. Effective as of the date hereof, Article 16 of the Original Lease is hereby modified by

(i) Deleting Section 16.03 in its entirety and replacing it with the following:

“16.03 Landlord shall provide hot and cold water to all core lavatories in the Premises and the multi-tenant floors on which any portion of the Premises is located and tepid water to all pantries and drinking fountains in the Premises, at all times, and in reasonable amounts.”

(ii) adding the following at the end thereof:

“16.05 Landlord shall provide Tenant with shaft space sufficient to accommodate one (1) four-inch (4”) riser extending from the 3rd floor of the Building to the roof of the Building for Tenant running data and telecommunications wiring between and within each floor of the Premises.

16.06 Tenant shall have the right, at its sole cost and expense, to install identification signage on its entry door or wall and within the elevator vestibule of each full floor of the Premises. With respect to any multi-tenant floors on which the Premises are located, Tenant shall have the right, at Tenant’s sole cost and expense, to install identification signage on the entry doors to such portion of the Premises and Landlord shall, at Landlord’s sole cost and expense, include Tenant’s name on any directory maintained by Landlord for such floor.”

Section 12.11. Effective as of the date hereof, Article 17 of the Original Lease is hereby amended to provide that Landlord agrees to do any work or store any materials in the Premises pursuant to Article 17 of the Original Lease in such a manner so as not to unreasonably interfere with Tenant’s regular business operations therein, provided no additional costs, for labor at overtime or premium rates, or otherwise, are incurred thereby.

Section 12.12. Effective as of the date hereof, (i) the reference to “(a), (b) and (c)” in Section 24.02(d) of the Original Lease shall be amended to refer to “(a), (b), (c) and (d), and (ii) the first grammatical sentence of Section 25.01 shall be deleted and replaced with the following: “If this lease shall expire as in Article 24 provided, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re–enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same and may remove any personal property therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises again as and of its first estate and interest therein.”

Section 12.13. Effective as of the date hereof, Article 31 of the Original Lease is hereby modified as follows:

(a) all notices under the Lease to Landlord shall be sent to Landlord as follows: c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York, 10170, Attention: Director of Leasing, with a copy to: c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York, 10170, Attention: Leasing Counsel,

(b) all notices under the Lease to Tenant shall be sent to Tenant as follows: Newmark & Company Real Estate, Inc., 125 Park Avenue, New York, New York 10017, Attention: General Counsel.

(c) notices sent pursuant to the Lease may be sent by a nationally recognized overnight courier service for next business-day delivery, with delivery deemed to occur on the date such notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no notice was given or refusal to accept delivery, as of the date of such failure.

Section 12.14. Effective as of the date hereof, Exhibit C of the Original Lease (Rules and Regulations) is hereby deleted in its entirety and replaced with Exhibit F annexed to this Amendment and made a part hereof.

Section 12.15. Effective as of the date hereof, Exhibit E of the Original Lease (Cleaning Specifications) is hereby deleted in its entirety and replaced with Exhibit G annexed to this Amendment and made a part hereof. Notwithstanding anything to the contrary contained in the Original Lease, Effective as of the date hereof, but subject to the next following sentence, Tenant shall have the right to perform cleaning work that is in excess of the work required to be performed by Landlord pursuant to Exhibit E annexed hereto using Tenant’s own employees or a third-party cleaning contractor utilizing union labor with the proper jurisdictional qualifications selected by Tenant (it being agreed that in no event shall any such employees or cleaning contractor selected by Tenant be permitted to perform any cleaning work being performed by Landlord and no such work by such employees or contractor selected by Tenant shall result in any reduction in the Annual Fixed Rent or other amounts payable by Tenant hereunder). Tenant shall not, either directly or indirectly, employ or permit the employment or any personnel or any contractor to perform cleaning pursuant to the immediately preceding sentence if, in Landlord’s reasonable opinion, the same would create any difficulty, strike or jurisdictional dispute with other contractors or laborers engaged by Landlord, or would disturb the cleaning or operation of the Building or any part of either thereof. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors or employees causing such interference, difficulty or conflict, to leave or be removed from the Building immediately.

Section 12.16. Subject to Legal Requirements, causes beyond Landlord’s reasonable control, any temporary closures required in connection with any repairs, maintenance or other work being performed in the Building or adjacent thereto, and any security measures reasonably imposed by Landlord, Tenant’s employees shall have access to the Building from 41st Street (it being expressly acknowledged and agreed that the foregoing shall not be or be deemed to require Landlord to maintain during such period the existing 41st street passageway provided that alternate access from 41st street is provided).

ARTICLE 13

BROKERAGE

Section 13.1. Tenant and Landlord covenant, warrant and represent to each other that no broker except Tenant or Tenant’s affiliate and SL Green Leasing LLC (“Landlord’s RE Broker”; together with Tenant or such Tenant’s affiliate may collectively hereinafter be referred to as “Broker”) was instrumental in bringing about or consummating this Amendment and that Tenant had no conversations or negotiations with any broker except the Broker concerning the terms of this Amendment. Tenant agrees to indemnify and hold harmless Landlord against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any conversations or negotiations had by Tenant with any broker (excluding the Broker) with respect to this Amendment or the transactions contemplated hereby. Landlord agrees to indemnify and hold harmless Tenant against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, arising out of conversations or negotiations had by Landlord with any broker (including the Broker) with respect to this Amendment or the transaction contemplated hereby. Landlord shall pay a commission to the Tenant and Landlord’s RE Broker in accordance with a separate agreement or agreements between Landlord and Tenant and Landlord’s Broker, as the case may be.

Section 13.2. Article 30 of the Original Lease (as amended) shall not be deemed applicable to this Amendment or the transactions contemplated hereby.

ARTICLE 14

ROOFTOP ANTENNA

Section 14.1. During the Term but subject to availability hereafter occurring and taking into account on a reasonably equitable basis (based on the then the current and future anticipated needs of Landlord, Tenant and other occupants of the Building), Tenant shall be entitled to use space on the roof of the Building in a location approved by Landlord (the “Rooftop Area”) without paying any Annual Fixed Rent therefor. Such right shall include the right to install, maintain and operate thereon in a location designated by Landlord, at Tenant’s sole cost and expense, an antenna, dish or other satellite communications device (provided that such antenna dish or other device shall not be affixed to the facade of the Building and shall not exceed 36” in diameter) together with risers and penetrations reasonably required in connection therewith (hereinafter referred to as the “Antenna Installations”), subject to all of the applicable terms, covenants and provisions of the Lease, and subject to Landlord’s prior written approval including (which shall be granted or withheld in accordance with the applicable provisions of Article 11), without limitation, approval as to weight, location and method of attachment, and which shall also be required for modifications to, and the removal of, the same. Landlord shall in its reasonable discretion, designate the available space on the Rooftop Area, which space shall be sufficient for the Antenna Installations and which space shall expressly exclude all mechanical, electrical, plumbing and other service systems of the Building located thereon and all passageways required for access thereto for personnel, materials and equipment and designate the course through which conduits for the Antenna Installations may be run. In connection with Tenant’s installation, maintenance and operation of its Antenna Installations, Tenant shall comply with all Legal Requirements governing such Antenna Installations, and shall procure, maintain and pay for all permits and licenses required therefor, including all renewals thereof. The installation, maintenance, and operation of the Antenna Installations shall be subject to all of the terms, covenants and conditions of the Lease, except as provided for in this Article 14. The parties agree that Tenant’s use of the Rooftop Area is a non-exclusive use and Landlord may use, and may permit the use of any other portion of the Rooftop Area to any other person, firm or corporation for any use including, without limitation, the installation of equipment, devices, or other antennas and/or communications systems, provided that any such installations made after the installations of Tenant’s Antenna Installations do not impair Tenant’s signal and data transmission and reception via Tenant’s antenna and support equipment. Tenant shall ensure that its use of the Rooftop Area does not impair any other person’s, firm’s or corporation’s signal and data transmission and reception via their respective antennas and support equipment, if any, which is existing in advance of the date upon which Tenant shall have made its Antenna Installations.

Section 14.2. In no event shall the maximum level of microwave emissions from Tenant’s antenna exceed a reasonable portion of the total microwave emissions allowable for the Building as determined by the governmental authorities having jurisdiction thereof taking into account the number of rooftop installations at the Building.

Section 14.3. Tenant shall pay for all electrical service required for Tenant’s use of its Antenna Installations in accordance with the applicable provisions of the Lease and this Amendment (i.e., electrical service shall be measured by separate meter installed by Landlord for Tenant, at Tenant’s sole cost and expense).

Section 14.4. Tenant, at Tenant’s sole cost and expense, shall promptly repair any and all damage to the Rooftop Area and to any part of the Building caused by or resulting from the installation, maintenance and repair, operation or removal of the Antenna Installations erected or installed by Tenant pursuant to the provisions of this Article. Tenant further covenants and agrees that the Installations and any related equipment erected or installed by Tenant pursuant to the provisions of this Article shall be erected, installed, repaired, maintained and operated by Tenant at the sole cost and expense of Tenant and without charge, cost or expense to Landlord.

Section 14.5. The Antenna Installations and related equipment installed by Tenant pursuant to the provisions of this Article shall be Tenant’s property, and, upon the expiration of the Term shall be removed by Tenant, at Tenant’s sole cost and expense, and Tenant shall repair any damage to the Rooftop Area, or to any other portion or portions of the Building caused by or resulting from said removal.

Section 14.6. Landlord may, upon thirty (30) days’ notice to Tenant, relocate, at Landlord’s sole cost and expense, the Rooftop Area and/or Installations and related equipment in the event that, in Landlord’s reasonable judgment, the space upon which the Antenna Installations and related equipment is located is needed by Landlord in connection with the provision of a building service and provided no diminution in service to Tenant results from such relocation. Such relocation shall be performed at such times as shall be reasonably required by Tenant in order to minimize any disruption with Tenant’s normal business activities in the Demised Premises.

Section 14.7. If at any time during the Term, Tenant shall cease its use (or not initiate its use) of Antenna Installations for a period of time in excess of two (2) years after Tenant shall have been granted such right to use such Antenna Installations in accordance with the terms hereof, the license granted to Tenant pursuant to this Article 14 shall automatically terminate and expire and Tenant shall have no further right to use space on the Rooftop Area (unless such space is again available in accordance with the terms of Section 14.1 above) and Tenant shall, at its sole cost and expense, remove the Antenna Installation, if any, from the Rooftop Area within thirty (30) days after receipt of notice from Landlord to so remove same.

Section 14.8. Upon Tenant’s request made from time to time, Landlord agrees to inform Tenant if any space on the roof has become available for use by Tenant in accordance with the terms hereof.

ARTICLE 15

MANAGING AGENT

Section 15.1. Landlord and Tenant have entered into an exclusive rental agency agreement (the “Leasing Agreement”) dated as of April 8, 2011, which grants to Tenant the right to represent Landlord in the leasing of certain space in the Building on the terms and subject to the conditions set forth therein. Provided that all of the Termination Conditions (as hereinafter defined) are satisfied both on the date a Termination Event (as hereinafter defined) occurs and on the date a Termination Notice (as hereinafter defined) is given by Tenant, then subject to the terms of this Section 15.1, if, at any time during the term of the Lease, (i) Landlord voluntarily terminates the Leasing Agreement for any reason other than pursuant to Section 3.01 of the Leasing Agreement, and (ii) Landlord engages a third-party leasing agent (with respect to the leasing of the portions of the Building that were the subject of the Leasing Agreement) that is not (x) Landlord or an affiliate of Landlord (e.g., if Landlord elects to utilize SL Green Leasing LLC as the leasing agent for the Building, the provisions of this Section 15.1 shall not be applicable thereto) unless Landlord’s primary business, either directly or together with its affiliates, is third-party real estate brokerage (i.e., brokerage representing third-parties other than Landlord or its affiliates) (in which event the Termination Right shall apply), or, (y) is not Tenant or an affiliate of Tenant (such termination by Landlord and engagement of a third-party leasing agent, a “Termination Event”), then Tenant, at its sole option, shall have the right to terminate this Lease (the “Termination Right”) upon notice to Landlord (the “Termination

Notice”), which Termination Right may only be exercised by Tenant within thirty (30) days after the occurrence of the Termination Event (time being of the essence). If a Termination Event occurs and Tenant fails to give a Termination Notice on or before the date required in the immediately preceding sentence, then the terms of this Article 15 shall be void and of no further force and effect and Tenant shall have no further rights to terminate the Lease pursuant to this Article 15. Upon the giving of a Termination Notice, this Lease will terminate as of the date (the “Termination Date”) set forth in said Termination Notice, which, in no case, shall be less than twelve (12) months or more than eighteen (18) months following the giving of said Termination Notice (if Tenant fails to provide the Termination Date in the Termination Notice, then the date that is eighteen (18) months after the date that Tenant delivers to Landlord the Termination Notice shall be deemed the Termination Date for purposes hereof), and upon such Termination Date, this Lease shall terminate as if such Termination Date were the Expiration Date and neither party shall have any further obligations to the other hereunder, except as set forth in this Article 15 or elsewhere in the Lease with respect to the expiration or early termination of this Lease. Notwithstanding anything to the contrary contained in the Leasing Agreement, Landlord and Tenant (and the parties to the Leasing Agreement) hereby agree that the Leasing Agreement shall terminate as of the date that Tenant delivers to Landlord the Termination Notice pursuant to Section 15.1(A) hereof, if not previously terminated prior to such date pursuant to the terms thereof; provided, however, except as set forth in this sentence, nothing contained in this Section 15.1 shall be or be deemed to be a modification of any of the terms or conditions of the Leasing Agreement and shall not in any manner modify the rights and obligations of the parties thereto or any remedies to which such parties are entitled thereunder. The “Termination Conditions” shall mean that: (1) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related

Entity of Newmark and Company Real Estate, Inc.) is then the Tenant under the Lease, (2) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related Entity of Newmark and Company Real Estate, Inc.) shall then be in actual physical occupancy of not less than fifty thousand (50,000) rentable square feet of office space in the Building, and (3) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related Entity of Newmark and Company Real Estate, Inc.) that is then the Tenant under this Lease shall be actively engaged in real estate brokerage.

Section 15.2. Notwithstanding anything to the contrary contained in the Leasing Agreement, promptly following Owner’s request, which may be made from time-to-time, and subject to Owner’s approval, Agent will assign a “team” to the leasing of the Available Space in substitution of the team then so assigned which shall be comprised of not less than one (1) Senior Level Broker (hereinafter defined) in the employ of Agent together with supporting team members in the employ of Agent with agency experience. For purposes of this provision, a “Senior Level Broker” shall mean a broker in the employ of Agent (i) holding the title of Senior Vice President or higher, and (ii) with significant agency experience leasing first class office buildings in midtown Manhattan. All capitalized terms used in this Section 15.2 and not otherwise defined in this Lease shall have the meanings ascribed in the Leasing Agreement.

ARTICLE 16

PLAQUE SIGNAGE

Section 16.1. So long as (a) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related Entity of Newmark and Company Real Estate, Inc.) is then the Tenant under the Lease, (b) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any

Related Entity of Newmark and Company Real Estate, Inc.) shall then be in actual physical occupancy of not less than seventy-five (75%) percent of the rentable square foot area of the Premises, (c) Named Tenant (i.e., Newmark and Company Real Estate, Inc. or any Related Entity of Newmark and Company Real Estate, Inc.) that is then the Tenant under this Lease shall then be the exclusive leasing agent for the Building pursuant to the Leasing Agreement (or any subsequent agreement between Landlord and such Named Tenant with respect to the exclusive leasing of space in the Building), and (d) Tenant shall not be in monetary or material nonmonetary default under the Lease beyond the expiration of any applicable cure or grace period, Tenant shall be entitled to install (but utilizing Landlord’s designated contractors for same) signage (depicting the name and/or logo of the then Tenant under this Lease) (the “Plaque Signage”), which signage shall be located on or about the 42nd street entrance to the Building but otherwise subject to Landlord’s prior approval as to size, font, color, design, specific location and materials and manner of installation and shall further be subject to the terms of Article 11 hereof and Legal Requirements. The costs associated with obtaining and installing the Plaque Signage shall be borne exclusively by Tenant. Upon Tenant’s cessation of the right to any such signage under this Section 16.1 or upon the expiration or earlier termination of the Lease, Tenant shall immediately remove any such Plaque Signage and shall repair any damage to the Building as a result of such removal, and if Tenant fails to timely perform such removal and repair, Landlord may perform same on Tenant’s behalf, subject to Tenant reimbursing Landlord for the costs thereof.

ARTICLE 17

MISCELLANEOUS

Section 17.1. Except as modified, amended and supplemented by this Amendment, the terms and provisions of the Lease shall continue in full force and effect and are hereby ratified and confirmed.

Section 17.2. This Amendment shall not be binding upon Landlord and Tenant unless and until it is signed by both parties hereto and a signed copy thereof is delivered by Landlord to Tenant.

Section 17.3. This Amendment constitutes the entire agreement among the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought.

Section 17.4. The terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 17.5. This Amendment shall be governed in all respects by the laws of the State of New York.

Section 17.6. This Amendment may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement, and an executed counterpart delivered by “.pdf”, facsimile or email shall be binding upon the parties.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDLORD:

125 PARK OWNER LLC

By:	/s/ Steven M. Durels
Name:	Steven M. Durels
Title:	Executive Vice President, Director of Leasing and Real Property

TENANT:

NEWMARK & COMPANY REAL ESTATE, INC. d/b/a Newmark Grubb Knight Frank

By:	/s/ [Authorized Representative]
Name:
Title:

EXHIBIT A-1

5th FLOOR SPACE

[see attached]

EAST 42ND STREET
EAST 41ST STREET
PARK AVENUE
NEW MECHANICAL ROOM (NORTH WALL)
NEW MECHANICAL ROOM (SOUTH WALL)
N

SCALE:
0 4' 12' 24'

125 PARK AVENUE
5TH FLOOR

ALL DIMENSIONS ARE APPROXIMATE AND ARE SUBJECT TO NORMAL BUILDING VARIANCES.

EXHIBIT A-2

6th FLOOR SPACE

[see attached]

EAST 42ND STREET
EAST 41ST STREET
PARK AVENUE
N
SCALE:
0 4' 12' 24'

125 PARK AVENUE
6TH FLOOR

ALL DIMENSIONS ARE APPROXIMATE AND ARE SUBJECT TO NORMAL BUILDING VARIANCES.

EXHIBIT B

LANDLORD’S 5th FLOOR POST-COMMENCEMENT WORK

Landlord shall perform the following work in the 5th Floor Space in a Building-standard manner utilizing Building-standard materials, finishes and fixtures.

1.	Landlord shall provide a reasonably sufficient amount of connection points for Tenant’s strobes and related Class E fire alarm connections and tie-in to the Building’s Class E system, which connection points may be on a different floor.

2.	The following work shall be performed to the base building air conditioning equipment serving the 5th Floor Space (which work shall be performed utilizing a contractor selected by Landlord provided that the use of such contractor shall not void any warranty associated with such equipment); provided that distribution within the Premises shall be at Tenant’s sole cost and expense:

a.	Disconnect power to unit.

b.	Replace fuse blocks and fuses

c.	Replace contactor with aux switch

d.	Replace condenser modulating valve as needed

e.	Remove inlet guide vanes and hard wear

f.	Replace fan shaft bearings

g.	Replace fan shaft as needed

h.	Replace fan section assembly as needed

i.	Clean fin coil and punch condenser water tubes

j.	Replace control board (1u1, 1u2, 1u3)

k.	Have BMS vendor take full control of unit operations (temp control “Heating and Cooling” static pressure, on/off, Safety’s

l.	Check refrigeration system for leaks and make repairs

EXHIBIT C

LANDLORD’S 6TH FLOOR POST-COMMENCEMENT WORK

Landlord shall perform the following work in the 6th Floor Space in a Building-standard manner utilizing Building-standard materials, finishes and fixtures.

1. Landlord shall provide a reasonably sufficient amount of connection points for Tenant’s strobes and related Class E fire alarm connections and tie-in to the Building’s Class E system, which connection points may be on a different floor.

2. The following work shall be performed to the base building air conditioning equipment serving the 6th Floor Space (which work shall be performed utilizing a contractor selected by Landlord provided that the use of such contractor shall not void any warranty associated with such equipment); provided that distribution within the Premises shall be at Tenant’s sole cost and expense:

a.	Disconnect power to unit.

b.	Replace fuse blocks and fuses

c.	Replace contactor with aux switch

d.	Replace condenser modulating valve as needed

e.	Remove inlet guide vanes and hard wear

f.	Replace fan shaft bearings

g.	Replace fan shaft as needed

h.	Replace fan section assembly as needed

i.	Clean fin coil and punch condenser water tubes

j.	Replace control board (1u1, 1u2, 1u3)

k.	Have BMS vendor take full control of unit operations (temp control “Heating and Cooling” static pressure, on/off, Safety’s

l.	Check refrigeration system for leaks and make repairs.

EXHIBIT D

LANDLORD’S EXISTING PREMISES WORK

Landlord shall perform the following work in the Existing Premises (excluding the Storage Space) in a Building-standard manner utilizing Building-standard materials, finishes and fixtures.

1.	Landlord shall provide a reasonably sufficient amount of connection points for Tenant’s strobes and related Class E fire alarm connections and tie-in to the Building’s Class E system, which connection points may be on a different floor.

2.	Construct new Building-standard core restrooms on the 3rd and 14th floors of the Building only (it being expressly acknowledged and agreed that such core restrooms may not be ADA-compliant).

3.	The following work shall be performed to the base building air conditioning equipment serving the Entire 3rd Floor Space (which work shall be performed utilizing a contractor selected by Landlord provided that the use of such contractor shall not void any warranty associated with such equipment); provided that distribution within the Premises shall be at Tenant’s sole cost and expense:

a.	Disconnect power to unit.

b.	Replace fuse blocks and fuses

c.	Replace contactor with aux switch

d.	Replace condenser modulating valve as needed

e.	Remove inlet guide vanes and hard wear

f.	Replace fan shaft bearings

g.	Replace fan shaft as needed

h.	Replace fan section assembly as needed

i.	Clean fin coil and punch condenser water tubes

j.	Replace control board (1u1, 1u2, 1u3)

k.	Have BMS vendor take full control of unit operations (temp control “Heating and Cooling” static pressure, on/off, Safety’s

l.	Check refrigeration system for leaks and make repairs.

4.	The following work shall be performed to the base building air conditioning equipment serving the Existing Premises (excluding the Entire 3rd Floor Space and the Storage Space) (which work shall be performed utilizing a contractor selected by Landlord provided that the use of such contractor shall not void any warranty associated with such equipment); provided that distribution within the Premises shall be at Tenant’s sole cost and expense:

Scope A

1.	Replacement of existing controls system with factory authorized BacNet compatible control system from Mammoth Inc. to interface with BMS and the installation of a new 15 horsepower VFD

2.	Mechanical company to provide certified start-up and testing of all new control system and VFD

Scope B

1.	Parts replacement for Mammoth unit.

2.	Remove old vari-cone assembly

3.	Existing blower assembly bearing shall be removed and replaced.

4.	If necessary new indoor blower wheel and shaft assembly shall be installed, otherwise parts will be left on site to be utilized when required.

5.	Mechanical company shall provide alignment and dynamic balancing of the indoor blower section after replacement.

6.	Replace Existing, Oil pressure control, Low Pressure control, High Pressure control and contactors on both compressors.

7.	Replace fan motor with new high efficiency motor for new VFD

8.	Replace existing shaves and belts.

9.	Replace Fan contactor

10.	Replace outside air damper actuator with new and terminate to the new control panel points to interface with the BMS

EXHIBIT E-1

ANNUAL FIXED RENT FOR EXISTING PREMISES (EXCLUDING THE ENTIRE 3rd

FLOOR SPACE AND STORAGE SPACE) COMMENCING ON 6/1/16

Period	Annual Fixed Rent	Monthly
For the period commencing on June 1, 2016 through and including May 31, 2019	$3,802,560.00	$316,880.00
For the period commencing on June 1, 2019 through and including May 31, 2024	$4,119,440.00	$343,286.66
For the period commencing on June 1, 2024 through and including the New Expiration Date.	$4,436,320.00	$369,693.33

EXHIBIT E-2

ANNUAL FIXED RENT FOR ENTIRE 3rd FLOOR SPACE COMMENCING ON 6/1/16

Period	Annual Fixed Rent	Monthly
For the period commencing on June 1, 2016 through and including May 31, 2021	$391,723.00	$32,643.58
For the period commencing on June 1, 2021 through and including May 31, 2026	$428,678.00	$35,723.17
For the period commencing on June 1, 2026 through and including the New Expiration Date.	$465,633.00	$38,802.75

EXHIBIT E-3

ANNUAL FIXED RENT FOR STORAGE SPACE COMMENCING ON 6/1/16

Period	Annual Fixed Rent	Monthly
For the period commencing on June 1, 2016 through and including the New Expiration Date.	$14,825.00	$1,235.42

EXHIBIT E-4

ANNUAL FIXED RENT FOR THE 5th FLOOR SPACE

Period	Annual Fixed Rent	Monthly
For the period commencing on the 5th Floor Commencement Date through and including the day immediately preceding the fifth (5th) anniversary of the 5th Floor Commencement Date (the “First 5th Floor Period”)	$1,662,981.00	$138,581.75
For the period commencing on the day immediately following the end of the First 5th Floor Period through and including the day immediately preceding the tenth (10th) anniversary of the 5th Floor Commencement Date (the “Second 5th Floor Period”)	$1,819,866.00	$151,655.50
For the period commencing on the day immediately following the end of the Second 5th Floor Period through and including the New Expiration Date.	$1,976,751.00	$164,729.25

EXHIBIT E-5

ANNUAL FIXED RENT FOR THE 6th FLOOR SPACE

Period	Annual Fixed Rent	Monthly
For the period commencing on the 6th Floor Commencement Date through and including the day immediately preceding the sixth (6th) anniversary of the 6th Floor Commencement Date (the “First 6th Floor Period”)	$1,646,763.00	$137,230.25
For the period commencing on the day immediately following the end of the First 6th Floor Period through and including the day immediately preceding the tenth (10th) anniversary of the 6th Floor Commencement Date (the “Second 6th Floor Period”)	$1,802,118.00	$150,176.50
For the period commencing on the day immediately following the end of the Second 6th Floor Period through and including the New Expiration Date.	$1,957,473.00	$163,122.75

EXHIBIT F

Rules and Regulations

1. No animals, birds, bicycles or vehicles shall be brought into or kept in the Premises. The Premises shall not be used for manufacturing or commercial repairing or for sale or display of merchandise or as a lodging place, or for any immoral or illegal purpose, nor shall the Premises be used for a public stenographer or typist; barber or beauty shop; telephone, secretarial or messenger service; employment, travel or tourist agency; school or classroom; commercial document reproduction; or for any business other than specifically provided for in the Tenant’s lease. Tenant shall not cause or permit in the Premises any disturbing noises which may interfere with occupants of this or neighboring Buildings, any cooking or objectionable odors, or any nuisance of any kind, or any inflammable or explosive fluid, chemical or substance. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate so as to prevent the same.

2. The toilet rooms and other water apparatus shall not be used for any purposes other than those for which they were constructed, and no sweepings, rags, ink, chemicals or other unsuitable substances shall be thrown therein. Tenant shall not place anything out of doors, windows or skylights, or into hallways, stairways or elevators, nor place food or objects on outside window sills. Tenant shall not obstruct or cover the halls, stairways and elevators, or use them for any purpose other than ingress and egress to or from Tenant’s Premises, nor shall skylights, windows, doors and transoms that reflect or admit light into the Building be covered or obstructed in any way. All drapes and blinds installed by Tenant on any exterior window of the Premises shall conform in style and color to the Building standard.

3. Tenant shall not place a load upon any floor of the Premises in excess of the load per square foot which such floor was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, file cabinets and filing equipment in the Premises. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, only with Landlord’s consent and in settings approved by Landlord to control weight, vibration, noise and annoyance. Smoking or carrying lighted cigars, pipes or cigarettes in the elevators of the Building is prohibited.

4. Tenant shall not move any heavy or bulky materials into or out of the Building or make or receive large deliveries of goods, furnishings, equipment or other items without Landlord’s prior written consent, and then only during such hours and in such manner as Landlord shall approve and in accordance with Landlord’s rules and regulations pertaining thereto. If any material or equipment requires special handling, Tenant shall employ only persons holding a Master Rigger’s License to do such work, and all such work shall comply with all legal requirements. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude any freight which violates any rule, regulation or other provision of this Lease.

5. No sign, advertisement, notice or thing shall be inscribed, painted or affixed on any part of the Building, without the prior written consent of Landlord. Landlord may remove anything installed in violation of this provision, and Tenant shall pay the cost of such removal and any restoration costs. Interior signs on doors and directories shall be inscribed or affixed by Landlord at Tenant’s expense. Landlord shall control the color, size, style and location of all signs, advertisements and notices. No advertising of any kind by Tenant shall refer to the Building, unless first approved in writing by Landlord.

6. No article shall be fastened to, or holes drilled or nails or screws driven into, the ceilings, walls, doors or other portions of the Premises, nor shall any part of the Premises be painted, papered or otherwise covered, or in any way marked or broken, without the prior written consent of Landlord.

7. No existing locks shall be changed, nor shall any additional locks or bolts of any kind be placed upon any door or window by Tenant, without the prior written consent of Landlord, Two (2) sets of keys to all exterior and interior locks shall be furnished to Landlord. At the termination of this Lease, Tenant shall deliver to Landlord all keys for any portion of the Premises or Building. Before leaving the Premises at any time, Tenant shall close all windows and close and lock all doors.

8. No Tenant shall purchase or obtain for use in the Premises any spring water, ice, towels, food, bootblacking, barbering or other such service furnished by any company or person not approved by Landlord. Any necessary exterminating work in the Premises shall be done at Tenant’s expense, at such times, in such manner and by such company as Landlord shall require. Landlord reserves the right to exclude from the Building, from 6:00 p.m. to 8:00 a.m., and at all hours on Sunday and legal holidays, all persons who do not present a pass to the Building signed by Landlord. Landlord will furnish passes to all persons reasonably designated by Tenant. Tenant shall be responsible for the acts of all persons to whom passes are issued at Tenant’s request.

9. Whenever Tenant shall submit to Landlord any plan, agreement or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord as Additional Rent, on demand, an administrative fee equal to the sum of the reasonable fees of any architect, engineer or attorney employed by Landlord to review said plan, agreement or document and Landlord’s administrative costs for same.

10. The use in the Premises of auxiliary heating devices, such as portable electric heaters, heat lamps or other devices whose principal function at the time of operation is to produce space heating, is prohibited.

11. Tenant shall keep all doors from the hallway to the Premises closed at all times except for use during ingress to and egress from the Premises. Tenant acknowledges that a violation of the terms of this paragraph may also constitute a violation of codes, rules or regulations of governmental authorities having or asserting jurisdiction over the Premises, and Tenant agrees to indemnify Landlord from any fines, penalties, claims, action or increase in fire insurance rates which might result from Tenant’s violation of the terms of this paragraph.

12. Tenant shall be permitted to maintain an “in-house” messenger or delivery service within the Premises, provided that Tenant shall require that any messengers in its employ affix identification to the breast pocket of their outer garment, which shall bear the following information: name of Tenant, name of employee and photograph of the employee. Messengers in Tenant’s employ shall display such identification at all time. In the event that Tenant or any agent, servant or employee of Tenant, violates the terms of this paragraph, Landlord shall be entitled to terminate Tenant’s permission to maintain within the Premises in-house messenger or delivery service upon written notice to Tenant.

13. Tenant will be entitled to three (3) listings on the Building lobby directory board, without charge. Any additional directory listing (if space is available), or any change in a prior listing, with the exception of a deletion, will be subject to a fourteen ($14.00) dollar service charge, payable as Additional Rent.

14. In case of any conflict or inconsistency between any provisions of this Lease and any of the rules and regulations as originally or as hereafter adopted, the provisions of this Lease shall control.

EXHIBIT G

Cleaning Specifications

A)	GENERAL CLEANING – NIGHTLY

•	Dust sweep all stone, ceramic tile, marble terrazzo, asphalt tile, linoleum, rubber, vinyl and other types of flooring. All stone, ceramic flooring, vinyl flooring should be s mopped two (2) times per month to keep grout and floor surface free of dirt and grime build up.

•	Carpet sweep all carpets and rugs as needed.

•	Vacuum clean all carpets and rugs, two (2) times per week

•	Police all private stairways and keep in clean condition. Dust and/or wipe all handrails nightly, dust all horizontal surfaces and vacuum stairs two (2) times per week.

•	Empty and clean all wastepaper baskets, ash trays and receptacles; damp dust as necessary

•	Clean all cigarette urns and replace sand or water as necessary

•	Remove all normal wastepaper and tenant rubbish to a designated area in the premises. (Excluding cafeteria waste, bulk materials, and all special materials such as old desks, furniture, etc.)

•	Dust all furniture and window sills as necessary.

•	High dust all furniture partitions, artwork, drapes, blinds, door bucks, and door frames four (4) times per year.

•	Low dust all conference room table legs, all conference room and office chair legs one time (1) per month.

•	Dust clean all glass furniture tops. All finger prints and smudges should be removed daily and nightly.

•	Dust all chair rails, trim and similar objects as necessary

•	All baseboards should be dusted and vacuumed weekly and wiped down no less than two (2) times per year.

•	Wash clean all water fountains

•	Keep locker and service closets in clean and orderly condition

•	All bright metal surfaces and lighting fixtures should be free of finger prints and smudge marks and should be removed daily and nightly.

•	All convector covers should be dusted nightly.

•	All office phone handsets should be wiped with a disinfecting hand cloth nightly.

•	Provide a schedule periodically to tenant regarding the anticipated schedule for performing the items above.

B)	LAVATORIES – NIGHTLY (EXCLUDING PRIVATE & EXECUTIVE LAVATORIES)

•	Sweep and mop all flooring

•	Wipe clean all mirrors, powder shelves and brightwork, including flushometers, piping toilet seat hinges. All chrome and bright metal should be wiped down nightly.

•	Wash and disinfect all basin, bowls and urinals. All undersides of basins, bowls and urinals should be wiped nightly.

•	Wash both sides of all toilet seats

•	Dust all partitions, tile walls, dispensers and receptacles

•	Empty and clean paper towel and sanitary disposal receptacles

•	Fill toilet tissue holders, soap dispensers and towel dispensers; materials to be furnished by Landlord

•	Remove all wastepaper and refuse to designated area in the premises

•	All door handles on partitions, fixtures and doors should be disinfected nightly.

C)	LAVATORIES – PERIODIC CLEANING (EXCLUDES PRIVATE & EXECUTIVE LAVATORIES

•	All tile floor should be damp mopped four (4) times per week and should be machine scrubbed once (1) per week to keep grout and tile in clean condition.

•	Wash all partitions; tile walls, and enamel surfaces periodically, using proper disinfectant when necessary. All partitions should be washed and disinfected on a monthly basis.

•	All light fixtures, exhaust grates and door frames and bucks should be wiped down once (1) per month.

D)	DAY SERVICES – DUTIES OF THE DAY PORTERS/MATRONS

•	Police men’s and ladies’ restrooms and lavatories at a minimum of two (2) times per day. All counters should be wiped down to remove all excess water, all floors should be free and clear of paper towels, newspapers, excess water and any other debris.

•	Fill toilet dispensers; materials to be furnished by Landlord

•	Fill sanitary napkin dispensers; materials to be furnished by Landlord

•	All wastebaskets should be emptied to avoid any overflow of paper no less than two (2) times per day.

•	All wastebaskets should be emptied to avoid any overflow of paper no less than two (2) times per day.

•	All door handles on partitions, fixtures and doors should be wiped with a disinfecting cleaner two (2) times per day.

E)	SCHEDULE OF CLEANING

•	Upon completion of the nightly chores, all lights shall be turned off, windows closed, doors locked and offices left in a neat and orderly condition

•	All day, nightly and periodic cleaning services as listed herein, to be done five nights each week, Monday through Friday, except Union and Legal Holidays

•	All windows from the 2nd floor to the roof will be cleaned inside out quarterly, weather permitting.

EXHIBIT H

Superior ROFO Rights

• Suite 305-15	LXD 4/30/24	Robert Half International has 5 year option to renew

• Suite 320	LXD 12/31/15	Robert Half International has ROFO

• Entire 7th fl	LXD 2/28/30	Meister Selig has 5 year option to renew

EXHIBIT I

Intentionally omitted

EXHIBIT J

HVAC Performance Specifications

The Base Building HVAC system shall perform per the following specifications with an occupancy of one person per 100 “usable” (as hereinafter defined) sq. ft. and an electrical load of 4 watts actual demand per usable sq. ft. (usable area for single tenant floors shall be based on The Real Estate Board of New York, Inc. Recommended Method of Floor Measurement for Office Buildings Effective January 1, 1987; usable area for multiple tenant floors shall be based on the above method for determining usable area for single tenant floors, prorated based upon the rentable area leased by Tenant):

(a) Summer:	74°F ± 2°F, 50% R.H. indoor
with 91° D.B. 75°F W.B. outdoor
Air conditioning units shall provide 1” of static pressure
at penetration through the mechanical equipment room wall.

(b) Winter:	Minimum 70°F indoor with 5°F outdoor and 15 MPH wind

(c) Condenser Water:	The condenser water supply shall be:
(i) a maximum temperature of 87°F during the summer season; (ii) a minimum temperature of 40°F during the winter season; and (iii) at as low a temperature as possible at all times of the year.

•	Third Floor- 22 Tons on both the North and South for a total of 44Tons and 8,800CFM each side for a total of l7,600CFM

•	Fifth Floor- 35 Tons on both the North and South for a total of 70Tons and 14,000CFM each side for a total of 28,000CFM

•	Sixth Floor- 35 Tons on both the North and South for a total of 70Tons and 14,000CFM each side for a total of 28,000CFM

•	11th Floor- 25 Tons on both the North and South for a total of 50Tons and 10,000CFM each side for a total of 20,000CFM

•	12th Floor- 25 Tons on both the North and South for a total of 50Tons and 10,000CFM each side for a total of 20,000CFM

•	14th Floor- 22 Tons on the North and 25 tons on the South for a total of 47Tons and 10,000CFM each side for a total of 20,000CFm

The ability of the Base Building HVAC system to achieve the above specifications may be affected by changes made by a tenant to the configuration of its premises and the HVAC distribution within the tenant’s premises.

Landlord shall, during the term of the Lease (but subject to reasonable availability), have on reserve, at least one (1) of each type of compressor required in connection with the operation of the Base Building HVAC System (for purposes of replacing any such compressor then being used to operate the Base Building HVAC System if such replacement may become necessary).

EXHIBIT K

Form of Subtenant Recognition and Attorment Agreement

This Subtenant Recognition Agreement (this “Agreement”) dated as of                      by and between [                    ], a [                 ] having an address                      (“Landlord”),                     , a [                    ], having an office at                      (“Sublandlord”) and                     , a                      having an address at                      (“Subtenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of that certain building known as 125 Park Avenue, New York, New York (the “Building”) and the land (the “Land”) upon which it stands;

WHEREAS, Landlord is the landlord under that certain unrecorded Agreement of Lease (the “Original Lease”), dated as of     , 2014, between Landlord and Sublandlord, which Original Lease was amended by [                    ] (as the same may hereafter be renewed, amended, modified, supplemented, extended, replaced and/or restated from time to time, is hereinafter referred to as the “Prime Lease”), which Prime Lease covers certain space in the Building (collectively, the “Premises”); and

WHEREAS, Sublandlord and Subtenant have entered into a certain agreement of sublease, dated as of [                ] (the “Sublease”) covering a portion of the Premises consisting of the [                ] floors in the Building (the “Subleased Premises”).

NOW, THEREFORE, in consideration of ten dollars and other good, valuable, sufficient and received consideration and intending to be legally bound hereby, Landlord, Sublandlord and Subtenant covenant and agree as follows (all capitalized terms used, but not defined, herein shall have the meanings given to them in the Prime Lease):

1. Subject to the terms of this Agreement, the Sublease and Subtenant’s interest thereunder is now and at all times shall continue to be unconditionally subject and subordinate in each and every respect to the Prime Lease.

2. In the event of the expiration or sooner termination of the Prime Lease prior to the date provided for in the Sublease for the expiration of the term of the Sublease, as long as (i) no default by Subtenant then exists under the Sublease, this Agreement [or that certain Consent to Sublease dated as of the date hereof, among Landlord, Subtenant and Sublandlord (the “Consent”) — if Landlord desires to enter into a separate consent document], which has continued beyond the expiration of any applicable notice and/or grace period expressly provided for therein, if any, (ii) subtenant is not an Affiliate of Sublandlord and (iii) Subtenant named herein (or any successor thereto approved by Landlord (to the extent approval is required under the Prime Lease or if approval is not required, but is requested by Tenant and granted by Landlord) that satisfies all of the conditions of an Eligible Subtenant pursuant to Section 7.13 of the Prime Lease) is the then subtenant under the Sublease (collectively, the

“Conditions”), then Subtenant shall not be named or joined in any action or proceeding to terminate the Prime Lease by reason of Sublandlord’s default thereunder unless such joinder shall be required by law in order to make such proceeding effective but only for such purpose and not for the purpose of terminating the Sublease or evicting the Subtenant from the Premises or otherwise disturbing the Subtenant’s possession of the Premises.

3. In the event that the Prime Lease expires or is terminated prior to the date provided for in the Sublease for the expiration of the term of the Sublease by reason of Sublandlord’s default thereunder (a “Succession Event”) and the Conditions shall be satisfied, then, subject to the terms hereof, (i) Subtenant shall be bound to Landlord and Landlord shall be bound to Subtenant under all of the then executory terms, covenants and conditions of the Prime Lease (except as modified herein) with respect to the Subleased Premises for the balance of the term of the Sublease then remaining, with the same force and effect as if Landlord and Subtenant were the parties under the Prime Lease, (ii) Subtenant does hereby attorn to Landlord as its landlord for the Subleased Premises, and (iii) Landlord shall recognize and accept such attornment provided, however, that Landlord shall not be:

(a)	liable for any act or omission of Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease, except to the extent that such act or omission continues after the date of the attornment;

(b)	subject to any defenses, claims or counterclaims theretofore accruing which Subtenant may have against Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease;

(c)	bound by any payments of fixed rent, basic rent, additional rent or other amounts which Subtenant may have paid more than one (1) month (or one (1) regularly scheduled payment period in the event of any additional rent) in advance of their due date under the Sublease to Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease unless actually received by the Landlord and all such prepaid rent and additional rent shall remain due and owing without regard to such prepayment;

(d)	required to account for any security deposit other than any security deposit actually delivered to the Landlord;

(e)	bound by any terms of the Sublease;

(f)	in the event of a casualty or condemnation, obligated to repair or restore the Building or any portion thereof beyond that obligation set forth in the Prime Lease with respect to the Subleased Premises;

(g)	subject to any right of cancellation or surrender or termination which requires the payment by Sublandlord thereunder of a charge, fee or penalty for such cancellation or surrender or termination;

(h)	bound by any free rent period or subject to any credits, offsets, setoffs, abatements or other deductions which may have theretofore accrued against Sublandlord, the then sublandlord or any predecessor sublandlord under the Sublease;

(i)	bound by any obligation to perform any work or other tenant improvements or pay any work allowances or provide any other concessions or inducements to Subtenant other than any ongoing maintenance and repair obligations required under the Prime Lease;

(j)	liable for any representation, warranty or indemnity made or given by Sublandlord except to the extent that any breach occurs after the date of the attornment and such breach is not personal to the Subtenant.

The term “Landlord” shall be deemed to include the Landlord, anyone claiming by, through or under the Landlord and their respective successors and assigns. Notwithstanding anything to the contrary contained herein Sections              (any provisions relating to free rent, requirement to provide any future subtenant non-disturbance agreement, any options to renew the term of the lease, any option to lease any additional space, and any other provisions Landlord in its reasonable judgment determines are not applicable for the particular Eligible Subtenant) shall be inapplicable in the event of such a Succession Event. The foregoing attornment and recognition shall be effective and self-operative without the execution of any further instruments upon the occurrence of a Succession Event, provided that Subtenant, upon request, shall execute and deliver any certificate or other instrument which Successor Landlord may reasonably request to confirm such attornment and recognition.

4.	Subtenant agrees for the benefit of Landlord that Subtenant will not:

(a)	pay any fixed rent, basic rent, additional rent or other amounts due under the Sublease more than thirty (30) days in advance of the date the same is due (except in the case of additional rent for more than one (1) regularly scheduled payment period), or

(b)	make or consent to any modification, cancellation or surrender or amendment to the terms of the Sublease without Landlord’s written consent, except for any unilateral right of subtenant to terminate the Sublease pursuant to the express terms of the Sublease, unless the same are either (i) consented to by the Landlord, (ii) expressly contemplated in the Sublease (i.e., an amendment merely to document to right expressly granted in the Sublease), or (iii) due to a termination or amendment of the Sublease to reduce the premises demised thereunder or the term, in either case, so that Sublessor can reclaim the Subleased Premises or a portion thereof for its own use or use by any Related Entity (as defined in the Prime Lease) unless such termination or amendment shall result in the Sublease no longer meeting all of the conditions of an Eligible Sublease (as defined in the Prime Lease) (e.g., if such amendment results,in the Sublease Premises no longer constituting an Eligible Floor or if such amendment results in the Sublease no longer being co-terminus with other subleases of Sublandlord where a similar non-disturbance agreement has been granted, etc).

5. If any act or omission of Sublandlord would give Subtenant the right, immediately or after lapse of a period of time, to cancel or terminate the Sublease, Subtenant shall not exercise such right unless (1) Subtenant shall have given Landlord written notice of Sublandlord’s act or omission and (2) such act or omission shall not be remedied by Landlord within thirty (30) days after the giving of such notice to Landlord; provided, however, that if such act or omission cannot with due diligence be remedied within a period of thirty (30) days, and if Landlord commences the remedies necessary to cure such act or omission within such thirty (30) days and thereafter prosecutes such remedies with reasonable diligence, then the period of time after the giving of such notice by Subtenant within which such act or omission may be remedied shall be extended so long as Landlord prosecutes the remedying of such act or omission with reasonable diligence. Landlord shall not be obligated to remedy any such act or omission.

6. Subtenant agrees that, to the extent that the Sublease provides for a rental which is more than the Annual Rental and recurring additional rent payable by Sublandlord from time to time throughout the term of the Prime Lease with respect to or allocable to the Subleased Premises (the “Increased Rent”), the rent payable under the Prime Lease will automatically and without condition become equal to the Increased Rent, if, as and when the attornment provided for herein becomes effective between Landlord and Subtenant and Subtenant shall be obligated to pay such amounts on the dates specified in the Prime Lease for the payment of Annual Rental and additional rent, as applicable. Upon such attornment, the Prime Lease shall, automatically and without further act required on the part of any party, be deemed amended to accomplish the foregoing provisions of this Section 6; provided that, at Landlord’s request, Subtenant shall execute and exchange any instrument Landlord may reasonably request to confirm such amendment. The parties hereto agree that, for purposes of this Agreement, all Annual Rental and additional rent under the Sublease shall be deemed allocated to the Subleased Premises on a proportionate basis (based on square footage).

7. Subtenant acknowledges and agrees that Landlord shall have no obligations whatsoever under the Sublease (whether or not a Succession Event shall occur) and, in the event of a Succession Event, the rights and obligations of Landlord and Subtenant with respect to Subtenant’s leasing of the Subleased Premises shall be governed by the terms of the Prime Lease as modified by this Agreement [and the Consent].

8. Intentionally Omitted.

9. After notice is given to Subtenant by Landlord that an Event of Default has occurred under the Prime Lease and that the rentals under the Sublease should be paid to Landlord pursuant to the terms of the Prime Lease, Subtenant shall thereafter pay to Landlord or as directed by the Landlord, all rentals and all other monies due or to become due to Sublandlord under the Sublease and Sublandlord hereby expressly authorizes Subtenant to make such payments to Landlord and hereby releases and discharges Subtenant from any liability to

Sublandlord on account of any such payments. Sublandlord hereby agrees that any such payments made by Subtenant directly to Landlord shall be credited against any amounts due and payable by Subtenant to Sublandlord under the Sublease and against any amounts due and payable by Sublandlord to Landlord under the Prime Lease.

10. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, representatives, successors and assigns.

11. All notices, demands, consents, approvals, advices, waivers or other communications (each, a “Notice”) which may or are required to be given by any party under this Agreement shall be in writing and shall be deemed to have been given when received or when receipt is refused by deposit with a nationally recognized overnight courier for next business day delivery or by deposit in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed to the party to be notified at the address specified below or to such other place as the party to be notified may from time to time designate by at least five (5) days’ notice to the notifying party. Notices to Landlord shall be sent to Landlord at             . Notices to Subtenant shall be sent to [                ] with a copy to [                ]. Notices to Sublandlord shall be sent to                  with a copy to                 . Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney. Notices from Sublandlord may be given by Sublandlord’s attorney.

12. In the event of any termination of the Prime Lease other than by reason of Sublandlord’s default thereunder (e.g. by reason of a casualty), this Agreement shall, automatically and without further act of the parties, terminate and be of no further force or effect from and after the applicable termination date.

13. The rights granted to Subtenant in this Agreement are not transferable or assignable and are solely for the benefit of Subtenant named in the Sublease.

14. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which taken together, will deemed to be one and the same instrument.

15. If Sublandlord or Subtenant shall request the approval or consent of Landlord pursuant to this Agreement, [the Consent] or the Prime Lease, any such approval or consent purported to be given by Landlord shall not be effective unless given in writing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

LANDLORD:

By:
Name:
Title:

SUBTENANT:

By:
Name:
Title:

SUBLANDLORD:

By:
Name:
Title:

EXHIBIT L

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”) is made as of the          day of                      ,          by WELLS FARGO BANK, NATIONAL ASSOCIATION in its capacity as administrative agent for and on behalf of the “Lenders” from time to time party to that certain Amended and Restated Credit Agreement dated as of November 16, 2012, among SL Green Operating Partnership, L.P., SL Green Realty Corp., the Mortgagee (as defined below) and the Lenders and the other parties set forth therein (as the same may be amended; modified, renewed or restated, the “Credit Agreement”), having an address at 375 Park Avenue, 5th Floor, New York, New York 10152 (“Mortgagee”) and NEWMARK & COMPANY REAL ESTATE, INC. d/b/a Newmark Grubb Knight Frank, having an office at 125 Park Avenue, New York, New York 10017 (“Tenant”).

RECITALS:

A. Landlord and its affiliates have a credit facility with Mortgagee and, in connection therewith, Mortgagee is the present owner and holder of a mortgage, given by Landlord to Mortgagee (the “Mortgage”), which Mortgage encumbers Landlord’s interest in that certain premises located at 125 Park Avenue, New York, New York (the “Property”);

B. Tenant occupies a portion of the Property under and pursuant to the provisions of a certain unrecorded Lease Agreement dated as of May 6, 1994 (the “Original Lease”) between Sutom, N.V., predecessor in interest to Landlord, and Tenant’s predecessor-in- interest, as modified by that certain: (i) letter agreement dated December 22, 1995, (ii) letter agreement dated September 12, 1996, (iii) Third Amendment to Lease dated as of February 20, 1998, (iv) Fourth Amendment to Lease dated as of March 15, 2005, (v) Fifth Amendment to Lease dated as of September 19, 2005, (vi) Sixth Amendment to Lease dated as of May 14, 2007, (vii) Seventh Amendment to Lease dated as of November 14, 2008, (viii) Eight Amendment to Lease dated as of January 1, 2010, (ix) Ninth Amendment to Lease dated as October 4, 2012, and (x) Tenth Amendment to Lease and Additional Space and Extension Agreement dated as of                     , 2014 (the Original Lease, as so amended, the “Lease”);

C. Tenant has agreed to subordinate the Lease to the Mortgage and to the lien thereof and Mortgagee has agreed to grant non-disturbance to Tenant under the Lease on the terms and conditions hereinafter set forth.

AGREEMENT:

For good and valuable consideration, Tenant and Mortgagee agree as follows:

1. Subordination. Tenant agrees that the Lease and all of the terms, covenants and provisions thereof and all rights, remedies and options of Tenant thereunder are and shall at all times continue to be subject and subordinate in all respects to the Mortgage and to the lien thereof and all terms, covenants and conditions set forth in the Mortgage including, without limitation, all renewals, increases, modifications, spreaders, consolidations, replacements and extensions thereof and to all sums secured thereby with the same force and effect as if the Mortgage had been executed, delivered and recorded prior to the execution and delivery of the Lease.

2. Non-Disturbance. Mortgagee agrees that if any action or proceeding is commenced by Mortgagee for the foreclosure of the Mortgage or the sale of the Property, Tenant shall not be named as a party therein unless such joinder shall be required by law; provided, however, that such joinder shall not result in the termination of the Lease or disturb Tenant’s possession or use of the premises demised thereunder, and the sale of the Property in any such action or proceeding and the exercise by Mortgagee of any of its other rights under the Mortgage shall be made subject to all rights of Tenant under the Lease; provided, further, however, that at the time of the commencement of any such action or proceeding or at the time of any such sale or exercise of any such other rights (a) the term of the Lease shall have commenced pursuant to the provisions thereof, (b) Tenant shall have accepted possession of the portions of the premises demised under the Lease which have theretofore been delivered to Tenant, (c) the Lease shall be in full force and effect and (d) Tenant shall not be in default under any of the material terms, covenants or conditions of the Lease or of this Agreement on Tenant’s part to be observed or performed beyond the expiration of any applicable notice or grace periods.

3. Attornment. Mortgagee and Tenant agree that, subject to Section 2 above, upon the conveyance of the Property to Mortgagee or any other transferee (the “Transferee”) by reason of the foreclosure of the Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise, the Lease shall not be terminated or affected thereby but shall continue in full force and effect as a direct lease between the Transferee and Tenant upon all of the terms, covenants and conditions set forth in the Lease and in that event, Tenant agrees to attorn to the Transferee and the Transferee shall accept such attornment; provided, however, that the provisions of the Mortgage shall govern with respect to the disposition of any casualty insurance proceeds or condemnation awards and the Transferee shall not be (a) obligated to complete any construction work required to be done by Landlord pursuant to the provisions of the Lease or to reimburse Tenant for any construction work done by Tenant, it being agreed, however, that any right of offset expressly provided for in the Lease shall not be impaired by reason hereof; (b) liable (i) for Landlord’s failure to perform any of its obligations under the Lease which have accrued prior to the date on which the Transferee shall become the owner of the Property, except to the extent such failure continues after such date, is capable of being cured by Transferee (i.e. is a failure that is not personal to Landlord, such as, by way of example only, a bankruptcy) and the Transferee has received notice and an opportunity to cure such failure pursuant to Section 6 below, or (ii) for any act or omission of Landlord, whether prior to or after such foreclosure or sale but shall remain responsible to cure any defaults to the extent same pertains to providing building services and repairs which continue after the date the Transferee becomes the owner of the Property, (c) required to make any repairs to the Property or to the premises demised under the Lease required as a result of fire, or other casualty or by reason of condemnation unless the Transferee shall be obligated under the Lease to make such repairs and shall have received sufficient casualty insurance proceeds or condemnation awards to finance the completion of such repairs, (d) required to make any capital improvements to the Property or to the premises demised under the Lease which Landlord may have agreed to make, but had not completed, or to perform or provide any services not related to possession or quiet enjoyment of the premises demised under the Lease, it being agreed, however, that any right of offset expressly provided for in the Lease shall not be impaired by reason hereof, (e) subject to any offsets, defenses, abatements or counterclaims which shall have accrued to Tenant against Landlord prior to the date upon which the Transferee shall become the owner of the Property, except to the extent that any such offsets or abatements shall be expressly set forth in the Lease, (f) liable for the return of rental security deposits, if any, paid by Tenant to Landlord in accordance with the Lease unless

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such sums are actually received by the Transferee, (g) bound by any payment of rents, additional rents or other sums which Tenant may have paid more than one (1) month in advance (or prior to one (1) regularly scheduled payment period in the case of additional rent) to any prior Landlord unless (i) such sums are actually received by the Transferee or (ii) such prepayment shall have been expressly approved of by the Transferee in writing, (h) bound to make any payment to Tenant which was required under the Lease, or otherwise, it being agreed, however, that any right of offset expressly provided for in the Lease shall not be impaired by reason hereof, (i) bound by any agreement (x) amending or modifying the material terms of the Lease, (y) terminating the Lease or (z) accepting the surrender of the premises demised under the Lease, in any event made without the Mortgagee’s prior written consent prior to the time the Transferee succeeded to Landlord’s interest or (j) bound by any assignment of the Lease or sublease of the premises demised under the Lease, or any portion thereof, made prior to the time the Transferee succeeded to Landlord’s interest other than if pursuant to the provisions of the Lease.

4. Notice to Tenant. After notice is given to Tenant by Mortgagee that the Landlord is in default under the Mortgage and that the rental payments due under the Lease should be paid to Mortgagee pursuant to the terms of the assignment of leases and rents executed and delivered by Landlord to Mortgagee in connection therewith, Tenant shall thereafter pay to Mortgagee or as directed by the Mortgagee, all rentals and all other monies due or to become due to Landlord under the Lease and Landlord hereby expressly authorizes Tenant to make such payments to Mortgagee and hereby releases and discharges Tenant from any liability to Landlord on account of any such payments.

5. Mortgagee’s Consent. Tenant shall not, without obtaining the prior written consent of Mortgagee, (a) enter into any agreement amending or modifying the material terms of or terminating the Lease, (b) prepay any of the rents, additional rents or other sums due under the Lease for more than one (1) month or one (1) regularly scheduled payment period in the event of any additional rent in advance of the due dates thereof, (c) voluntarily surrender the premises demised under the Lease or terminate the Lease without cause or shorten the term thereof, or (d) assign the Lease or sublet the premises demised under the Lease or any part thereof other than pursuant to the provisions of the Lease; and any such amendment, modification, termination, prepayment, voluntary surrender, assignment or subletting, without Mortgagee’s prior consent, shall not be binding upon Mortgagee.

6. Mortgagee to Receive Notices. Tenant shall provide Mortgagee with copies of all default notices or other notices sent to Landlord pursuant to the Lease which give rise to an abatement of rents or other offset against the rents simultaneously with the transmission of such notices to the Landlord. Tenant shall notify Mortgagee of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease or to an abatement of the rents, additional rents or other sums payable thereunder, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation of the Lease shall be effective unless Mortgagee shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default, or if such default cannot be cured within such sixty (60) day period, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default. Notwithstanding the foregoing provisions of this Section 6, provided that Tenant shall give simultaneous notice to Mortgagee as provided in this Section 6, Tenant shall retain its termination rights following a casualty or condemnation as well as all other termination rights and options as are expressly set forth in the Lease.

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7. Notices. All notices, requests, demands, statements, authorizations, approvals, directions, consents and other communications provided for herein shall be given or made in writing and shall be deemed sufficiently given or served for all purposes as of the date (a) when hand delivered (provided that delivery shall be evidenced by a receipt executed by or on behalf of the addressee), (b) three (3) days after being sent by postage pre-paid registered or certified mail, return receipt requested, (c) one (1) Business Day after being sent by reputable overnight courier service (with delivery evidenced by written receipt), or (d) with a simultaneous delivery by one of the means in (a), (b) or (c) by facsimile, when sent, with confirmation and a copy sent by first class mail, in each case addressed to the intended recipient at the following address, or, as to any party, at such other address as shall be designated by such party in a notice to each other party:

If to Tenant:

Newmark & Company Real Estate, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

If to Mortgagee:

Wells Fargo Bank, National Association

375 Park Avenue, 5th Floor

New York, New York 10152

Attention: Jan LaChapelle

Facsimile: (212) 214-8955

For purposes of this Section, the term “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York’ are authorized or required to be closed.

8. Joint and Several Liability. If Tenant consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Mortgagee and Tenant and their respective successors and assigns.

9. Definitions. The term “Mortgagee” as used herein shall include the successors and assigns of Mortgagee and any person, party or entity which shall become the owner of Landlord’s interest in the Property by reason of foreclosure of the Mortgage or the acceptance of a deed (or assignment) in lieu of a foreclosure of the Mortgage or other similar process. The term “Landlord” as used herein shall mean and include the present landlord under the Lease and such landlord’s predecessors and successors in interest under the Lease, but shall not mean or include Mortgagee or the Lenders. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Mortgage.

4

10. No Oral Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

11. Governing Law. This Agreement shall be deemed to be a contract entered into pursuant to the laws of the state where the Property is located and shall in all respects be governed, construed, applied and enforced in accordance with the laws of the state where the Property is located.

12. Inapplicable Provisions. If any term, covenant or condition of this Agreement is held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

13. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

14. Number and Gender. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

15. Further Acts. Tenant will, at the cost of Tenant, and without expense to Mortgagee, do, execute, acknowledge and deliver all and every such further reasonable acts and assurances as Mortgagee shall, from time to time, reasonably require, to confirm the rights and the agreements hereunder, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing or registering this Agreement, or for complying with all applicable laws.

16. Limitations on Liability. Tenant acknowledges that it is not a third-party beneficiary under the Mortgage or the loan documents related thereto. In no event shall Mortgagee or the Lenders or any purchaser of the Property at foreclosure sale or any grantee of the Property named in a deed-in-lieu of foreclosure, nor any heir, legal representative, successor, or assignee of Mortgagee or the Lenders or any such purchaser or grantee (Mortgagee, the Lenders, and any such purchaser, grantee, heir, legal representative, successor or assignee, collectively, the “Subsequent Landlord”) have any personal liability for the obligations of Landlord under the Lease and should the Subsequent Landlord succeed to the interests of the Landlord under the Lease, Tenant shall look only to the estate and property of any such Subsequent Landlord in the Property (and/or the unencumbered proceeds from the sale of the Property; provided all amounts payable to Lender pursuant to the Credit Agreement have been indefeasibly paid in full) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money in the event of any default by any Subsequent Landlord as landlord under the Lease, and no other property or assets of any Subsequent Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to the Lease; provided, however, that Tenant may exercise any other right or remedy provided thereby or by law in the event of any failure by Subsequent Landlord to perform any such material obligation.

5

* * *

[Signature page follows.]

6

IN WITNESS WHEREOF, Mortgagee and Tenant have duly executed this Agreement as of the date first above written.

MORTGAGEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, (successor-by-merger to Wachovia Bank, National Association), as Administrative Agent

By:
Name: Title:

TENANT:

NEWMARK & COMPANY REAL ESTATE, INC. D/B/A NEWMARK GRUBB KNIGHT FRANK

By:
Name: Title:

The undersigned accepts and agrees to the provisions of Section 4 hereof:

LANDLORD:

125 PARK OWNER LLC

By:
Name: Title:

7

MORTGAGEE’S ACKNOWLEDGMENT

STATE OF NEW YORK     )      .

                                               ) ss.

COUNTY OF NEW YORK)

On the             day of                     in the year             before me, the undersigned, a Notary Public in and for said state, personally appeared                                 , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

TENANT’S ACKNOWLEDGMENT

STATE OF NEW YORK     )

                                               )ss.

COUNTY OF NEW YORK )

On the             day of                     in the year             before me, the undersigned, a Notary Public in and for said state, personally appeared                                , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

2

LANDLORD’S ACKNOWLEDGMENT

STATE OF NEW YORK     )

                                               ) ss.

COUNTY OF NEW YORK )

On the             day of                     in the year             before me, the undersigned, a Notary Public in and for said state, personally appeared                                , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

3

EXHIBIT M

Approved Vendor List

Architect - Gensler

General Contractors and Construction Managers:

•	Artisan

•	Adelhardt

•	Icon

•	Finaly

•	Windsor

Security – Excel

HVAC – Larsen and Ruggerio

Movers – BAR

BMS – Schneider Electric

Electric – Lightpath

[See Additional Approved Vendors Attached]

Approved Vendor List
Any Handout – Approved

SL GREEN REALTY CORP.

Abatement Contractor

Company	Address	Phone	Email Address
Abatement International	4332 Bullard Avenue, Bronx, NY 10466	718-994-1374	charlesschwalje@optonline.ne
Advanced Environmental Corp.	347 5th Avenue, New York, NY 10016	212-545-1855	rpuorro@adv-env.com
Branch Services, Inc.	261 West 35th Street, New York, NY 10001	212-244-8441	info@branchrestoration.com
PAL Environmental Safety Corp.	11-02 Queens Plaza South, Long Island City, NY	718-349-0900	edlorenzo@palcorp.com
Pinnacle Environmental	64-54 Maurice Avenue, Maspeth, NY 11378	718-397-0292	sales@pinenv.com
Shannon Abatement	14 Highridge Road, Stonypoint, NY 10980	845-429-4346	shannonabatement@aol.com

Architect

Company	Address	Phone	Email Address
A+I Design Corporation	920 Broadway, New York, NY 10010	212-460-9500	anastasia@aplusi.com
Bono Levine	561 Broadway, New York, NY 10012	212-219-1036	info@bonolevine.net
KPF	111 West 57th Street, New York, NY 10019	212-977-6500	Gbyron@kpf.com
Laurence G. Jones Architects, PL	545 Eighth Avenue, New York, NY 10018	212-290-9260	Salleyne@lgjonesarchitects.c
Lotfredo Brooks Architects P.C	118 W. 23rd Street, 4th Floor, New York, NY 10	212-679-7729	dsilverman@lbarch.com
Masciori Behrmann Architecture &	650 First Avenue, New York, NY 10016	212-683-0561	cfrascilla@mb-arch.com
Moed de Armas & Shannon Archit	67 Wall Street, New York, NY 10005	212-809-0100	taranda@mdeas.com
Spector Group	19 West 44th Street, New York, NY 10036	212-599-0055	rhanson@spectorgroup.com
TPG Planning & Design	360 Park Avenue South, New York, NY 10010	212-768-0800	VZadneprianski@TPGArchite

Awnings

Company	Address	Phone	Email Address
Capital Awning Co., Inc.	105-15 180th Street, Jamaica, NY 11433	718-454-6444	

BMS / Control Systems

Building Specific. Please contact the property manager for correct contact information.

Company	Address	Phone	Email Address
Advanced Control Solutions	605 West 48th Street, New York, NY 10036	631-586-4600	escheln@advancedcontrolsol
Building Control Services	198 Walnut Street, Northvale, NJ 07647	201-767-6866	
Building Technologies Group	335 Broad Street, Clifton, NJ 07013	973-569-4700	
Control Solutions Group	122 West 27th Street, ,	212-871-7710	mzyzyk@controlsolutionsgrou
Johnson Controls	York International, New York, NY	800-482-2778	
Siemens Building Technologies	19 Chapin Road, Pine Brook, NJ 07058	973-575-6300	shana.rudd@siemens.com
T.M. Bier & Associates	79 Hazel Street, Glen Cove, NY 11542	516-674-3700	jeffm@tmba.com

Boiler Contractors

Company	Address	Phone	Email Address
Ace-Atlas Oil Burner	52-14 Flushing Avenue, Maspeth, NY 11378	718-497-3003	aceatlas@aol.com
East Coast Petroleum	340 Jackson Avenue, Bronx, NY 10454	718-402-5107	smartinez@eastcoastpetro.co
Efficient Combustion	563 Broadway, Massapequa, NY 11758	516-795-6828	george@efficient-combustion.
Gotham Refining Chemical Corp	23-74 48th Street, Astoria, NY 11103	718-267-6900	

Carting

Building Specific. Please contact the property manager for correct contact information.

Company	Address	Phone	Email Address
ESI NY Corporation	330 Seventh Avenue	212-268-1322	kdepicciotto@iesi.com

Cleaning - Disaster

Company	Address	Phone	Email Address
Maxons	280 Madison Avenue	800-362-9687	jbrandstetter@maxons.com

Cleaning Contractors

Building Specific. Please contact the property manager for correct contact information.

Company	Address	Phone	Email Address
ABM Janitorial Services	551 Fifth Avenue, New York, NY 10176	212-297-0200	psavage@abm.com
First Quality Maintenance - Allianc	70 West 36th Street, New York, NY 10018	212-947-7800	mrodriguez@alliancebuilding.

Communications / Telecom

Company	Address	Phone	Email Address
Advanced Telecommunications	84-20 88th Street, Woodhaven, NY 11421	718-847-6767	jserario@verizon.net
Avaya	P.O. BOX 5332, New York, NY 10087	800-328-7833	

Tuesday, November 18, 2014 Page 1 of 13

2

Approved Vendor List
Any Amount - Approved

SL GREEN REALTY CORP.

Company	Address	Phone	EmailAddress
Cortel Business Solutions	239A New Brunswick Avenue, Perth Amboy, NJ	732-826-2727	general@cortel.com
Digital Management Communicati	87 34th Street, Brooklyn, NY 11232	718-788-3373	davidc@dmcsales.com
Millenium Telemanagement	43 Daffodil Drive, Farmingdale, NY 11735	631-777-1970	khenderson@millenium-ny.co
Prism Technologies	820 Riverside Ave, Lyndhurst, NJ 07071	201-804-7700	kmac@speedoffle.com
Security by Design	65-42 Fresh Meadow Lane, Flushing, NY 1136	7184618722	
Time Warner	PO Box 9227, Uniondale, NY 11555	212-379-5154	james.hickey@twcable.com
Verizon Communications	6350 Thompson Road, Syracuse, NY 13217	212-890-6611	info@verizon.net

Concrete

Company	Address	Phone	EmailAddress
Euro Tech Construction Corp.	532 West 30th Street, New York, NY 10001	212-594-7474	
Ferran Enterprises, Inc.	44-05 55th Avenue, Maspeth, NY 11378	718-937-0303	ferranenterprises@rcn.com
Graham Restoration Co., Inc.	365 Broadway, New York, NY 10013	212-925-9630	grahamrest365@aol.com
Malatesta Paladino	139-19 109th Street, Jamaica, NY 11435	718-523-5856	malpalinc@aol.com
MDB Development Corp.	511 Canal Street	212-431-3994	
Mid State Construction	74 Porete Avenue, North Arlington, NJ 07031	201-955-3373	

Consultant - Eddy Current

Company	Address	Phone	EmailAddress
Frank Presti, Inc.	2260 Henry Street, North Bellmore, NY 11710	516-221-5549	
Lucius Pitkin	50 Hudson Street, New York, NY 10013	212-233-2737	lboyarsky@lpiny.com
Vibranetics Analysis Corp.	385 Central Avenue, Bohemia, NY 11716	631-699-0208	alsjs@aol.com

Consultant - Elevator

Elevator Service is building specific. Please contact the property manager for correct contact information.

Company	Address	Phone	EmailAddress
Boca Group International, Inc.	200 Park Avenue	212-983-7010	info@bocagroup.com
Joseph Neto Associates	1065 Avenue of the Americas, New York, NY 10	212-596-4690	jneto@josephneto.com
VDA	5 Regent Street, Livingston, NJ 07039	973-994-9220	jbeckmann@vdassoc.com

Consultant - Energy

Company	Address	Phone	EmailAddress
ES Energy	410 Park Ave, New York, NY 10022	888-971-9244	brigg@escorp.us

Consultant - Environmental

Company	Address	Phone	EmailAddress
Ambient Group	55 West 39th Street	212-944-4615	Lskeete@ambientgroup.com
Emteque	505 Eight Avenue, New York, NY 10018	212-631-9000	eric@emteque.com
Hillman Environmental Group, LLC.	1600 Rte 22 East, Union, NJ 07083	908-688-7800	mspinowitz@hillmanngroup.co
LVI	462 Getty Avenue, Clifton, NJ		
Pure Solutions	303 Fifth Avenue, New York, NY 10016	212-643-8548	

Consultant - Expeditor & Code

Company	Address	Phone	EmailAddress
Brookbridge Consulting Services I	43 Warren Street, New York, NY 10007	212-406-5920	bonnie@brookbridgeinc.com
DeSamo Associates, Inc.	133 West 25 Street, New York, NY 10001	212-929-8320	
Higgins & Quasebarth	11 Hanover Square, New York, NY 10005	2122749468	
JAM Consultants Inc.	104 West 29th Street, New York, NY 10001	2129297610	
Metropolis Consulting Corp	22 Cortlandt Street, New York, NY 10007	212-233-6344	
Milrose Consultants Inc.	498 Seventh Avenue, New York, NY 10018	212-643-4545	jdirenzo@milrose.com
Rizzo Group	1333 Broadway, New York, NY 11018	212-695-5980	

Consultant - Fire Alarm

Company	Address	Phone	EmailAddress
Fire & Buildings Code Services, In	33 West Hawthorne Avenue, Valley Stream, NY	516-256-7780	
Walter T. Gorman, P.C	115-14 Beach Channel Drive, Rockaway Park,	718-474-3400	

Consultant - Utilities / Energy

Tuesday, November 18, 2014

Page 2 of 13

3

Approved Vendor List
** Any Handout ** Approved

SL GREEN REALTY CORP.

Company	Address	Phone	EmailAddress
Ashokan	515 Third Avenue, Brooklyn, NY 11215	7184993863	
MC Energy	125 Katonah Avenue, Katonah, NY 10536	914-767-3100	madeline.salerno@mcenergy.
Utilisave	1 Radisson Plaza, New Rochelle, NY 10801	9148544300	
Consultant - Water Treatment			
Ambient Group	55 West 39th Street	212-944-4615	Lskeete@ambientgroup.com
Hoffmann & Feige, Inc.	Croton River Executive Park, Brewster, NY 105	914-277-4401	
Homeyer Consulting Services	38 Hillman St., Tewksbury, MA 01876	978-851-0100	kalena@homeyer.com
Lucius Pitkin	50 Hudson Street, New York, NY 10013	212-233-2737	lboyarsky@lpisny.com
Convectors			
Berjen Metal Industries Inc.	645 New York Avenue, Huntington, NY 11743	631-673-7979	rcainoro@berjen.com
Interior Metals	255 46th Street, Brooklyn, NY 11220	718-439-7324	Kimberly@interiormetals.com
Demolition			
Allstate Interior Demolition	55-14 Grand Avenue, Maspeth, NY 11378	718-779-8400	stevesemic@yahoo.com
Liberty Contracting Corp.	2531 84th Street, North Bergen, NJ 07047	201-858-7600	mike@libertycontracting.com
Tri State Dismantling Corp.	207 Dupont Street, Brooklyn, NY 11222	718-349-2552	james@gotsd.com
Waldorf Holding Corp	240 Washington St., Mount Vernon, NY 10553	201-641-0030	james@waldorfdemolition.co
Doors - Hardware / Locks			
Versatile Services, LLC	50 East Palisade Ave Suite 111, Englewood, N	201-541-0036	
Versatile Services, LLC.	240 Washington Street, Mount Vernon, NY 105	914-699-7368	
Doors - Revolving Door			
Harvard Maintenance, Inc	570 7th Avenue, New York, NY 10018	212-730-0001	nick@harvardmaint.com
Mitric Industries	1518 Union Turnpike, North Bergen, NJ 07047	212-594-0898	mpetricko@mitrcdoors.com
The MacKenzie Group, Inc.	72 Reade Street, New York, NY 10007-1888	212-227-1830	rheim@mackenziedoor.com
Versatile Services, LLC.	240 Washington Street, Mount Vernon, NY 105	914-699-7368	
Doors - Rolling Door			
Franklin Square Iron Works	372 Dartmouth Street, Wyckoff, NJ 07481	201-612-1995	rosinger4@gmail.com
Harvard Maintenance, Inc	570 7th Avenue, New York, NY 10018	212-730-0001	nick@harvardmaint.com
Mitric Industries	1518 Union Turnpike, North Bergen, NJ 07047	212-594-0898	mpetricko@mitrcdoors.com
The MacKenzie Group, Inc.	72 Reade Street, New York, NY 10007-1888	212-227-1830	rheim@mackenziedoor.com
Tierney & Courtney	P.O. Box 780539, Maspeth, NY 11378	212-697-3530	tara@tcdoors.com
Versatile Services, LLC.	240 Washington Street, Mount Vernon, NY 105	914-699-7368	
Drywall / Sheetrock			
Ess & Vee Acoustical Contractors	23-30 50th Avenue, Long Island City, NY 11101	718-786-1100	
Glenn Partition Inc.	78 Morton Street, New York, NY 10014	212-243-2800	gnilsen@glennpartition.com
San Jon Inc.	420 Lexington Avenue, New York, NY 10170	212-692-0611	estimating@sanjoninc.com
Electrical - Contractor	*Electricans can be building specific. Please contact the property manager for correct contact information.*		
A/C Electric	32 Union Square East, New York, NY 10003	212-505-7838	dharron@flash.net
Atlas-Acon Electric Services	283 Hudson Street, New York, NY 10013	212-741-0600	m.banks@atlasacon.com
Five Star Electric Corp	101-32 101st St, Ozone Park, NY 11416	718-641-5000	
Forest Electric	Two Penn Plaza, New York, NY 10121	212-318-1500	donnalucas@forestelectric.ne
Fred Geller Electrical	36-26 31st Street, Long Island City, NY 11101	718-360-3902	
Lifespeed Electric	375 North Street, Teterboro, NJ 07608	201-996-1105	

Tuesday, November 18, 2014

Page 3 of 13

4

Approved Vendor List
SL/Any Handout - Approve
SL GREEN REALTY CORP.

Company	Address	Phone	EmailAddress
Nead Electric	175 Broad Street, Carlstadt, NJ 07012	800-200-6323	rladato@neadelectric.com
Polo Electric	497 Canal Street, New York, NY 10013	212-627-6220	info@poloelectric.com
Power Tech	321 Columbia Street, Brooklyn, NY 11231	718-254-9395	jdardis@powertechnyc.com
Premier Electric	19 West 36th Street, New York, NY 10018	212-736-6611	info@premierelectric.us
Stanco Systems Electrical	4601 Victor Blvd., Staten Island, NY 10314	718-761-7373	cdstanco@nyc.rr.com

Electrical - Specialties

Company	Address	Phone	EmailAddress
Aries Electric Motor Co., Inc.	59-52 55th Drive, Maspeth, NY 11378	718-326-3404	
Asco Services	60 Hanover Park Rd, Florham Park, NY	800-800-2726	Mark.Heath@emerson.com
Conserve Electrical Supply Comp	39-05 Crescent Street, Long Island City, NY 11	718-937-6671	
G & G Electric Supply & Co., Inc.	137 West 24th Street, New York, NY 10011	212-727-7406	
Longo Electrical-Mechanical, Inc.	One Harry Shupe Blvd, Wharton, NJ 07885051	973-537-0400	jmlongo@longo.com
Norsal Associates	140 Cregar Road, Highbridge, NJ 08829	908-638-6900	info@norsalnda.com
ThermoTest North, Inc.	PO Box 600, Fishkill, NY 12524	800-897-4212	gscollan@thermotest.com

Electrical - Sub-Meter

Metering is building specific. Please contact the property manager for correct contact information.

Company	Address	Phone	EmailAddress
Automatic Metering	450 7th Avenue, New York, NY 10123		
Bay City Metering	268 West 37th Street, New York, NY		
Consolidated Electric Meter Co.	450 Seventh Avenue, New York, NY 10123	2122681624	
Electric Meter Company	237 West 35th Street, New York, NY 10001		
Energy Management Control Corp	43-15 38th Street, Long Island City, NY 11101	718-786-7910	
Horzak & Horzak Inc.	11 Broadway	212-943-6420	Horzakinc@aol.com
Quadlogic	520 8th Ave.	212-930-9300	
SourceOne	110 Wall Street, New York, NY 10015	212-612-7621	mbymes@s1inc.com
Utility Programs and Metering - Uti	135 West 36th Street, New York, NY 10018	212-260-4800	info@up-m.com
Utility Research Associates, Inc.	237 West 35th Street	212-279-6678	
UtiliVisor	135 West 36Th Street, New York, NY 10018	(212)260-4800	

Elevator - Cabs

Company	Address	Phone	EmailAddress
CEC Elevator Cab Corp.	540 Manida Street, Bronx, NY 10474	718-328-3632	cvanga@cecelevator.com
National Elevator Cab & Door Cor	P.O. Box 219, Woodside, NY 11377	718-478-0087	jfarella@necd.com

Elevator - Contractor

Elevator Service is building specific. Please contact the property manager for correct contact information.

Company	Address	Phone	EmailAddress
Kone Inc.	47-36 36st Street, Long Island City, NY 11101	718-361-7200	justin.tomasino@kone.com
Nouveau Elevator	74 Calyer Street, Brooklyn, NY 11222	718-349-4770	operations@nouveauelevator.
PS Marcato	44-11 Eleventh Street, Long Island City, NY 111	718-392-6400	M.Balsamo@psmarcato.com
Thyssenkrupp Elevator	6-26 51st Avenue, Long Island City, NY 11101	718-786-3300	stirling.collins@thyssenkrupp.
Transel Elevator	509-525 West 34th Street	212-727-3200	MGregorio@transel.com

Engineers - Façade

Company	Address	Phone	EmailAddress
Consulting Associates of New Yor	130 West 25th Street, New York, NY 10001	212-414-9823	jbadolato@nycai.com
Wiss Janey Elsner	1350 Broadway, New York, NY 10018	212-760-2540	jtriano@wje.com

Engineers - MEP

Company	Address	Phone	EmailAddress
AKF Engineers	1501 Broadway, New York, NY 10036	212-354-5656	sweisenhola@akf-eng.com
Alan C. Margolin, P.E.	420 Lexington Ave., New York, NY 10170	212-867-6720	amargolin@amsa-eng.com
Edwards & Zuck	315 Park Avenue South, New York, NY 10010	2126951888	
Flack & Kurtz	475 Fifth Avenue, New York, NY 10017	212-532-9600	eric.mitchell@ny.fk.com
Highland Associates	228 East 45th Street, New York, NY 10017	212-681-0200	tmulawan@ha-ny.com
Jack Green & Associates	148 West 37th Street, New York, NY 10018	212-629-0850	JackGreen@earthlink.net
Jaros Baum & Bolles (JB&B)	80 Pine Street, New York, NY 10005	2122695894	

Tuesday, November 18, 2014 Page 4 of 13

5

Approved Vendor List
Any Hardout - Approved

SL GREEN REALTY CORP.

Company	Address	Phone	Email Address
Lilker Associates Engineers	1001 Avenue of the Americas, New York, NY 10	212-695-1000	
MG Engineering, P.C.	116 West 32 Street	212-643-0055	michael.gerazounis@mgepc.n
Robert Derector Associates	19 West 44th Street, New York, NY 10036	212-764-7272	derector@derector.com
Syska Hennessy Group	11 West 42nd Street, New York, NY 10036	212-921-2300	tdejesus@syska.com
WB Engineering & Consulting, PL	110 William Street, New York, NY 10038	212-791-6300	jpampuch@wbengineering.co

Engineers - Other

Company	Address	Phone	Email Address
Cerami & Associates, Inc.	404 Fifth Avenue, New York, NY 100187507	212-370-1776	
Langan Engineering & Environme	360 West 31st Street, New York, NY 10001	212-479-5400	sclancia@langan.com

Engineers - Structural

Company	Address	Phone	Email Address
Consulting Associates of New Yor	130 West 25th Street, New York, NY 10001	212-414-9623	jbadolato@nycai.com
Gilsanz, Murray, Steficek, LLP	129 W 27th Street, New York, NY 10001	212-254-0030	Alicia.cuomo@gmsllp.com
SCE / Shmerykowsky Consulting	102 W. 38th Street, 2nd floor, New York, NY 10	212-719-9700	marco@sce-engineers.com
Severud Associates Consulting En	469 7th Avenue- 9th Floor, New York, NY 10018	212-986-3700	boranafo@severud.com
Wiss Janey Elsner	1350 Broadway, New York, NY 10018	212-760-2540	frlano@wje.com

Exterminator

Company	Address	Phone	Email Address
A-Expert Extermination	1782 Coney Island Avenue, Brooklyn, NY 11230	718-339-4707	bugroi1782@aol.com
Assured Environments	45 Broadway, New York, NY 10006	212-480-5800	Bbeck@assuredenvironments
Die Hard Exterminating	9201 Fourth Avenue, Brooklyn, NY 11209	718-491-4188	diehardexterm@aol.com

Façade

Company	Address	Phone	Email Address
Brisk Waterproofing Co.	720 Grand Avenue, Ridgefield, NJ 07657	212-532-4430	dani@briskwaterproofing.com
C&D Restoration	2017 47th Street, North Bergen, NJ 07047	201-392-1500	gary.brown114@verizon.net
DNA Contracting, LLC	322 Eighth Avenue, New York, NY 10001	212-647-1717	dnamail@dnawaterproofing.c
Graham Restoration Co., Inc.	365 Broadway, New York, NY 10013	212-925-9630	grahamrest365@aol.com
MDB Development Corp.	511 Canal Street	212-431-3994	
Yates Restoration Group	36 Bruckner Blvd., Bronx, NY 10454	718-993-5700	yrg@yatesrestoration.com

Fire - Alarm Vendor

Fire Alarm is building specific. Please contact the property manager for correct contact information.

Company	Address	Phone	Email Address
AFA Protective Systems Inc. (Fire	155 Michael Drive, Syosset, NY 11791	516-496-2322	
Casey Systems, Inc.	209 Lafayette Drive, Syosset, NY 11791	212-564-3960	custsvc@caseysystems.com
CrossFire & Security Company	1756 86th Street, Brooklyn, NY 11214	718-234-6600	ADOORLY@CFSNYC.COM
Fire Code Services, Inc.	370 Marin Boulevard, Jersey City, NJ 07302	201-239-9999	
Fire Services Incorporated	39-27 59th Street, Woodside, NY 11377	888-347-3268	
Firecom Incorporated	39-27 59th Street, Woodside, NY 11377	718-899-6100	khayden@Firecominc.com
Firecraft of New York	350 Hendrickson Ave., Lynbrook, NY 11563	516-256-2700	
Firequench Inc.	38 E 32nd Street, New York, NY 10016	212-966-8100	fquench@aol.com
High Rise Fire Protection Corp.	144 21st Street, Brooklyn, NY 11201	718-369-3434	tsolas@highrisefire.com
Imperial Fire Protection System	PO Box 1111, Long Island City, NY 11101	718-784-3400	
Pyrosignal & Suppression Inc.	40-32 216th Street, Bayside, NY 11361	718-279-3473	sales@pyrosignal.com
QSCS of NY, Inc.	212 West 35th Street	212-244-1771	borg@qscsofny.com
TSS Integrated Systems, Inc.	132 West Broadway, New York, NY 10013	212-233-8505	jbonanno@tssny.com

Fire - Central Station

Company	Address	Phone	Email Address
ADT Security Services Inc.	P.O. Box 371967, Pittsburgh, PA 15250-7967	800-238-7887	
AFA Protective Systems, Inc.	519 Eight Avenue, New York, NY 10018	212-279-5000	pbabatneck@afap.com
Mutual Central Alarm Services Inc.	10 West 46th Street, New York, NY 10036	212-768-0808	robertm@4mutual.com

Fire - Life Safety Drills

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6

Approved Vendor List
Air Handout - Approved

SL GREEN REALTY CORP.

Company	Address	Phone	Email Address
Croker Fire Drill Corporation	PO Box 368, Islip Terrace, NY 11752-0368	631-277-7602	info@crokerfiredrill.com
Metro Fire Safety Guards	350 5th Avenue Suite 3304, New York, NY 1011	516-352-4465	MetroFireSafety1@aol.com
Quality Fire Protection Consultants	14 Penn Plaza Ste 2202	212-695-0890	newyorkinfo@qfpcinc.com
Fire Extinguisher			
Firesystems Testing Company	149 Hope Street, Brooklyn, NY 11211	212-972-5000	
Lund Fire Products, Co., Inc.	40-33 215th Place, Bayside, NY 11361	718-423-1900	
Total Fire Protection	5322 Avenue N, Brooklyn, NY 11234	718-951-7200	rcatalano@tfp1.com
Fireproofing			
American Spray-On	22 West 21st Street, New York, NY 10010	212-367-8500	jalessio@americansprayon.co
PAL Environmental Safety Corp.	11-02 Queens Plaza South, Long Island City, NY	718-349-0900	sdilorenzo@palcorp.com
Flooring			
Architectural Wood Floors	8441 261 Street, Floral Park, NY 11002	718-347-8306	
Brooklyn Carpet Exchange	37 W. 37th St., New York, NY 10018	212-391-7727	fazzaro@bcexchange.
Flowers/Landscaping			
Cambridge Floral	22-12 40th Avenue, Long Island City, NY 11101	718-472-1208	james@cambridgefloral.com
General Contractor			
ACC Construction	6 East 32nd Street, New York, NY 10016	212-686-9331	mmedaglia@acc-construction
Aragon Construction	142 West 57th Street, New York, NY 10019	212-937-9500	steven@aragonLLC.com
Finaly General Contracting	130 West 29th Street, New York, NY 10001	212-760-0335	ed@finalygc.com
Holt Construction	50 East Washington Avenue, Pearl River, NY 1	8457354570	
J.T. Magen & Company, Inc.	44 West 28th Street, New York, NY 10001	212-790-4201	ccreed@jtmagen.com
James E. Fitzgerald	252 West 38th Street, New York, NY 10018	212-930-3034	jefitzgerald@jefgc.com
John Gallin & Son, Inc.	102 Madison Avenue, New York, NY 10016	212-252-8900	Markv@gallin.com
McGovern & Company, LLC.	21 West 39th Street,	212-397-0800	scalola@mcgoco.com
Nucor Construction	117 West 28th Street, New York, NY 10001	212-736-4442	office@nucor.com
Plaza Construction Corp.	260 Madison Avenue	212-849-4800	rwood@plazaconstruction.co
Structure Tone, Inc.	15 East 26th Street, 8th Floor, New York, NY 10	212-481-6100	jcoppola@structuretone.com
Tishman Construction	666 Fifth Ave	212-399-3600	dlee@tishman.com
Tri-Star Construction Co.	770 Lexington Ave, New York, NY 10021	212-486-0808	mbarton@tristarconstruction.c
Werner Krebs	200 Corporate Drive, Yonkers, NY 10701	914-378-8900	smas@wernerkrebs.com
Generator	*Building Specific. Please contact the property manager for correct contact information.*		
Atlantic Detroit Diesel Allison, LLC	P.O. Box 2030, Pine Brook, NJ	201-489-5800	
Genserve Inc.	80 Sweeneydale Ave., Bayshore, NY 11706	800-247-7215	
H.O. Penn Machinery, Inc	P.O. BOX 5307, Poughkeepsie, NY	914-452-5681	
Ruddox Engine & Equipment Co	765 State Highway 17, Carlstadt, NJ 07072	212-245-5344	
HVAC - AC Units			
Air Stream Air Conditioning Corp.	246 Park Avenue, Garden City Park, NY 11040	516-747-4700	jshclavo@airstreamac.com.
Ashlar Mechanical	37-20 30th Street, Long Island City, NY 11101	7187867399	
BP Air Conditioning,	83-40 72nd Drive, Glendale, NY 11385	718-383-2100	
Crossland Mechanical	237 West 37th Street, New York, NY 10018	212-719-5330	romie@crosslandmech.com,
Donnelly Mechanical Corp.	96-59 222nd Street, Queens Village, NY	718-886-0446	
Falk Technical Service	227 West 19th Street, New York, NY 10011	212-924-6900	
Harbour Techanical Services, Inc.	230 West 17th Street, New York, NY 10011	212-924-1233	
PJ Mechanical Corp.	135 W. 18th Street, New York, NY 10011	212-243-2555	pjmechanical@pjmechanical.c

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7

Approved Vendor List
Any Handout - Approved
SL GREEN REALTY CORP.

Company	Address	Phone	Email Address
Prime Mechanical Systems, Inc.	33-59 55th Street, Woodside, NY 11377	718-533-6300	

HVAC - Balancing

Company	Address	Phone	Email Address
International Testing & Balancing	3941 Merrick Road, Seaford, NY 11783	516-781-8400	itbad@optonline.net
Merendino Associates	624 Graham Avenue, Brooklyn, NY 11222	718-599-1300	mbatest@aol.com

HVAC - Central Plant

Company	Address	Phone	Email Address
Fresh Meadows Chiller Service	65-01 Fresh Meadow Lane, Fresh Meadows, N	718-458-2400	TomW@FMMCorp.com
Industrial Cooling, Inc	30 S Ocean Avenue, Freeport, NY 11520	516-546-0202	
Power Cooling Inc.	43-43 Vernon Blvd., Long Island City, NY 1110	718-784-1300	sales@powercooling.com
Trane Air Conditioning Co.	48-18 Court Square, Long Island City, NY 1110	718-269-3600	eocasio@trane.com
York International Corp.	420 Lexington Avenue, New York, NY 10170	212-843-1602	howie.singer@york.com

HVAC - Cooling Tower

Company	Address	Phone	Email Address
Baltimore Aircoil Company	560 White Plains Road, Tarrytown, NY 10591	914-368-7600	msherman@baltimoreaircoil.c
Crossland Mechanical	237 West 37th Street, New York, NY 10018	212-719-5330	romic@crosslandmech.com
Marley Cooling Tower Company	PO Box 99038, Chicago, IL 60693	913-664-7439	
SPX Corporation - Marley	30 Glenn Street, White Plains, NY 10603		
Tower Enterprises of NY & NJ, LL	150 West 36th Street, New York, NY 10018	212-594-4340	Stevez@towerenterprises.net
United Tower Maintenance Inc.	40-25 Crescent St., Long Island City, NY 11101	888-706-7072	

HVAC - Other

Company	Address	Phone	Email Address
ABM Pump Co, Inc.	35 N. Chatsworth Ave, Suite 35, Larchmont, NY	718-857-1168	sta124@aol.com
American Mech Tech	86 Lackawanna Avenue, West Paterson, NJ 07	973-785-1270	
Argo General Machine Works	31-25 12th Street, Long Island City, NY 11106	718-392-4605	
Associated Test & Balance, Inc.	88 Birch Road, Malverne, NY 115652231	516-599-3753	
BHP Engineered Systems	235 West 10th Street, New York, NY 10014	212-243-1714	
Comfort Corporation	516 West 34th Street, New York, NY 10001	917-339-6560	perry.mackey@comfortutc.co
Cooling Tower Parts, Inc.	700-76 Broadway #124, Westwood, NJ	201-664-6252	
Crossland Mechanical	237 West 37th Street, New York, NY 10018	212-719-5330	romic@crosslandmech.com
Dynamic Balancing Corporation	284 Wabash Avenue, Paterson, NJ 07503	973-881-0360	
Electric Motor Maintenance, Inc.	1410 Stratford Ave., Stratford, CT 06615	203-375-4416	
Fleet Pump & Service Group, Inc.	100 Calvert Street, Harrison, NY 10528	203-661-2680	
Front Line Industries	918 Clinton, Irvington, NJ	973-374-8987	
G & G Duct Cleaning & Rust Proof	25-03 Borden Avenue, Long Island City, NY 111	718-706-1246	
Goodway Technologies Corporati	Dept. 5453, P.O. Box 30000, Hartford, CT	203-359-9601	
Harbour Mechanical Corp.	230 West 17th Street, New York, NY 10011	212-924-1010	job@harbourmech.com
Interstate Mechanical Services	1271 Ave. of the Americas	212-282-1785	RTully@intersmech.com
J & S Precision Balancing, Inc.	385 Central Avenue, Bohemia, NY 11716	631-589-5325	
Jamaica Bearings Co., Inc.	PO Box 1080, New Hyde Park, NY	516-326-2045	
John N. Fehlinger Co., Inc.	20 Vesey Street, New York, NY 10007	212-233-5656	
Longo Electrical-Mechanical, Inc.	One Harry Shupe Blvd, Wharton, NJ 078855051	973-537-0400	jmlongo@longo.com
M&L Mechanical of NY	92 Terry Road, Smithtown, NY 11787	631-265-6814	mandlmech@optonline.net
Neptune Machine Inc.	521 Carroll Street, Brooklyn, NY 11215	718-852-4100	
Penguin Broadway Maint. & Servic	26 West Street, Brooklyn, NY 11222	718-706-2580	mevamilotis@penguinac.com
PJ Mechanical Corp.	135 W. 18th Street, New York, NY 10011	212-243-2555	pjmechanical@pjmechanical.c
Power Cooling Inc.	43-43 Vernon Blvd., Long Island City, NY 1110	718-784-1300	sales@powercooling.com
Pump Works Inc.	450 Keap Street, Brooklyn, NY	718-782-2405	
T.M. Bier & Associates	79 Hazel Street, Glen Cove, NY 11542	516-674-3700	jeffm@tmba.com
Total Preferred Supply Corp.	60-B South 2nd Street, Deer Park, NY 11729	631-595-1800	info@totalpreferredsupply.co

Tuesday, November 18, 2014
Page 7 of 13
8

Approved Vendor List
Any Handout - Approved

SL GREEN REALTY CORP.

Company	Address	Phone	Email Address

HVAC - Sheetmetal

Delta Sheetmetal			
Weickert Sheet Metal	26-35 47th Avenue, Long Island City, NY 11101	718-706-0707	tomr@weickert.com

HVAC - Steamfitter

Crossland Mechanical	237 West 37th Street, New York, NY 10018	212-719-6330	romfc@crosslandmech.com
Evergreen Mechanical Corp.	3160 Webster Avenue, Bronx, NY 10467	718-231-6350	kivera@evergreenmech.com
M&L Mechanical of NY	92 Terry Road, Smithtown, NY 11787	631-265-6814	mandlmech@optonline.net
Penava Mechanical	59-05 56th Street, Maspeth, NY 11378	212-718-1768	rpenava@penava.com

HVAC - Supplies

CAPP/USA, Inc.	P.O. Box 127, Clifton Heights, PA 19018	610-394-1190	
Grainger	360 West 31st Street, New York, NY 10001	212-629-5660	lars.behaw@grainger.com
Industrial Controls Distributors, Inc.	P.O. Box 827058, Philadelphia, PA	800-281-4788	
Industrial Sales & Service	P.O. Box 1578 / 54 Nacy Street, West Babylon,	516-491-5300	kframan@optonline.net
Metro Valve & Actuation Corp.	150 Broadway	212-693-0135	jackdiffley@aol.com
Refron, Inc.	38-18 33rd Street, Long Island City, NY	718-392-8002	
TwinCo Supply Co.	55 Craven Street, New York, NY 11746	631-547-1100	info@twinco.com

Light Maintenance

First Quality Maintenance - Allianc	70 West 36th Street, New York, NY 10018	212-947-7600	mrodriguez@alliancebuilding.
General Life Company	237 Washington Ave, Hackensack, NJ 07601	201-968-0300	generallife@yahoo.com
Grainger	360 West 31st Street, New York, NY 10001	212-629-5660	lars.behaw@grainger.com
Klear Electrical Corp.	40-21 24th Street, Long Island City, NY 11101	718-361-5368	kmilo@klearelectricalcorp.co
Lighting Management	4 Commerce Drive, Harriman, NY 10926	800-574-1802	anttos@lightingmanagement
NES Energy Inc.	2221-7 Fifth Avenue, Ronkonkoma, NY 11779	631-888-6698	sales@nesenergy.com
Penguin Broadway Maint. & Servic	26 West Street, Brooklyn, NY 11222	718-706-2680	mexamilots@penguinac.com
SYLVANIA Lighting Services	73-08 88th Street, Glendale, NY 11385	718-628-9050	ralph.sica@sylvania.com

Locksmith

Locksmiths are building specific. Please contact the property manager for correct contact information.

AAA Architectural Hardware	44 West 46th Street, New York, NY 10036	212-840-3939	PeterLiFanti@AAAHardwar
Abbruzzi Lock & Key	830 Third Avenue, New York, NY 10022	212-751-1380	
Advanced Locksmiths	1466 Broadway, New York, NY 10036	212-730-1477	adlocksmith@aol.com
Assured Security	P.O. Box 311, Massapequa Park, NY 11762		
Midtown Security, Inc.	330 Madison Avenue/Bsmt, New York, NY 100	212-661-6308	martyc@midtownsecurity.com
S&P Locksmith	27 West 47th Street, New York, NY 10036	212-302-1110	
Weinstein & Holtzman	29 Park Row, New York, NY 10038	212-233-4651	polh@212hardware.com

Medical Supply

Emergency Skills Inc.	350 Seventh Avenue, New York, NY 10001	212-564-6833	cslative@emergencyskills.co
Zee Medical, Inc.	931 C Conklin Street, Farmingdale, NY 11735	800-942-1805	WebInfo@ZeeMedicalInc.com

Metal / Marble

Harvard Maintenance, Inc	570 7th Avenue, New York, NY 10018	212-730-0001	rick@harvardmaint.com
Hi-Tech Metals	55-20 58th Avenue, Maspeth, NY 11378	718-894-1212	
Onyx Restoration	70 West 36th Street, New York, NY 10018	212-244-6046	jvandor@firstqualitymaint.com
Platinum Maintenance	370 Hamilton Avenue, Brooklyn, NY 11231	212-535-9700	info@platinummaintenance.co
Premier Metal & Marble	23-19 48th Street, Astoria, NY 11103	718-932-3303	
Prestige Restoration & Maintenan	445 Hamilton Avenue, White Plains, NY 10601	914-220-8358	frank@majesticgraphic.com
Remco Maintenance Corp.	500 10th Avenue, New York, NY 10018	212-695-4000	ewasilewski@ammifacility.co

Tuesday, November 18, 2014

Page 8 of 13

9

Approved Vendor List

9 Any Handout Approved

SL GREEN REALTY CORP.

Company	Address	Phone	Email Address
Movers			
B&G Movers			
Central Moving & Storage Co., Inc.	605 West 27th Street, New York, NY 10001	212-268-6989	
Globe Moving & Storage Co., Inc	38 Bleeker St., New York, NY 10012	212-925-3555	Pmendola@globemoving.com
L & M Associates of New York, Inc	297 Cherry Place, East Meadow, NY 11554	516-852-6030	Lmtruck2@aol.com
Sher-Del Transfer	247 Metropolitan Ave., Brooklyn, NY 11211	718-599-3400	mark@sherdeltransfer.com
Time Moving & Storage	628 West 45th Street, New York, NY 10036	718-655-1700	tm1@timerecord.com
Office Supplies			
Columbia OmniCorp.	14 West 33rd Street, New York, NY 10001	212-279-8161	jared@columbiaomni.com
Lightning Printer	60 E. 42nd Street, NY, NY 10165	212-697-4398	gregsachs@lightningcopy.co
Premier Supplies	357 West 36th Street, New York, NY 10018	212-736-9090	ddemner@premiersupplies.co
Other			
A.A.A. American Flag Dec. Co., In	53 West 36th Street, New York, NY 10018	212-279-4644	djones.americanflag@verizon.
Argo General Machine Works	31-25 12th Street, Long Island City, NY 11106	718-392-4605	
A-Val Architectural Metal Corp.	15-06 129th Street, College Point, NY 11356	718-539-2391	gary@a-val.com
Bright Star Couriers	70 West 36th Street, New York, NY 10018	212-947-3600	thogan@brightstarcouriers.co
Ceiling Solutions, Inc.	500 Morris Avenue, Springfield, NJ	973-218-0766	
Cincinnati Time Recorder, Inc.	907 Broadway, New York, NY 10010	800-777-7311	
Code Green Solutions, Inc.	11 Pennsylvania Plaza, New York, NY 10001	212-564-7972	cvander@codegreensolutions
Coordinated Metals, Inc.	626 Sixteenth Street, Carlstadt, NJ 07072	201-460-7280	fcasucci@cmi-metals.com
Edward Monanco Clock Repair S	2230 Ocean Avenue, Brooklyn, NY 11229	718-336-2410	
Exit Systems Inc	410 Morgan Avenue, Brooklyn, NY 11211	718-388-3168	
Gardiner & Theobald, Inc.	317 Madison Avenue, New York, NY 10017	212-661-6624	
M & K Custom Elevator Pads Cor	74-13 Rockaway Blvd., Woodhaven, NY 11421	718-927-0113	
National Lawn Sprinklers, Inc.	645 North Broadway, North White Plains, NY 10	914-949-6453	
Power Concepts	29 Broadway, New York, NY 10006	212-419-1900	lsahagian@powerconceptsllc.
Scales Air Compressor Corp.	110 Voice Road, Carle Place, NY 11514	516-248-9096	chopkins@scalesair.com
Skae Power Solutions	40 Ramland Road, Orangeburg, NY 10962	845-356-9105	pskae@skaepower.com
Skyline Restoration	11-20 37th Avenue, New York, NY 11101	718-937-5353	
Total Preferred Supply Corp.	60-B South 2nd Street, Deer Park, NY 11729	631-595-1600	info@totalpreferredsupply.co
Painting Contractors			
Albert Pearlman, Inc.	60 East 42nd Street, New York, NY 10165	212-697-5055	randyp@albertpearlman.com
Architectural Tile and Restoration	135 West 27th Street, New York, NY 10001	212-714-1704	
Bond Painting	42 West 38th Street	212-944-0070	chris@bondpainting.com
JTC Painting & Decorating Corp.	141 West 28th Street, New York, NY 10001	212-273-3711	lmondi@jtcpainting.com
L & M Associates of New York, Inc	297 Cherry Place, East Meadow, NY 11554	516-852-6030	Lmtruck2@aol.com
New York Painting	80 N. Moore Street, New York, NY 10013	212-406-2497	
Onyx Painting Services	70 West 36th Street, New York, NY 10018	212-714-9191	
Paramount Painting Co.	50 Rockefeller Plaza, New York, NY 10020	212-632-5244	catherine@paramountpainting
Rick's Painting & Decorating Corp	1357 Broadway, New York, NY 10018	212-849-9376	info@rickspainting.com
Sherry Hill Painting	172 Madison Avenue	212-213-5100	
Plumbing Contractors			
A&L Cesspool	38-40 Review Avenue, Long Island City, NY 111	718-729-3018	LIwaterservice@verizon.net
Ashland Plumbing & Heating	242 West 20th Street, New York, NY 10011	212-989-1320	Lkorbjr@ashlandplumbing.cor
Best Plumbing Specialties, Inc.	P.O. Box 750, Myersville, MD 21773	800-448-6710	
Brennan Brothers	3150 Albany Crescent, Bronx, NY 10463	718-549-7860	jkb@brennanbrothers.com
Doem Plumbing	118 East 28th Street	212-685-2626	michael@doemplumbing.com

Tuesday, November 18, 2014 Page 9 of 13

10

Approved Vendor List
Any Platform - Approved
SL GREEN REALTY CORP.

Company	Address	Phone	EmailAddress
Evergreen Mechanical Corp.	3160 Webster Avenue, Bronx, NY 10467	718-231-6350	rivera@evergreenmech.com
General Plumbing	438 Keap Street, Brooklyn, NY 11211	212-972-5000	generalplumbing@ocedsl.co
George Breslaw & Sons, Inc.	559 West 45th Street, New York, NY 10036	212-265-4240	
J. A. Sexauer, Inc.	P. O. Box 404284, Atlanta, GA	914-472-3774	
KBM Brand Plumbing & Heating	138 West 18th Street, New York, NY 10011	212-431-4870	kbmbrand@aol.com
M&T Plumbing & Heating	120 East 13th Street, New York, NY 10003	212-673-6700	mleich@mtplumbing.com
Manhattan Plumbing Corp.	200 6th Avenue	212-807-1717	mail@manhattanplumbing.co
Mayer Malbin Company, Inc.	41-01 36th Avenue, Long Island City, NY 11101	718-937-5100	
MUM Plumbing Incorporated	268 West Street, New York, NY 10013	212-966-2444	
New York Plumbing	87-71 Lefferts Blvd, Richmond Hill, NY 11418	718-441-6800	Terence@nyplumbing.com
Pace Plumbing Corp.	41 Box Street, Brooklyn, NY 11222	718-389-6100	joe.p@paceplumbing.com
PAR Plumbing	60 N. Prospect Avenue, Lynbrook, NY 11563	516-384-2329	lewism@par-group.com

Radio Equipment

Company	Address	Phone	EmailAddress
Comtran Associates Inc.	1961 Utica Avenue, Brooklyn, NY 11234	718-531-7676	jjurigio@comtran-radio.com
Eastern Communications, Ltd.	48-14 36th Street, Long Island City, NY	718-729-2241	
Gall Communications	20 E. 49 St., New York, NY 10017	212-755-5995	jgallni@gallcom.com
Metrocom	307 Fifth Avenue, New York, NY 10016	212-532-7400	bob@metrocomradio.com
Micro Magic	199 Hightawn Avenue, Brooklyn, NY 11223	718-998-6846	sales@micromagic2way.com
State Communications	145-06 14th Avenue	718-224-0111	sales@nystatecomm.com

Scaffolds

Company	Address	Phone	EmailAddress
Colgate Scaffolding & Equipment	1470 Bruckner Blvd, Bronx, NY 10473	718-589-4900	ath@colgatescaffold.com
Perimeter Bridge & Scaffold Co.	55 Cumberland Street, Rockville Centre, NY 11	718-690-1100	perimeterbridge@verizon.net
Spring Scaffolding	26-20 Borden Ave., Long Island City, NY 11101	718-392-4921	info@springscaffolding.com
Superior Scaffolding	151 22nd Street, Brooklyn, NY 11232	718-499-7663	superscaff@aol.com
York Scaffolding Equipment	37-20 12th Street, Long Island City, NY 11101	718-784-6666	jbopp@yorkscaffold.com

Security Guards

Security Contractors are building specific. Please contact the property manager for correct contact information.

Company	Address	Phone	EmailAddress
Allied Barton Security Services	330 West 34th Street, New York, NY 10001	212-481-5777	Frank.Bosteman@alliedbarto
Classic Security	70 West 36th St, New York, NY 10018-8007	212-239-9200	cbrus@alliancebuilding.us
SOS Security, Inc.	One Security Plaza, Parsippany, NJ 07054	973-402-6600	eelverman@sossecurity.com
Summit Security Services	390 Rexcorp Plaza, Uniondale, NY 11556	516-240-2400	dfilotor@summitsecurity.com

Security Systems

Company	Address	Phone	EmailAddress
Advanced Electronic Solutions, Inc.	15-03 132nd Street, College Point, NY 11356	718-461-2600	dnlee@NYAES.com
Classic Security	70 West 36th St, New York, NY 10018-8007	212-239-9200	cbrus@alliancebuilding.us
Haynes Security Corp.	15 Gazza Blvd, Farmingdale, NY 11735-1401	631-420-9454	bob@hayessecurity.com
Isco Corp.	149 Sullivan Lane, Westbury, NY 11590	516-334-1333	darla@iscosecure.com
Kastle Systems	205 East 42nd Street, New York, NY 10017	212-824-3800	jsapolsky@kastle.com
Touchcom	151 West 25th Street	212-414-0073	pbarry@touchcominc.com

Signage

Company	Address	Phone	EmailAddress
Captivate	133 Littleton Road, Westford, MA	978-392-0312	
Majestic Graphics	430 Sandshore Rd., Hackettstown, NJ 07840	908-289-5101	matthew@majesticgraphic.co
Manhattan Signs & Designs	224 West 30th Street, 4th Fl, New York, NY	212-564-1270	

Sprinkler Contractor

Company	Address	Phone	EmailAddress
Abco Peerless Sprinkler Corp.	50 Midland Avenue, New York, NY 11801	516-294-8850	cdermody@abcopeerless.co
Callahan Piping, LLC	26 Worman Court, Plainview, NY 11803	516-586-5550	bcfachitano@optonline.net

Tuesday, November 18, 2014

Page 10 of 13

11

Approved Vendor List
** Any Handout ** Approved

SL GREEN REALTY CORP

Company	Address	Phone	EmailAddress
Code Fire Protection Corp.	118 West 27th Street, New York, NY 10001	646-486-2307	
Evergreen Mechanical Corp.	3160 Webster Avenue, Bronx, NY 10467	718-231-6350	krivera@evergreenmech.com
General Plumbing	436 Keap Street, Brooklyn, NY 11211	212-972-5000	generalplumbing@acedal.co
Midtown Sprinkler	1040 Borden Avenue, Long Island City, NY 111	718-729-3004	midtownfire@verizon.net
Rael Automatic Sprinkler Co. Inc.	601 Merrick Road, Lynbrook, NY 11563	516-593-2000	drafting@raelsprinkler.com
Sirina Protection	118 West 27th Street	212-929-6800	fussler@sirinaprotectnyc.com

Steel - Structural, Storefront, Ar

Company	Address	Phone	EmailAddress
Alumaine Inc.	25-28 60th Street, Woodside, NY 11377	718-204-2150	gsamaras@alumaineinc.com
A-Val Architectural Metal Corp.	15-06 129th Street, College Point, NY 11356	718-539-2391	gary@a-val.com
Burgess-Manning Inc.	227 Thorn Avenue, Orchard Park, NY	716-662-6540	kmartin@nlabco.com
Coordinated Metals, Inc.	626 Sixteenth Street, Carlstadt, NJ 07072	201-460-7280	tcasucci@cmi-metals.com
Franklin Square Iron Works	372 Dartmouth Street, Wyckoff, NJ 07481	201-612-1995	rbsinger4@gmail.com
Ram Tech, Inc.	54-10 Grand Avenue, Maspeth, NY 11378	718-416-4326	e-morales@ramtech-mechani

Supplies - Air Filters

Company	Address	Phone	EmailAddress
Columbia Filters	245 Highland Cross, Rutherford, NJ	212-594-3014	CHARLIEC@COLUMBIAFILT
Engineered Air Filters	23-37 Lemoine Avenue, Fort Lee, NJ 07024	201-947-8766	jpleoly@aol.com
Marido Industries Inc.	PO BOX 7665, East Rutherford, NJ 07070	201-696-9233	
National Air Filter	325 Washington Avenue	201-438-0900	bcarrollon@nationalairfilter.co

Supplies - Hardware

Company	Address	Phone	EmailAddress
Admore Hardware & Lock Co., Inc.	11 East 33rd Street, New York, NY 100165002	212-889-4473	
Central Hardware & Electric Corp.	55 West 39th Street, New York, NY 10018	212-398-0029	
Complete Building Supply	P.O. Box 335, New York, NY	718-786-9779	
K & S Industrial Corp.	432 Castleton Ave., Staten Island, NY 10301	718-981-4318	
McMaster-Carr Supply Co.	P. O. Box 7690, Chicago, IL	732-329-3772	
New Hippodrome Hardware Corp.	10 E 44th Street, New York, NY 10017	212-302-3306	
Powertron International Corp.	35-28 31st Street, Long Island City, NY 11106	718-472-0686	
RC Industrial Company	P.O. Box A-25, Jersey City, NJ	201-333-9248	

Supplies - Light Bulbs

Company	Address	Phone	EmailAddress
American Bulb Corp.	20-48 119th Street, College Pt., NY 11356-212	718-445-1035	mjimenez@americanbulb.com
Bulbtronics	45 Banfi Plaza, Farmingdale, NY 11735	800-654-8542	bulbs@bulbtronics.com
Philips Lighting Company	PO Box 309, Vernon, NJ 07462	973-764-1736	ken.reilly@philips.com

Supplies - Paint

Company	Address	Phone	EmailAddress
Best Paint Supplies	220-23 Jamaica Avenue, Queens Village, NY 1	718-464-1200	
Sherwin Williams	228 Talmadge Road, Edison, NJ	732-287-4000	

Tank Cleaning

Company	Address	Phone	EmailAddress
A&L Cesspool	38-40 Review Avenue, Long Island City, NY 111	718-729-3018	Lhfoalservice@verizon.net
American Pipe & Tank Co.	11-42 40th Road, Long Island City, NY 11101	212-736-6618	sales@americanpipeandtank.
Atlantank	60 Kero Road, Carlstadt, NJ 07072	201-939-0900	info@Atlantiscooling.com
Isseks Bros.	298 Broome St., New York, NY 10002	212-267-2886	dhochhouser@isseks.com
Rosenwach Tank Co.	40-25 Crescent Street, Long Island City, NY 111	718-729-4900	info@rosenwachgroup.com

Uniforms

Company	Address	Phone	EmailAddress
Marcon Cleaning Group	P.O. Box 1771, New York, NY 10150	212-751-2032	lane@marconcleaninggroup.c
W.H. Christian & Sons	22-28 Franklin St, Brooklyn, NY 11222	718-389-7000	lomc@whchristian.com

Tuesday, November 18, 2014

Page 11 of 13

12

Approved Vendor List
Any Handout / Approved
SL GREEN REALTY CORP

Company	Address	Phone	EmailAddress
Utilities			
Amerada Hess Corporation	1 Hess Plaza, Woodbridge, NJ 07095	732-750-6000	webmaster@hess.com
Con Ed Solutions	710 Westchester Avenue, White Plains, NY 106	914-286-7059	bernyp@conedsolutions.com
Water Treatment	*Water Treatment is building specific. Please contact the property manager for correct contact information.*		
Cascade Water Services Inc.	113 Bloomingdale Road, Hicksville, NY 11801	516-932-3030	dbalzer@cascadewater.com
Chemtreat, Inc.	445 Park Avenue	212-836-4721	
Garratt-Callahan Company	308 Talmadge Road, Edison, NJ 08817	732-287-2200	frommer@g-c.com
Nalco Chemical Company	1501 Broadway, Suite 1708, New York, NY 100	212-768-3701	gjackson@nalco.com
Tower Water Management	5 Shirley Avenue, Somerset, NJ 08873	732-249-0990	Russel@Towerwatermanage
Waterproofing / Roofing			
Benjamin Maintenance Corp.	5718 2nd Avenue, Brooklyn, NY 11220	718-439-1200	sharon@benjaminmaintenanc
Benjamin Roofing Corp.	264 49th Street, Brooklyn, NY	212-535-8500	
Brisk Waterproofing Co.	720 Grand Avenue, Ridgefield, NJ 07657	212-532-4430	dan@briskwaterproofing.com
C&D Restoration	2017 47th Street, North Bergen, NJ 07047	201-392-1500	garybrown14@verizon.net
CGI Northeast Inc.	11-20 37th Ave., Long Island City, NY 11101	718-937-2800	georged@cgnortheast.com
Coastal Restoration Group, Inc.	1549 Boone Avenue, Bronx, NY 10460	718-617-1900	kcally@optonline.net
Colgate Restoration Corp.	147 28th Street, Brooklyn, NY 11232	718-499-6454	SM@colgaterestoration.com
Graham Restoration Co., Inc.	365 Broadway, New York, NY 10013	212-925-9830	grahamrest365@aol.com
Malatesta Paladino	139-19 109th Street, Jamaica, NY 11435	718-523-5658	malpalinc@aol.com
MDB Development Corp.	511 Canal Street	212-431-3994	
Nations Roof East	70 SL Casimir Avenue, Yonkers, NY 10701		
Yates Restoration Group	36 Bruckner Blvd., Bronx, NY 10454	718-993-5700	yrg@yatesrestoration.com
Window Treatment			
Ecker Window Corp.	One Odell Plaza, Yonkers,	914-776-0000	howard@eckerwindow.com
International Blinds	200 Park Avenue South, New York, NY 10003	212-473-2000	rjanowitz@intblind.com
LVC Interior Specialists	178 Kansas Street, Hackensack, NJ 07601	201-525-0222	paulmutterer@lvcinteriors.co
Window Washing Rig			
R&R Scaffold	2 Barell Avenue, Moonachie, NJ 07074	212-517-6837	info@rrscaffold.com
SMS Engineering, P.C.	60 Madison Avenue, New York, NY 10010	212-683-1575	
Titanium Scaffold	120 Broadway, New York, NY 10271	212-748-8500	
Tractel Ltd. - Swingstage Division	10-44 Jackson Avenue, Long Island City, NY 11	718-472-2979	tractelny@verizon.net
Windows / Glazier / Glass			
Aachen Window Corp	60 E 42nd Street # 987, New York, NY 10165	212-687-8870	
Amazing Glazing	30-08 44th Street, Long Island City, NY 11103	718-545-4181	amazingglazing1@aol.com
Checkered Glass Corp.	12-17 38th Avenue, Long Island City, NY 11101	718-937-8200	info@centuryelevator.com
David Shuldiner Inc.	35 Irving Avenue, Brooklyn, NY 11237	718-386-5200	dfalick@davidshuldiner
Dependable Glass & Mirror	305 Third Avenue, Brooklyn, NY 11215	718-797-1717	dtirado@dependableglasscor
Ecker Window Corp.	One Odell Plaza, Yonkers,	914-776-0000	howard@eckerwindow.com
Elmont Glass Co. Inc	2146 Jericho Turnpike, Garden City Park, NY 1	212-938-2501	mitch@elmontglass.com
Knickerbocker Plate Glass Corp.	439 West 54th Street, New York, NY 10019	212-247-8500	BarbaraK@knickerbockerplat
Philip Kaplan Glass Works	49 Monroe Street, New York, NY 10002	212-269-0031	pk.glassco@verizon.net
Skyline Windows	625 West 130th Street, New York, NY 10027	212-491-3000	jjackson@skylinewindows.co
Tindel Replacement Windows	150-44 11th Avenue, Whitestone, NY 11357	718-746-7700	andy@tindelwindows.com
W&W Glass	300 Airport Executive Park, Nanuet, NY 10954	845-425-4000	

Tuesday, November 18, 2014
Page 12 of 13

13

Approved Vendor List
Any Handout – Approved

SL GREEN REALTY CORP

Company	Address	Phone	Email Address
Wood Maintenance			
Aztec Wood Restoration & Maint.	1120 Avenue of the Americas, New York, NY 10	212-997-5664	rferraiol@signaturerental.com
Island Architectural Woodwork Inc.	31 Howard Place, Ronkonkoma, NY 11779	631-737-0020	amonpetti@islandwoodwork.
Taboo Installations, Inc.	58-18 64th Street, Maspeth, NY 11378	718-894-4769	
Westside Wood	50 Rockefeller Plaza, New York, NY 10020	212-832-5292	westwoodr@msn.com

14

EXHIBIT N

Electrical Capacity

•	5th floor – 600 amps 208V 3ph - 8.5 watts / USF

•	6th floor – 400 amps 208V 3ph - 5.7 watts / USF

•	11th floor – 400 amps 208V 3ph - 6.9 watts / USF

•	12th floor – 400 amps 208V 3ph - 6.9 watts / USF

•	3rd floor – 575 amps 208V 3ph - 36.5 watts / USF

•	14th – 175 amps 208V 3ph - 7.7 watts / USF

ELEVENTH AMENDMENT OF LEASE AND SUBSTITUTE SPACE AGREEMENT

ELEVENTH AMENDMENT OF LEASE AND SUBSTUTITE SPACE AGREEMENT (this “Agreement”) dated as of the 28th day of April, 2015 between 125 PARK OWNER LLC, having an office c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York (hereinafter referred to as “Landlord”) and NEWMARK & COMPANY REAL ESTATE, INC. (d/b/a Newmark Grubb Knight Frank) having an office at 125 Park Avenue, New York, New York (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, Landlord’s predecessor in interest, Sutom N.V., as landlord, and Tenant, as tenant, entered into that certain lease agreement dated as of May 6, 1994 (the “Original Lease”) covering the entire rentable portions of the eleventh (11th) and twelfth (12th) floors (collectively, the “Original Premises”) as more particularly described in said lease agreement in the building known as 125 Park Avenue, New York, New York (the “Building”) under the terms and conditions contained therein which lease agreement was thereafter modified by that certain: (i) Letter Agreement dated as of December 22, 1995, (ii) Letter Agreement dated as of September 12, 1996, (iii) Letter Agreement dated as of December 16, 1996, (iv) Third Amendment to Lease dated as of February 20, 1998 whereby certain space located on the third (3rd) floor of the Building (the “3rd Floor Space”) was added to the Original Premises, (v) Fourth Amendment to Lease dated as of March 15, 2005 whereby certain space located on the fourteenth (14th) floor of the Building (the “14th Floor Space”) was added to the Original Premises, (vi) Fifth Amendment to Lease dated as of September 19, 2005, (vii) Sixth Amendment to Lease dated as of May 14, 2007, (viii) Seventh Amendment to Lease dated as of November 14, 2008, (ix) Eighth Amendment to Lease dated as of January 1, 2010 whereby certain space located on the third (3rd) floor of the Building (the “Second 3rd Floor Space”), and certain space on the fourteenth (14th) floor of the Building (the “Second 14th Floor Space”) was added to the Original Premises, (x) Ninth Amendment to Lease dated as of October 4, 2012 (the “Ninth Amendment”) whereby certain storage premises located on the basement level in the Building, designated as Storage Room 7 (the “Storage Space”) was added to the Original Premises; and (xi) Tenth Amendment of Lease and Additional Space and Extension Agreement dated as of December 11, 2014 whereby the entire rentable portions of the fifth (5th) (the “Entire 5th Floor Space”) and sixth (6th) (the “Entire 6th Floor Space”) floors of the Building were added to the Original Premises (said Original Lease, as so modified, is hereinafter referred to as the “Lease” and the premises demised thereunder, 3rd Floor Space together with the Second 3rd Floor Space are collectively referred to as the “Entire 3rd Floor Space”; the 14th Floor Space together with the Second 14th Floor Space are collectively referred to as the “Entire 14th Floor Space”; the Original Premises together with the Entire 3rd Floor Space, the Entire 5th Floor Space, the Entire 6th Floor Space, the Entire 14th Floor Space, and the Storage Space are collectively hereinafter referred to as the “Premises”), for a term scheduled to expire on October 31, 2031 (the “Expiration Date”); and

WHEREAS, Tenant wishes to relocate from the Storage Space to certain substitute storage space located on a portion of the sixteenth (16th) floor of the Building designated as Room 1602 (the “Substitute Storage Space”) approximately as indicated on the plan annexed hereto as Exhibit A, effective as of June 1, 2015 (the “Substitute Storage Space Commencement Date”); and

WHEREAS, subject to and in accordance with the terms, covenants and conditions of this Agreement, Landlord has agreed to permit Tenant to relocate from the Storage Space to the Substitute Storage Space; and

WHEREAS, Tenant and Landlord wish to modify the Lease as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Term.

The term of the Lease with respect to the Substitute Storage Space shall continue under the same terms, covenants and conditions contained in the Lease, except to the extent specifically modified by this Agreement for a term (the “Substitute Storage Space Term”), commencing on the Substitute Storage Space Commencement Date and ending on the Expiration Date or on such earlier date upon which the term of the Lease shall expire, be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law (and the term “Premises”, as used in the Lease, shall from and after the Substitute Storage Space Commencement Date, mean the Premises and the Substitute Storage Space).

2. Substitution Space.

(a) On or prior to the Substitute Storage Space Commencement Date, Tenant shall deliver to Landlord possession of the Storage Space vacant and broom clean, free of all occupancies and encumbrances and otherwise in accordance with the terms, covenants and conditions of the Lease as if the Substitute Storage Space Commencement Date were the Expiration Date. Landlord acknowledges that Landlord has inspected the Storage Space and is fully familiar with the condition thereof and agrees to accept the surrender thereof at the Substitute Storage Space Commencement Date in its then “as-is” condition.

(b) Tenant hereby represents and warrants that: (i) except for Tenant, the Storage Space is presently free of all occupancies, (ii) Tenant has not created or suffered any rights in any other party, as tenant, subtenant or occupant, in and/or to the Storage Space through and including the date of this Agreement and (iii) no materials, personalty, furnishings, personal property, fixtures, trade fixtures and equipment presently in the Storage Space (“Property”) are subject to any lien, encumbrance, chattel mortgage, title retention or security agreement. Tenant covenants and agrees that it shall not at any time hereafter create, suffer or permit the creation of any such rights or encumbrances in or to the Storage Space or the Property contained therein.

2

3. Condition of the Substitute Storage Space.

3.01 The parties acknowledge that Tenant has inspected the Substitute Storage Space and the Building and is fully familiar with the physical condition thereof and Tenant agrees to accept the Substitute Storage Space at the Substitute Storage Space Commencement Date in its then “as is” condition. Tenant acknowledges and agrees that Landlord shall have no obligation to do any work in or to the Substitute Space in order to make it suitable and ready for occupancy and use by Tenant except to the extent expressly provided for in this Article 3.

3.02 Landlord, or Landlord’s designated agent, shall at Landlord’s sole cost and expense, perform the work set forth on the schedule annexed hereto and made a part hereof as Exhibit B (“Landlord’s Work”) in a building standard manner using building standard materials with reasonable dispatch, subject to delay by causes beyond its reasonable control or by the action or inaction of Tenant; provided, however, that Tenant acknowledges and agrees that (a) Landlord’s Work will be performed while Tenant remains in occupancy of the Storage Space during normal business hours (unless Landlord, in its sole discretion, elects otherwise) and that such work shall not constitute an eviction of Tenant in whole or in part, constructive or actual, and shall not be a ground for any abatement of rent and shall not impose liability on Landlord by reason of any inconvenience, injury to Tenant’s business or otherwise, (b) until the completion of Landlord’s Work, Landlord, and/or its designated agents, shall be permitted to access Storage Space and take all materials and equipment into the Storage Space that may be required for the performance of any portion of Landlord’s Work, and (c) Landlord, and/or its designated agents, shall perform Landlord’s Work in reasonable coordination with any work being performed in the Substitute Storage Space by or on behalf of Tenant; provided, however, that Tenant and/or Tenant’s designees shall not interfere with or delay the performance of Landlord’s Work or increase the cost for Landlord, and/or its designated agents, to perform the same. Tenant acknowledges and agrees that the performance of Landlord’s Work is expressly conditioned upon Tenant not being in monetary or material non-monetary default, after notice and the expiration of the grace period applicable to such default, if any, in the compliance by Tenant with all the terms and conditions of the Lease, including payment of Rent.

3.03 Landlord’s Work shall be deemed to be substantially completed notwithstanding that minor or non-material details of construction, mechanical adjustment or decorations remain to be performed (collectively, the “Punch List Items”). Landlord hereby agrees that within thirty (30) days after Landlord’s receipt of a written notice from Tenant identifying any purported Punch List Items that require Landlord’s completion, Landlord shall complete said Punch List Items.

3

4. Annual Fixed Rent and Escalations for the Substitute Storage Space.

Tenant shall continue to pay annual fixed rent, additional rent, escalations and other charges for the Substitute Storage Space from the Substitute Storage Space Commencement Date through the Expiration Date at the rates and under the conditions set forth in the Lease, as modified by the Ninth Amendment, but shall have no obligations or liabilities accruing from and after the Substitute Storage Space Commencement Date with respect to the Storage Space which shall no longer be a part of the Premises.

5. Electricity.

Tenant acknowledges and agrees that electric service shall be supplied to the Substitute Storage Space as of the Substitute Storage Space Commencement Date in accordance with the provisions of Article 7 of the Ninth Amendment.

6. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

7. Entire Agreement.

The Lease, as modified by this Agreement, represents the entire understanding between the parties with regard to the matters addressed herein and may only be modified by written agreement executed by all parties hereto. All prior understandings or representations between the parties hereto, oral or written, with regard to the matters addressed herein, other than the Lease, are hereby merged herein. Tenant acknowledges that neither Landlord nor any representative or agent of Landlord has made any representation or warranty, express or implied, as to the physical condition, state of repair, layout, footage or use of the Substitute Storage Space or any matter or thing affecting or relating to the Substitute Storage Space except as specifically set forth in this Agreement. Tenant has not been induced by and has not relied upon any statement, representation or agreement, whether express or implied, not specifically set forth in this Agreement. Landlord shall not be liable or bound in any manner by any oral or written statement, broker’s “set-up”,” representation, agreement or information pertaining to the Substitute Storage Space or this Agreement furnished by any real estate broker, agent, servant, employee or other person, unless specifically set forth herein, and no rights are or shall be acquired by Tenant by implication or otherwise unless expressly set forth herein.

8. Effectiveness.

This Agreement shall not be binding upon Landlord and Tenant until executed and delivered by both Landlord and Tenant.

4

9. Ratification.

Tenant and Landlord acknowledge and agree that except as modified by this Agreement the Lease has not been modified and remains in full force and effect.

10. No Brokers/Indemnification.

10.01 Tenant covenants, represents and warrants that Tenant has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than SL Green Leasing LLC (the “Broker”), and Tenant covenants and agrees to defend, hold harmless and indemnify Landlord from and against any and all cost, expense (including reasonable attorneys’ fees, including in enforcing the foregoing indemnification) or liability for any compensation, commissions or charges claimed by any broker or agent who claims to have dealt with Tenant (other than the Broker) with respect to this Agreement or the negotiation thereof.

10.02 Landlord covenants, represents and warrants that Landlord has had no dealings or negotiations with any broker or agent in connection with the consummation of this Agreement other than the Broker, and Landlord covenants and agrees to defend, hold harmless and indemnify Tenant from and against any and all cost, expense (including reasonable attorneys’ fees, including in enforcing the foregoing indemnification) or liability for any compensation, commissions or charges claimed by any broker or agent who claims to have dealt with Landlord (including the Broker) with respect to this Agreement or the negotiation thereof. Landlord shall pay all commissions due the Broker, if any, pursuant to the terms of separate agreements.

11. Miscellaneous.

(a) The captions in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(b) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

(c) Terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

(d) If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable to any extent, the remainder of this Agreement, or the applicability of such provision to other persons or circumstances, shall be valid and enforceable to the fullest extent permitted by law and shall be deemed to be separate from such invalid or unenforceable provisions and shall continue in full force and effect.

(e) Landlord shall obtain any required consent from the lender to this Agreement.

5

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

125 PARK OWNER LLC, as Landlord

	By:	/s/ Steven M. Durels
	Name: Title:	Steven M. Durels Executive Vice President, Director of Leasing and Real Property
Witness:

Name:
Title:

NEWMARK & COMPANY REAL ESTATE, INC. (d/b/a Newmark Grubb Knight Frank), as Tenant

	By:	/s/ Joseph I. Rader
	Name:	Joseph I. Rader
	Title:	Chief Administrative Officer
Witness:
/s/ Andrea Cardella
Name: Andrea Cardella
Title: Sr. Exec. Ast.

6

EXHIBIT A

SUBSTITUTE STORAGE SPACE LOCATION PLAN

(see attached)

7

1600
1602
1605
1610
EAST 42ND STREET
EAST 41ST STREET
PARK AVENUE
SCALE:
0 4' 12' 24'

125 PARK AVENUE
16TH FLOOR

ALL DIMENTIONS ARE APPROXIMATE AND ARE SUBJECT TO NORMAL BUILDING VARIANCES.

SL GREEN REALTY CORP.

EXHIBIT B

LANDLORD’S WORK

Landlord shall, at its sole cost and expense, (i) prepare the Substitute Storage Space in substantially the same condition as the Storage Space, and (ii) relocate all of Tenant’s property.

8